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INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

As filed with the Securities and Exchange Commission on August 11, 2017

Registration No. 333-218880

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1
TO

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Vencore Holding Corp.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	7373 (Primary Standard Industrial Classification Code Number)	80-0653613 (I.R.S. Employer Identification Number)

15052 Conference Center Drive
Chantilly, Virginia 20151
(571) 313-6000
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Kevin T. Boyle, Esq.
Senior Vice President, General Counsel and Secretary
15052 Conference Center Drive
Chantilly, Virginia 20151
(571) 313-6000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:
Gregg A. Noel, Esq. Michelle Gasaway, Esq. Skadden, Arps, Slate, Meagher & Flom LLP 300 South Grand Avenue, Suite 3400 Los Angeles, California 90071 (213) 687-5000	Andrew J. Pitts, Esq. D. Scott Bennett, Esq. Cravath, Swaine & Moore LLP Worldwide Plaza 825 Eighth Avenue New York, New York 10019 (212) 474-1000

Approximate date of commencement of proposed sale to the public:
As soon as practicable after this Registration Statement becomes effective.

            If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:    ☐

            If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

            If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

            If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

            Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer," "smaller reporting company" and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐ Emerging growth company ☐

            If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Proposed maximum aggregate offering price(1)(2)	Amount of registration fee

Common stock, par value $0.01 per share	$250,000,000	$28,975(3)

(1)
Includes offering price of shares of common stock that the underwriters have the option to purchase. See "Underwriting."

(2)
Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended.

(3)
Fee has been previously paid.

            The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion. Dated August 11, 2017.

                  Shares

Vencore Holding Corp.

Common Stock

          This is an initial public offering of shares of common stock of Vencore Holding Corp. We are selling                  shares of our common stock. Prior to this offering, there has been no public market for our common stock. We currently expect that the initial public offering price of our common stock will be between $             and $             per share.

          We intend to apply to have our common stock listed on the New York Stock Exchange (the "NYSE") under the symbol "VNCR."

          After the consummation of this offering, Veritas Capital and our management will beneficially own approximately         % of our common stock, or approximately         % of our common stock if the underwriters exercise their over-allotment option in full. As a result, we will be a "controlled company" within the meaning of the corporate governance standards of the NYSE. See "Principal Stockholders."

          Investing in our common stock involves risk. See "Risk Factors" beginning on page 22 to read about factors you should consider before buying shares of our common stock.

          Neither the Securities and Exchange Commission (the "SEC") nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total

Initial public offering price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds to us before expenses	$	$

(1)
See "Underwriting" for additional information regarding the total underwriting compensation.

          We have granted the underwriters an option to purchase up to                  additional shares of our common stock at the initial public offering price, less the underwriting discounts and commissions, solely to cover over-allotments, within 30 days of the date of this prospectus.

          The underwriters expect to deliver the shares against payment in New York, New York on                      , 2017.

Goldman Sachs & Co. LLC	Wells Fargo Securities

Prospectus dated                      , 2017.

          You should rely only on the information contained in this prospectus or in any free writing prospectus prepared by or on behalf of us. Neither we nor the underwriters have authorized anyone to provide you with additional, different or inconsistent information. If anyone provides you with additional, different or inconsistent information, you should not rely on it. Neither we nor the underwriters are making an offer to sell these securities in any jurisdiction where an offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus or such other date stated in this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

i

BASIS OF PRESENTATION

          As used in this prospectus, unless otherwise noted or the context otherwise requires, (1) references to "Vencore," the "Company," "we," "our," or "us" are to Vencore Holding Corp. and its consolidated subsidiaries, (2) references to "Vencore Holding" are to Vencore Holding Corp. exclusive of its subsidiaries, (3) references to "Vencore OpCo" are to Vencore, Inc., a direct and wholly owned subsidiary of Vencore, (4) references to "Parent LLC" are to The SI Organization Holdings LLC, which prior to the consummation of this offering owned 100% of Vencore Holding's outstanding common stock, (5) references to "Veritas Capital Management" are to Veritas Capital Fund Management, L.L.C. and (6) references to "Veritas Capital" are to The Veritas Capital Fund III, L.P., The Veritas Capital Fund IV, L.P. and their affiliates, including Veritas Capital Management.

NON-GAAP FINANCIAL MEASURES

          We have included certain financial measures in this prospectus that are not recognized under generally accepted accounting principles in the United States ("GAAP"), including Credit Agreement Adjusted EBITDA (as defined herein). These are supplemental financial measures that are not prepared in accordance with GAAP. For additional information on why we present Credit Agreement Adjusted EBITDA, the limitations associated with using Credit Agreement Adjusted EBITDA and a reconciliation of Credit Agreement Adjusted EBITDA to the most comparable GAAP measure, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Credit Agreements."

ii

PROSPECTUS SUMMARY

          This summary highlights certain significant aspects of our business and this offering and is a summary of information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information that you should consider before making your investment decision. You should carefully read this entire prospectus, including the information presented under the sections titled "Risk Factors," "Special Note Regarding Forward-Looking Statements," "Selected Historical Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the related notes thereto included elsewhere in this prospectus, before making an investment decision. This summary contains forward-looking statements that involve risks and uncertainties. Our actual results may differ significantly from results contemplated in the forward-looking statements as a result of various factors such as those set forth in the sections titled "Risk Factors" and "Special Note Regarding Forward-Looking Statements." When making an investment decision, you should also read the discussion under "Basis of Presentation" and "Defined Terms" for the definition of some of the terms used in this prospectus and other matters described in this prospectus.

Overview

          Vencore is a leading provider of mission-critical, innovation-driven services and solutions to U.S. Government customers. The foundation of our business is the application of systems engineering and integration ("SE&I"), cybersecurity, big data analytics and applied research on an enterprise-wide scale to assist our U.S. Government customers in solving their most complex information-related challenges. We are a leader in the architecture and integration of highly-engineered, mission-critical information solutions across the U.S. Government, and provide enterprise-level support to multiple governmental programs that manage, collect, analyze and disseminate critical mission data to national security agencies and their customers. We maintain industry-leading expertise in providing comprehensive solutions throughout the life of multi-billion dollar systems that support the core missions of the U.S. Intelligence Community (the "Intelligence Community") and other U.S. Government agency customers. Our services and solutions span the entire lifecycle of programs, encompassing system(s) definition, architecture, agile solutions development, test and integration, deployment and operations.

          For over 40 years, Vencore has provided vital and differentiated engineering and integration services and solutions that allow the Intelligence Community, the Department of Defense ("DoD"), the Department of Homeland Security ("DHS"), the National Aeronautics and Space Administration ("NASA") and other federal and civilian agencies to assess and solve increasingly complex challenges and threats. We apply our cyber, analytical and engineering expertise to anticipate, identify and resolve our customers' most demanding information-related challenges, including the effective management and integration of large and complex government systems, the efficient collection and analysis of large quantities of critical data, the migration of applications and data to the cloud and the implementation of effective cybersecurity measures to successfully detect, prevent and mitigate cyber-attacks.

          Our expertise has broad applications across our customer base and places us at the core of our customers' missions. Notable examples of our services and solutions include:

  •
  We have supported the U.S. national space system, including space-based intelligence platforms, as a SE&I prime contractor for over 40 years.

  •
  We are a prime contractor for the U.S. Navy's Tomahawk program, responsible for developing and maintaining mission-critical software deployed across multiple shore and shipboard installations to ensure successful Tomahawk missions.

  •
  We are the prime SE&I contractor responsible for architecting and securing both the federal civilian government (.GOV) and DoD military (.MIL) information technology ("IT") infrastructures from advanced cyber threats for the DHS and DoD.

  •
  We are developing technologies for the Defense Advanced Research Projects Agency ("DARPA") and commercial customers for the detection of and response to cyberattacks on critical U.S. infrastructure, including the North American power grid, and distributed denial of service attacks enabled by increasingly prolific Internet-of-Things devices.

  •
  We lead agile software development and modernization for the DHS's U.S. Citizenship and Immigration Services ("USCIS") benefits portfolio, which processes approximately 24,000 immigration benefit applications each day.

  •
  We provide center-wide engineering and technical services support for NASA's Kennedy Space Center on the nation's human spaceflight program, including software design and development for the Spaceport Command and Control System.

          We categorize our primary services and solutions as SE&I, cybersecurity, big data analytics and applied research. We believe that the breadth of our capabilities differentiates us from our competitors by allowing us to architect complex systems and service the full range of our customers' requirements across the entire enterprise, often placing us at the center of the customers' missions.

  •
  Systems Engineering and Integration.  Government systems are often extremely large in scale, have high technical complexity and rely upon disparate information management systems that lack interoperability. Managing these complexities is challenging and often drives the government customer to engage a private contractor to create a fully-integrated enterprise. Vencore provides customers with broad domain expertise to architect solutions to ensure full enterprise integration and interoperability. We provide these services throughout the project lifecycle to ensure ongoing reliability and efficient management of these systems. These capabilities enable our customers to combine a variety of disparate systems into one cohesive and reliable enterprise. Our experience includes the successful design, architecting and operation of the most complex systems-of-systems supporting the defense market and Intelligence Community.

  •
  Cybersecurity.  Our cybersecurity capabilities include solutions for the protection against, and response to, cyber threats. Vencore's proven offerings in cybersecurity systems architecture, engineering and operations ensure that our customers apply effective cybersecurity processes, take the correct preventative measures to eliminate or reduce the potential success of an attack and have the tools in place to quickly respond to a cyber-attack. Our solutions focus primarily on critical infrastructure protection, computer network defense, computer network exploitation and cyber risk management, which have broad governmental and commercial applications. These solutions proactively identify, assess and mitigate cyber vulnerabilities to protect our customers' critical missions.

  •
  Big Data Analytics.  Vencore has a 45-year legacy of empowering government and commercial customers to make intelligent decisions through our analytical solutions and expertise. We apply deep data analytics methodologies, beyond traditional statistics or data mining, by combining state-of-the-art analytical processes, cutting-edge algorithms and scalable machine learning techniques to extract maximum value and intelligence from large amounts of structured and unstructured data. We deploy our big data analytics solutions across a variety of customers and missions, including the support of counterintelligence threat analysis, precision communications analysis to develop insights into adversary communications and enterprise logistics management to predict and provision fleet management systems. These solutions allow our customers to uncover trends and produce actionable information to support and justify critical decisions.

  •
  Applied Research.  Our team at Vencore Labs, Inc. ("Vencore Labs"), our research center within Vencore, is the driving force behind our applied research. The innovative research performed at Vencore Labs is largely funded by our customers and augmented by internal research and development ("R&D"). Vencore Labs provides us with a key competitive advantage when competing for contracts across all of our markets and allows us to continuously deliver cutting-edge solutions to our customers. Vencore's research encompasses critical technologies across a broad range of high growth technological fields such as cybersecurity, optical networking, mobility solutions, wireless communications systems and information analytics. Unlike basic research, which simply drives toward a greater understanding of a particular topic without any specific applications, our applied research activities focus on developing near-term technologies and solutions to address recognized and specific needs of our customers.

          Our focus on critical technology disciplines and innovation has resulted in over 260 issued patents and pending patent applications, owned or licensed by us. The patents and patent applications we license are subject to a licensing agreement pursuant to which we own royalty-free, fully paid-up, worldwide, irrevocable licenses to certain patents that we use in the operation of our business that were retained by the seller in connection with our acquisition of Vencore Labs. Aside from patents and patent applications, we also maintain a rich portfolio of other intellectual property ("IP") derived from customer investments in our programs and augmented by our own internal R&D initiatives. We derived approximately $70.9 million of customer investment from our Vencore Labs programs for the year ended December 31, 2016. We leverage our extensive IP portfolio to drive growth across our existing programs, win new business opportunities with new and existing customers, and actively pursue commercialization opportunities. The tools we develop are often directly applicable to our core business and we actively seek opportunities to apply these solutions across our portfolio.

          Our core competencies are based on our expertise in big data analytics, information solutions and cybersecurity and form the foundation of our IP portfolio and unique capabilities. Our expertise in applied research drives the continued development of our IP portfolio and domain expertise. These technical discriminators, coupled with our deep customer intimacy, have enabled us to deliver cutting-edge SE&I solutions for our core Intelligence Community and space customers as their trusted partner for over 40 years. In recent years, we have leveraged these Intelligence Community and space solutions to expand our addressable market to include the DoD and other federal government agency customers.

          The primary market for our services is the U.S. Government, which represents an approximate $120.0 billion annual market opportunity across the Intelligence Community, DoD, DHS, NASA and other federal civilian agencies. Owing to our extensive history as a leading SE&I contractor for the Intelligence Community, we have successfully applied our differentiated solutions to establish crucial positions at important adjacent customers, including the DoD, DHS, the General Services Administration ("GSA"), the National Oceanic and Atmospheric Administration ("NOAA") and other federal agencies. Today, we define our core markets as intelligence, defense, space, federal civilian agencies, and the commercial market. Our core government markets remain well funded by the U.S. federal budget and we believe our capabilities are directly aligned with high growth areas of the federal government budget. We believe our suite of services and solutions positions us to benefit from the U.S. Government's increased focus on technological and intelligence-based innovation in recent years.

          Our primary customers include key intelligence, defense, space and federal civilian agencies, such as the National Security Agency ("NSA"), the National Reconnaissance Office ("NRO"), the National Geospatial-Intelligence Agency ("NGA"), the Office of the Director of National Intelligence ("ODNI"), the Defense Information Systems Agency ("DISA"), the Departments of the Navy, Army and Air Force, DARPA, the Federal Aviation Administration ("FAA"), the DHS, NASA, the Department of Justice ("DoJ"), the GSA and classified intelligence customers, among others.

          We perform our services and solutions across all of our core markets, which involve similar customers comprising primarily the U.S. Government and its agencies. These markets operate under the same or similar regulatory environments and are subject to federal regulations and standards. We operate in a highly integrated and collaborative environment and therefore have one reportable segment. Accordingly, we present and describe historical financial data related to the operations and financial condition of our business as a whole.

          We serve as the prime contractor on 89% of our work, as measured by annual revenue. Our prime contractor role provides us with unique insights into our customers' needs and creates a distinct advantage when re-competing for expiring contracts. We believe the sensitivity and complexity of our work, our unique mission understanding and our proprietary processes and tools developed over decades-long support of our customers' missions make it difficult for our competitors to displace us. This is evidenced by our 97% historical re-compete win rate, as measured by contract value including option years, and an average award fee score of 93%, as measured by the total award fee earned from the total award fee available, since 2011. In addition, we have longstanding relationships with our customers, with relationships with certain key customers spanning over 40 years. Notably, we have supported the NRO and NASA for over 40 years, the NGA for over 30 years, the NSA, U.S. Navy, U.S. Army and DARPA for over 20 years and the DHS for over 15 years. These longstanding relationships have allowed us to establish profound trust with our customers and are further enhanced by a high degree of customer integration and co-location at customer facilities. As of December 31, 2016, approximately 1,822, or 49%, of our employees, were primarily located at a customer facility, which further embeds us with our customers and provides us with a high degree of customer intimacy. For the year ended December 31, 2016, we derived 79% of our revenue from cost-reimbursable contracts, 10% from time-and-materials contracts and 11% from fixed-price contracts. Under our cost-reimbursable contracts, we are paid for all of our allowed expenses up to a set limit, which provides protection against potential losses from higher costs than anticipated, and paid a fee, which may be fixed or performance-based. Under our time-and-materials contracts, we are reimbursed for the hours worked using the predetermined hourly rates for each labor category and are typically reimbursed for other direct contract costs and expenses at cost, which provides some protection against potential losses and also the ability to achieve higher profit margins than under our cost-reimbursable contracts. Under our fixed-price contracts, we perform specific tasks for a pre-determined price and may not make adjustments upward or downward based upon costs, which presents risk of potential losses due to higher than expected costs but at the same time provides the opportunity for profit improvement.

          Our employee base is largely composed of highly-trained engineering professionals, many with the highest level of security clearances, which we believe represents a critical competitive advantage. As of December 31, 2016, we had approximately 3,750 full-time equivalent employees, of which 2,755, or 73%, held security clearances. Of our employees with security clearances, 1,805, or 66%, held Top Secret / Sensitive Compartmented Information clearances which typically require a polygraph. In order to maintain the depth and breadth of our employee base, we actively recruit top talent from prestigious universities, including PhDs with expertise in key knowledge areas.

          For the year ended December 31, 2016, we generated revenues of $1.2 billion. Our industry-leading re-compete and new business award rates, significant prime contractor mix and $2.5 billion backlog provide us with near term revenue and earnings visibility.

Revenue Breakdown for the Year Ended December 31, 2016

By Role	By Contract Type	By Customer

Our Services and Solutions

          We organize our capabilities across three primary types of services and solutions: SE&I, cybersecurity and big data analytics. We also perform customer-directed applied research, which serves as the research and development engine of our business, driving innovation and cutting-edge solutions that may be applied across all of our end markets and customers.

Systems Engineering and Integration

          SE&I is the core of our mission and expertise. Our experience includes the successful design, architecting and operation of the most complex systems-of-systems supporting the defense market and Intelligence Community. Our principal SE&I capabilities include systems engineering, enterprise architecture, program management, software engineering and cloud engineering. We also deliver test and evaluation capabilities used to assess systems before deployment; independent verification and validation capabilities used to verify that new systems operate as specified; and modeling, simulation, and analysis capabilities, which complement our SE&I expertise by predicting systems' performance and effectiveness at completing mission requirements.

          Government systems are often very large and complex and frequently rely on a network of disparate sub-systems. Managing these complexities is challenging and often drives the government customer to engage a private contractor to create a fully-integrated enterprise. Vencore provides customers with broad domain expertise to architect solutions to ensure full enterprise integration and interoperability. We provide these services throughout the project lifecycle to ensure ongoing reliability and efficient management of these systems. These capabilities enable our customers to combine a variety of disparate IT systems and sub-systems into one cohesive and reliable enterprise.

          Our SE&I services also include IT and cloud engineering, software engineering development and agile software development capabilities. Our IT and cloud engineering capabilities include IT infrastructure design and development, cloud engineering and transition, network engineering and analysis and system performance forecasting. Additionally, we believe we are a leader in enterprise-scale agile solutions, notably agile software development and agile SE&I capabilities. Agile software development focuses on breaking product development work into small increments that minimize the amount of up-front planning and design, increase the frequency of testing and deliver functional capability early and continuously. Our ability to progressively design, test and apply solutions to emergent problems, in close collaboration with customer teams, results in effective, affordable and timely solutions.

Cybersecurity

          Incidents of cyber-attacks have increased both in frequency and complexity, driving our government customers to assume a more proactive approach to understanding and managing their cyber vulnerabilities. Our proven offerings in cybersecurity systems engineering and solutions help our customers implement appropriate cybersecurity processes, identify key vulnerabilities, take correct measures to mitigate risks, and have the tools to quickly respond to an attack.

          Our cybersecurity capabilities include continuous network monitoring solutions which assess and monitor vulnerabilities at every critical point across an IT enterprise. Our capabilities include forensics and analysis to rapidly detect malware incidents, mitigate and eradicate threats and return impacted systems to operation. We also provide advanced research capabilities and agile solution development to deliver the tools required to respond to an increasingly complex cyber threat environment.

Big Data Analytics

          Vencore provides innovative and cost-effective solutions by applying a deep data analytics methodology that goes beyond traditional statistics or data mining. Our innovative solutions combine advanced predictive analytical techniques, cutting-edge algorithms and machine learning techniques to efficiently analyze large amounts of unstructured data and help our customers make critical decisions. This allows us to more effectively uncover patterns and extract the intelligence required to help our customers enhance readiness and achieve mission success. Our solutions are typically deployed by our customers to identify threats, recommend areas of optimization, forecast multifaceted outcomes and mitigate risks.

          Our big data analytics capabilities rely on a multi-disciplinary approach including data, performance and intelligence analysis, precision communication analysis, system readiness analysis and training solutions. Working directly with raw data enables us to identify actionable information, make defensible assumptions and support critical decision-making. We utilize advanced modeling, along with data mining and simulation techniques, to analyze large amounts of data to detect trends and predict future events.

Applied Research

          Our applied research capabilities build upon our culture of technology innovation to help customers reframe information and technology-related problems, define their options and deliver transformative results. In contrast to basic or exploratory research, the technologies and processes developed through our applied research are principally focused on technologies with practical applications on the near-term horizon. Our solutions enable government agencies, utilities and commercial enterprises to develop and apply cutting-edge technologies in cybersecurity, wireless and optical communications, IT, mobility solutions and data analytics. We believe that these capabilities provide us with near-term revenue opportunities and a meaningful advantage when competing for new business.

          Our applied research activities are driven by Vencore Labs. Vencore Labs provides us with the ability to develop some of the world's most advanced technologies alongside our government and university partners and deploy these technologies not only into existing programs, but also in new applications and markets. The innovative research performed at Vencore Labs is largely customer-funded and augmented by our own internal R&D budget. The successful development of proprietary technologies for a particular customer or contract often can be leveraged across our portfolio to capture new contract and commercialization opportunities.

Our Markets

          We primarily serve the intelligence, defense, space, federal civilian and commercial markets. Across these markets, our primary customer in aggregate is the U.S. Government, which comprised substantially all of our revenue for the year ended December 31, 2016. The U.S. Government is the largest consumer of information and technology services in the United States, and the DoD is the largest consumer within the U.S. Government. We believe we are well-positioned to benefit from an improving outlook across each of our core markets. Since the U.S. Government's fiscal year ("U.S. fiscal") 2011, the U.S. Government has spent an average of approximately $77.0 billion annually on information and technology services. In U.S. fiscal 2017, the U.S. Government is expected to spend $81.6 billion, according to PSC Vision.

          Within our core markets, spending in certain key technology areas is projected by industry sources to exceed broader federal government budget growth. In particular, spending for federal cybersecurity, cloud computing and migration and big data analytics is forecasted to grow by a compound annual growth rate of 5%, 15%, and 13%, respectively, through 2021, according to Deltek GovWin. We believe we possess unique capabilities that are strategically aligned with these key areas of U.S. Government budgetary focus. We believe the continued adoption of these technologies, coupled with the U.S. Government's desire for increased innovation, creates attractive growth opportunities for our business within our core markets.

Intelligence

          The U.S. intelligence market is typically defined as the 16 agencies that make up the Intelligence Community. These agencies are funded by the National Intelligence Program ("NIP") and Military Intelligence Program ("MIP") budgets. The U.S. fiscal 2017 budget request includes $54.9 billion for NIP and $18.5 billion for MIP, for an aggregate of $73.4 billion, up from $70.7 billion in U.S. fiscal 2016.

          The Intelligence Community is responsible for protecting the country from terrorism, arms proliferation, chemical and biological warfare, cyber-attacks and foreign intelligence operatives. Improving collection, analysis and dissemination capabilities is essential to national intelligence, policy and military operations. To achieve its mission, the Intelligence Community must operate systems that are extremely large in scale, have high technical complexity and depend on a disparate suite of IT systems. Budget priorities in the Intelligence Community highlight the U.S. Government's focus on innovation and keeping pace with the complex, rapidly changing technological environment and the evolving nature of the threats to our national security. As such, we believe Intelligence Community spending will emphasize space systems and payloads, increased intelligence sharing, investments in enterprise-wide capabilities, increased migration to cloud architectures and modernization of legacy systems to improve efficiency and information security. These are all capability areas where we have strong expertise.

          The Intelligence Community's prioritization of technological innovation places Vencore in alignment with key funding priorities. Our technical expertise in areas such as space protection, communications and network engineering, cloud engineering, space and satellite engineering, cyber threat analysis, vulnerability assessment and forensic analysis positions us well to continue meeting requirements for new technology engineering, testing and integration. Additionally, we are a leader in enterprise-scale SE&I and agile software development solutions supporting the Intelligence Community's key IT enterprise transformation initiatives.

          We possess deep ties with many key Intelligence Community agencies, including ODNI, NGA, the Intelligence Advance Research Projects Activity ("IARPA"), NSA, and classified customers. Our largest individual intelligence customer is the NGA. We have over 30 years of experience supporting the NGA and possess deep domain knowledge of the NGA's over 600 mission systems.

Defense

          The defense market for our services is comprised of U.S. Government defense agencies within the DoD that rely on large and complex systems that span multiple agencies, programs and missions. In U.S. fiscal 2016, the overall DoD base budget was $521.7 billion, with $30.8 billion allocated to IT systems procurement, according to the Office of the Under Secretary of Defense. Under the new administration, we believe the defense budget outlook has improved meaningfully, as we expect the new administration to increase defense spending relative to prior years and eliminate sequester caps.

          The challenges facing the United States are rapidly evolving and growing in complexity. The focus of U.S. defense spending continues to shift toward a more capabilities-based structure emphasizing improved flexibility and mobility, stronger space capabilities, enhanced missile defense and improved information systems capability. These shifts reflect the changing nature of the conflicts that the U.S. faces and highlight the need for the U.S. Government to develop its cyber, special operations and precision strike capabilities. Meeting the requirements of the new strategic guidance entails increasing funding for key investments in the areas of cyber, information systems, and technology.

          We believe our capabilities in the defense market position us well to help the DoD implement this strategy. Our capabilities in the defense market center around supporting our defense customers in architecting and integrating large, complex and disparate systems into a cohesive and efficient enterprise. We provide best-in-class system architecting and engineering, software development, integration, and operational support for mission-critical enterprise solutions for our defense customers. Our solutions span a wide spectrum of innovative technologies, most notably software design and development for cloud and mobile; network engineering and optimization; cybersecurity system engineering and architecture; and modeling, simulation and training.

          We provide services to a variety of agencies within the DoD, with some of our customer relationships spanning more than 20 years. Our core DoD customers include the U.S. Navy, U.S. Army, U.S. Air Force, DISA, and DARPA.

Space

          The space market is comprised of space-related U.S. Government agencies, most notably NASA, the NRO, NOAA and the DoD. Demand for these services is driven primarily by NASA's budget and the space-related DoD budget. NASA had a $19.0 billion budget in U.S. fiscal 2017, of which $8.4 billion was allocated towards U.S. human exploration operations, according to NASA. The new administration has called for an increased focus on missile defense initiatives and manned spaceflight and human space exploration positions. The trend toward privatization of launch services also provides us with opportunities for future growth. We believe we are well-positioned in the space market given our existing space engineering expertise.

          The complex, disparate nature of space-based and ground-based national security and intelligence systems requires sophisticated architecting and integration of component systems. As a result, these agencies frequently rely on contractors for full lifecycle SE&I and mission support. We are consistently entrusted by the space community to solve its largest, most complex engineering and integration-related problems.

          Within the space market, we facilitate access to space, support manned and unmanned missions and provide improved space-enabled precision strike and remote sensing capabilities. Our space-related solutions offering centers around providing end-to-end SE&I and mission support services for space-based and ground-based national security and intelligence systems. Our expertise in the areas of full-lifecycle SE&I and systems architecture positions us well to benefit from the U.S. Government's increased budgetary focus on space exploration. Key capabilities include mission-facing SE&I and end-to-end enterprise architecture. In addition, we engineer both hardware, including satellites and ground support equipment, and software. We offer solutions that allow our customers to conduct pre-mortem analysis, including independent verification and validation and advanced modeling, simulation and analysis. Our technical domains include ground processing and equipment, launch support, command and control, safety and mission assurance, space vehicle engineering, satellite navigation and geolocation, and communications systems. In addition, we work with our customers to support geospatial and signals intelligence.

          We have relationships with many of the largest space-related agencies within the U.S. Government, including the NOAA, the NRO, NASA and the Air Force Space and Missile Systems Center. Our largest space customer for the year ended December 31, 2016 was NASA, which we have supported for over 40 years.

Federal Civilian

          We are actively engaged in providing highly complex, mission-critical services to a large number of the U.S. Government's key federal civilian agencies, including the DHS, the DoJ, the GSA, the SEC, the Department of Treasury and the FAA.

          In the federal civilian market, demand for our services is driven by the budgets of our customers. Our largest federal civilian customer is the DHS. In U.S. fiscal 2016, the DHS had a $41.0 billion budget, of which approximately $6.0 billion was spent on IT, according to itdashboard.gov. The DHS budget for U.S. fiscal 2017 includes $275.0 million to strengthen the operational security of federal .GOV networks. Additionally, the U.S. fiscal 2017 budget proposed $471.0 million for the National Cybersecurity Protection System, commonly referred to as EINSTEIN, to prevent intrusions, enhance information sharing and improve analytical capabilities to secure the federal civilian IT enterprise. As the prime SE&I lead for the National Cybersecurity Protection System, Vencore is well-positioned to benefit as the DHS continues to focus on enhancing its cybersecurity capabilities.

          Across the federal civilian market, agencies' vast troves of highly sensitive data and sprawling network of potentially vulnerable IT systems make them a frequent target of intrusions and attacks. As such, federal civilian agencies are increasingly relying on contractors to architect and integrate comprehensive cybersecurity solutions to protect critical infrastructure and complex information networks. Additionally, federal civilian agencies are increasingly focused on streamlining costs and improving IT efficiency through agile software development methodologies. Vencore's key areas of expertise in cybersecurity, agile software development, data analytics and other innovation- and efficiency-driven solutions are well-positioned to benefit from these secular trends and focus areas projected to experience outsized spending growth.

Commercial

          We actively pursue opportunities to leverage our existing core competencies and extensive IP portfolio to continue to expand into adjacent commercial markets. The innovative IP developed at Vencore Labs, much of which is funded by customer development budgets, provides us with opportunities to develop cutting-edge technology that may be applied to a wide variety of commercial markets. Our approach to monetization includes IP sales, recurring licenses, joint ventures, and strategic industry partnerships.

          Corporations are increasingly focused on implementing comprehensive cybersecurity to protect trade secrets and other sensitive private information. According to the International Data Corporation, worldwide cybersecurity spending on software and services was approximately $74.0 billion in 2016. International Data Corporation expects cybersecurity spending to increase by

8.3%, more than twice the rate of overall IT spending growth, per annum through 2020 driven by the increasing complexity and volume of cyber-attacks. We believe Vencore is well positioned to capture new revenue opportunities in commercial cybersecurity by leveraging our IP portfolio and commercial-ready products to help corporations identify and protect against cyber threats.

Our Strengths

Systems Engineering and Integration Expertise with Large, Complex Programs for Defense and Intelligence Community Customers

          The depth, breadth and length of our relationships with our customers in the defense market and Intelligence Community is rooted in our unique ability to deliver SE&I services and solutions to solve the most complex and technologically-demanding problems facing our customers. We provide end-to-end engineering and technical solutions that are vital to the success of our customers' core missions. Our deep domain expertise, developed over decades long support to our core Intelligence Community and Defense customers' missions, provides us with the distinctive ability to architect and integrate multi-billion dollar systems supporting core national security requirements. Our set of processes and capabilities, along with our experienced and highly-qualified employee base, make us a valuable partner to our increasingly technologically-focused customers. As a result, Vencore maintains long-term, leadership positions on a number of complex, multi-billion dollar Intelligence Community-programs, providing specialized capabilities and expertise to meet the specific requirements of these programs.

Unique Expertise in Cybersecurity and Data Analytics

          We believe we are uniquely positioned to apply our expertise in cyber technologies and data analytics on an enterprise-wide basis to provide engineering-based solutions to support demanding customers throughout the Intelligence Community and U.S. federal agencies. We operate at the forefront of the cybersecurity industry and are renowned for our expertise in effectively preventing and responding to cyberattacks through advanced rapid attack and anomaly based detection methods. Our data analytics prowess relies on our advanced predictive analytics, cutting-edge algorithms and machine learning techniques, which together allow us to manage enormous volumes of unstructured data to uncover patterns and anomalies key to producing actionable intelligence.

          We are well-positioned to benefit from increased U.S. Government budgetary focus on cybersecurity and data analytics. Cybersecurity remains an area of critical importance in the Intelligence Community and DoD, driven by increased reliance on connected devices and systems and the potential vulnerabilities to cyberattacks that they create. Furthermore, U.S. Government funding for big data analytics is expected to increase as the volume of data being collected and generated by U.S. Government agencies increases and the use of cloud-based information systems and mobile technologies becomes more prevalent.

Prime Contractor Role on Majority of Contracts

          For the year ended December 31, 2016, we served as prime contractor on 89% of our contracts as measured by revenue. As the prime contractor on the majority of our programs, we believe we are uniquely positioned to pursue additional growth on existing contracts and new business opportunities with our current customers. We also maintain a prime contractor position on a significant number of government- and agency-wide indefinite delivery / indefinite quantity ("ID/IQ") contracts and blanket purchase agreements. Our customers in the defense and federal civilian markets increasingly rely on ID/IQ and other multiple contract award vehicles to procure services. According to the United States Government Accountability Office, from 2011 to 2015 approximately one-third of all government contract obligations involved ID/IQ contract vehicles with annual obligations under these contracts totaling more than $130.0 billion during that period. Our prime role on ID/IQ contracts enables us to continue to expand our addressable market and drive growth through the capture of new task orders by utilizing our sophisticated enterprise capture experts and tools to source new contract opportunities.

Robust IP Portfolio and Proven Reputation as a Technology Innovator

          Our proprietary processes and IP are the result of over 40 years of mission and domain expertise in critical technology solutions engineered for our customers. Through both internal investment and customer-funded research, we have developed a valuable IP portfolio which today consists of over 260 issued patents and pending patent applications, owned or licensed by us. Our IP portfolio is focused on technical domains with strong government budgetary support, including big data analytics, cybersecurity, advanced networking and simulation. We believe our IP represents a vital differentiating feature in our pursuit of new business applications.

Depth and Breadth of Customer Relationships

          We have a 45-year history of partnering with key government agencies on vital programs and platforms. We have a reputation for innovation and reliability among our customers and have been entrusted with supporting some of our nation's most important national security priorities. The nature of the work we perform for our customers places us at the core of their missions, providing us with unique insights and allowing us to anticipate future needs of these highly-complex programs. The unique requirements and complexity of the work we perform, exceptional contract performance evidenced by an average award fee score of 93% since 2011 and intimacy with our customers creates mission familiarity that represents a significant barrier to entry and makes it difficult for our competitors to displace us.

Our People

          Our employees are our most valuable and important asset. We have a world-class employee base marked by a highly-educated technical team and a large number of employees with security clearances. We believe the quality and credentials of our employees represent a key differentiating feature in the market for our services. As of December 31, 2016, 73% of our employees held security clearances and 66% of our employees with security clearances held a Top Secret / Sensitive Compartmented Information-level clearance, which typically requires the completion of a polygraph. Furthermore, we are led by an experienced team of senior leaders with a long history of supporting our nation's most demanding customers and critical missions. Our team places a heavy emphasis on business development, lean operations and delivering exceptional results, and has the ability and drive to execute on the company's strategic plans and goals. Our senior leadership has an average of over 20 years of experience in relevant industries or roles and are well regarded by our customers and partners.

Strong Business and Financial Profile

          Our highly differentiated business model and unique capabilities are the foundation of our business and facilitate our strong financial performance. Specifically, our industry-leading re-compete and new business win rates, as measured by contract value including option years, of approximately 97% and 33%, respectively, since 2011, strong mix of prime contractor roles and $2.5 billion backlog (of which $0.3 billion was funded) and $8.5 billion qualified pipeline as of December 31, 2016, have afforded us strong historical financial performance and provide us with meaningful revenue and earnings visibility as we look to the future. Funded backlog represents the revenue value of orders for services under existing contracts for which funding is appropriated or otherwise authorized, less revenue previously recognized on these contracts. Unfunded backlog represents the revenue value of orders for services under existing contracts for which funding has not been appropriated or otherwise authorized. Aggressive working capital management, minimal capital requirements and a significant tax shield result in strong cash generation.

Strategy for Growth

Increase Our Penetration with Existing Customers

          Our core markets supporting the Intelligence Community, DoD, space and federal civilian agencies remain well-funded, and our current contracts provide a stable base for growth. Vencore is committed to maintaining and growing our core business by leveraging our exceptional contract performance (average award fee score of 93% since 2011) and technologies to drive further penetration with existing customers. Our presence with key customers in the Intelligence Community, DoD, space and federal civilian markets represent a total addressable market of approximately $120.0 billion.

Leverage Core Competencies to Target and Win Large Programs

          The development and support of large, complex programs is the foundation upon which Vencore was built and remains central to our continued growth strategy, particularly in high-growth adjacent and underpenetrated markets in the federal civilian and DoD market. The Company's innovations in cybersecurity, data analytics and wireless communications technologies and our continuing focus on applied research are strongly aligned with areas of growing budgetary support. We focus on targeting and winning large and complex programs by leveraging our exceptional contract performance, proprietary technology-enabled solutions and large ID/IQ contract portfolios. Securing roles on complex programs allows us to establish franchise positions with new customers and places us at the core of our customers' missions. These contracts also afford us unique access to and knowledge of the customer, which make it difficult for our competitors to displace us.

Continue to Expand and Apply Our Suite of IP and Technological Capabilities

          Our broad suite of IP and technological capabilities are a core competitive advantage and vital to our growth strategy. As of December 31, 2016, Vencore's IP portfolio included more than 260 issued patents and pending patent applications, owned or licensed by us. These patents and patent applications are based on institutional and product knowledge developed over decades, solving our customers' most challenging problems in key disciplines such as cybersecurity, advanced networking and analytics. Our proprietary tools and technologies further enhance our customer relationships and create meaningful barriers to entry, while also improving our competitive position on new contract pursuits through the offering of differentiated solutions. In particular, our capabilities and IP position us to capture the growing demand among government and commercial markets for information systems that are highly secure, scalable, reliable, interoperable and mobile. We apply these capabilities to achieve better mission outcomes, drive efficiencies and automation and address emerging threats.

          Key to our strategy is the further application of our differentiated cybersecurity and data analytics technology capabilities from our programs and applied research to win new business. The volume of data that is both collected and generated by government agencies has increased exponentially in recent years. However, the capacity to harness and exploit this data to further the U.S. Government's mission has struggled to keep pace. Significant funding support exists for government big data initiatives, which seek to advance the core technologies needed to collect, store, preserve, manage, analyze and share massive quantities of data. A government-wide focus on reducing costs, increasing transparency and improving results is driving investments in data analytics across all major agencies in the intelligence, defense, space and federal civilian markets. According to Gartner, in 2016, the U.S. Government spent approximately $45.0 billion on big data initiatives. This is expected to grow to $66.0 billion by 2020.

Pursue Opportunities to Commercialize and Monetize our IP Portfolio

          For decades, we have been supporting our Intelligence Community customers and analyzing large data sets for anomalies. Recently, we have attempted to commercialize this technology through increasingly widely available public data sets. Our commercialization strategy, led by our Vencore Innovation Works initiative, is focused on application of our solutions to high-growth commercial adjacencies. Our portfolio consists of unique and cutting-edge IP and solutions developed over decades of solving our customers' most challenging problems. We are currently pursuing numerous commercialization initiatives at various stages of development. These initiatives provide us with access to future potential earnings and monetization opportunities in high growth, multi-billion dollar commercial markets at limited incremental expense.

Summary Risk Factors

          Our business is subject to numerous risks and uncertainties, including those highlighted in "Risk Factors" immediately following this prospectus summary. These risks include, but are not limited to, the following:

  •
  We depend on contracts with U.S. Government agencies for substantially all of our revenues and harm to our relationships with the U.S. Government or damages to our professional reputation could materially and adversely affect our revenue and operating profits.

  •
  Changes in U.S. Government spending and mission priorities that shift expenditures away from agencies or programs we support could materially and adversely affect our business, financial conditions, results of operations or prospects.

  •
  A decline in the size of our addressable markets and in the amount of U.S. Government spending on private contracts could materially and adversely affect our business, financial conditions, results of operations or prospects.

  •
  Failure by us or our employees to obtain and maintain necessary security clearances or certifications may adversely affect our operating results and inhibit the execution of our growth strategy.

  •
  We are required to comply with numerous laws and regulations and our failure to so comply could materially and adversely affect our results of operations.

  •
  Changes in U.S. Government procurement, contract or other practices or the adoption by the U.S. Government of new laws, rules and regulations in a manner adversely to us could have a material adverse effect on our results of operations.

  •
  Our U.S. Government contracts may be terminated or not renewed which could materially harm our revenue and operating results.

  •
  Our inability to compete effectively in the competitive bidding process and delays, contract terminations or cancellations caused by competitors' protests of major contracts awards received by us could materially adversely affect our revenue and profitability.

  •
  Increased competition from other companies in our industry could have a material adverse effect on our revenue and profitability.

  •
  We may earn less revenue than projected, or no revenue, under certain of our contracts.

  •
  Our inability to attract, train or retain employees with the requisite skills, experience and security clearances may impair our ability to generate revenue, effectively serve our clients, and execute our growth strategy.

  •
  The loss of members of senior management or the failure to develop new leaders could have a material adverse effect on our results of operations and financial condition.

  •
  Misconduct or other improper activities from our employees or subcontractors could materially and adversely affect our results of operations and financial condition.

  •
  We may not realize the full value of our backlog and our receipt of revenues under contracts included in backlog may be delayed.

  •
  Changes in the mix of our contracts and in our estimates or ability to recover expenses, time and resources for our contracts could have a material adverse effect on our business and financial condition.

  •
  Our or our vendors' or clients' internal system or service failures or security breaches could have a material adverse effect on our business and results of operations.

  •
  Our high level of indebtedness could adversely affect our ability to raise additional capital to fund our operations, limit our ability to react to changes in the economy or our industry, expose us to interest rate risk to the extent of our floating-rate indebtedness and prevent us from meeting our obligations under our indebtedness.

  •
  Veritas Capital will continue to have significant influence over us after the consummation of this offering, including control over decisions that require the approval of stockholders, which could limit your ability to influence the outcome of key transactions, including a change of control.

  •
  We will be a "controlled company" within the meaning of the rules of the NYSE. As a result, we will qualify for, and intend to rely on, exemptions from certain corporate governance requirements that provide protection to stockholders of other companies.

The Offering Transactions

          Prior to the consummation of this offering, we will effect a                  -for-one common stock split and reclassify and convert the outstanding shares of our common stock held by Parent LLC into                  shares of newly authorized Class A Common Stock pursuant to the terms of our amended and restated certificate of incorporation. In addition, to the extent that the underwriters exercise their over-allotment option to purchase additional shares from us, we will declare a special dividend on our Class A Common Stock, all of which will be held by Parent LLC, representing    % of the aggregate net proceeds from the sale of up to                  additional shares of our common stock (the "Class A Dividend"). Upon the earlier of (1) the payment in full of the Class A Dividend and (2)                   , 2017, the expiration of the underwriters' over-allotment option, if unexercised, the Class A Common Stock will automatically convert into shares of our common stock on a one-for-one basis. In this prospectus, we refer to the                  -for-one common stock split, the reclassification and conversion of our common stock held by Parent LLC into Class A Common Stock and the automatic conversion of our Class A Common Stock into our common stock collectively as the "Conversion."

Veritas Capital

          Prior to the consummation of this offering, Veritas Capital, which includes Veritas Capital Management, beneficially owned approximately 90% of our common stock. Veritas Capital Management is a leading private equity firm that invests in companies that provide critical products and services, primarily technology and technology-enabled solutions, to government and commercial customers worldwide. Veritas Capital Management, through its private equity funds, has originated and managed more than 75 acquisitions in the firm's target industries, which include the sectors of aerospace and defense, communications, education, energy, government services, healthcare, national security, and technology. In addition to Vencore, Veritas Capital Management's current portfolio companies include Abaco Systems, Inc., Alion Science and Technology Corporation, Anaren, Inc., APTIM Corp., BeyondTrust Software, Inc., OnSolve, LLC, Excelitas Technologies Corp., KeyPoint Government Solutions, Inc., Peraton Corp., SolAero Technologies Corp., StandardAero Aviation Holdings, Inc. and Verscend Technologies, Inc.

          After the consummation of this offering, including the Conversion, Veritas Capital will beneficially own approximately         % of our common stock, or approximately          % of our common stock if the underwriters exercise their over-allotment option in full. As a result, we will be a "controlled company" as defined under the NYSE Listing Rules, and we intend to take advantage of the "controlled company" exemption from certain of the corporate governance listing standards of the NYSE. Furthermore, Veritas Capital will continue to have significant influence over us and decisions made by our stockholders and may have interests that differ from yours.

Corporate Information

          Vencore Holding was incorporated in Delaware on October 11, 2010. Our executive offices are located at 15052 Conference Center Drive, Chantilly, Virginia 20151, and our telephone number at that location is (571) 313-6000. We maintain a corporate website at www.vencore.com. The information contained on or accessible through our corporate website or any other website that we may maintain is not part of this prospectus or the registration statement of which this prospectus is a part.

Ownership Structure

          The following chart shows our organizational structure immediately following the consummation of this offering (after giving effect to the Conversion):

 THE OFFERING

Common stock offered by us	shares.
Underwriters' over-allotment option to purchase additional shares of common stock from us	shares.
Common stock to be outstanding immediately after this offering	shares (or shares if the underwriters exercise their over-allotment option in full) giving effect to the Conversion.
Proposed NYSE ticker symbol	"VNCR"
Use of proceeds

We estimate that the net proceeds to us from our sale of shares of common stock in this offering, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, will be approximately $             (or $             if the underwriters exercise their over-allotment option in full, giving effect to the Class A Dividend.

We intend to use $             million of the net proceeds from this offering (or $             if the underwriters exercise their over-allotment option in full, giving effect to the Class A Dividend) to repay a portion of the outstanding indebtedness under our First Lien Term Loan (as defined herein) and our Second Lien Term Loan (as defined herein) and to pay fees and expenses related thereto. In addition, $             million of the net proceeds from this offering will be paid to Veritas Capital Management as a transaction fee in connection with this offering under its advisory agreement with us. See "Use of Proceeds."

If the underwriters exercise their over-allotment option,              % of the aggregate net proceeds from the sale of shares pursuant to such option will be used to pay the Class A Dividend. To the extent the underwriters exercise their over-allotment option in full and assuming Parent LLC distributes the Class A Dividend to its members, Veritas Capital will receive $             million of the aggregate net proceeds from this offering. See "Dividend Policy" and "Certain Relationships and Related Party Transactions — The Offering Transactions."

Lock-up agreements

In connection with this offering, we, our officers, directors and the Veritas Holders (as defined herein), prior to this offering have each agreed with the underwriters, subject to certain exceptions, not to dispose of or hedge any of our or their shares of common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, except with the prior written consent of the representatives of the underwriters. See "Underwriting."

Risk factors	See "Risk Factors" beginning on page 22 and other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in our common stock.
Dividend policy	We do not intend to pay cash dividends on our common stock for the foreseeable future. See "Dividend Policy."

          The number of shares of our common stock to be outstanding immediately after the consummation of this offering presented in this prospectus (unless we indicate otherwise or the context otherwise requires) is based on the number of shares of common stock outstanding as of March 31, 2017 and does not reflect             shares of common stock that are reserved for future issuance under our Equity Incentive Plan (as defined herein).

          Unless we indicate otherwise or the context otherwise requires, all information in this prospectus:

  •
  Assumes (1) no exercise of the underwriters' over-allotment option to purchase additional shares of our common stock from us and (2) an initial public offering price of $             per share, which is the midpoint of the estimated offering price range set forth on the cover of this prospectus;

  •
  Assumes the filing and effectiveness of our amended and restated certificate of incorporation and the adoption of our second amended and restated bylaws, each of which will occur immediately prior to the consummation of this offering; and

  •
  Gives retroactive effect to the Conversion.

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA

          The following tables summarize our historical consolidated financial and other data for the periods and as of the dates indicated.

          We have derived the summary historical consolidated financial data for the years ended December 31, 2014, December 31, 2015 and December 31, 2016 and as of December 31, 2015 and December 31, 2016 from our audited consolidated financial statements and notes thereto included elsewhere in this prospectus. We have derived the summary balance sheet data as of December 31, 2014 from our unaudited consolidated financial statements and notes thereto that are not included in this prospectus. We have derived the summary historical consolidated financial data for the three months ended March 31, 2016 and March 31, 2017, and as of March 31, 2017, from our unaudited consolidated interim financial statements and notes thereto included elsewhere in this prospectus. We have derived the summary balance sheet data as of March 31, 2016 from our unaudited consolidated interim financial statements and notes thereto that are not included in this prospectus. Our unaudited consolidated interim financial statements were prepared on a basis consistent with our audited consolidated financial statements and, in the opinion of management, reflect all adjustments, consisting only of normal and recurring adjustments, necessary for a fair statement of the financial information.

          Our historical results are not necessarily indicative of future operating results, and the results for any interim period are not necessarily indicative to the results that may be expected for a full fiscal year. Because the data in this table is only a summary and does not provide all of the data contained in our consolidated financial statements, the information should be read in conjunction with "Selected Historical Consolidated Financial Data," "Management's Discussion and Analysis of

Financial Condition and Results of Operations" and our consolidated financial statements and the related notes thereto included elsewhere in this prospectus.

	Year Ended December 31,			Three Months Ended March 31, (Unaudited)

($ in thousands)	2014	2015	2016	2016	2017

Consolidated Statement of Operations Data:
Revenue	$1,001,578	$1,166,645	$1,168,067	$295,756	$284,684
Operating costs and expenses
Cost of revenue (excluding depreciation and amortization)	(853,816)	(981,811)	(985,205)	(249,681)	(240,945)
General and administrative expenses	(72,165)	(77,925)	(70,204)	(18,028)	(18,812)
Depreciation and amortization	(30,499)	(29,122)	(28,303)	(6,997)	(7,138)
(Loss) gain on contingent consideration	(12,865)	7,897	—	—	—
Lease abandonment expense	(21,645)	—	—	—	—
Deferred contract costs	(1,833)	(2,854)	(6,493)	(1,638)	(1,286)
Impairment of trade name	(56,000)	—	—	—	—
Gain on pension plan	2,771	1,239	6,451	1,250	2,266

Total operating costs and expenses	(1,046,052)	(1,082,576)	(1,083,754)	(275,094)	(265,915)

(Loss) income from operations	(44,474)	84,069	84,313	20,662	18,769
Interest expense	(55,219)	(60,941)	(63,959)	(15,472)	(15,951)
Debt extinguishment costs	(8,044)	—	(7,159)	—	—
Other, net	318	597	1,761	108	114
Investment gain	—	—	—	—	2,951

(Loss) income before income taxes and equity in net earnings of affiliate	(107,419)	23,725	14,956	5,298	5,883
Income tax expense	(2,488)	(13,315)	(13,929)	(4,602)	(2,449)

(Loss) income before equity in net earnings of affiliate	(109,907)	10,410	1,027	696	3,434
Equity in net earnings of affiliate	—	—	—	—	(106)

Net (loss) income	$(109,907)	$10,410	$1,027	$696	$3,328

Per Share Data:(1)
Weighted average shares outstanding
Basic
Diluted
Earnings per share
Basic
Diluted
Pro Forma Net Income (Loss) Per Share Data(2)
Net Income (Loss) per share of common stock (unaudited)
Basic
Diluted
Weighted average shares of common stock outstanding used in computing pro forma net income (loss) per share of common stock (unaudited)
Basic
Diluted

(1)
Assumes no exercise of the underwriters' over-allotment option to purchase additional shares of our common stock from us and gives retroactive effect to the Conversion.

(2)
Pro forma net income (loss) per share data reflects (i) the issuance of shares of common stock in this offering and the use of proceeds to repay debt as described under "Use of Proceeds" and (ii) the increase in the number of shares which, when multiplied by the offering price, would be sufficient to replace the capital in excess of earnings withdrawn to pay the one-time cash liquidating dividend of $183.0 million that we made in June 2016.

	As of December 31,			As of March 31, (Unaudited)

($ in thousands)	2014 (Unaudited)	2015	2016	2016	2017

Consolidated Balance Sheet Data:
Cash and cash equivalents	$26,183	$62,207	$38,504	$58,951	$34,379
Accounts receivable, net	194,209	154,314	148,971	169,732	147,014
Restricted cash	25,462	160	—	160	—
Prepaid expenses and other current assets	13,329	19,026	16,777	17,995	18,058

Total current assets	259,183	235,707	204,252	246,838	199,451

Property and equipment, net	38,296	30,737	31,916	30,458	29,837
Purchased intangibles, net	296,144	276,354	257,913	271,696	253,271
Goodwill	382,965	382,965	382,965	382,965	382,965
Other long-term assets	64,365	63,503	56,674	63,302	55,141

Total assets	$1,040,953	$989,266	$933,720	$995,259	$920,665

Total current liabilities	191,275	145,225	159,805	148,127	142,937
Total liabilities	1,001,242	952,420	1,081,726	958,126	1,065,921
Total stockholder's equity (deficit)	39,711	36,846	(148,006)	37,133	(145,256)

Total liabilities and stockholder's equity	$1,040,953	$989,266	$933,720	$995,259	$920,665

	Year Ended December 31,			Three Months Ended March 31, (Unaudited)

($ in thousands)	2014	2015	2016	2016	2017

Consolidated Cash Flow Data:
Net cash provided by (used in) operating activities	$492	$48,489	$65,227	$1,471	$(4,363)
Net cash (used in) provided by investing activities	(184,842)	18,096	(13,783)	(3,724)	1,741
Net cash provided by (used in) financing activities	151,371	(30,561)	(75,147)	(1,003)	(1,503)

Total (decrease) increase in cash and cash equivalents	$(32,979)	$36,024	$(23,703)	$(3,256)	$(4,125)

Other Data:
Capital expenditures	$(3,971)	$(14,107)	$(10,195)	$(2,761)	$(1,595)

	Year Ended December 31,			Three Months Ended March 31

($ in thousands)	2014	2015	2016	2016	2017

Backlog (at end of period):
Funded	$402,470	$393,660	$340,531	$488,921	$330,991
Unfunded	2,185,346	1,823,596	2,163,195	2,045,082	2,270,376

Total backlog	$2,587,816	$2,217,256	$2,503,726	$2,534,003	$2,601,367

RISK FACTORS

          An investment in our common stock involves a high degree of risk. You should carefully consider the following risks as well as the other information included in this prospectus, including "Special Note Regarding Forward-Looking Statements," "Selected Historical Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the related notes thereto included elsewhere in this prospectus, before investing in our common stock. Any of the following risks could materially and adversely affect our business, financial condition, results of operations or prospects. However, the selected risks described below are not the only risks facing us. Additional risks and uncertainties not currently known to us or those we currently view to be immaterial may also materially and adversely affect our business, financial condition, results of operations or prospects. In such a case, the trading price of the common stock could decline and you may lose all or part of your investment in us.

Risks Related to Our Business

We depend on contracts with U.S. Government agencies for substantially all of our revenue. If our relationships with such agencies are harmed, our future revenue and operating profits could materially decline.

          The U.S. Government is our primary client, with revenue from contracts and task orders, either as a prime or a subcontractor, with U.S. Government agencies accounting for substantially all of our revenue for the year ended December 31, 2016. We believe the future growth of our business will continue to depend primarily on our ability to be awarded work under U.S. Government contracts, as we expect this will be the primary source of substantially all of our revenue in the foreseeable future.

          For this reason, any issue that compromises our relationship with the U.S. Government generally or any U.S. Government agency that we serve could cause our revenue to materially decline. Among the key factors in maintaining our relationship with U.S. Government agencies are our performance on contracts and task orders, the strength of our professional reputation, compliance with applicable laws and regulations, and the strength of our relationships with client personnel. In addition, the mishandling or the perception of mishandling of sensitive information, such as our failure to maintain the confidentiality of sensitive information associated with the work we perform for our clients, or even the existence of our business relationships with certain of our clients, including as a result of misconduct or other improper activities by our employees or subcontractors, or a failure to maintain adequate protection against security breaches, including those resulting from cyber-attacks, could harm our relationship with U.S. Government agencies. Our relationship with the U.S. Government could also be damaged as a result of an agency's dissatisfaction with work performed by us, a subcontractor, or other third parties who provide services or products for a specific project for any reason, including due to perceived or actual deficiencies in the performance or quality of our work, and we may incur additional costs to address any such situation and the profitability of that work might be impaired. In addition, to the extent our performance under a contract does not meet a U.S. Government agency's expectations, the client may seek to terminate the contract prior to its scheduled expiration date, provide a negative assessment of our performance to government-maintained contractor past-performance repositories, fail to award us additional business under existing contracts or otherwise, and direct future business to our competitors. Further, negative publicity concerning government contractors in general or us in particular may harm our reputation with federal government contractors. To the extent our reputation or relationships with U.S. Government agencies is impaired, our revenue and operating profits could materially decline.

U.S. Government spending and mission priorities could change in a manner that adversely affects our business, financial condition, results of operations or prospects.

          Our business depends upon continued U.S. Government expenditures on intelligence, defense, space and federal civilian programs for which we provide support. These expenditures have not remained constant over time, have been reduced in certain periods and, recently, have been affected by the U.S. Government's efforts to improve efficiency and reduce costs affecting federal government programs generally. Our business, financial condition, results of operations or prospects could be materially harmed by several causes, including:

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  budgetary constraints, including Congressionally mandated automatic spending cuts, affecting U.S. Government spending generally, or specific agencies in particular, and changes in available funding;

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  a shift in expenditures away from agencies or programs that we support, including a shift in the focus of government research programs to short-term activities that are more urgent, thus reducing funding for forward-looking research;

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  U.S. Government shutdowns due to a failure by elected officials to fund the government (such as that which occurred during U.S. fiscal 2014) or weather-related closures in the Washington, D.C. area (such as that which occurred in the winter of 2016) and other potential delays in the appropriations process;

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  reduced U.S. Government outsourcing of functions that we are currently contracted to provide, including as a result of increased insourcing by various U.S. Government agencies due to changes in the definition of "inherently governmental" work, including proposals to limit contractor access to sensitive or classified information and work assignments;

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  further efforts to improve efficiency and reduce costs affecting federal government programs;

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  changes in U.S. Government programs that we support or related requirements;

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  a continuation of recent efforts by the U.S. Government to decrease spending for management support service contracts;

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  U.S. Government agencies awarding contracts on a technically acceptable/lowest cost basis to reduce expenditures;

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  delays in the payment of our invoices by government payment offices;

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  an inability by the U.S. Government to fund its operations as a result of a failure to increase the federal government's debt ceiling, a credit downgrade of U.S. Government obligations or for any other reason; and

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  changes in the political climate and general economic conditions, including a slowdown of the economy or unstable economic conditions and responses to conditions, such as emergency spending, that reduce funds available for other government priorities.

          In addition, any disruption in the functioning of U.S. Government agencies, including as a result of U.S. Government closures and shutdowns, terrorism, war, natural disasters, destruction of or damage to U.S. Government facilities, and other potential calamities could have a negative impact on our operations and cause us to lose revenue or incur additional costs due to, among other things, our inability to deploy our staff to client locations or facilities as a result of such disruptions.

          The U.S. Government budget deficits, the national debt, and the prevailing economic condition, and actions taken to address them, could continue to negatively affect U.S. Government expenditures on intelligence, defense, space and federal civilian programs for which we provide support. The DoD is one of our significant clients and cost cutting, including through consolidation and elimination of duplicative organizations and insourcing, has become a major initiative for the DoD. In particular, the Budget Control Act of 2011 (as amended by the American Taxpayer Relief Act of 2012, the Bipartisan Budget Act of 2013 and the Bipartisan Budget Act of 2015) provides for automatic spending cuts (referred to as sequestration) totaling approximately $1.2 trillion between 2013 and 2021, including an estimated $500.0 billion in federal defense spending cuts over this time period. The Bipartisan Budget Act of 2015 set spending limits for the U.S. fiscal 2017 budget across the federal government and increased the prior discretionary spending caps in both defense and non-defense. The new DoD spending limit is approximately $620.0 billion for U.S. fiscal 2017, including an allocation of $59.0 billion in overseas contingency operations funding. While recent budget actions reflect a more measured and strategic approach to addressing the U.S. Government's fiscal challenges, there remains uncertainty as to how exactly budget cuts, including sequestration, could impact us, and we are therefore unable to predict the extent of the impact of such cuts on our business and results of operations. However, a reduction in the amount of, or reductions, delays, or cancellations of funding for, services that we are contracted to provide to the DoD as a result of any of these related initiatives, legislation or otherwise could have a material adverse effect on our business and results of operations. In addition, in response to an Office of Management and Budget mandate, U.S. Government agencies have reduced management support services spending in recent years. If federal awards for management support services continue to decline, our revenue and operating profits may materially decline and further efforts by the Office of Management and Budget to decrease federal awards for management support services could have a material and adverse effect on our business and results of operations.

          These or other factors could cause our intelligence, defense, space and federal civilian clients to decrease the number or value of new contracts awarded generally and fail to award us new contracts, reduce their purchases under our existing contracts, exercise their right to terminate our contracts, or not exercise options to renew our contracts, any of which could cause a material decline in our revenue.

A delay in the completion of the U.S. Government's budget process could result in a reduction in our backlog and have a material adverse effect on our revenue and operating results.

          On an annual basis, the U.S. Congress must approve budgets that govern spending by each of the federal agencies we support. When the U.S. Congress is unable to agree on budget priorities, and thus is unable to pass the annual budget on a timely basis, the U.S. Congress typically enacts a continuing resolution. A continuing resolution allows U.S. Government agencies to operate at spending levels approved in the previous budget cycle. Under a continuing resolution, funding may not be available for new projects. In addition, when U.S. Government agencies operate on the basis of a continuing resolution, they may delay funding we expect to receive on contracts we are already performing. Any such delays would likely result in new business initiatives being delayed or canceled and a reduction in our backlog, and could have a material adverse effect on our revenue and operating results. Furthermore, a failure to complete the budget process and fund government operations pursuant to a continuing resolution may result in a federal government shutdown (such as that which occurred during U.S. fiscal 2014). A shutdown may result in us incurring substantial costs without reimbursement under our contracts and the delay or cancellation of key programs, which could have a material adverse effect on our revenue and operating results.

We may fail to obtain and maintain necessary security clearances or certifications which may adversely affect our ability to perform on certain contracts.

          Many U.S. Government programs require contractor employees and facilities to have security clearances or certifications. Depending on the level of required clearance, security clearances and certifications can be difficult and time-consuming to obtain. If we, our employees or prospective employees or facilities are unable to obtain or retain necessary security clearances or certifications, we may not be able to bid on, win or perform on new contracts, or effectively compete for expiring contracts, and we may lose existing contracts, which may adversely affect our operating results and inhibit the execution of our growth strategy.

We derive a majority of our revenue from contracts awarded through a competitive bidding process, and our revenue and profitability may be materially adversely affected if we are unable to compete effectively in the process.

          We derive a majority of our revenue from U.S. Government contracts awarded through competitive bidding processes. We do not expect this to change for the foreseeable future. Our failure to compete effectively in this procurement environment would have a material adverse effect on our revenue and profitability. In addition, our current contracts are re-competed from time to time, and we are not assured of winning these re-competes. In circumstances where we do not win those re-competes, and those lost contracts are not replaced, our operating results may be materially and adversely affected.

          The competitive bidding process involves risk and significant costs to businesses operating in this environment, including:

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  the necessity to expend resources, make financial commitments (such as procuring leased premises) and bid on engagements in advance of the completion of their design, which may result in unforeseen difficulties in execution and cost overruns;

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  the substantial cost and managerial time and effort spent to prepare bids and proposals for contracts that may not be awarded to us;

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  the ability to accurately estimate the resources and costs that will be required to service any contract we are awarded;

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  the expense and delay that may arise if our competitors protest or challenge contract awards made to us pursuant to competitive bidding, and the risk that any such protest or challenge could result in the resubmission of bids on modified specifications, or in termination, reduction, or modification of the awarded contract; and

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  any opportunity cost of bidding and winning other contracts we might otherwise pursue.

          In circumstances where contracts are held by other companies and are scheduled to expire, we still may not be provided the opportunity to bid on those contracts if the U.S. Government extends the existing contract. If we are unable to win particular contracts that are awarded through the competitive bidding process, we may not be able to operate in the market for services that are provided under those contracts for the duration of those contracts to the extent that there is no additional demand for such services. In addition, if the U.S. Government elects to use a contract vehicle that we do not hold, we will not be able to compete for work under that contract vehicle as a prime contractor. An inability to consistently win new contract awards or compete for work as a prime contractor over any extended period could have a material adverse effect on our business and results of operations.

Our revenue and profitability may be materially adversely affected if there are delays, terminations or cancellations caused by our competitors protesting major contract awards received by us or there are adverse protest decisions in contracts awarded to us.

          U.S. Government contracts are frequently subject to bid protests from unsuccessful bidders on new program awards. It can take many months for the relevant U.S. Government agency to resolve protests by one or more of our competitors of contract awards we receive. Bid protests may result in significant expense to us and contract modification, termination or cancellation of an awarded contract as a result of the award being overturned. Even if we do not lose the awarded contract, the resulting delay in the startup and funding of the work under these contracts may cause our revenue and profitability to be materially and adversely affected.

We are required to comply with numerous laws and regulations, some of which are highly complex, and our failure to comply could result in fines or civil or criminal penalties or suspension or debarment by the U.S. Government that could result in our inability to continue to work on or receive U.S. Government contracts, which could materially and adversely affect our results of operations.

          As a U.S. Government contractor, we must comply with laws and regulations relating to the formation, administration, and performance of U.S. Government contracts, including in connection with services performed in countries outside the United States, which affect how we do business with our clients. Such laws and regulations may potentially impose added costs on our business, and our failure to comply with them may lead to civil or criminal penalties, termination of our U.S. Government contracts, and/or suspension or debarment from contracting with federal agencies. Some significant laws and regulations that affect us include:

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  the Federal Acquisition Regulation (the "FAR"), and agency regulations supplemental to the FAR, which regulate the formation, administration, and performance of U.S. Government contracts. For example, FAR 52.203-13 requires contractors to establish a Code of Business Ethics and Conduct, implement a comprehensive internal control system, and report to the government when the contractor has credible evidence that a principal, employee, agent, or subcontractor, in connection with a government contract, has violated certain federal criminal laws, violated the civil False Claims Act, or has received a significant overpayment;

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  the False Claims Act and False Statements Act, which impose civil and criminal liability for presenting false or fraudulent claims for payments or reimbursement, and making false statements to the U.S. Government, respectively;

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  the Truth in Negotiations Act, which requires certification and disclosure of cost and pricing data in connection with the negotiation of a contract, modification, or task order;

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  the Procurement Integrity Act, which restricts access to competitor bid and proposal information and government source selection information and limits our ability to provide compensation to certain former government officials;

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  post-government employment laws and regulations, which restrict the ability of a contractor to recruit, hire, and deploy former employees of the U.S. Government;

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  laws, regulations, and executive orders restricting the use and dissemination of information classified for national security purposes and the export of certain products, services, and technical data, including requirements regarding any applicable licensing of our employees involved in such work; and

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  the U.S. Government Cost Accounting Standards and Cost Principles, which impose accounting requirements that govern our right to reimbursement under certain cost-based U.S. Government contracts and require consistency of accounting practices over time.

          In addition, the U.S. Government adopts new laws, rules, and regulations from time to time that could have a material impact on our results of operations.

          Our performance under our U.S. Government contracts and our compliance with the terms of those contracts and applicable laws and regulations are subject to periodic audit, review, and investigation by various U.S. Government agencies and the current environment has led to increased regulatory scrutiny and sanctions for non-compliance by such agencies generally. In addition, from time to time we report potential or actual violations of applicable laws and regulations to the relevant governmental authority. Any such report of a potential or actual violation of applicable laws or regulations could lead to an audit, review, or investigation by the relevant U.S. Government agencies. If such an audit, review, or investigation uncovers a violation of a law or regulation, or improper or illegal activities relating to our U.S. Government contracts, we may be subject to civil or criminal penalties or administrative sanctions, including the termination of contracts, forfeiture of profits, the triggering of price reduction clauses, withholding of payments, suspension of payments, fines and suspension, or debarment from contracting with U.S. Government agencies. Such penalties and sanctions are not uncommon in the industry and there is inherent uncertainty as to the outcome of any particular audit, review, or investigation. If we incur a material penalty or administrative sanction or otherwise suffer harm to our reputation, our profitability, cash position, and future prospects could be materially and adversely affected.

          Further, if the U.S. Government were to initiate suspension or debarment proceedings against us or if we are indicted for or convicted of illegal activities relating to our U.S. Government contracts following an audit, review, or investigation, we may lose our ability to be awarded contracts in the future or receive renewals of existing contracts for a period of time which could materially and adversely affect our results of operations or financial condition. We could also suffer harm to our reputation if allegations of impropriety were made against us, which could impair our ability to win awards of contracts in the future or receive renewals of or option extensions under existing contracts. See "Business — Regulation."

The U.S. Government's organizational conflict of interest rules could limit our ability to successfully compete for new contracts or task orders, which would adversely affect our results of operations.

          Past efforts by the U.S. Government to reform its procurement practices have focused, among other areas, on the separation of certain types of work to facilitate objectivity and avoid or mitigate organizational conflicts of interest and the strengthening of regulations governing organizational conflicts of interest. Organizational conflicts of interest may arise from circumstances in which a contractor has:

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  impaired objectivity during performance;

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  unfair access to non-public information; or

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  the ability to set the "ground rules" for another procurement for which the contractor competes.

          A focus on organizational conflicts of interest issues has resulted in legislation and regulations aimed at increasing organizational conflicts of interest requirements, including, among other things, separating sellers of products and providers of advisory services in major defense acquisition programs. For example, our current launch services support contracts for the U.S. Government may limit our ability to apply our expertise and solutions to capitalize on all potential opportunities within the commercial launch market. Future legislation and regulations may increase the restrictions in current organizational conflicts of interest regulations and rules. To the extent that organizational conflicts of interest laws, regulations and rules limit our ability to successfully compete for new contracts or task orders with the U.S. Government and/or commercial entities, either because of organizational conflicts of interest issues arising from our business or because companies with which we are affiliated or with which we otherwise conduct business create organizational conflicts of interest issues for us, our results of operations could be materially and adversely affected.

The U.S. Government may revise its procurement, contract or other practices in a manner materially adverse to us at any time.

          Our industry continues to experience significant changes to business practices as a result of an increased focus on affordability, efficiencies and recovery of costs, among other items. Legislation, regulations and initiatives dealing with procurement reform, mitigation of potential organizational conflicts of interest, deterrence of fraud, and environmental responsibility or sustainability could have a material adverse effect on us. Moreover, shifts in the buying practices of U.S. Government agencies (such as increased usage of fixed-price contracts, multiple award contracts and small business set-aside contracts) could have material adverse effects on government contractors, including us. The U.S. Government may:

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  revise its procurement practices or adopt new contract laws, rules, and regulations, such as cost accounting standards, organizational conflicts of interest, and other rules governing inherently governmental functions at any time;

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  reduce, delay, or cancel procurement programs resulting from U.S. Government efforts to improve procurement practices and efficiency;

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  limit the creation of new government-wide or agency-specific multiple award contracts;

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  face restrictions or pressure from government employees and their unions regarding the amount of services the U.S. Government may obtain from private contractors;

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  award contracts on a technically acceptable/lowest cost basis to reduce expenditures, and we may not be the lowest cost provider of services;

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  adopt new socio-economic requirements, including setting aside procurement opportunities for small, disadvantaged, minority-, women- or veteran-owned businesses;

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  change the basis upon which it reimburses our compensation and other expenses or otherwise limit such reimbursements; and

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  at its option, terminate or decline to renew our contracts.

          In addition, any new contracting methods could be costly or administratively difficult for us to implement and could materially adversely affect our future revenue and profit margin. Furthermore, changes to the procurement system could cause delays in the procurement decision-making process. Any such changes to the U.S. Government's procurement practices or the adoption of new contracting rules or practices could impair our ability to obtain new or re-compete contracts and any such changes or increased associated costs could materially and adversely affect our results of operations. Moreover, cost-cutting initiatives recently announced by the Secretary of Defense may significantly change the way the U.S. Government solicits, negotiates, and manages its contracts, which could result in an increase in competitive pressure and decreased profitability on contracts and have a material adverse effect on our results of operations.

The U.S. Government may prefer small, disadvantaged, minority-, women- or veteran-owned businesses. As a result we may have fewer opportunities to bid on new or incumbent work.

          As a result of the Small Business Administration set-aside program, the U.S. Government may decide to restrict certain procurements only to bidders that qualify as small, disadvantaged, minority-, women- or veteran-owned. As a result, we would not be eligible to perform as a prime contractor on those programs and would be restricted to a maximum of 49% of the work as a subcontractor on those programs. An increase in the amount of procurements under the Small Business Administration set-aside program may impact our ability to bid on new procurements as a prime contractor or restrict our ability to re-compete on incumbent work that is placed in the set-aside program.

Our business is subject to reviews, audits and cost adjustments by the U.S. Government, which, if resolved unfavorably to us, could adversely affect our profitability, cash flows or growth prospects.

          The Defense Contract Audit Agency ("DCAA"), Defense Contract Management Agency ("DCMA") and others routinely audit and review a contractor's performance on government contracts, indirect cost rates and pricing practices, and compliance with applicable contracting and procurement laws, regulations and standards. They also review the adequacy of the contractor's compliance with government standards for its business systems, which are defined as the contractor's accounting, earned value management, estimating, materials management, property management and purchasing systems. A finding of material weakness or significant control deficiencies in a contractor's business systems or a finding of noncompliance with the FAR Cost Accounting Standards can result in reduced billing rates to U.S. Government customers until the material weakness or control deficiencies are corrected and their remediation is accepted by the DCMA. The agencies conducting these audits and reviews have come under increased scrutiny. As a result, audits and reviews have become more rigorous and the standards to which we are held are being more strictly interpreted which has increased the likelihood of an audit or review resulting in an adverse outcome.

          Government audits and reviews may conclude that our practices are not consistent with applicable laws and regulations and result in adjustments to contract costs and mandatory customer refunds. Such adjustments can be applied retroactively, which could result in significant customer refunds. Receipt of adverse audit findings or the failure to obtain an "approved" determination on our various business systems could significantly and adversely affect our business by, among other things, restricting our ability to bid on new contracts and, for those proposals under evaluation, diminishing our competitive position. A determination of noncompliance could also result in the U.S. Government imposing penalties and sanctions against us, including withholding of payments, suspension of payments and increased government scrutiny. Increased scrutiny could adversely impact our ability to perform on contracts, affect our ability to invoice for work performed, delay the receipt of timely payment on contracts, and weaken our ability to compete for new contracts with the U.S. Government.

          The indirect cost audits by the DCAA of our business remain open for our fiscal years as early as the year ended December 31, 2006 (as it includes open audit years from our acquisitions). We have recorded contract revenues subsequent to and including the year ended December 31, 2016 based on an estimate of costs that we believe will be approved on final audit. We regularly review the status of these open audit years and record reserves, in amounts that we believe are appropriate based on management's best estimate of financial exposure. As of December 31, 2016, we had recorded $5.3 million of contract reserves. However, we do not know the outcome of any ongoing or future audits, which may result in significant customer refunds that could exceed our reserves established for these potential adjustments.

If we cannot collect our receivables or if payment is delayed, our business and financial condition may be materially and adversely affected.

          We depend on the timely collection of our receivables to generate cash flow, provide working capital, and continue our business operations. If the U.S. Government or any prime contractor for whom we are a subcontractor fails to pay or delays the payment of invoices for any reason, our business and financial condition may be materially and adversely affected. The U.S. Government may delay or fail to pay invoices for a number of reasons, including lack of appropriated funds, lack of an approved budget, or as a result of audit findings by government regulatory agencies. Some prime contractors for whom we are a subcontractor have significantly fewer financial resources than we do, which may increase the risk that we may not be paid in full or that payment may be delayed.

Our U.S. Government contracts may be terminated by the U.S. Government at any time and may contain other provisions permitting the U.S. Government to discontinue contract performance or that are otherwise unfavorable to us, and if lost contracts are not replaced, our operating results may differ materially and adversely from those anticipated.

          U.S. Government contracts contain provisions and are subject to laws and regulations that provide U.S. Government clients with rights and remedies not typically found in commercial contracts. These rights and remedies allow the U.S. Government to, among other things:

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  terminate existing contracts, with short notice, for convenience as well as for default;

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  reduce orders under or otherwise modify contracts;

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  for contracts subject to the Truth in Negotiations Act, reduce the contract price or cost where it was increased because a contractor or subcontractor furnished cost or pricing data during negotiations that was not complete, accurate, and current;

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  for some contracts, demand a refund, make a forward price adjustment, or terminate a contract for default if a contractor provided inaccurate or incomplete data during the contract negotiation process and/or reduce the contract price under certain triggering circumstances, including the revision of price lists or other documents upon which the contract award was predicated;

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  terminate our facility security clearances and thereby prevent us from receiving classified contracts;

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  cancel multi-year contracts and related orders if funds for contract performance for any subsequent year become unavailable;

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  decline to exercise an option to renew a multi-year contract or issue task orders in connection with ID/IQ contracts;

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  assert rights in solutions, systems, and technology produced by us during contract performance, and continue to use that work product without continuing to contract for our services, and/or disclose or permit such work-product to be used by third parties, including other U.S. Government agencies and our competitors, which could harm our competitive position;

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  prohibit future procurement awards with a particular U.S. Government agency due to a finding of organizational conflicts of interest based upon prior related work performed for the U.S. Government agency that would give a contractor an unfair advantage over competing contractors, or the existence of conflicting roles that might bias a contractor's judgment;

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  suspend or debar us from doing business with the U.S. Government;

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  impose fines and penalties on us, and subject us to criminal prosecution;

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  control or prohibit the export of our services; and

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  impose special handling and control requirements for controlled unclassified information.

          Recent and potential future budget cuts, the impact of sequestration and recent efforts by the Office of Management and Budget to decrease federal awards for management support services may cause U.S. Government agencies with which we currently have contracts to terminate, reduce the number of task orders under or fail to renew such contracts. If a U.S. Government client were to unexpectedly terminate, cancel, or decline to exercise an option to renew with respect to one or more of our significant contracts, or suspend or debar us from doing business with the U.S. Government, our revenue and operating results could be materially harmed.

We face intense competition from many competitors, which could cause us to lose business, lower prices and suffer employee departures.

          Our business operates in a highly competitive industry, and we generally compete with a wide variety of U.S. Government contractors, including large defense contractors, diversified service providers, and small businesses. There is also a significant industry trend towards consolidation, which may result in the emergence of companies that are better able to compete against us. Some of these companies possess greater financial resources and larger technical staffs, and others have smaller and more specialized staffs. These competitors could, among other things:

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  divert sales from us by winning very large-scale government contracts;

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  force us to charge lower prices in order to win or maintain contracts;

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  seek to hire our employees; or

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  adversely affect our relationships with current clients, including our ability to continue to win competitively awarded engagements where we are the incumbent.

          If we lose business to our competitors or are forced to lower our prices or suffer employee departures, our revenue and our operating profits could decline. In addition, we may face competition from our subcontractors who, from time to time, seek to obtain prime contractor status on contracts for which they currently serve as a subcontractor to us. If one or more of our current subcontractors are awarded prime contractor status on such contracts in the future, it could divert sales from us and could force us to charge lower prices, which could have a material adverse effect on our revenue and profitability. See "Business — Competition."

We may earn less revenue than projected, or no revenue, under certain of our contracts.

          Many of our contracts with our clients are ID/IQ contracts. ID/IQ contracts provide for the issuance by the client of orders for services or products under the contract, and often contain multi-year terms and unfunded ceiling amounts, which allow but do not commit the U.S. Government to purchase products and services from contractors. Our ability to generate revenue under each of these types of contracts depends upon our ability to be awarded task orders for specific services by the client. ID/IQ contracts may be awarded to one contractor (single award) or several contractors (multiple award). Multiple contractors must compete under multiple award ID/IQ contracts for task orders to provide particular services, and contractors earn revenue only to the extent that they successfully compete for these task orders. A failure to be awarded task orders under such contracts would have a material adverse effect on our results of operations and financial condition. In addition, our ability to maintain our existing business and win new business depends on our ability to maintain our prime and subcontractor positions on our ID/IQ contracts.

          In addition, we have other contracts with the U.S. Government that have option periods, and the U.S. Government may elect not to exercise those options periods. We report the term of, and the total value of, such contracts assuming that all option periods will be exercised. If the U.S. Government chooses not to exercise an option period under a contract, the contract would have a shorter term, we would earn less revenue under it, and its value would be less, than projected.

          The loss, without replacement, of certain of these contract vehicles could have a material adverse effect on our ability to win new business and our operating results.

Our business is subject to fluctuations that may cause our operating results to decline.

          The U.S. fiscal year ends on September 30th of each year. While not certain, it is not uncommon for U.S. Government agencies to award extra tasks or complete other contract actions in the weeks before the end of the U.S. fiscal year in order to avoid the loss of unexpended fiscal year funds. In addition, we have also historically experienced higher bid and proposal costs in the months leading up to the U.S. fiscal year-end as we pursue new contract opportunities expected to be awarded early in the following U.S. fiscal year as a result of funding appropriated for that U.S. fiscal year. We may continue to experience this seasonality in future periods, and our results of operations may be affected by it. While not certain, changes in the U.S. Government's funding and spending patterns have altered historical seasonality trends, supporting our approach to managing the business on an annual basis. Seasonality is just one of a number of factors, many of which are outside of our control, which may negatively affect our operating results in any period.

We may fail to attract, train and retain skilled and qualified employees, which may impair our ability to generate revenue, effectively serve our clients, and execute our growth strategy.

          Our business depends in large part upon our ability to attract and retain sufficient numbers of highly qualified individuals, including those who have advanced degrees in areas such as IT as well as appropriate security clearances. We compete for such qualified personnel with other U.S. Government contractors, the U.S. Government, and private industry, and such competition is intense. Personnel with the requisite skills, qualifications, or security clearance may be in short supply or generally unavailable. In addition, our ability to recruit, hire, and internally deploy former employees of the U.S. Government is subject to complex laws and regulations, which may serve as an impediment to our ability to attract such former employees, and failure to comply with these laws and regulations may expose us and our employees to civil or criminal penalties. Moreover, a number of our best and most experienced personnel are nearing retirement and we may not be able to attract people of the same caliber to replace these employees when they retire. If we are unable to recruit and retain a sufficient number of qualified employees, or fail to deploy such employees or obtain their appropriate security clearances in a timely manner, our ability to maintain and grow our business and to effectively serve our clients could be limited and our future revenue and results of operations could be materially and adversely affected. Furthermore, to the extent that we are unable to make necessary permanent hires to appropriately serve our clients, we could be required to engage larger numbers of contracted personnel, which could reduce our profit margins.

          If we are able to attract sufficient numbers of qualified new hires, training and retention costs may place significant demands on our resources. In addition, to the extent that we experience attrition in our employee ranks, we may realize only a limited or no return on such invested resources, and we would have to expend additional resources to hire and train replacement employees. The loss of services of key personnel could also impair our ability to perform required services under some of our contracts and to retain such contracts, as well as our ability to win new business.

Our profitability could suffer if we are not able to timely and effectively utilize our employees or manage our cost structure.

          The cost of providing our services, including the degree to which our employees are utilized, affects our profitability. The degree to which we are able to utilize our employees in a timely manner or at all is affected by a number of factors, including:

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  our ability to transition employees from completed projects to new assignments and to hire, assimilate, and deploy new employees;

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  our ability to forecast demand for our services and to maintain and deploy headcount that is aligned with demand, including employees with the right mix of skills and experience to support our projects;

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  our employees' inability to obtain or retain necessary security clearances or required certifications;

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  our ability to manage attrition; and

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  our need to devote time and resources to training, business development, and other non-chargeable activities.

          If our employees are under-utilized, our profit margin and profitability could suffer. Additionally, if our employees are over-utilized, it could have a material adverse effect on employee morale and attrition, which would in turn have a material adverse impact on our business.

          Our profitability is also affected by the extent to which we are able to effectively manage our overall cost structure for operating expenses, such as wages and benefits, overhead and capital and other investment-related expenditures. If we are unable to effectively manage our costs and expenses and achieve efficiencies, our competitiveness and profitability may be adversely affected.

We may lose one or more members of our senior management team or fail to develop new leaders, which could cause a disruption in the management of our business.

          We believe that the future success of our business and our ability to operate profitably depends on the continued contributions of the members of our senior management and the continued development of new members of senior management. We rely on our senior management to generate business and execute programs successfully. In addition, the relationships and reputation that many members of our senior management team have established and maintain with our clients are important to our business and our ability to identify new business opportunities. We do not have any employment agreements providing for a specific term of employment with any members of our senior management. The loss of any member of our senior management or our failure to continue to develop new members could impair our ability to identify and secure new contracts, to maintain good client relations, and to otherwise manage our business, and could have a material adverse effect on our results of operations and financial condition.

Our employees or subcontractors may engage in misconduct or other improper activities, which could harm our ability to conduct business with the U.S. Government.

          We are exposed to the risk that employee or subcontractor fraud or other misconduct could occur. Misconduct by employees or subcontractors could include intentional or unintentional failures to comply with U.S. Government procurement regulations, engaging in other unauthorized activities, or falsifying time records. Employee or subcontractor misconduct could also involve the theft of or improper use of our clients' sensitive or classified information, or the inadvertent or intentional disclosure of our or our clients' sensitive or classified information in violation of our contractual, statutory, or regulatory obligations. The U.S. Government is increasingly concerned about such insider threats, and in May 2016, following a number of high-profile insider leaks, the DoD mandated that all government contractors subject to the National Industrial Security Program Operating Manual establish and maintain an insider-threat detection program that meets certain enumerated requirements. While we have established such a program, it is not always possible to deter employee or subcontractor misconduct, and the precautions we take to prevent and detect such insider threats or other misconduct may not be effective in controlling unknown or unmanaged risks or losses, which could materially harm our business. As a result of such misconduct, our employees could lose their security clearance, and we could face fines and civil or criminal penalties, loss of facility clearance accreditation, and suspension, proposed debarment or debarment from bidding for or performing under contracts with the U.S. Government, as well as reputational harm, which would materially and adversely affect our results of operations and financial condition.

We may not realize the full value of our backlog, which may result in lower than expected revenue.

          As of December 31, 2016, our total backlog was $2.5 billion, of which $0.3 billion was funded. We define backlog to include the following two components:

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  Funded Backlog.  Funded backlog represents the revenue value of orders for services under existing contracts for which funding is appropriated or otherwise authorized, less revenue previously recognized on these contracts.

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  Unfunded Backlog.  Unfunded backlog represents the revenue value of orders for services under existing contracts for which funding has not been appropriated or otherwise authorized.

          Backlog does not include any multi-award ID/IQ contracts, including GSA Multiple Award schedule contracts and GSA schedules, except to the extent that task orders have been awarded to us under those contracts.

          We historically have not realized all of the revenue included in our total backlog, and we may not realize all of the revenue included in our total backlog in the future. There is a higher degree of risk in this regard with respect to unfunded backlog. In addition, there can be no assurance that our backlog will result in actual revenue in any particular period. This is because the actual receipt, timing, and amount of revenue under contracts included in backlog are subject to various contingencies, including congressional appropriations, many of which are beyond our control. In particular, delays in the completion of the U.S. Government's budgeting process and the use of continuing resolutions could adversely affect our ability to timely recognize revenue under our contracts included in backlog. Furthermore, the actual receipt of revenue from contracts included in backlog may never occur or may be delayed because of factors such as the following: a program schedule could change or the program could be canceled; a contract's funding or scope could be reduced, modified, delayed, or terminated early, including as a result of a lack of appropriated funds or as a result of cost-cutting initiatives and other efforts to reduce U.S. Government spending or the automatic federal defense spending cuts required by sequestration; in the case of funded backlog, the period of performance for the contract could have expired; or, in the case of unfunded backlog, funding may not be available. In addition, consulting staff headcount growth is the primary means by which we are able to recognize revenue growth. Any inability to hire additional appropriately qualified personnel or failure to timely and effectively deploy such additional personnel against funded backlog could negatively affect our ability to grow our revenue. Furthermore, even if our backlog results in revenue, the contracts may not be profitable.

Our earnings and profitability may vary based on the mix of our contracts and may be adversely affected by our failure to accurately estimate or otherwise recover the expenses, time, and resources for our contracts.

          We enter into three general types of U.S. Government contracts for our services: cost-reimbursable, time-and-materials, and fixed-price. For the year ended December 31, 2016, we derived 79% of our revenue from cost-reimbursable contracts, 10% from time-and-materials contracts and 11% from fixed-price contracts.

          Each of these types of contracts, to varying degrees, involves the risk that we could underestimate our cost of fulfilling the contract, which may reduce the profit we earn or lead to a financial loss on the contract and adversely affect our operating results.

          Under cost-reimbursable contracts, we are reimbursed for allowable costs up to a ceiling and paid a fee, which may be fixed or performance-based. If our actual costs exceed the contract ceiling or are not allowable under the terms of the contract or applicable regulations, we may not be able to recover those costs. In particular, there is increasing focus by the U.S. Government on the extent to which government contractors, including us, are able to receive reimbursement for employee compensation, including rules under the Bipartisan Budget Act of 2013 that substantially decreased the level of allowable compensation cost for executive-level employees and further applied the newly reduced limitation to all employees. In addition, there is risk of compensation being deemed unallowable or payments being withheld as a result of U.S. Government audit, review, or investigation.

          Under time-and-materials contracts, we are reimbursed for the hours worked using predetermined hourly rates for each labor category and typically reimbursed for other direct contract costs and expenses at cost. We assume financial risk on time-and-materials contracts because our costs of performance may exceed these negotiated hourly rates.

          Under fixed-price contracts, we perform specific tasks for a pre-determined price. Compared to time-and-materials and cost-reimbursable contracts, fixed-price contracts generally offer higher margin opportunities because we receive the benefits of any cost savings, but involve greater financial risk because we bear the impact of any cost overruns. Because we assume the risk for cost overruns and contingent losses on fixed-price contracts, an increase in the percentage of fixed-price contracts in our contract mix could increase our risk of suffering losses.

          Additionally, our profits could be adversely affected if our costs under any of these contracts exceed the assumptions we used in bidding for the contract. For example, we may miscalculate the costs, resources, or time needed to complete projects or meet contractual milestones as a result of delays on a particular project, including delays in designs, engineering information, or materials provided by the customer or a third party, delays or difficulties in equipment and material delivery, schedule changes, and other factors, some of which are beyond our control.

          We have recorded provisions in our consolidated financial statements for losses on our contracts, as required under GAAP, but our contract loss provisions may not be adequate to cover all actual losses that we may incur in the future. Actual losses could have an adverse effect on our business and financial results.

We use estimates in recognizing revenue and if we make changes to estimates used in recognizing revenue, our future revenue, profitability and results of operations may be adversely affected.

          Revenue from our fixed-price contracts is primarily recognized using the percentage-of-completion method with progress toward completion of a particular contract based on actual costs incurred relative to total estimated costs to be incurred over the life of the contract.

Revenue from our cost-reimbursable contracts are based on our estimation of award fees over the life of the contract. Estimating costs at completion and award fees on our long-term contracts is complex and involves significant judgment. Adjustments to original estimates are often required as work progresses, experience is gained, and additional information becomes known, even though the scope of the work required under the contract may not change. Any adjustment as a result of a change in estimate is recognized as events become known.

          In the event updated estimates indicate that we will experience a loss on the contract, we recognize the estimated loss at the time it is determined. Additional information may subsequently indicate that the loss is more or less than initially recognized, which requires further adjustments in our consolidated financial statements. Changes in the underlying assumptions, circumstances, or estimates could result in adjustments that could have a material adverse effect on our future revenue, profitability and results of operations.

Our business and financial results could be negatively affected by cyber or other security threats.

          As a U.S. Government contractor and a provider of IT services operating in multiple regulated industries and geographies, we handle sensitive information which includes personally identifiable information, protected health information, personnel information, classified information, financial information and other confidential information concerning our business and employees and those of our customers (collectively referred to below as "sensitive information"). We are continuously exposed to risk from cyber and other security threats, including computer viruses and attacks by hackers. Any electronic or other security breach or compromise may jeopardize security of sensitive or other information stored or transmitted through our IT systems and networks. This could lead to disruptions in mission-critical systems, unauthorized release of confidential or otherwise protected information and corruption or loss of data. Although we have implemented policies, procedures and controls, including the use of third-party security audit and assessment firms, to protect against, detect and mitigate these threats, attempts by others to gain unauthorized access to our IT systems are becoming more sophisticated. These attempts include covertly introducing malware to our computers and networks and impersonating authorized users, among others, and may be perpetrated by well-funded organized crime or state sponsored efforts. We work with other companies in the industry and government participants to share threat intelligence and promote increased awareness and enhanced protections against cybersecurity threats, and we seek to detect and investigate all security events and to prevent their occurrence or recurrence. We continue to improve our threat protection, detection and mitigation policies, procedures and controls. However, because of the evolving nature of these security threats, there can be no assurance that our policies, procedures and controls have or will detect or prevent any of these threats, and we cannot predict the full impact of any such incident.

          In addition, we may experience similar security threats to the IT systems that we develop, install or maintain under customer contracts, including customer contracts under which we may have access to or management responsibility for customer databases or networks that contain sensitive information relating to our customers, their employees or related third parties. Although we work cooperatively with our customers and other business partners to seek to minimize the impacts of cyber and other security threats, we must rely on the safeguards put in place by those entities. However, under certain of our customer contracts we are specifically tasked with cybersecurity measures and thus are affirmatively responsible for implementing cybersecurity measures to protect against, detect and mitigate these threats.

          In the event of unauthorized access to sensitive information that we are responsible for safeguarding, our customers and their employees or related third parties, if applicable, may seek to hold us liable for any costs or other damages associated with the unauthorized access as a breach of our contractual and other obligations. In addition, various federal or state agencies may bring legal action against us for violation of or noncompliance with regulatory requirements relating to any unauthorized access to sensitive information within our control. Any remediation costs, damages or other liabilities related to unauthorized access of sensitive information of ours or our customers caused by cyber or other security threats may not be fully insured or indemnified by other means. The occurrence of any unauthorized access caused by these security threats could adversely affect our reputation and our ability to work on sensitive U.S. Government contracts, and, as a result, our business and financial results.

Certain services we provide and technologies we develop are designed to detect and monitor threats to our clients and may require our staff to travel to locations where their physical safety may be at risk.

          We help our clients detect, monitor and mitigate threats to their people, information and facilities. These threats may originate from nation states, terrorist or criminal actors, activist hackers or others who seek to harm our clients. Successful attacks on our clients may cause reputational harm to us and our clients, as well as liability to our clients or third parties. In addition, if we are associated with our clients in this regard, our staff, information and facilities may be targeted by a similar group of threat actors and may be at risk for loss, or physical or reputational harm.

Internal system or service failures, or those of our vendors or clients, including as a result of cyber or other security threats, could disrupt our business and impair our ability to effectively provide our services to our clients, which could damage our reputation and have a material adverse effect on our business and results of operations.

          We create, implement, and maintain IT and engineering systems for internal use and for our clients and also use vendors to provide services that are often critical to our clients' operations, some of which involve sensitive information and may be conducted in war zones or other hazardous environments, or include information whose confidentiality is protected by law. As a result, we are subject to systems or service failures, not only resulting from our own failures, the failures of third-party service providers or our clients, natural disasters, power shortages, or terrorist attacks, but also from continuous exposure to cyber and other security threats, including computer viruses or attacks by computer hackers. There has been an increase in the frequency and sophistication of the cyber and security threats we face, with attacks ranging from those common to businesses generally to those that are more advanced and persistent, which may target us because, as a cybersecurity services contractor, we hold classified or other sensitive information. As a result, we, our vendors and clients face a heightened risk of a security breach or disruption with respect to sensitive information resulting from an attack by computer hackers, foreign governments and cyber terrorists. While we put in place policies, controls, and technologies to help detect and protect against such attacks, we cannot guarantee that future incidents will not occur, and if an incident does occur, we may not be able to successfully mitigate the impact. We have been the target of these types of attacks in the past and future attacks are likely to occur. If successful, these types of attacks on our network or other systems or service failures could have a material adverse effect on our business and results of operations, due to, among other things, the loss of client or proprietary data, interruptions or delays in our clients' businesses, and damage to our reputation. In addition, the failure or disruption of our systems, communications, vendors, clients, or utilities could cause us to interrupt or suspend our operations, which could have a material adverse effect on our business and results of operations. In addition, if our employees inadvertently do not adhere to appropriate information security protocols, our protocols are inadequate, or our employees intentionally avoid these protocols, our or our clients' sensitive information may be released thereby causing significant negative impacts to our reputation and expose us or our clients to liability.

          If our, our vendors' or our clients' systems, services, or other applications have significant defects or errors, are successfully attacked by cyber and other security threats, suffer delivery delays or otherwise fail to meet our clients' expectations, we may, among other things:

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  lose revenue due to adverse client reaction;

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  be required to provide additional services to a client at no charge;

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  incur additional costs related to monitoring and increasing our cybersecurity;

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  lose revenue due to the deployment of internal staff for remediation efforts instead of client assignments;

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  receive negative publicity, which could damage our reputation and adversely affect our ability to attract or retain clients;

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  be unable to successfully market services that are reliant on the creation and maintenance of secure IT systems to U.S. Government, international and commercial clients;

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  suffer claims by clients or impacted third parties for substantial damages, particularly as a result of any successful network or systems breach and exfiltration of client and/or third-party information; or

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  incur significant costs, including fines from government regulators related to complying with applicable federal or state law, including laws pertaining to the security and protection of personal information.

          In addition to any costs resulting from contract performance or required corrective action, these failures may result in increased costs or loss of revenue if they result in clients postponing subsequently scheduled work or canceling or failing to renew contracts.

          The costs related to cyber or other security threats or disruptions may not be fully insured or indemnified by other means. Additionally, some cyber technologies and techniques that we utilize or develop may raise potential liabilities related to legal compliance, IP and civil liberties, including privacy concerns, which may not be fully insured or indemnified. Our errors and omissions insurance coverage may not continue to be available on reasonable terms or in sufficient amounts to cover one or more large claims, or the insurer may disclaim coverage as to some types of future claims. The successful assertion of any large claim against us could seriously harm our business. Even if not successful, these claims could result in significant legal and other costs, may be a distraction to our management, and may harm our client relationships. In certain new business areas, we may not be able to obtain sufficient insurance and may decide not to accept or solicit business in these areas.

Legal disputes could require us to pay potentially large damage awards and could be costly to defend, which would adversely affect our cash balances and profitability and could damage our reputation.

          We are subject to, and may become a party to, a variety of lawsuits or claims and suits that arise from time to time in the ordinary course of our business. The DoJ and other enforcement agencies of the U.S. Government may bring claims or lawsuits against us in connection with our performance of government contracts or our billing or record-keeping relating to those contracts. The DoJ has considerably more resources at its disposal than we do and can bring suspension and debarment proceedings against us that would prevent us from working for some or all U.S. Government customers. In addition, certain statutes under which the DoJ may bring claims (like the False Claims Act) provide for treble damages and penalties on a per invoice basis against government contractors. These circumstances generally give the DoJ significantly more leverage in any legal dispute with us than if we were defending ourselves against claims brought by a commercial enterprise. Adverse judgments or settlements in some or all of these legal disputes may result in significant monetary damages or injunctive relief against us. Any claims or litigation could be costly to defend, and even if we are successful or fully indemnified or insured, could damage our reputation and make it more difficult to compete effectively or obtain adequate insurance in the future. Litigation and other claims are subject to inherent uncertainties, and management's view of these matters may change in the future.

Our business and operations expose us to numerous legal and regulatory requirements, and any violation of these requirements could harm our business.

          We are subject to numerous federal, state and foreign legal requirements on matters as diverse as data privacy and protection, employment and labor relations, environmental, health and safety, immigration, taxation, anti-corruption, import/export controls, trade restrictions, internal and disclosure control obligations, securities regulation and anti-competition. Compliance with diverse and changing legal requirements is costly, time-consuming and requires significant resources. We also conduct business in certain identified growth areas, such as health information technology and energy, which are highly regulated and may expose us to increased compliance risk. Violations of one or more of these diverse legal requirements in the conduct of our business could result in significant fines and other damages, criminal sanctions against us or our officers, prohibitions on doing business (including suspension or disbarment from U.S. Government contracts or grants) and damage to our reputation. Violations of these regulations or contractual obligations related to regulatory compliance in connection with the performance of customer contracts could also result in liability for significant monetary damages, fines and/or criminal prosecution, unfavorable publicity and other reputational damage, restrictions on our ability to compete for certain work and allegations by our customers that we have not performed our contractual obligations.

Our insurance may be insufficient to protect us from liability claims or losses.

          We maintain insurance coverage with third-party insurers as part of our overall risk management strategy and because some of our contracts require us to maintain specific insurance coverage limits. However, not every risk or liability is or can be protected by insurance, and, for those risks we insure, the limits of coverage we purchase or that are reasonably obtainable in the market may not be sufficient to cover all actual losses or liabilities incurred. If any of our third-party insurers fail, cancel our coverage or otherwise are unable to provide us with adequate insurance coverage, then our overall risk exposure and our operational expenses would increase and the management of our business operations would be disrupted. Our insurance may be insufficient to protect us from significant liability claims or losses. Moreover, there is a risk that commercially available liability insurance will not continue to be available to us at a reasonable cost, if at all. If liability claims or losses exceed our current or available insurance coverage, our business, financial position, operating results and prospects may be harmed. Regardless of the adequacy of our liability insurance coverages, any significant claim may have an adverse effect on our industry and market reputation, leading to a substantial decrease in demand for our products and services and reduced revenues.

Our failure to maintain strong relationships with other contractors, or the failure of contractors with which we have entered into a sub- or prime contractor relationship to meet their obligations to us or our clients, could have a material adverse effect on our business and results of operations.

          Maintaining strong relationships with other U.S. Government contractors, who may also be our competitors, is important to our business, and our failure to do so could have a material adverse effect on our business, prospects, financial condition, and operating results. To the extent that we fail to maintain good relations with our subcontractors or other prime contractors due to either perceived or actual performance failures or other conduct, they may refuse to hire us as a subcontractor in the future or to work with us as our subcontractor. In addition, other contractors may choose not to use us as a subcontractor or choose not to perform work for us as a subcontractor for any number of additional reasons, including because they choose to establish relationships with our competitors or because they choose to directly offer services that compete with our business.

          As a prime contractor, we often rely on other companies to perform some of the work under a contract, and we expect to continue to depend on relationships with other contractors for portions of our delivery of services and revenue in the foreseeable future. If our subcontractors fail to perform their contractual obligations, our operating results and future growth prospects could be impaired. There is a risk that we may have disputes with our subcontractors arising from, among other things, the quality and timeliness of work performed by the subcontractor, client concerns about the subcontractor, our failure to extend existing task orders or issue new task orders under a subcontract, or our hiring of a subcontractor's personnel. In addition, if any of our subcontractors fail to deliver the agreed-upon supplies or perform the agreed-upon services on a timely basis, our ability to fulfill our obligations as a prime contractor may be jeopardized. Material losses could arise in future periods and subcontractor performance deficiencies could result in a client terminating a contract for default. A termination for default could expose us to liability and have an adverse effect on our ability to compete for future contracts and orders.

          We estimate that revenue derived from contracts under which we acted as a subcontractor to other companies represented approximately 10% of our revenue for the year ended December 31, 2016. As a subcontractor, we often lack control over fulfillment of a contract, and poor performance on the contract could tarnish our reputation, even when we perform as required, and could cause other contractors to choose not to hire us as a subcontractor in the future. If the U.S. Government terminates or reduces other prime contractors' programs or does not award them new contracts, subcontracting opportunities available to us could decrease, which would have a material adverse effect on our financial condition and results of operations. In addition, as a subcontractor, we may be unable to collect payments owed to us by the prime contractor, even if we have performed our obligations under the contract, as a result of, among other things, the prime contractor's inability to fulfill the contact. Due to certain common provisions in subcontracts in certain countries, we could also experience delays in receiving payment if the prime contractor experiences payment delays, which could have an adverse effect on our financial condition and results of operations.

Our focus on new growth areas for our business entails risks, including those associated with new relationships, clients, talent needs, capabilities, service offerings, and maintaining our collaborative culture and core values.

          We are focused on growing our presence in our addressable markets by: increasing our penetration with existing clients, leveraging our core competencies to target and win large programs, continuing to expand and apply our suite of IP and technological capabilities and pursuing opportunities to commercialize and monetize our IP portfolio. These efforts entail inherent risks associated with innovation and competition from other participants in those areas. Potential risks include our failure to help our clients respond to the challenges they face, difficulties related to our ability to comply with uncertain evolving legal standards applicable to certain of our service offerings, including those in the cybersecurity area, and, with respect to potential international growth, risks associated with operating in foreign jurisdictions, such as compliance with applicable foreign and U.S. laws and regulations that may impose different and, occasionally, conflicting or contradictory requirements, and the economic, legal and political conditions in the foreign jurisdictions in which we operate. As we attempt to develop new relationships, clients, capabilities and service offerings, these efforts could harm our results of operations due to, among other things, a diversion of our focus and resources and the expenditure of actual costs, opportunity costs of pursuing these opportunities in lieu of others and a failure to reach a profitable return on our investments in new technologies, capabilities and businesses, including expenses on R&D investments. Additionally, these efforts could ultimately prove to be unsuccessful. The possibility also exists that our competitors might develop new capabilities or service offerings that might cause our existing capabilities and service offerings to become obsolete or less competitive. If we fail in our efforts to develop new capabilities or our capabilities or services fail to achieve market acceptance more rapidly than our competitors, our ability to procure new contracts could be negatively impacted, which would negatively impact our results of operations and financial condition.

          With the growth of our operations, we are now providing client services and undertaking business development efforts in numerous and disparate geographic locations. Our ability to effectively serve our clients is dependent upon our ability to successfully leverage our operating model across all of these and any future locations and maintain effective management controls over all of our locations to ensure, among other things, compliance with applicable laws, rules and regulations at each of these and any future locations. Any inability to ensure any of the foregoing could have a material adverse effect on our business and results of operations.

Failure to adequately protect, maintain or enforce our rights in our IP and trade secrets may adversely limit our competitive position.

          We rely upon a combination of nondisclosure agreements and other contractual arrangements, as well as copyright, trademark, patent and trade secret laws to protect our proprietary information. We also enter into proprietary information and IP agreements with employees, which require them to disclose any inventions created during employment, to convey such rights to inventions to us and to restrict any disclosure of proprietary information. Although our employees are subject to confidentiality obligations, this protection may be inadequate to deter or prevent misappropriation of our confidential information and/or the infringement of our patents and copyrights. Further, we may be unable to detect unauthorized use of our IP or otherwise take appropriate steps to enforce our rights. Failure to adequately protect, maintain or enforce our IP rights may adversely limit our competitive position.

          In addition to the protection afforded by patents and other IP rights, we rely on trade secret protection and confidentiality agreements to protect trade secrets that are not covered by our patents and other IP rights. However, trade secrets are generally difficult to protect. Although we require all of our employees, consultants, advisors and any other third parties who have access to our trade secrets to enter into appropriate confidentiality agreements, we cannot be certain that our trade secrets will not be subject to unauthorized disclosure, that our competitors will not otherwise gain access to or independently develop substantially equivalent trade secrets or that the confidentiality agreements will be enforceable and sufficient to protect our trade secrets. Furthermore, enforcing a claim that an employee, consultant, advisor or other third party illegally obtained, and is using, our trade secrets is expensive and time consuming, and the outcome is unpredictable. Failure to adequately protect our trade secrets may adversely limit our competitive position.

Assertions by third parties of infringement, misappropriation or other violations by us of their IP rights could result in significant costs and substantially harm our business and operating results.

          In recent years, there has been significant litigation involving IP rights in technology industries. We may face, from time to time, allegations that we or a supplier or customer have violated the rights of third parties, including patent, trademark and other IP rights.

          Any infringement, misappropriation or related claims, whether or not meritorious, are time consuming, divert technical and management personnel and are costly to resolve. As a result of any such dispute, we may have to develop non-infringing technology, pay damages, enter into royalty or licensing agreements, cease utilizing certain products or services or take other actions to resolve the claims. These actions, if required, may be costly or unavailable on terms acceptable to us. If we are unable to prevail in the litigation or retain or obtain sufficient rights or develop non-infringing IP or otherwise alter our business practices on a timely or cost-efficient basis, our business and operating results may be adversely affected.

Many of our contracts contain performance obligations that require innovative design capabilities, are technologically complex or are dependent upon factors not wholly within our control. Failure to meet these obligations could adversely affect our revenue and profitability.

          We design and develop technologically advanced and innovative products and services applied by our customers in a variety of environments. Problems and delays in development or delivery as a result of issues with respect to design, technology, licensing and patent rights, labor, learning curve assumptions or materials and components could prevent us from achieving contractual requirements.

          In addition, our offerings cannot be tested and proven in all situations and are otherwise subject to unforeseen problems that could negatively affect revenue and profitability such as problems with quality and workmanship, country of origin, delivery of subcontractor components or services and unplanned degradation of product performance. Among the factors that may adversely affect revenue and profits could be unforeseen costs and expenses not covered by insurance or indemnification from the customer, diversion of management focus in responding to unforeseen problems, loss of follow-on work, and, in the case of certain contracts, repayment to the U.S. Government customer of contract cost and fee payments we previously received.

Many of our contracts with the U.S. Government are classified or subject to other security restrictions, which may limit investor insight into portions of our business.

          We derive a substantial portion of our revenue from contracts with the U.S. Government that are classified or subject to security restrictions that preclude the dissemination of certain information. In addition, a significant number of our employees have security clearances which preclude them from providing information regarding certain of our clients, and services provided to such clients, to persons without security clearances and investors. Because we are limited in our ability to provide information about these contracts and services, the various risks associated with these contracts or services or any dispute or claims relating to such contracts or services, you may not have important information concerning our business, which will limit your insight into a substantial portion of our business and therefore may leave you less able to fully evaluate the risks related to that portion of our business.

We have made and continue to make acquisitions, investments, joint ventures and divestitures that involve numerous risks and uncertainties.

          We selectively pursue strategic acquisitions, investments and joint ventures. These transactions require significant investment of time and resources and may disrupt our business and distract our management from other responsibilities. Even if successful, these transactions could reduce earnings for a number of reasons, including the amortization of intangible assets, impairment charges, acquired operations that are not yet profitable or the payment of additional consideration under earn-out arrangements if an acquisition performs better than expected. Acquisitions, investments and joint ventures pose many other risks that could adversely affect our reputation, operations or financial results, including:

  •
  we may not be able to identify, compete effectively for or complete suitable acquisitions and investments at prices we consider attractive;

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  we may not be able to accurately estimate the financial effect of acquisitions and investments on our business, we may not realize anticipated synergies through acquisitions or acquisitions may not result in improved operating performance;

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  we may encounter performance problems with acquired technologies, capabilities and products, particularly with respect to those that are still in development when acquired;

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  we may have trouble retaining key employees and customers of an acquired business;

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  we may face difficulties in integrating such businesses, which may arise because of incompatible accounting, information management or other control systems, which could result in unforeseen difficulties;

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  we may assume material liabilities that were not identified as part of our due diligence or for which we are unable to receive a purchase price adjustment or reimbursement through indemnification;

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  we may assume legal or regulatory risks, particularly with respect to smaller businesses that have immature business processes and compliance programs;

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  acquired entities or joint ventures may not operate profitably, which could adversely affect our operating income or operating margins, and we may be unable to recover investments in any such acquisitions;

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  acquisitions, investments and joint ventures may require us to spend a significant amount of cash or to issue capital stock, resulting in dilution of ownership; and

  •
  we may not be able to effectively influence the operations of our joint ventures, or we may be exposed to certain liabilities if our joint venture partners do not fulfill their obligations.

          If our acquisitions, investments or joint ventures fail, perform poorly or their value is otherwise impaired for any reason, including as a result of contractions in credit markets and global economic conditions, our business and financial results could be adversely affected.

          In addition, we may choose to divest businesses, including businesses that are no longer a part of our ongoing strategic plan. These divestitures similarly would require significant investment of time and resources, may disrupt our business, distract management from other responsibilities and may result in losses on disposal or continued financial involvement in the divested business, including through indemnification, guarantee or other financial arrangements, for a period of time following the transaction, which could adversely affect our financial results.

Goodwill and other intangible assets represent 69% of our total assets as of December 31, 2016 and March 31, 2017, and any impairment of these assets could negatively impact our profitability and financial results.

          Intangible assets with indefinite lives, including goodwill, are tested for impairment at least annually or whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Intangible assets with finite lives are assessed for impairment whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Examples of events or changes in circumstances indicating that the carrying value of intangible assets may not be recoverable could include a significant adverse change in legal factors or in the business climate, an adverse action or assessment by a regulator, unanticipated competition, loss of key personnel or a more-likely-than-not expectation that a reporting unit or a significant portion of a reporting unit will be sold or otherwise disposed. We face continued uncertainty in our business environment due to the substantial fiscal and economic challenges facing the U.S. Government, our primary customer. Adverse changes in fiscal and economic conditions, such as the manner in which the budget cuts are implemented, including sequestration, and issues related to the nation's debt ceiling, could adversely impact our future revenues and profitability. These circumstances could result in an impairment of goodwill and/or other intangibles. Also, adverse equity market conditions that result in a decline in market multiples and our stock price could result in an impairment of goodwill and/or other intangibles. Any future impairment of goodwill or other intangible assets could have a negative impact on our profitability and financial results.

Changes in accounting standards and subjective assumptions, estimates and judgments by management related to complex accounting matters could significantly affect our financial results or financial condition.

          GAAP and related accounting pronouncements, implementation guidelines and interpretations with regard to a wide range of matters that are relevant to our business, including but not limited to revenue recognition, business combinations, impairment of goodwill, indefinite-lived intangible assets and long-lived assets, inventory and equity-based compensation, are highly complex and involve many subjective assumptions, estimates and judgments. Changes in these rules or their interpretation or changes in underlying assumptions, estimates or judgments could significantly change our reported or expected financial performance or financial condition.

We have a history of losses, anticipate increasing our operating expenses in the future and may not achieve or sustain profitability.

          For the year ended December 31, 2012, we incurred a net loss of $117.7 million principally as a result of an impairment of our intangible assets in the amount of $127.1 million. For the year ended December 31, 2013, we incurred a net loss of $17.5 million which resulted in part due to an additional $8.0 million impairment of our intangible assets. For the year ended December 31, 2014, we incurred a net loss of $109.9 million related in part to the remaining write-off of our intangible assets in the amount of $56.0 million, $34.5 million in other acquisition related expenses and $8.0 million in debt extinguishment expenses. As of result of these losses and other factors, we had a total stockholder's deficit of $145.3 million as of March 31, 2017. We expect our operating expenses to increase as we implement initiatives designed to grow our business, including increasing our penetration with existing customers, targeting large and complex programs, expanding and applying our suite of IP and technological capabilities and pursuing opportunities to commercialize and monetize our IP portfolio, as well as increased costs in connection with legal, accounting, and other administrative expenses related to operating as a public company. These efforts may prove more expensive than we currently anticipate, and we may not succeed in increasing our revenue sufficiently, or at all, to offset these higher expenses and to sustain profitability. Growth of our revenue may slow or revenue may decline for a number of possible reasons, including harm to our relationships with U.S. Government agencies, changes in U.S. Government spending and mission priorities, a decrease in the size of our addressable markets, failure by us or our employees to obtain and maintain necessary security clearances or certifications, changes in U.S. Government procurement, contract or other practices or the adoption by the U.S. Government of new laws, rules and regulations in a manner adverse to us, an inability to compete effectively in the competitive bidding process and delays, contract terminations or cancellations caused by competitors' protests of major contract awards received by us, changes in the mix of our contracts and failure to maintain strong relationships with other contractors. If we are unable to meet these risks and challenges as we encounter them, our business and operating results may be adversely affected, and even if we are able to sustain profitability, we may not be able to increase such profitability.

Risks Related to Our Indebtedness

Our high level of indebtedness could adversely affect our ability to raise additional capital to fund our operations, limit our ability to react to changes in the economy or our industry, expose us to interest rate risk to the extent of our floating-rate indebtedness and prevent us from meeting our obligations under our indebtedness.

          We have a significant amount of indebtedness. As of March 31, 2017, we had $767.1 million of debt outstanding, including approximately $546.5 million under the First Lien Term Loan and $244.2 million under the Second Lien Term Loan, with total discounts of $19.7 million and deferred financing charges of $3.9 million. Additionally, as of March 31, 2017, we had $0.2 million of outstanding letters of credit under our Revolving Facility (as defined herein, and together with the First Lien Term Loan and the Second Lien Term Loan, "our credit facilities") and the ability to borrow an additional $49.8 million under the Revolving Facility.

          Our substantial indebtedness could have important consequences to us, including the following:

  •
  requiring a substantial portion of cash flow from operations, which depends on many factors, some of which are not within our control, to be dedicated to the payment of principal and interest on our indebtedness, thereby reducing our ability to use our cash flow to fund our operations, working capital, capital expenditures, acquisitions and future business opportunities or to pay dividends;

  •
  exposing us to the risk of increased interest rates because certain of our borrowings, including certain borrowings under our credit facilities, bear interest at floating rates;

  •
  making it more difficult for us to satisfy our obligations with respect to our indebtedness, and any failure to comply with our obligations could result in an event of default under the agreements governing our indebtedness and, in the case of secured indebtedness, foreclosure on the assets that secure such indebtedness;

  •
  increasing vulnerability to adverse economic, industry or competitive developments;

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  restricting us from making strategic acquisitions or causing us to make non-strategic divestitures;

  •
  subjecting us to restrictive covenants that may limit our flexibility in operating our business;

  •
  limiting our ability to obtain additional financing to fund our operations, working capital, capital expenditures, product development, acquisitions, debt service requirements and future business opportunities or to pay dividends; and

  •
  limiting our flexibility in planning for, or reacting to, changes in our business or market conditions and placing us at a competitive disadvantage compared to our competitors who are less highly leveraged and who, therefore, may be able to take advantage of opportunities that our leverage prevents us from exploiting.

          In addition, as our indebtedness matures, including our Revolving Facility, First Lien Term Loan and Second Lien Term Loan, which mature on May 23, 2019, November 23, 2019 and May 23, 2020, respectively, or if we are unable to service our high level of indebtedness, we may need to restructure or refinance all or a portion of our indebtedness, sell material assets or operations or raise additional debt or equity capital. We may not be able to effect any of these actions on a timely basis, on commercially reasonable terms, or at all, and these actions may not be sufficient to meet our capital requirements. Our failure to make required interest and principal payments on our indebtedness would result in an event of default under the agreement governing such indebtedness, which may result in the acceleration of some or all of our outstanding indebtedness and, in the case of secured indebtedness, foreclosure on the assets that secure such indebtedness.

          Although our credit facilities contain restrictions on the incurrence of additional indebtedness, these restrictions are subject to a number of significant qualifications and exceptions and, under certain circumstances, the amount of indebtedness that could be incurred in compliance with these restrictions could be substantial, thereby exacerbating the risks associated with our high level of indebtedness.

Risks Related to this Offering and Ownership of Our Common Stock

No market currently exists for our common stock, and an active, liquid trading market for our common stock may not develop, which may cause our common stock to trade at a discount from the initial offering price and make it difficult for you to sell the common stock you purchase.

          Prior to this offering, there has not been a public market for our common stock. We cannot predict the extent to which investor interest in us will lead to the development of a trading market on the NYSE or otherwise or how active and liquid that market may become. If an active and liquid trading market does not develop or continue, you may have difficulty selling any of our common stock that you purchase. The initial public offering price for the shares will be determined by negotiations among us and the underwriters and may not be indicative of prices that will prevail in the open market following this offering. The market price of our common stock may decline below the initial offering price, and you may not be able to sell your shares of our common stock at or above the price you paid in this offering, or at all.

You will incur immediate and substantial dilution in the net tangible book value (deficit) of the shares you purchase in this offering.

          Parent LLC, our sole existing stockholder, paid substantially less per share of our common stock than the price in this offering. The initial public offering price of our common stock will be substantially higher than the net tangible book value (deficit) per share of outstanding common stock prior to consummation of the offering. After giving effect to the Conversion and our sale of             shares of common stock in this offering at the assumed initial public offering price of $             per share, which is the midpoint of the estimated offering price range set forth on the cover of this prospectus, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us, and giving effect to the proceeds of this offering, our adjusted net tangible book value (deficit) as of March 31, 2017 would have been $              million, or $             per share. This represents an immediate increase in net tangible book value (or a decrease in net tangible book deficit) of $             per share to Parent LLC and an immediate dilution in net tangible book value (deficit) of $             per share to investors purchasing shares of common stock in this offering at the assumed initial public offering price of $             per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus. Dilution is the amount by which the offering price paid by purchasers of our common stock in this offering will exceed the adjusted net tangible book value (deficit) per share of our common stock upon consummation of this offering.

          In the future, we may also issue our securities in connection with investments or acquisitions. The amount of shares of our common stock issued in connection with an investment or acquisition could constitute a material portion of the then outstanding shares of our common stock. Any issuance of additional securities in connection with investments or acquisitions may result in additional dilution to you. You may also experience additional dilution upon future equity issuances or the exercise of stock options to purchase, or redemptions of membership interests in Parent LLC in exchange for, our common stock pursuant to the Amended and Restated Limited Liability Company Operating Agreement of The SI Organization Holdings LLC (the "Operating Agreement") or granted to our employees, executive officers and directors under our current and future stock incentive plans. See "Dilution."

Our stock price may decline significantly following this offering, and you may not be able to resell your shares of our common stock at or above the price you paid or at all, and you could lose all or part of your investment as a result.

          The trading price of our common stock may be volatile. We and the underwriters will negotiate to determine the initial public offering price. You may not be able to resell your shares at or above the initial public offering price due to a number of factors such as those listed in "Risk Factors — Risks Related to Our Business" and the following:

  •
  any cause of reduction or delay in U.S. Government funding;

  •
  fluctuations in revenue earned on existing contracts;

  •
  commencement, completion, or termination of contracts during a particular period;

  •
  a potential decline in our overall profit margins if our other direct costs and subcontract revenue grow at a faster rate than labor-related revenue;

  •
  strategic decisions by us or our competitors, such as changes to business strategy, strategic investments, acquisitions, divestitures, spin-offs and joint ventures;

  •
  a change in our contract mix to less profitable contracts;

  •
  changes in policy or budgetary measures that adversely affect U.S. Government contracts in general;

  •
  variable purchasing patterns under U.S. Government GSA schedules, blanket purchase agreements, which are agreements that fulfill repetitive needs under GSA schedules, and ID/IQ contracts;

  •
  changes in demand for our services and solutions;

  •
  fluctuations in the degree to which we are able to utilize our professionals;

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  seasonality associated with the U.S. fiscal year;

  •
  an inability to utilize existing or future tax benefits for any reason, including a change in law;

  •
  alterations to contract requirements; and

  •
  adverse judgments or settlements in legal disputes.

If the underwriters exercise their over-allotment option to purchase additional shares from us, we intend to use a portion of the net proceeds to pay the Class A Dividend.

          In the event the underwriters exercise their over-allotment option to purchase additional shares from us,         % of the aggregate net proceeds we would receive from the sale will be paid to Parent LLC as the Class A Dividend. Consequently, none of the proceeds payable to Parent LLC for such sales will be available to fund our operations, capital expenditures or acquisition opportunities. See "Dividend Policy," Use of Proceeds" and "Certain Relationships and Related Party Transactions."

If securities analysts do not publish research or reports about our business, publish inaccurate or unfavorable research or if they downgrade our stock or our sector, our stock price and trading volume could decline.

          The trading market for our common stock will rely in part on the research and reports that industry or financial analysts publish about us or our business. We do not control these analysts. Furthermore, if one or more of the analysts who do cover us downgrade our stock or our industry, or the stock of any of our competitors, or publish inaccurate or unfavorable research about our business, the price of our stock could decline. If one or more of these analysts cease coverage of us or fail to publish reports on us regularly, we could lose visibility in the market, which in turn could cause our stock price or trading volume to decline.

Future sales, or the perception of future sales, by us or our existing stockholders in the public market following this offering could cause the market price for our common stock to decline.

          After this offering, the sale of shares of our common stock in the public market, or the perception that such sales could occur, could harm the prevailing market price of shares of our common stock. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.

          Upon consummation of this offering, we will have a total of             shares of common stock outstanding, giving effect to the Conversion. Of the outstanding shares, the              shares (or             shares if the underwriters exercise their over-allotment option in full) sold in this offering by us will be freely tradable without restriction or further registration under the Securities Act of 1933, as amended (the "Securities Act"), except that any shares held by our affiliates (as defined under Rule 144 of the Securities Act ("Rule 144")), including the Veritas Holders and our directors and executive officers may be sold only in compliance with the limitations described in "Shares Eligible for Future Sale."

          The remaining             shares (all of which are held by Parent LLC), representing         % of our total outstanding shares of common stock immediately following this offering, will be "restricted securities" within the meaning of Rule 144 and subject to certain restrictions on resale following the consummation of this offering. Restricted securities may be sold in the public market only if they are registered under the Securities Act or are sold pursuant to an exemption from registration such as Rule 144, as described in "Shares Eligible for Future Sale."

          In connection with this offering, we, our officers and directors and the Veritas Holders, prior to this offering have each agreed with the underwriters, subject to certain exceptions, not to dispose of or hedge any of our or their shares of common stock or securities convertible into or exchangeable for shares of our common stock during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, except with the prior written consent of the representatives of the underwriters. See "Underwriting" for a description of these lock-up agreements. When the lock-up period expires, we and our officers and directors and the Veritas Holders subject to lock-up agreements will be able to sell our shares in the public market. In addition, the representatives of the underwriters may, in their sole discretion, release all or some portion of the shares subject to lock-up agreements at any time and for any reason. See "Shares Eligible for Future Sale" for more information. Sales of a substantial number of such shares upon expiration of the lock-up agreements, the perception that such sales may occur, or early release of these agreements, could cause our market price to fall or make it more difficult for you to sell your common stock at a time and price that you deem appropriate.

          Following consummation of this offering, we intend to file one or more registration statements on Form S-8 under the Securities Act to register the shares of common stock issued or issuable under our Equity Incentive Plan. Any such Form S-8 registration statement will become effective

automatically upon filing. We expect that the initial registration statement on Form S-8 will cover             shares of common stock. Once these shares are registered, they can be sold in the public market upon issuance, subject to Rule 144 limitations applicable to affiliates, vesting restrictions and the lock-up restrictions described under "Underwriting."

          Upon expiration of the lock-up agreements described above, shares held by our directors and officers and the Veritas Holders will be eligible for resale, subject to volume, manner of sale and other limitations under Rule 144.

          In addition, pursuant to our registration rights agreement, we have granted to each of Parent LLC and Veritas Capital certain "demand" registration rights in connection with shares of our common stock (including any shares issuable upon redemption or exchange of membership interests in Parent LLC) held by Parent LLC or Veritas Capital, as applicable. Such demand registration rights are exercisable at any time following the date that is six months following the consummation of this offering, subject to specified dollar and ownership thresholds. In addition, we have granted to each of Parent LLC, Veritas Capital and the other holders of registrable securities customary "piggyback" registration rights in connection with our common stock (including any shares issuable upon redemption or exchange of membership interests of Parent LLC). By exercising their registration rights and selling a large number of shares, such stockholders could cause the prevailing market price of our common stock to decline. Registration of any of these outstanding shares of common stock would result in such shares becoming freely tradable without compliance with Rule 144 upon effectiveness of the registration statement. See "Certain Relationships and Related Party Transactions — Registration Rights Agreement" and "Shares Eligible for Future Sale."

          As restrictions on resale end or if these stockholders exercise their registration rights, the market price of our shares of common stock could drop significantly if the holders of these shares sell them or are perceived by the market as intending to sell them. These factors could also make it more difficult for us to raise additional funds through future offerings of our shares of common stock or other securities.

Veritas Capital will continue to have significant influence over us after this offering, including control over decisions that require the approval of stockholders, which could limit your ability to influence the outcome of key transactions, including a change of control.

          Veritas Capital exerts, and after this offering will continue to exert, significant influence over us. Immediately following this offering, giving effect to the Conversion, Veritas Capital will beneficially own approximately         % of our common stock, or approximately         % if the underwriters exercise their over-allotment option in full. As a result, Veritas Capital will have the ability to elect all of the members of our Board of Directors and thereby control our policies and operations, including, among other things, the appointment of management, future issuances of our common stock or other securities, the payment of dividends, if any, on our common stock, the incurrence or modification of debt by us, amendments to our amended and restated certificate of incorporation and second amended and restated bylaws and the entering into of extraordinary transactions. In addition,               of our             directors at the time of this offering are either employees of or advisors to Veritas Capital, as described under "Management."

          Veritas Capital may have interests that do not align with the interests of our other stockholders, including with regard to pursuing acquisitions, divestitures and other transactions that, in their judgment, could enhance their equity investment, even though such transactions might involve risks to our other stockholders. For example, Veritas Capital could cause us to make acquisitions that increase our indebtedness or to sell sales-generating assets. Veritas Capital will have effective control over our decisions to enter into such corporate transactions regardless of whether others believe that the transaction is in our best interests. Such control may have the effect of delaying, preventing or deterring a change of control of us, could deprive stockholders of an opportunity to receive a premium for their common stock as part of a sale of us and might ultimately affect the market price of our common stock. In addition, so long as Veritas Capital continues to own a significant amount of our voting power, even if such amount is less than 50%, Veritas Capital will continue to be able to strongly influence or effectively control our decisions. The concentration of ownership could deprive you of an opportunity to receive a premium for your shares of our common stock as part of a sale of us and ultimately might affect the market price of our common stock. See "Description of Capital Stock."

          Veritas Capital and its investors are also in the business of making investments in companies and may from time to time acquire and hold interests in businesses that compete directly or indirectly with us. Our amended and restated certificate of incorporation will provide that, to the fullest extent permitted by law, Veritas Capital, any of its affiliates or any director who is not employed by us (including any non-employee director who serves as one of our officers in both his director and officer capacities) or his or her affiliates will have no duty to refrain from engaging in a corporate opportunity in the same or similar lines of business in which we or our affiliates now engage or propose to engage or otherwise competing with us or our affiliates. Veritas Capital or its investors may also pursue acquisition opportunities that are complementary to our business and, as a result, those acquisition opportunities may not be available to us. Veritas Capital will not be obligated to present any particular investment or business opportunity to us, even if such opportunity is of a character that could be pursued by us, and may pursue it for their own account or recommend to any other person any such investment opportunity.

We will be a "controlled company" within the meaning of the rules of the NYSE. As a result, we will qualify for, and intend to rely on, exemptions from certain corporate governance requirements that provide protection to stockholders of other companies.

          After consummation of this offering, giving effect to the Conversion, Veritas Capital will continue to control a majority of the voting power of our outstanding common stock. As a result, we will be a "controlled company" within the meaning of the corporate governance standards of the NYSE. Under these rules, a company of which more than 50% of the voting power is held by an individual, group or another company is a "controlled company" and may elect not to comply with certain corporate governance requirements, including:

  •
  the requirement that a majority of the board of directors consist of "independent directors" as defined under the rules of the NYSE;

  •
  the requirement that we have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee's purpose and responsibilities;

  •
  the requirement that we have a nominating and corporate governance committee that is composed entirely of independent directors with a written charter addressing the committee's purpose and responsibilities; and

  •
  the requirement for an annual performance evaluation of the nominating/corporate governance and compensation committees.

          Following this offering, we intend to utilize certain of these exemptions. As a result, we may not have a majority of independent directors, our Nominating and Corporate Governance Committee and our Compensation Committee will not consist entirely of independent directors and such committees will not be subject to annual performance evaluations. Additionally, we are only required to have one independent audit committee member upon the listing of our common stock on the NYSE, a majority of independent audit committee members within 90 days from the date of listing and all independent audit committee members within one year from the date of listing.

Accordingly, you will not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of the NYSE. Our status as a controlled company could make our common stock less attractive to some investors or otherwise harm our stock price.

          In addition, on June 20, 2012, the SEC adopted Rule 10C-1 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), to implement provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 pertaining to compensation committee independence and the role and disclosure of compensation consultants and other advisers to the compensation committee. The NYSE has since adopted amendments to its existing listing standards to comply with provisions of Rule 10C-1 under the Exchange Act, and on January 11, 2013, the SEC approved such amendments. The amended listing standards require, among others, that:

  •
  compensation committees be composed of fully independent directors, as determined pursuant to new and existing independence requirements;

  •
  compensation committees be explicitly charged with hiring and overseeing compensation consultants, legal counsel and other committee advisers; and

  •
  compensation committees be required to consider, when engaging compensation consultants, legal counsel or other advisers, certain independence factors, including factors that examine the relationship between the consultant or adviser's employer and us.

          As a "controlled company", we will not be subject to these compensation committee independence requirements.

If we fail to maintain proper and effective internal control over financial reporting, our ability to produce accurate and timely financial statements could be impaired and investors' views of us could be harmed.

          The Sarbanes-Oxley Act of 2002, as amended (the "Sarbanes-Oxley Act"), requires, among other things, that we maintain effective internal control over financial reporting and disclosure controls and procedures. One key aspect of the Sarbanes-Oxley Act is that we must perform system and process evaluation and testing of our internal control over financial reporting to allow management and our independent registered public accounting firm to report on the effectiveness of our internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act, with attestation from our independent registered public accounting firm on the effectiveness of our internal controls, beginning with our annual report on Form 10-K for the fiscal year ending December 31, 2018. If we are not able to comply with the requirements of Section 404 in a timely manner, or if we or our independent registered public accounting firm identify deficiencies in our internal control over financial reporting that are deemed to be material weaknesses, the market price of our common stock could decline and we could be subject to sanctions or investigations by the NYSE, the SEC or other regulatory authorities, which would require additional financial and management resources.

          Our ability to successfully implement our business plan and comply with the Sarbanes-Oxley Act requires us to be able to prepare timely and accurate financial statements, among other requirements. Any delay in the implementation of, or disruption in the transition to, new or enhanced systems, procedures or controls, may cause our operations to suffer and we may be unable to conclude that our internal control over financial reporting is effective and to obtain an unqualified report on internal controls from our independent registered public accounting firm. Moreover, we cannot be certain that these measures would ensure that we implement and maintain adequate controls over our financial processes and reporting in the future. Even if we were to conclude, and our independent registered public accounting firm were to concur, that our internal control over financial reporting provided reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, because of its inherent limitations, internal control over financial reporting may not prevent or detect fraud or misstatements. Were we to identify errors in our historical financial statements, we might be required to restate those financial statements and might not be able to timely comply with our reporting obligations as a public company. This, in turn, could have an adverse impact on trading prices for our common stock and could adversely affect our ability to access the capital markets.

We have identified material weaknesses in our internal control over financial reporting. If we do not adequately remediate these material weaknesses, or if we experience additional material weaknesses in the future or otherwise fail to maintain an effective system of internal controls, we may not be able to accurately or timely report our financial condition or results of operations, or comply with the accounting and reporting requirements applicable to public companies, which may adversely affect investor confidence in us and, as a result, the value of our common stock.

          In connection with the audit of our consolidated financial statements for the year ended December 31, 2016, material adjustments were identified related to years ended December 31, 2012 through December 31, 2015, which represented material weaknesses in our internal control over financial reporting as of December 31, 2016 and as of March 31, 2017. A material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our financial statements will not be prevented or detected on a timely basis.

          Our material weaknesses related to the following:

          Material adjustments were identified and recorded in the financial statements for the years ended December 31, 2012 through December 31, 2015 related to the accounting for certain non-recurring or unique transactions involving a high level of complexity, subjectivity and judgment. During those periods we did not retain a sufficient complement of personnel possessing the appropriate accounting knowledge and experience, which resulted in incorrect conclusions in the application of GAAP associated with non-recurring or unique transactions involving a high level of complexity, subjectivity and judgment. This material weakness contributed to additional material weaknesses in which, specifically, (1) we did not design and maintain effective internal control over the accounting for business combinations including certain post-acquisition activities (including the assessment of appropriate reporting units) and (2) we did not maintain effective controls over the period-end financial reporting process, specifically controls over the review by individuals with the appropriate accounting knowledge of certain significant account reconciliations that analyzed the accounting for business combinations and certain post-acquisition activities and the review of the consolidated financial statements.

          These material weaknesses resulted in adjustments to our consolidated financial statements for the years ended December 31, 2014 and 2015 related to the accounting for:

  •
  an indemnification settlement in connection with the Company's divestiture from Lockheed Martin Corporation ("Lockheed Martin");

  •
  a contingent consideration liability related to our acquisition of QNA SSG; and

  •
  certain lease abandonment liabilities.

          As a public company, we are required to maintain internal control over financial reporting and to report any material weaknesses in the design or operating effectiveness of such internal controls. However, neither our management nor an independent registered public accounting firm has ever performed an evaluation of our internal control over financial reporting in accordance with the rules of the SEC because no such evaluation has been required. Had we or our independent registered public accounting firm performed an evaluation of our internal control over financial reporting, additional material weaknesses may have been identified. Further, due to a transition period established by the rules of the SEC for newly public companies, our management will not be required to provide a report on internal control over financial reporting until our second annual report following this offering, which will be for our year ending December 31, 2018, and our independent registered public accounting firm will not be required to attest to our management report on internal control over financial reporting until that time.

          We have implemented and are still in the process of implementing measures designed to improve our internal control over financial reporting and remediate our material weaknesses, including:

  •
  the augmentation of our accounting staff, including the appointment of a new Corporate Controller and Chief Accounting Officer in January 2016 and several key accounting resources who possess the appropriate accounting knowledge and experience and who will also implement and maintain effective controls over the period-end financial reporting process; and

  •
  the commissioning of a third-party specialist to provide support in our analysis of the accounting for complex non-recurring transactions and also to assist us in formalizing the documentation of our accounting policies and internal controls and to provide recommendations for improvements.

          In addition to the above, during the year ending December 31, 2017 we will continue to evaluate whether we have a sufficient number of appropriately trained and experienced technical accounting personnel and will add new personnel as we deem necessary.

          Although we are in the process of carrying out these remediation activities, we cannot assure you that the measures we have taken to date, together with any measures we may take in the future, will be sufficient to remediate our material weaknesses in our internal control over financial reporting or to avoid potential future material weaknesses. If the steps we take do not correct the material weaknesses in a timely manner, we will be unable to conclude that we maintain effective internal control over financial reporting. Accordingly, this could result in misstatement of the accounts or disclosures that would result in a material misstatement of our financial statements that would not be prevented or detected on a timely basis. As we have not completed the design, evaluation and testing of our internal controls over financial reporting, we cannot be certain that these material weaknesses will be fully remediated or that other material weaknesses will not be discovered in the future.

          If we are unable to successfully remediate our existing or any future material weaknesses in our internal control over financial reporting, or if we identify any additional existing material weaknesses, the accuracy and timing of our financial reporting may be adversely affected, we may be unable to maintain compliance with securities law requirements regarding timely filing of periodic reports in addition to NYSE listing requirements, our reported financial results may be materially misstated, investors may lose confidence in our financial reporting and our stock price may decline as a result. As a result of such failures, we could also become subject to investigations by the NYSE, the SEC or other regulatory authorities, and become subject to litigation from investors and stockholders, which could harm our reputation, business and financial condition and divert financial and management resources from our core business.

We do not intend to pay dividends on our common stock for the foreseeable future and the instruments governing our current indebtedness contain various covenants that may limit our ability to pay dividends.

          We do not intend to pay cash dividends on our common stock in the foreseeable future. Our Board of Directors may, in its discretion, modify or repeal our dividend policy. The declaration and payment of dividends depends on various factors, including our net income, financial conditions, cash requirements, future prospects and other factors deemed relevant by our Board of Directors. In addition, Vencore Holding is a holding company that does not conduct any business operations of its own. As a result, Vencore Holding is dependent upon cash dividends and distributions and other transfers from its subsidiaries to make dividend payments on its common stock.

          The instruments governing our current indebtedness contain covenants which place limits on the amounts of dividends we may pay. See "Description of Certain Indebtedness." In addition, under Delaware law, our Board of Directors may declare dividends only to the extent of our "surplus" (which is defined as total assets at fair market value minus total liabilities, minus statutory capital), or if there is no surplus, out of net profits for the then-current and/or immediately preceding fiscal year. See "Dividend Policy."

Anti-takeover provisions in our organizational documents could delay or prevent a change of control.

          Certain provisions of our amended and restated certificate of incorporation and second amended and restated bylaws may have an anti-takeover effect and may delay, defer or prevent a merger, acquisition, tender offer, takeover attempt or other change of control transaction that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by our stockholders.

          These provisions provide for, among other things:

  •
  a classified Board of Directors with staggered three-year terms;

  •
  the ability of our Board of Directors to issue one or more series of preferred stock;

  •
  advance notice for nominations of directors by stockholders and for stockholders to include matters to be considered at our annual meetings;

  •
  certain limitations on convening special stockholder meetings;

  •
  the removal of directors only for cause and only upon the affirmative vote of the holders of at least         % in voting power of all of the then outstanding shares of our stock entitled to vote thereon, voting together as a single class, if Veritas Capital beneficially owns, in the aggregate, less than         % in voting power of our stock entitled to vote generally in the election of directors; and

  •
  that certain provisions may be amended only by the affirmative vote of at least         % in voting power of all the then outstanding shares of our stock entitled to vote thereon, voting together as a single class, if Veritas Capital beneficially owns, in the aggregate, less than         % in voting power of our stock entitled to vote generally in the election of directors.

          These anti-takeover provisions could make it more difficult for a third party to acquire us, even if the third party's offer may be considered beneficial by many of our stockholders. As a result, our stockholders may be limited in their ability to obtain a premium for their shares. See "Description of Capital Stock."

Our amended and restated certificate of incorporation will designate the Court of Chancery of the State of Delaware as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by our stockholders, which could limit our stockholders' ability to obtain a favorable judicial forum for disputes with us or our directors, officers, employees or stockholders.

          Our amended and restated certificate of incorporation will provide that, subject to limited exceptions, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for any (1) derivative action or proceeding brought on behalf of us, (2) action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or stockholders to us or our stockholders, (3) action asserting a claim against us or any of our directors, officers or stockholders arising pursuant to any provision of the Delaware General Corporation Law (the "DGCL") or our amended and restated certificate of incorporation or our second amended and restated bylaws or (4) action asserting a claim against us or any of our directors, officers or stockholders governed by the internal affairs doctrine.

          Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock shall be deemed to have notice of and to have consented to the provisions of our amended and restated certificate of incorporation described above. This choice of forum provision may limit a stockholder's ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees, which may discourage such lawsuits against us and our directors, officers and employees. Alternatively, if a court were to find these provisions of our amended and restated certificate of incorporation inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect our business and financial condition.

We will incur increased costs and become subject to additional regulations and requirements as a result of becoming a newly public company, and our management will be required to devote substantial time to new compliance matters, which could lower our profits or make it more difficult to run our business.

          As a newly public company, we will incur significant legal, accounting and other expenses that we have not incurred as a private company, including costs associated with public company reporting requirements and costs of recruiting and retaining non-executive directors. We will also incur costs associated with the Sarbanes-Oxley Act and related rules implemented by the SEC and the NYSE. We expect these rules and regulations to increase our legal and financial compliance costs and to make some activities more time-consuming and costly, although we are currently unable to estimate these costs with any degree of certainty. For example, these laws and regulations could make it more difficult or costly for us to obtain certain types of insurance, including director and officer liability insurance. These laws and regulations could also make it more difficult for us to attract and retain qualified persons to serve on our Board of Directors, our board committees or as our executive officers. Our management and other personnel will devote a substantial amount of time to these compliance initiatives. As a result, management's attention may be diverted from other business concerns, which could harm our business and operating results. We will need to hire more employees in the future to comply with these requirements, which will increase our costs and expenses.

          Our management team and other personnel will devote a substantial amount of time to new compliance initiatives and we may not successfully or efficiently manage our transition to a public company. To comply with the requirements of being a public company, including the Sarbanes-Oxley Act, we will need to undertake various actions, such as implementing new internal controls and procedures and hiring accounting or internal audit staff, which would require us to incur additional expenses and harm our results of operations.

MARKET AND INDUSTRY DATA

          We obtained the industry, market and competitive position data used throughout this prospectus from internal company surveys and management estimates as well as from industry and general publications and research, surveys and studies conducted by third parties. Third-party industry and general publications, research, surveys and studies generally state that the information contained therein has been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. While we believe that each of these studies and publications is reliable, we have not independently verified any of the data from third-party sources.

          Forward-looking information obtained from these sources involves risks and uncertainties and is subject to change based on various factors, including those discussed under "Risk Factors," "Special Note Regarding Forward-Looking Statements" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in this prospectus.

TRADEMARKS, SERVICE MARKS AND TRADE NAMES

          We own or have rights to trademarks, service marks and trade names, including Vencore®, that we use in conjunction with the operation of our business. In addition, our name, logo and website name and address are our service marks or trademarks. Solely for convenience, trademarks and trade names referred to in this prospectus may appear without the ® symbol, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under the applicable law, our rights or the rights of the applicable licensor to these trademarks and trade names. Other trademarks, service marks and trade names appearing in this prospectus are the property of their respective holders.

 SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

          This prospectus contains "forward-looking statements." All statements, other than statements of historical facts included in this prospectus, including statements concerning our plans, objectives, goals, strategies, future events, future performance or financial condition, financing needs, plans or intentions relating to acquisitions, business trends, prospects and other information referred to under "Prospectus Summary," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" are forward-looking statements. When used in this prospectus, the words "estimates," "expects," "contemplates," "anticipates," "projects," "plans," "intends," "believes," "forecasts," "may," "should" and variations of such words or similar expressions are intended to identify forward-looking statements. The forward-looking statements are not historical facts, and are based upon our current expectations, beliefs and projections, and various assumptions, many of which, by their nature, are inherently uncertain and beyond our control. Our expectations, beliefs and projections are expressed in good faith, and we believe there is a reasonable basis for them. However, there can be no assurance that management's expectations, beliefs and projections will result or be achieved, and actual results may vary materially from what is expressed in or indicated by the forward-looking statements.

          There are a number of risks, uncertainties and other important factors that could cause our actual results to differ materially from the forward-looking statements contained in this prospectus. Such risks, uncertainties and other important factors include, among others, the risks, uncertainties and factors set forth above under "Risk Factors" and the following risks, uncertainties and factors:

  •
  any issue that compromises our relationships with the U.S. Government or damages our professional reputation;

  •
  changes in U.S. Government spending and mission priorities that shift expenditures away from agencies or programs that we support;

  •
  the size of our addressable markets and the amount of U.S. Government spending on private contractors;

  •
  failure by us or our employees to obtain and maintain necessary security clearances or certifications;

  •
  failure to comply with numerous laws and regulations;

  •
  changes in U.S. Government procurement, contract or other practices or the adoption by the U.S. Government of new laws, rules and regulations in a manner adverse to us;

  •
  the termination or nonrenewal of our U.S. Government contracts;

  •
  our ability to compete effectively in the competitive bidding process and delays, contract terminations or cancellations caused by competitors' protests of major contract awards received by us;

  •
  increased competition from other companies in our industry;

  •
  our ability to generate revenue under certain of our contracts;

  •
  any inability to attract, train or retain employees with the requisite skills, experience and security clearances;

  •
  the loss of members of senior management or failure to develop new leaders;

  •
  misconduct or other improper activities from our employees or subcontractors;

  •
  our ability to realize the full value of our backlog and the timing of our receipt of revenue under contracts included in backlog;

  •
  changes in the mix of our contracts and our ability to accurately estimate or otherwise recover expenses, time and resources for our contracts;

  •
  changes in estimates used in recognizing revenue;

  •
  internal system or service failures and security breaches;

  •
  inherent uncertainties and potential adverse developments in legal proceedings, including litigation, audits, reviews and investigations, which may result in materially adverse judgments, settlements or other unfavorable outcomes;

  •
  failure to maintain strong relationships with other contractors;

  •
  risks related to our indebtedness and our credit facilities which contain financial and operating covenants; and

  •
  other risks and factors listed under "Risk Factors" and elsewhere in this prospectus.

          There may be other factors that may cause our actual results to differ materially from the forward-looking statements, including factors disclosed under the sections titled "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in this prospectus. You should evaluate all forward-looking statements made in this prospectus in the context of these risks and uncertainties.

          We caution you that the risks, uncertainties and other factors referenced above may not contain all of the risks, uncertainties and other factors that are important to you. In addition, we cannot assure you that we will realize the results, benefits or developments that we expect or anticipate or, even if substantially realized, that they will result in the consequences or affect us or our business in the way expected. All forward-looking statements in this prospectus apply only as of the date made and are expressly qualified in their entirety by the cautionary statements included in this prospectus. We undertake no obligation to publicly update or revise any forward-looking statements to reflect subsequent events or circumstances.

 USE OF PROCEEDS

          We estimate that we will receive gross proceeds from our sale of shares of common stock in this offering of approximately $              million (or $              million if the underwriters exercise their over-allotment option in full), based on the assumed initial public offering price of $             per share, the midpoint of the estimated offering price range set forth on the cover of this prospectus. After deducting the underwriting discounts and commissions and estimated offering expenses payable by us, which are estimated to be $              million, we expect to receive net proceeds from this offering of approximately $              million (or $              million if the underwriters exercise their over-allotment option in full, giving effect to the Class A Dividend). A $1.00 increase (decrease) in the assumed initial public offering price of $             would increase (decrease) the net proceeds that we receive from this offering by $              million (or $              million if the underwriters exercise their over-allotment option in full, giving effect to the Class A Dividend), assuming that the number of shares offered, as set forth on the cover page of this prospectus, remains the same after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

          We intend to use $              million (or $              million if the underwriters exercise their over-allotment option in full, giving effect to the Class A Dividend) of the net proceeds from this offering to repay a portion of the outstanding indebtedness under our First Lien Term Loan and our Second Lien Term Loan and to pay fees and expenses related thereto, including a prepayment fee under our Second Lien Term Loan equal to 1% of the principal amount prepaid. As of March 31, 2017, our First Lien Term Loan and our Second Lien Term Loan had a weighted average interest rate of 7%. Our First Lien Term Loan matures on November 23, 2019 and our Second Lien Term Loan matures on May 23, 2020.

          In addition, $              million of the net proceeds from this offering will be paid to Veritas Capital Management as a transaction fee in connection with this offering under its advisory agreement with us.

          If the underwriters exercise their over-allotment option to purchase additional shares from us,         % of the aggregate net proceeds from the sale of shares pursuant to such option will be used to pay the Class A Dividend. To the extent the underwriters exercise their over-allotment option in full and assuming Parent LLC distributes the Class A Dividend to its members, Veritas Capital will receive $              million of the aggregate net proceeds from this offering. See "Dividend Policy" and "Certain Relationships and Related Party Transactions."

 DIVIDEND POLICY

          In June 2016, in connection with the refinancing of certain existing debt, we used a portion of the borrowings to declare and pay a one-time cash liquidating dividend in the amount of $183.0 million to Parent LLC as the sole holder of record of our outstanding common stock. Immediately prior to the consummation of this offering, we will declare the Class A Dividend payable if the underwriters exercise their over-allotment option, which will be in an amount representing         % of the aggregate net proceeds from the sale of up to                      additional shares of our common stock. Upon the earlier of (1) the payment in full of the Class A Dividend, if any, and (2)                       , 2017, the expiration of the underwriters' over-allotment option, if unexercised, the Class A Common Stock will automatically convert on a one-for-one basis into our common stock. The Class A Dividend will not be payable if the underwriters do not exercise their over-allotment option.

          We do not intend to pay cash dividends on our common stock in the foreseeable future. We are a holding company that does not conduct any business operations of our own. As a result, we are dependent upon cash dividends and distributions and other transfers from our subsidiaries to make dividend payments on our common stock. The amounts available to us to pay cash dividends are restricted by covenants in our credit facilities and may be further restricted by the terms of any future debt or preferred securities. See "Description of Certain Indebtedness" for a description of the restrictions on our ability to pay dividends. The declaration and payment of dividends is also at the discretion of our Board of Directors and depends on various factors including our results of operations, financial condition, cash requirements, prospects and other factors deemed relevant by our Board of Directors.

          In addition, under Delaware law, our Board of Directors may declare dividends only to the extent of our surplus (which is defined as total assets at fair market value minus total liabilities, minus statutory capital) or, if there is no surplus, out of our net profits for the then-current and/or immediately preceding fiscal year.

 CAPITALIZATION

          The following table sets forth our cash and cash equivalents and capitalization as of March 31, 2017:

  •
  on an actual basis; and

  •
  on an as adjusted basis to give effect to (1) the Conversion, (2) the sale by us of                  shares of common stock in this offering at the assumed initial public offering price of $             per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, and our receipt of the estimated net proceeds from this offering after deducting the underwriting discounts and commissions and estimated offering expenses payable by us (assuming no exercise of the underwriters' over-allotment option) and (3) the use of proceeds from this offering.

          If the underwriters exercise their over-allotment option, we will pay         % of the aggregate net proceeds from the sale of shares pursuant to such option to Parent LLC as the Class A Dividend.

          You should read this table in conjunction with the information contained in "Use of Proceeds," "Selected Historical Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Description of Certain Indebtedness," as well as our consolidated financial statements and the related notes thereto included elsewhere in this prospectus.

	As of March 31, 2017 (Unaudited)

($ in thousands, except par value and share numbers)	Actual		As Adjusted

Cash and cash equivalents	$34,379	$

Debt:
Credit Facilities
Revolving Facility	—
First Lien Term Loan	546,480
Second Lien Term Loan	244,200
Less: Discount	(19,748)
Less: Deferred financing costs	(3,878)
Total debt	$767,054	$

Stockholders' equity:
Common stock, $0.01 par value, 1,000 shares authorized, 1 share issued and outstanding, actual, and shares authorized, shares issued and outstanding, as adjusted
Additional paid-in capital	188,945
Accumulated other comprehensive loss	(274,878)
Retained deficit	(59,323)

Total stockholders' equity (deficit)	(145,256)

Total capitalization	$621,798	$

DILUTION

          If you invest in shares of our common stock in this offering, your investment in us will be immediately diluted to the extent of the difference between the initial public offering price per share of our common stock and the adjusted net tangible book value (deficit) per share of our common stock after this offering. Dilution results from the fact that the per share offering price of our common stock is substantially in excess of the book value (deficit) per share attributable to the shares of our common stock held by our existing stockholder.

          Our net tangible book deficit as of March 31, 2017 was approximately $(781.5) million, or $             per share of our common stock, giving effect to the Conversion. We calculate net tangible book value (deficit) per share by taking the amount of our total tangible assets, reduced by the amount of our total liabilities, and then dividing that amount by the total number of shares of common stock outstanding.

          After giving effect to (1) the Conversion and (2) the receipt of net proceeds from our sale of                  shares of common stock in this offering at the assumed initial public offering price of $             per share, which is the midpoint of the estimated offering price range set forth on the cover of this prospectus, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us (assuming no exercise of the underwriters' over-allotment option), our adjusted net tangible book value (deficit) as of March 31, 2017 would have been $              million, or $             per share. This represents an immediate increase in net tangible book value (or a decrease in net tangible book deficit) of $             per share to our existing stockholder and an immediate dilution in net tangible book value (deficit) of $             per share to investors purchasing shares of common stock in this offering at the assumed initial public offering price of $             per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus.

          The following table illustrates this dilution on a per share basis:

Assumed initial public offering price per share	$	$
Net tangible book value (deficit) per share as of March 31, 2017
Increase in tangible book value (deficit) per share attributable to this offering
Adjusted net tangible book value (deficit) per share after this offering

Dilution per share to investors in this offering	$	$

          Dilution is determined by subtracting adjusted net tangible book value (deficit) per share of common stock after the offering from the initial public offering price per share of common stock.

          A $1.00 increase (decrease) in the assumed initial public offering price of $             per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, would increase (decrease) our adjusted net tangible book value (deficit) per share by $             and dilution per share to investors purchasing shares of common stock in this offering by $             , assuming that the number of shares sold by us, as set forth on the cover of this prospectus, remains the same and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. An increase (decrease) of                  shares in the number of shares of common stock sold by us, as set forth on the cover page of this prospectus, would increase (decrease) our adjusted net tangible book value (deficit) per share by $             and dilution per share to investors purchasing shares of common stock in this offering by $             , assuming no change in the assumed initial public offering price and after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

          The following table summarizes, as of March 31, 2017, the total number of shares of common stock purchased from us, the total consideration paid to us and the average price per share paid by our existing stockholder and by new investors purchasing shares in this offering. As the table shows, new investors purchasing shares in this offering will pay an average price per share substantially higher than our existing stockholder paid. The table below assumes an initial public offering price of $             per share, which is the midpoint of the estimated offering price range set forth on the cover of this prospectus, for shares purchased in this offering and excludes underwriting discounts and commissions and estimated offering expenses payable by us:

	Shares Purchased		Total Consideration		Average Price

	Number	%	Amount	%	per Share

Existing stockholder
New investors

		100.0%		100.0%

          Except as otherwise indicated, the above discussion and tables assume no exercise of the underwriters' over-allotment option and gives effect to the Conversion. If the underwriters exercise their over-allotment option in full, our existing stockholder would own         % and our new investors would own         % of the total number of shares of our common stock outstanding upon the consummation of this offering, giving effect to the Conversion.

          You may also experience additional dilution upon future equity issuances or the exercise of stock options to purchase, or redemptions of membership interests in Parent LLC in exchange for, shares of our common stock pursuant to the Operating Agreement or granted to our employees, executive officers and directors under our current and future stock incentive plans.

 SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

          The following table sets forth our selected historical consolidated financial and other data for the periods and at the dates indicated. The selected historical consolidated financial data for the years ended December 31, 2014, December 31, 2015 and December 31, 2016 and as of December 31, 2015 and 2016 have been derived from our historical audited consolidated financial statements and notes thereto included elsewhere in this prospectus. We have derived the selected historical consolidated financial data for the years ended December 31, 2012 and December 31, 2013 and as of December 31, 2012, December 31, 2013 and December 31, 2014 from our unaudited historical consolidated financial statements and notes thereto not included in this prospectus. We have derived the selected historical consolidated financial data for the three months ended March 31, 2016 and March 31, 2017, and as of March 31, 2017, from our unaudited consolidated interim financial statements and notes thereto included elsewhere in this prospectus. We have derived the selected historical consolidated balance sheet data as of March 31, 2016 from our unaudited consolidated interim financial statements and notes thereto that are not included in this prospectus. Our unaudited consolidated interim financial statements were prepared on a basis consistent with our audited consolidated financial statements and, in the opinion of management, reflect all adjustments, consisting only of normal and recurring adjustments, necessary for a fair statement of the financial information.

          Our historical results are not necessarily indicative of future operating results, and the results for any interim period are not necessarily indicative of the results that may be expected for a full fiscal year.

          You should read this information in conjunction with the section titled "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and notes thereto, in each case, included elsewhere in this prospectus.

	Years Ended December 31,					Three Months Ended March 31,

	(Unaudited)	(Unaudited)				(Unaudited)

($ in thousands)	2012	2013	2014	2015	2016	2016	2017

Consolidated Statements of Operations:
Revenue	$691,687	$650,203	$1,001,578	$1,166,645	$1,168,067	$295,756	$284,684
Operating costs and expenses
Cost of revenue	(548,586)	(539,907)	(853,816)	(981,811)	(985,205)	(249,681)	(240,945)
General and administrative expenses	(72,972)	(52,963)	(72,165)	(77,925)	(70,204)	(18,028)	(18,812)
Depreciation and amortization	(22,966)	(25,213)	(30,499)	(29,122)	(28,303)	(6,997)	(7,138)
Gain (loss) on contingent consideration	1,400	—	(12,865)	7,897	—	—	—
Lease abandonment expense	—	—	(21,645)	—	—	—	—
Deferred contract costs	(9,733)	(12,558)	(1,833)	(2,854)	(6,493)	(1,638)	(1,286)
(Loss) gain on pension plan	(12,203)	(9,278)	2,771	1,239	6,451	1,250	2,266
Impairment of goodwill and trade name	(127,071)	(8,000)	(56,000)	—	—	—	—

Total operating costs and expenses	(792,132)	(647,919)	(1,046,052)	(1,082,576)	(1,083,754)	(275,094)	(265,915)

(Loss) income from operations	(100,444)	2,284	(44,474)	84,069	84,313	20,662	18,769
Interest expense	(39,169)	(44,124)	(55,219)	(60,941)	(63,959)	(15,472)	(15,951)
Debt extinguishment expense	—	—	(8,044)	—	(7,159)	—	—
Other, net	7,949	266	318	597	1,761	108	114
Investment gain	—	—	—	—	—	—	2,951

(Loss) income before income taxes and equity in net earnings of affiliate	(131,664)	(41,574)	(107,419)	23,725	14,956	5,298	5,883
Income tax expense	13,932	24,086	(2,488)	(13,315)	(13,929)	(4,602)	(2,449)

(Loss) income before equity in net earnings of affiliate	(117,732)	(17,488)	(109,907)	10,410	1,027	696	3,434

Equity in net earnings of affiliate	—	—	—	—	—	—	(106)

Net (loss) income	$(117,732)	$(17,488)	$(109,907)	$10,410	$1,027	$696	$3,328

Per Share Data(1):
Weighted average shares outstanding
Basic
Diluted
Earnings per share
Basic
Diluted
Pro Forma Net Income (Loss) Per Share Data(2)
Net Income (Loss) per share of common stock (unaudited)
Basic
Diluted
Weighted average shares of common stock outstanding used in computing pro forma net income (loss) per share of common stock (unaudited)
Basic
Diluted

	As of December 31,					As of March 31,

	(Unaudited)	(Unaudited)	(Unaudited)			(Unaudited)

($ in thousands)	2012	2013	2014	2015	2016	2016	2017

Consolidated Balance Sheet Data (at end of period):
Cash and cash equivalents	$34,858	$59,162	$26,183	$62,207	$38,504	$58,951	$34,379
Accounts receivable, net	75,419	76,759	194,209	154,314	148,971	169,732	147,014
Restricted Cash	—	—	25,462	160	—	160	—
Prepaid expenses and other current assets	5,366	6,606	13,329	19,026	16,777	17,995	18,058

Total current assets	115,643	142,527	259,183	235,707	204,252	246,838	199,451

Property and equipment, net	30,215	30,655	38,296	30,737	31,916	30,458	29,837
Intangible assets, net	366,945	342,938	296,144	276,354	257,913	271,696	253,271
Goodwill	287,588	300,029	382,965	382,965	382,965	382,965	382,965
Other long-term assets	12,584	25,891	64,365	63,503	56,674	63,302	55,141

Total assets	$812,975	$842,040	$1,040,953	$989,266	$933,720	$995,259	$920,665

Total current liabilities	96,522	94,172	191,275	145,225	159,805	148,127	142,937
Total liabilities	650,860	660,883	1,001,242	952,420	1,081,726	958,126	1,065,921
Total stockholder's equity (deficit)	162,115	181,157	39,711	36,846	(148,006)	37,133	(145,256)

Total liabilities and stockholder's equity	$812,975	$842,040	$1,040,953	$989,266	$933,720	$995,259	$920,665

(1)
Assumes no exercise of the underwriters' over-allotment option to purchase additional shares of our common stock from us and gives retroactive effect to the Conversion.

(2)
Pro forma net income (loss) per share data reflects (i) the issuance of shares of common stock in this offering and the use of proceeds to repay debt as described under "Use of Proceeds" and (ii) the increase in the number of shares which, when multiplied by the offering price, would be sufficient to replace the capital in excess of earnings withdrawn to pay the one-time cash liquidating dividend of $183.0 million that we made in June 2016.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

          The following discussion and analysis is intended to help prospective investors understand our business, financial condition, results of operations, liquidity and capital resources. You should read this discussion in conjunction with our consolidated financial statements and related notes thereto included elsewhere in this prospectus.

          The statements in this discussion regarding industry outlook, our expectations regarding our future performance, liquidity and capital resources and other non-historical statements in this discussion are forward-looking statements. These forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, the risks and uncertainties described in "Risk Factors" and "Special Note Regarding Forward-Looking Statements." Actual results may differ materially from those contained in any forward-looking statements.

Overview

          Vencore is a leading provider of mission-critical, innovation-driven services and solutions to U.S. Government customers. The foundation of our business is the application of SE&I, cybersecurity, applied research and big data analytics on an enterprise-wide scale to assist our U.S. Government customers in solving their most complex information-related challenges. We are a leader in the architecture and integration of highly-engineered, mission-critical information solutions across the U.S. Government, and provide enterprise-level support to multiple governmental programs that manage, collect, analyze and disseminate critical mission data to national security agencies and their customers. We maintain industry-leading expertise in providing comprehensive solutions throughout the life of multi-billion dollar systems that support the core missions of the Intelligence Community and other U.S. Government agency customers. Our services and solutions span the entire lifecycle of programs, encompassing system(s) definition, architecture, agile solutions development, test and integration, deployment and operations. Our core values include accountability to ourselves and our customers, dedication to our customers' success, emphasis on continuous improvement and a commitment to upholding the highest standards of integrity.

Key Metrics

          We manage and assess the performance of our business by evaluating a variety of metrics. Selected key metrics are discussed below.

Submittals, New Awards, Book-to-Bill, Contract Backlog, Award Fees and DSO

          Our future growth is dependent upon our ability to successfully bid and win new contracts in our target markets. Submittals include the total value of bids submitted, including both new and re-compete contracts. Submittals also include values of bids for task orders submitted under ID/IQ contracts and bids submitted as a subcontractor. The total value of proposals we submitted for the year ended December 31, 2016 and for the three months ended March 31, 2017 was $2.9 billion and $0.5 billion, respectively, $2.1 billion and $0.4 billion of which was for new business opportunities. The total value of proposals we submitted for the years ended December 31, 2014 and 2015 was $0.9 billion and $2.1 billion, respectively.

          Contract awards generally represent the amount of revenue expected to be earned in the future from funded and unfunded contract awards received during the period, taking into account the value of option years. Contract awards include both new and re-compete contracts. Given that new contracts generate growth, we closely track the new awards component of contract awards each year. The total value of new awards we received for the years ended December 31, 2014,

2015 and 2016, and for the three months ended March 31, 2017 was $115.8 million, $254.1 million, $204.0 million and $129.2 million, respectively.

          Another key measure of our business growth is the ratio of total contract awards to revenue recorded in the same period, or our book-to-bill ratio. To drive future revenue growth, our goal is for the level of contract awards in a given period to exceed the revenue booked, thus yielding a book-to-bill ratio greater than 1.0. Our book-to-bill ratio was 0.4, 0.6, 1.4 and 1.4 for the years ended December 31, 2014, 2015 and 2016, and the three months ended March 31, 2017, respectively.

          The increase in submittals and new awards from the year ended December 31, 2014 to the year ended December 31, 2015 was due in part to our acquisition of QNA SSG on May 23, 2014. As a result of the acquisition, new markets, customers and capabilities opened for the Company, resulting in an increase in the volume of submittals. Additionally we established a more robust business development organization to increase our submittals volume. Given the Company's growth strategy, the Company expects to increase the volume of submittals in the future.

          The change in new awards and backlog from the year ended December 31, 2015 to the year ended December 31, 2016 was primarily due to ordinary course fluctuations in our business. The volume of contract awards can fluctuate in any given period due to the timing and size of the awards issued by our customers. Additionally, our contract backlog will also fluctuate in any given period based on the volume of contract awards issued in comparison to the revenue generated from our existing contracts. We monitor our book-to-bill ratio (with a target that exceeds 1.0) in conjunction with our contract awards and contract backlog metrics.

          We view growth in total backlog as a key measure of our business growth. We define contract backlog to include funded backlog and unfunded backlog. Funded backlog represents the revenue value of orders for services under existing contracts for which funding is appropriated or otherwise authorized less revenue previously recognized on these contracts. Unfunded backlog represents the revenue value of orders for services under existing contracts for which funding has not been appropriated or otherwise authorized.

          The following table summarizes the value of our total contract backlog at the respective dates:

	As of December 31,			As of March 31,

($ in thousands)	2014	2015	2016	2016	2017

Backlog
Funded	$402,470	$393,660	$340,531	$488,921	$330,991
Unfunded	2,185,346	1,823,596	2,163,195	2,045,082	2,270,376

Total backlog	$2,587,816	$2,217,256	$2,503,726	$2,534,003	$2,601,367

          Backlog does not include any task orders under ID/IQ contracts, including GSA Multiple Award schedule contracts and GSA schedules, except to the extent that task orders have been awarded to us under those contracts. Our backlog includes orders under contracts that in some cases extend for several years. The U.S. Congress generally appropriates funds for our clients on a yearly basis, even though their contracts with us may call for performance that is expected to take a number of years. As a result, contracts typically are only partially funded at any point during their term and all or some of the work to be performed under the contracts may remain unfunded unless and until the U.S. Congress makes subsequent appropriations and the procuring agency allocates funding to the contract.

          We expect to recognize a substantial portion of our funded backlog as revenues for the year ended December 31, 2017. However, the U.S. Government may cancel any contract at any time through a termination for the convenience of the U.S. Government or may elect to not exercise option periods under our contracts. In the case of a termination for convenience, we would not receive anticipated future revenues, but would be permitted to recover all or a portion of our incurred costs and fees for work performed.

Award Fees

          Work performed under cost-plus award fee arrangements, a subset of our cost-reimbursable contracts with performance-based award fees, represented 59.9%, 61.2%, 61.5% and 61.4% of our revenues for the years ended December 31, 2014, 2015 and 2016, and for the three months ended March 31, 2017, respectively. Our award fees are significantly impacted by the performance and quality of our work performed. Additionally, our strong program execution resulted in favorable award fee scores, which can lead to contract expansion and successful awards on our re-compete contracts. For the year ended December 31, 2016, our average award fee score was 94.1% as compared to 92.9% and 93.7% for the years ended December 31, 2015 and 2014, respectively. For the three months ended March 31, 2017, our average award fee score was 92.9%. Award fee scores are measured by the total award fee earned from the total award fee available.

Days Sales Outstanding

          Days sales outstanding ("DSO") is a measure of how effectively we manage the billing and collection of accounts receivable, our most significant working capital component. We calculate DSO by dividing accounts receivable at the end of each quarter, net of billings in excess of revenue, by revenue per day for the period. For the years ended December 31, 2014, 2015 and 2016, and for the three months ended March 31, 2017, DSO was 63 days, 55 days, 47 days and 47 days, respectively.

Financial and Other Highlights

          Set forth below are key financial highlights for the three months ended March 31, 2017 as compared to the three months ended March 31, 2016:

  •
  Revenue decreased by $11.1 million for the three months ended March 31, 2017 as compared to the three months ended March 31, 2016, principally as a result of lower volume on our recently re-competed programs.

  •
  Net income increased by $2.6 million to $3.3 million for the three months ended March 31, 2017 as compared to $0.7 million for the three months ended March 31, 2016, principally as a result of a gain related to our investment in HVH (as defined herein).

          Set forth below are key financial highlights for the year ended December 31, 2016 as compared to the year ended December 31, 2015:

  •
  Revenue increased by $1.4 million for the year ended December 31, 2016 as compared to the year ended December 31, 2015. This was driven by $40.1 million of growth on existing contracts and $35.0 million for new contract wins. These increases were partially offset by a decline in revenue of approximately $35.2 million from one re-compete project, which was awarded at a reduced scope. There was also an additional decline in revenue as a result of programs ending and declines in revenue from non-core programs, which we define as contracts from our acquisition of QNA SSG that we expected to end and decided not to re-compete at the time of the acquisition. The decline in revenue from non-core programs represented $7.3 million and we do not believe the termination of these non-core programs will have a significant impact to our future results of operations and financial position.

  •
  Net income decreased by $9.4 million to $1.0 million for the year ended December 31, 2016 as compared to $10.4 million for the year ended December 31, 2015 principally as a result of one-time expenses incurred to refinance our debt.

          Set forth below are key financial highlights for the year ended December, 31, 2015 as compared to the year ended December 31, 2014:

  •
  Revenue increased by $165.1 million for the year ended December 31, 2015 as compared to the year ended December 31, 2014. This was primarily attributable to the timing of the QNA SSG acquisition as results for the year ended December 31, 2014 incorporated only seven months of QNA SSG operating results, whereas results for the year ended December 31, 2015 incorporated a full year of QNA SSG operations. The impact of the QNA SSG acquisition to the year ended December 31, 2015 was an incremental increase in revenue of approximately $105.0 million. The remaining increase was from growth on existing programs.

  •
  Net income increased by $120.3 million to $10.4 million for the year ended December 31, 2015 as compared to a net loss of $109.9 million for the year ended December 31, 2014. The increase was attributable to both the additional profit associated with the additional five months of revenues from the QNA SSG acquisition as well as significant acquisition related charges recorded in the year ended December 31, 2014 including a $21.6 million charge to establish a lease abandonment liability, a $12.9 million contingent settlement loss and a trade name impairment charge of $56.0 million associated with rebranding the Company to Vencore.

Acquisition of QNA SSG

          On May 23, 2014, the Company acquired QinetiQ North America Services and Solutions Group ("QNA SSG") through the purchase of all of the issued and outstanding stock of QinetiQ North America, Inc. QNA SSG was a leading provider of differentiated, high engineering content technical services and solutions to the U.S. Government. QNA SSG's core offerings included: aerospace, engineering, software solutions and enterprise IT, systems integration and engineering, training, modeling and simulation, logistics and life-cycle management. Pursuant to the terms of the merger agreement, the base consideration was $165.0 million before a $10.6 million working capital adjustment. As part of the total consideration, the Company agreed to pay contingent consideration of up to $50.0 million in cash depending on QNA SSG's financial performance between April 1, 2014 and March 31, 2015. Upon the effective date of the acquisition, management determined the fair value of the contingent consideration to be $4.6 million. The acquisition was funded by net borrowings under our Initial First Lien Term Loan (as defined herein), our Initial Second Lien Term Loan (as defined herein) and our Delayed Draw Term Loan (as defined herein). The financial results of the acquired QNA SSG business have been included in our consolidated results of operations from the May 23, 2014 acquisition date. See "Note 3 — Business Combinations" in the notes to our consolidated financial statements included elsewhere in this prospectus for further details.

Restructuring Activities

          During the year ended December 31, 2014, the Company began implementing various restructuring plans upon completing acquisitions and to further achieve cost efficiencies. The Company consolidated operations in various facilities which resulted in the consolidation of leased facilities, the sale of an owned property and the reduction of full-time employees. These actions resulted in restructuring expenses, some of which were determined to be recoverable over a period based upon U.S. Government Cost Accounting Standards. Accordingly, the Company recorded an asset for these expenses of approximately $7.5 million, $11.2 million and $1.4 million for the years ended December 31, 2014, 2015 and 2016, respectively. The asset is amortized on a straight-line basis over three to five years. The Company believes that the variability of future results of operations caused by the restructuring activities will be minimal due to straight-line expense recognition of capitalized costs. These restructuring activities will result in a source of capital resources as cash receipts will be received in future periods through periodic billings. See "Note 5 — Deferred Contract Costs" in the notes to our consolidated financial statements included elsewhere in this prospectus for further details.

Formation of HVH

          On February 17, 2017, Vencore entered into a joint venture agreement with Havas Health, Inc. ("Havas"), a global communications company operating in over 50 countries focused on health and wellness communication and cross stakeholder strategy. The companies have joined together to form HVH Precision Analytics LLC ("HVH"). The joint venture will leverage sophisticated analytics and predictive modeling with deep therapeutic area expertise to provide unique data and insights into the niche rare disease market.

          Upon formation, Vencore and Havas each contributed nonfinancial assets as well as cash in return for their interest in HVH, with Vencore contributing $0.5 million in cash and $3.0 million in assets, including: (i) IP, (ii) inventions, (iii) trademarks and trade secrets, (iv) IT assets and (v) customer relationships and agreements. In exchange for these contributions, Vencore received 1,000,000 of HVH's Class A Units, or 50% of HVH's equity interest.

          In accordance with Financial Accounting Standards Board ("FASB") Accounting Standard Codification ("ASC") Topic 810, Consolidation ("ASC Topic 810"), we identified HVH as a variable interest entity ("VIE") because HVH, upon formation, has insufficient equity investment at risk and its equity investment holders at risk lack the ability, through voting or similar rights, to direct the activities that most significantly impact HVH's economic performance. Additionally, we evaluated our variable interests in HVH and concluded that the Company is not the primary beneficiary and therefore should not consolidate HVH as we do not hold the power to direct the activities that most significantly impact HVH's economic performance nor do we have the obligation to absorb the majority of the losses or the right to receive the majority of the benefits of the VIE. The Company has not identified any subsequent changes to HVH's governing documents or contractual arrangements that would change the characteristics or adequacy of the entity's equity investment at risk in accordance with ASC Topic 810.

          The Company recorded a gain of $3.0 million with respect to its investment in HVH in the three months ended March 31, 2017, representing the fair value of contributed assets. The Company subsequently accounts for its share of earnings or losses using the equity method of accounting in accordance with ASC Topic 323, Investments — Equity method and joint ventures. The investment balance for HVH is included in "Other long-term assets" on the Company's consolidated balance sheet. The Company's investment related to this VIE totaled $2.9 million as of March 31, 2017, representing the Company's maximum exposure to loss. Under the equity method, the Company recognizes its share of earnings or losses of HVH in the periods for which they are reported by HVH in its financial statements.

Factors and Trends Affecting Our Results of Operations

          We believe that the financial performance of our business and our future success are dependent upon many factors, including those highlighted in this section. Our operating performance will depend upon many variables, including the success of our growth strategies and the timing and size of investments and expenditures that we choose to undertake, as well as market growth and other factors that are not within our control.

Federal Budget Uncertainty

          There is uncertainty around the timing, extent, nature and effect of Congressional and other U.S. Government actions to address budgetary constraints, caps on the discretionary budget for defense and non-defense departments and agencies, as established by the Bipartisan Budget Control Act 2011 and subsequently adjusted by the American Tax Payer Relief Act of 2012, the Bipartisan Budget Act of 2013 and the Bipartisan Budget Act of 2015, and the ability of Congress to determine how to allocate the available budget authority and pass appropriations bills to fund both U.S. Government departments and agencies that are, and those that are not, subject to the caps. Additionally, further delays in the completion of future U.S. Government budgets could in the future delay procurement of the services we provide. While recent budget actions reflect a more measured and strategic approach to addressing the U.S. Government's fiscal challenges, there remains uncertainty as to how exactly budget cuts, including sequestration, could impact us, and we are therefore unable to predict the extent of the impact of such cuts on our business and results of operations. A reduction in the amount of, or reductions, delays, or cancellations of funding for, services that we are contracted to provide to the U.S. Government as a result of any of these related initiatives, legislation or otherwise could have a material adverse effect on our business and results of operations.

U.S. Government Spending

          Cost-cutting and efficiency initiatives, current and future budget restrictions, spending cuts and other efforts to reduce U.S. Government spending could cause clients to reduce or delay funding of orders for solutions or services or invest appropriated funds on a less consistent basis or not at all. There is a risk that clients will not issue task orders in sufficient volume to reach current contract ceilings or alter historical patterns of contract awards, including the typical increase in the award of task orders or completion of other contract actions by the U.S. Government in the period before the end of the U.S. fiscal year on September 30.

Regulations

          Increased audit, review, investigation and general scrutiny by U.S. Government agencies of government contractors' performance under U.S. Government contracts and compliance with the terms of those contracts and applicable laws could affect our operating results. Negative publicity and increased scrutiny of government contractors in general, including us, relating to U.S. Government expenditures for contractor services and incidents involving the mishandling of sensitive or classified information as well as the increasingly complex requirements of the DoD and the Intelligence Community, including those related to cybersecurity, managing federal health care cost growth and focus on reforming existing government regulation of various sectors of the economy, such as financial regulation and healthcare, could impact our ability to perform in the marketplace.

Competitive Markets

          We believe that we are uniquely positioned to take advantage of the markets in which we operate because of our expertise and specialization. Our ability to effectively manage project engagements, including logistics, client requirements, engineering resources and service levels, will affect our financial performance. Increased competition from other government contractors and market entrants seeking to take advantage of certain industry trends may result in the emergence of companies that are better able to compete against us.

Seasonality

          Our results may be affected by variances as a result of seasonality we experience across our business. This pattern is typically driven by the U.S. fiscal year-end, September 30. While not certain, it is not uncommon for U.S. Government agencies to award extra tasks or complete other contract actions in the weeks before the end of the U.S. fiscal year in order to avoid the loss of unexpended fiscal year funds. In addition, we have also historically experienced higher bid and proposal costs in the months leading up to the U.S. fiscal year-end as we pursue new contract opportunities expected to be awarded early in the following U.S. fiscal year as a result of funding appropriated for that U.S. fiscal year. We may continue to experience this seasonality in future periods, and our results of operations may be affected by it. While not certain, changes in the U.S. Government's funding and spending patterns have altered historical seasonality trends, supporting our approach to managing the business on an annual basis. Seasonality is just one of a number of factors, many of which are outside of our control, which may affect our results in any period. See "Risk Factors."

Our People

          Revenue from our contracts is derived from services delivered by our people and to a lesser extent from our subcontractors. Our ability to hire, retain and deploy talent is critical to our ability to grow our revenue. As of December 31, 2014, 2015, 2016, and as of March 31, 2017, we employed approximately 3,950, 3,700, 3,750 and 3,600 people, respectively. We continue to focus on our firm-wide hiring program to recruit and attract additional high quality and experienced talent. We believe this will allow us to grow our business through the deployment of increased staff against funded backlog.

Effects of Inflation

          For the years ended December 31, 2014, 2015 and 2016 and for the three months ended March 31, 2017, 77.1%, 77.1%, 79.2% and 79.6% of our revenue was derived from cost-reimbursable contracts, respectively. Bids for longer-term fixed-price and time-and-materials contracts typically include sufficient provisions for labor and other cost escalations to cover anticipated cost increases over the period of performance. Consequently, revenue and costs have generally both increased commensurate with overall economic growth. As a result, operating income as a percentage of total revenue has not been significantly impacted by inflation.

Defined Benefit Plan and other Postretirement Benefits

          Net actuarial gains and losses occur when the actual experience differs from any of the various assumptions used to value our benefit plans or when assumptions change. The primary factors contributing to actuarial gains and losses are changes in the discount rate used to value benefit obligations as of the measurement date each year and the difference between expected and actual returns on plan assets. This mark-to-market accounting method results in the potential for volatile and difficult to forecast adjustments.

Components of Results of Operations

Revenue

          Substantially all of our revenue is derived from services provided under contracts with the U.S. Government and its agencies by our employees and subcontractors. Funding for our contracts is generally linked to trends in budgets and spending across various U.S. Government agencies and departments. We provide services under a large portfolio of contracts and contract vehicles to a broad client base, and we believe that our diversified contract and client base mitigates the risk of volatility in our business. Our service revenue includes SE&I, cybersecurity, applied research and big data analytics services.

          We generate revenue under the following three basic types of contracts: cost-reimbursable, time-and-materials and fixed-price.

          Revenue on cost-reimbursable contracts is recognized as services are performed, generally based on the allowable costs incurred during the period plus any recognizable earned fee. The Company considers fixed fees under cost-reimbursable contracts to be earned in proportion to the allowable costs incurred in performance of the contract. For cost-reimbursable contracts that include performance-based fee incentives, which are principally award fee arrangements, the Company recognizes income when such fees are probable and estimable, and the fees are recognized throughout the term of the contract in proportion to the allowable costs incurred. Estimates of the total fee to be earned are made based on contract provisions, prior experience with similar contracts or customers, and management's evaluation of our performance on such contracts. Contract costs, including indirect expenses, are subject to audit by the DCAA and, accordingly, are subject to possible cost disallowances.

          Revenue on fixed-price contracts is primarily recognized using the percentage-of-completion method based on actual costs incurred relative to total estimated costs for the contracts, which are recorded using the cost-to-cost method. These estimated costs are updated during the term of the contract and may result in revision by the Company of recognized revenue and estimated costs in the period in which the changes in the estimated costs are identified. Any changes from prior estimates are recognized as an inception-to-date adjustment in the period in which the facts necessitating the revision have become known. Profits on fixed-price contracts result from the difference between incurred costs used to calculate the percentage of completion and revenue earned.

          Revenue earned under time-and-materials contracts is recognized as hours are worked based on contractually billable rates to the client. Costs on time-and-materials contracts are expensed as incurred.

          The table below presents the percentage of total revenue for each type of contract.

	Year Ended December 31,			Three Months Ended March 31 (Unaudited)

	2014	2015	2016	2017

Cost-reimbursable	77.1%	77.1%	79.2%	79.6%
Time-and-materials	8.9%	11.7%	9.9%	10.0%
Fixed-price	14.1%	11.2%	10.9%	10.4%

          The amount of risk and potential reward varies under each type of contract. Under cost-reimbursable contracts, there is limited financial risk, because we are reimbursed for all allowable costs up to a ceiling. However, profit margins on this type of contract tend to be lower than on time-and-materials and fixed-price contracts. Under time-and-materials contracts, we are reimbursed for the hours worked using the predetermined hourly rates for each labor category. In addition, we are typically reimbursed for other direct contract costs and expenses at cost. We assume financial risk on time-and-materials contracts because our labor costs may exceed the negotiated billing rates. Profit margins on well-managed time-and-materials contracts tend to be higher than profit margins on cost-reimbursable contracts as long as we are able to staff those contracts with people who have an appropriate skill set. Under fixed-price contracts, we are required to deliver the objectives under the contract for a pre-determined price. Compared to time-and-materials and cost-reimbursable contracts, fixed-price contracts generally offer higher profit margin opportunities because we receive the full benefit of any cost savings, but they also generally involve greater financial risk because we bear the risk of any cost overruns. In the aggregate, the contract type mix in our revenue for any given period will affect that period's profitability. Over time, we have experienced a relatively stable contract mix.

Operating expenses

          Operating expenses primarily include costs of revenue, general and administrative costs and depreciation and amortization. Costs associated with compensation and related expenses for our people are the most significant component of our operating expenses. The principal factors that affect our costs are the hiring of additional employees as we grow our business and are awarded new contracts and additional work under our existing contracts as well as costs associated with business development activities. We expect operating expenses to increase due to our anticipated growth and the incremental costs associated with being a public company. However, on a forward-looking basis, we generally expect these costs to decline as a percentage of our total revenue as we realize the benefits of scale.

          Costs of revenue consist of direct labor and associated fringe benefits, indirect overhead, subcontractor costs, travel expenses and other expenses incurred to perform on contracts.

          General and administrative expenses include salaries and wages and fringe benefits of our employees not performing work directly for customers as well as other costs related to these indirect functions.

(Loss) gain on Pension Plan

          Net actuarial gains and losses occur when the actual experience differs from any of the various assumptions used to value our benefit plans or when assumptions change. The primary factors contributing to actuarial gains and losses are changes in the discount rate used to value benefit obligations as of the measurement date each year and the difference between expected and actual returns on plan assets. This mark-to-market accounting method results in the potential for volatile and difficult to forecast adjustments.

Equity in Net Earnings of Affiliate

          Investments in HVH are accounted for under the equity method of accounting whereby the Company recognizes its proportionate share of HVH's net income or loss in the Company's consolidated statement of operations and does not consolidate HVH's assets and liabilities. The Company has a non-controlling 50% ownership interest in HVH and has the ability to exercise significant influence over the joint venture.

Results of Operations

          The following table sets forth items from our consolidated statements of operations for the periods indicated. Our historical results are not necessarily indicative of results that may be expected for any future period. The information contained below should be read in conjunction with our consolidated financial statements and the related notes thereto included elsewhere in this prospectus.

Three months ended March 31, 2017 compared to three months ended March 31, 2016

	Three Months Ended March 31, (Unaudited)		Three Months Ended March 31, 2017 Compared to Three Months Ended March 31, 2016

($ in thousands)	2016	2017	$ Change	% Change

Revenue	$295,756	$284,684	$(11,072)	(3.7)%
Operating costs and expenses
Costs of revenue (excluding depreciation and amortization)	(249,681)	(240,945)	(8,736)	(3.5)%
General and administrative expenses	(18,028)	(18,812)	784	4.3%
Depreciation and amortization	(6,997)	(7,138)	141	2.0%
Deferred contract cost	(1,638)	(1,286)	(352)	(21.5)%
Gain on pension plan	1,250	2,266	1,016	81.3%

Total operating costs and expenses	(275,094)	(265,915)	(9,179)	(3.3)%

Income from operations	20,662	18,769	(1,893)	(9.2)%
Interest expense	(15,472)	(15,951)	479	3.1%
Other, net	108	114	6	5.6%
Investment gain	—	2,951	2,951	100%

Income before income taxes and equity in net earnings of affiliate	5,298	5,883	585	11.0%
Income tax expense	(4,602)	(2,449)	(2,153)	(46.8)%

Income before equity in net earnings of affiliate	696	3,434	2,738	393.4%

Equity in net earnings of affiliate	—	(106)	(106)	(100)%

Net income	$696	$3,328	$2,632	378.2%

  Revenue

          Revenue for the three months ended March 31, 2017 decreased by approximately $11.1 million, or 3.7%, as compared to the three months ended March 31, 2016. This decrease was primarily due to lower volume on certain re-compete contracts, where the customer reduced the scope of work. The Company also experienced a decline in revenue as a result of certain contracts ending, which was partially offset by expansion on existing programs, as well as an increase in revenue from new business, derived from our DHS USCIS JETS program contract and U.S. Cyber Command ("USCYBERCOM") contract.

  Costs of Revenue

          Costs of revenue for the three months ended March 31, 2017 decreased by $8.7 million, or 3.5%, as compared to the three months ended March 31, 2016. This reduction was primarily associated with the reduction in revenue.

  General and Administrative Expense

          General and administrative expenses for the three months ended March 31, 2017 increased by approximately $0.8 million, or 4.3%, as compared to the three months ended March 31, 2016 due to higher bid and proposal costs. The Company expects to continue to invest in bid and proposal activities to meet its strategic growth objectives.

  Depreciation and Amortization

          Depreciation and amortization for the three months ended March 31, 2017 increased by approximately $0.1 million, or 2.0%, as compared to the three months ended March 31, 2016. This increase was primarily due to depreciation related to leasehold improvements made as we reduced our overall facilities footprint.

  Gain on Pension Plan

          The Company recorded non-cash gains of approximately $2.3 million and $1.3 million in respect of its pension plan for the three months ended March 31, 2017 and 2016, respectively.

  Investment gain

          The Company recorded an investment gain of approximately $3.0 million for the three months ended March 31, 2017 from our investment in HVH. We recorded a gain based on the value of the assets contributed by Vencore, which had been expensed in prior periods, in exchange for a 50% ownership in HVH.

  Income Tax Expense

          Income tax expense for the three months ended March 31, 2017 decreased by $2.2 million, or 46.8%, as compared to the three months ended March 31, 2016. Our effective tax rate ("ETR") for the three months ended March 31, 2017 was 41.6% as compared to 86.9% for the three months ended March 31, 2016. The decrease in ETR was attributable to the amount of tax expense associated with the amortization of indefinite-lived intangible assets in proportion to the amount of annual forecasted pretax book income. Our annualized pretax book income for the year ending December 31, 2017 is significantly higher than the amount for year ended December 31, 2016. Therefore, the amount of tax expense associated with the indefinite-lived intangibles is smaller in proportion to the amount of pretax book income, resulting in a lower annualized ETR.

  Equity in Net Earnings of Affiliate

          Equity in net earnings of affiliate in the amount of approximately $0.1 million represents the Company's share of the operating losses of HVH.

Year ended December 31, 2016, compared to year ended December 31, 2015

	Year Ended December 31,		Fiscal 2016 Compared to Fiscal 2015

($ in thousands)	2015	2016	$ Change	% Change

Revenue	$1,166,645	$1,168,067	$1,422	0.1%
Operating costs and expenses
Costs of revenue (excluding depreciation and amortization)	(981,811)	(985,205)	3,394	0.3%
General and administrative expenses	(77,925)	(70,204)	(7,721)	(9.9)%
Depreciation and amortization	(29,122)	(28,303)	(819)	(2.8)%
Gain on contingent consideration	7,897	—	(7,897)	(100.0)%
Deferred contract cost	(2,854)	(6,493)	3,639	127.5%
Gain on pension plan	1,239	6,451	5,212	420.7%

Total operating costs and expenses	(1,082,576)	(1,083,754)	1,178	0.1%

Income from operations	84,069	84,313	244	0.3%
Interest expense	(60,941)	(63,959)	3,018	5.0%
Debt extinguishment costs	—	(7,159)	(7,159)	(100.0)%
Other, net	597	1,761	1,164	195.0%
Investment gain	—	—	—	—

Income before income taxes and equity in net earnings of affiliate	23,725	14,956	(8,769)	(37.0)%
Income tax expense	(13,315)	(13,929)	614	4.6%

Income before equity in net earnings of affiliate	$10,410	$1,027	$(9,383)	(90.1)%

Equity in net earnings of affiliate	—	—	—	—

Net income	$10,410	$1,027	$(9,383)	(90.1)%

  Revenue

          Revenue for the year ended December 31, 2016 increased by approximately $1.4 million, or 0.1%, as compared to the year ended December 31, 2015. The Company experienced an increase in revenues of approximately $35.0 million from new contract awards, which was partially offset by a decline in revenue from our existing business primarily related to a re-compete contract won in 2016 with a lesser scope. However, this was offset by growth on existing contracts that yielded higher revenue.

  Costs of Revenue

          Costs of revenue for the year ended December 31, 2016 increased by $3.4 million, or 0.3%, as compared to the year ended December 31, 2015. Cost as a percentage of revenue was 84.3% for the year ended December 31, 2016, compared to 84.2% for the year ended December 31, 2015. The Company experienced an increase in direct labor and an offsetting decrease in subcontractor labor, which contributed to higher profitability, but this was offset by lower margins from our new wins and re-compete contracts.

  General and Administrative Expense

          General and administrative expenses for the year ended December 31, 2016 decreased by approximately $7.7 million, or 9.9%, as compared to the year ended December 31, 2015. The

Company experienced cost efficiencies from restructuring efforts that were initiated subsequent to the QNA SSG acquisition in May 2014. During the year ended December 31, 2016, the Company fully integrated the QNA SSG business into the existing business and streamlined corporate functions in order to achieve cost efficiencies and synergies. For the year ended December 31, 2016, the Company reduced the average indirect employee headcount by 15.5% as compared to the year ended December 31, 2015.

  Depreciation and Amortization

          Depreciation and amortization for the year ended December 31, 2016 decreased by approximately $0.8 million, or 2.8%, as compared to the year ended December 31, 2015. This decrease was primarily a result of a decrease in our purchased intangible assets.

  Gain on Settlement of Contingent Consideration

          At the date of acquisition, management determined the fair value of the QNA SSG contingent consideration to be approximately $4.6 million. As of December 31, 2014, the fair value of this contingent consideration was valued at $17.5 million, resulting in a $12.9 million expense. In the year ended December 31, 2015, the Company settled and paid contingent consideration in the amount of $9.6 million, representing a gain of $7.9 million. The change in estimate was primarily due to the delay or cancelation of previously forecasted new business. This was a non-recurring transaction, and no further contingent consideration related to the QNA SSG acquisition is or will be payable.

  Deferred Contract Costs

          Beginning in the year ended December 31, 2014, the Company implemented restructuring activities across the Company to eliminate redundant employees, capabilities and certain leased and owned facilities. A portion of these restructuring costs were deferred based upon an agreement with the U.S. Government in order to be allocated to contracts in future periods. These costs are therefore being amortized by the Company over a period of three to five years. For the year ended December 31, 2016, the amount amortized was $6.5 million as compared to $2.9 million for the year ended December 31, 2015. The amount amortized increased for the year ended December 31, 2016 as more costs were capitalized in the year ended December 31, 2015, which were then amortized over a full 12 month period in the year ended December 31, 2016.

  Gain on Pension Plan

          The Company recorded gains of approximately $6.5 million and $1.2 million in respect of its pension plan for the years ended December 31, 2016 and 2015, respectively. This represented the non-cash gains on our pension plan based on the annual actuarial valuation.

  Interest Expense and Debt Extinguishment Costs

          Interest expense for the year ended December 31, 2016 increased by approximately $3.0 million, or 5.0%, as compared to the year ended December 31, 2015. The Company refinanced the Initial First Lien Term Loan and the Initial Second Lien Term Loan on June 17, 2016 to include a term loan increase of $181.9 million and $129.2 million, respectively. A portion of the borrowings under both the 2016 First Lien Term Loan (as defined herein) and the 2016 Second Lien Term Loan (as defined herein) were used to retire an aggregate principal amount of $175.0 million of the Company's senior subordinated notes. The Company paid fees of $21.4 million to lenders and third parties in connection with the refinancing. Out of the $21.4 million, $4.8 million was expensed in the period, $0.9 million was added to the deferred financing fees balance and the remaining $15.7 million was added to the loan discount. The retirement of the senior subordinated notes resulted in one-time fees totaling $7.1 million which were recognized as debt extinguishment costs for the year ended December 31, 2016. There were no debt extinguishment or issuance costs for the year ended December 31, 2015.

  Income Tax Expense

          Income tax expense for the year ended December 31, 2016 increased by $0.6 million, or 4.6%, as compared to the year ended December 31, 2015. This increase was primarily due to deferred taxes. Our ETR was 93.1% and 56.1% for the years ended December 31, 2016 and 2015, respectively. A reconciliation of the differences between the U.S. federal statutory rate and our ETR, as well as other information about our income tax provision, is provided in "Note 16 — Income Taxes" in the notes to our consolidated financial statements included elsewhere in this prospectus.

Year ended December 31, 2015, compared to year ended December 31, 2014

	Year Ended December 31,		Fiscal 2015 Compared to Fiscal 2014

($ in thousands)	2014	2015	$ Change	% Change

Revenue	$1,001,578	$1,166,645	$165,067	16.5%
Operating costs and expenses
Costs of revenue (excluding depreciation and amortization)	(853,816)	(981,811)	127,995	15.0%
General and administrative expenses	(72,165)	(77,925)	5,760	8.0%
Depreciation and amortization	(30,499)	(29,122)	(1,377)	(4.5)%
(Loss) gain on contingent consideration	(12,865)	7,897	20,762	161.4%
Lease abandonment expense	(21,645)	—	(21,645)	(100.0)%
Deferred contract cost	(1,833)	(2,854)	(1,021)	55.7%
Impairment of trade name	(56,000)	—	(56,000)	(100.0)%
Gain on pension plan	2,771	1,239	(1,532)	(55.3)%

Total operating costs and expenses	(1,046,052)	(1,082,576)	36,524	3.5%

(Loss) income from operations	(44,474)	84,069	128,543	289.0%
Interest expense	(55,219)	(60,941)	5,722	10.4%
Debt extinguishment costs	(8,044)	—	(8,044)	(100.0)%
Other, net	318	597	279	87.7%
Investment gain	—	—	—	—

(Loss) income before income taxes and equity in net earnings of affiliate	(107,419)	23,725	131,144	122.1%
Income tax expense	(2,488)	(13,315)	10,827	435.2%

(Loss) income before equity in net earnings of affiliate	$(109,907)	$10,410	$120,317	109.5%

Equity in net earnings of affiliate	—	—	—	—

Net (loss) income	$(109,907)	$10,410	$120,317	109.5%

  Revenue

          Revenue for the year ended December 31, 2015 increased by $165.1 million, or 16.5%, as compared to the year ended December 31, 2014. In May 2014, the Company completed the acquisition of QNA SSG. Due to the timing of the transaction, the results for the year ended December 31, 2015 included a full year of revenue from QNA SSG whereas the results for the year ended December 31, 2014 only included seven months of revenue from QNA SSG. In addition, the Company experienced growth on existing programs totaling $60.6 million during 2015.

  Costs of Revenue

          Costs of revenue for the year ended December 31, 2015 increased by approximately $128.0 million, or 15.0%, as compared to the year ended December 31, 2014, consistent with the increase in revenue. Due to the timing of the QNA SSG acquisition, the results for the year ended December 31, 2015 included a full year of costs of revenue from QNA SSG whereas the results for the year ended December 31, 2014 only included seven months of costs of revenue from QNA SSG. Our costs as a percentage of revenue decreased to 84.2% for the year ended December 31, 2015 compared to 85.2% for the year ended December 31, 2014. This decrease was primarily a result of a change in cost mix, specifically an increase in labor and a decrease in direct materials.

  General and Administrative Expense

          General and administrative expenses for the year ended December 31, 2015 increased by approximately $5.8 million, or 8.0%, as compared to the year ended December 31, 2014, primarily driven by the acquisition of QNA SSG. The Company incurred additional integration related costs during the year ended December 31, 2015. Integration related costs included additional corporate indirect labor costs. The Company initiated cost saving restructuring activities during the year ended December 31, 2015 for which certain cost savings were realized in later periods.

  Depreciation and Amortization

          Depreciation and amortization for the year ended December 31, 2015 decreased by approximately $1.4 million, or 4.5%, as compared to the year ended December 31, 2014. This decrease was primarily a result of a decrease in our purchased intangible assets.

  Gain on Settlement of Contingent Consideration

          At the date of QNA SSG acquisition, management determined the fair value of the QNA SSG contingent consideration to be approximately $4.6 million. As of December 31, 2014, the fair value of this contingent consideration was valued at $17.5 million, resulting in a $12.9 million expense. In the year ended December 31, 2015, the Company settled and paid contingent consideration in the amount of $9.6 million and recorded a gain of $7.9 million.

  Lease Abandonment Expense

          Upon the acquisition of QNA SSG in 2014, the Company recorded a lease abandonment liability in the amount of approximately $5.3 million. Subsequent to the acquisition, the Company recorded additional lease abandonment liabilities totaling $21.6 million and recognized the expense in the statement of operations for the year ended December 31, 2014.

  Deferred Contract Expense

          Beginning in the year ended December 31, 2014, the Company implemented restructuring activities across the Company to eliminate redundant employees, capabilities and certain leased and owned facilities. A portion of these restructuring costs were deferred based upon an agreement with the U.S. Government in order to be allocated to contracts in future periods. These costs are therefore being amortized by the Company over a period of three to five years. The amount amortized for the year ended December 31, 2015 was $2.9 million as compared to $1.8 million for the year ended December 31, 2014. The amount amortized increased for the year ended

December 31, 2015 as more costs were capitalized in the year ended December 31, 2014, which were then amortized over a full 12 month period in the year ended December 31, 2015.

  Impairment of Trade Name

          In conjunction with the Company's annual indefinite-lived intangible asset impairment test, management assessed the trade name of Vencore OpCo's predecessor entity, The SI Organization, Inc. (the "SI"), and determined the trade name was impaired and had no remaining market value. As such, the Company recorded an impairment charge for the total amount of the trade name, or $56.0 million, during the year ended December 31, 2014. No impairment of trade name was recorded for the year ended December 31, 2015.

  Gain on Pension Plan

          The Company recorded gains of approximately $1.2 million and $2.8 million in respect of its pension plan for the years ended December 31, 2015 and 2014, respectively. This represented the non-cash gains on our pension plan based on an annual actuarial valuation.

  Income Tax Expense

          Income tax expense for the year ended December 31, 2015 increased by $10.8 million, or 435.2%, as compared to the year ended December 31, 2014. This increase was primarily due to deferred taxes. Our ETR was 56.1% and (2.3)% for the years ended December 31, 2015 and 2014, respectively. A reconciliation of the differences between the U.S. federal statutory rate and our ETR, as well as other information about our income tax provision, is provided in "Note 16 — Income Taxes" in the notes to our consolidated financial statements included elsewhere in this prospectus.

Liquidity and Capital Resources

          We finance our operations and capital expenditures through a combination of internally generated cash from operations and from borrowings under our credit facilities. We had $26.2 million, $62.2 million, $38.5 million and $34.4 million in cash and cash equivalents as of December 31, 2014, 2015 and 2016 and March 31, 2017, respectively. Our long-term debt amounted to $667.0 million, $645.6 million, $766.7 million and $767.1 million as of December 31, 2014, 2015 and 2016 and March 31, 2017, respectively. Our debt bears interest at specified rates and is held by a syndicate of lenders. See "Note 18 — Long-term Debt and Interest Rate Swap" in the notes to our consolidated financial statements included elsewhere in this prospectus for further details.

          We intend to use $              million (or $              million if the underwriters exercise their over-allotment option in full, giving effect to the Class A Dividend) of the net proceeds from this offering to repay a portion of the outstanding indebtedness under our First Lien Term Loan, which was $546.5 million as of March 31, 2017, and our Second Lien Term Loan, which was $244.2 million as of March 31, 2017. We will recognize write-offs of certain deferred financing costs and original issue discount associated with that repaid debt. Following the consummation of this offering and the use of the net proceeds therefrom, our primary sources of liquidity will be cash provided by operating activities, cash and cash equivalents and borrowing capacity under our Revolving Facility. Our primary uses of cash following this offering will be for:

  •
  operating expenses, including salaries;

  •
  working capital requirements to fund the growth of our business;

  •
  capital expenditures which primarily relate to the purchase of computers, business systems, furniture and leasehold improvements to support our operations; and

  •
  debt service requirements for borrowings under our credit facilities.

          By selling shares of our common stock to the public in this offering, we will be able to expand ownership in the Company, gain access to the public capital markets and repay a portion of our outstanding indebtedness. In addition, from time to time we will evaluate alternative uses for excess cash resources, including funding acquisitions or repurchasing outstanding shares of common stock.

          Generally, cash provided by operating activities has been adequate to fund our operations. Due to fluctuations in our cash flows and growth in our operations, it may be necessary from time to time in the future to borrow under our Revolving Facility to meet cash demands. Our management regularly monitors certain liquidity measures to monitor performance. We calculate our available liquidity as a sum of cash and cash equivalents from our consolidated balance sheet plus the amount available and unutilized on our Revolving Facility. We anticipate that cash provided by operating activities, cash and cash equivalents, and borrowing capacity under our Revolving Facility will be sufficient to meet our anticipated cash requirements for the next twelve months.

Credit Agreements

          From time to time we may request that additional term loans under either of the First Lien Credit Agreement (as defined herein) or the Second Lien Credit Agreement (as defined herein and together with the First Lien Credit Agreement, our "Credit Agreements") or revolving commitments under the First Lien Credit Agreement be provided, subject to certain conditions. The amount of incremental borrowings that we could incur under the First Lien Credit Agreement is capped at an aggregate amount equal to the sum of (a) $125.0 million minus the amount of any incremental borrowings outstanding under the Second Lien Credit Agreement plus (b) an additional amount as long as, after giving pro forma effect thereto, (x) the first lien net leverage ratio (as defined in the First Lien Credit Agreement) would be less than 4.35:1.00 and (y) the senior secured net leverage ratio (as defined in the First Lien Credit Agreement) would be less than 6.35:1.00. The amount of incremental borrowings that we could incur under the Second Lien Credit Agreement is capped at an aggregate amount equal to the sum of (a) $125.0 million minus the amount of any incremental borrowings outstanding under the First Lien Credit Agreement plus (b) an additional amount as long as, after giving pro forma effect thereto, the senior secured net leverage ratio would be less than 6.35:1.00.

          The First Lien Credit Agreement also contains a financial covenant for the benefit of the Revolving Facility lenders that requires us to maintain a maximum first lien net leverage ratio (as defined in the First Lien Credit Agreement) when utilization of the Revolving Facility exceeds 30% of the total aggregate Revolving Facility commitments. As of December 31, 2016, the Company was in compliance with the required consolidated net leverage ratio of 6.50:1:00. Events of default under the Credit Agreements include, among other things, failure to make applicable principal or interest payments when they are due, breach of certain covenants and representations or change in control. At the occurrence of such an event, the administrative agent, at the request of the lenders, may terminate the commitments and declare the outstanding principal and accrued interest thereon and all fees and other obligations to be due and payable and exercise other rights and remedies provided for in the First and Second Lien agreements. The Company is not currently in default under any of its loan provisions under the First and Second Lien agreements. See "Description of Certain Indebtedness" for more information.

          The first lien net leverage ratio and the senior secured net leverage ratio are calculated using Consolidated EBITDA, as defined in our Credit Agreements ("Credit Agreement Adjusted EBITDA"). As a result, management uses Credit Agreement Adjusted EBITDA as a liquidity measure because it impacts our ability to obtain incremental borrowings under our Credit Agreements. Management also believes Credit Agreement Adjusted EBITDA is important in analyzing our liquidity because it is a key component in our ability to make further investments in our business, service our debt and meet working capital requirements. Consequently, Credit Agreement Adjusted EBITDA is critical to our assessment of our liquidity.

          The following table shows the reconciliation of Credit Agreement Adjusted EBITDA from the most directly comparable GAAP measure, net cash provided by operating activities:

	Year Ended December 31,			Three Months Ended March 31, (Unaudited)

($ in thousands)	2014	2015	2016	2016	2017

Net cash provided by operating activities	$492	$48,489	$65,227	$1,471	$(4,363)
Amortization of debt discount and debt issuance costs	(3,617)	(3,994)	(5,870)	(1,033)	(1,848)
Loss on debt extinguishment	(8,044)		(7,159)	—	—
Deferred income taxes	(722)	(12,072)	(12,778)	(4,352)	(2,244)
Remeasurement of lease abandonment	—	—	1,598	—	—
(Loss) gain on dispositions of property and equipment	(400)	(23)	(309)	—	—
Gain on investment	—	—	—	—	2,951
Loss on equity in net earnings of affiliate	—	—	—	—	(106)
Changes in operating assets and liabilities, net of the effect of acquisitions	27,305	5,288	(5,105)	13,792	17,531
Income tax expense, net	2,488	13,315	13,929	4,602	2,449
Interest expense	63,263	60,941	71,118	15,472	15,951
Pension and nonqualified plan	(3,887)	(2,313)	(6,114)	(1,285)	(1,822)
Management advisory fee(1)	3,644	3,340	3,705	875	944
One-time expenses(2)	8,720	6,012	4,735	629	1,241
Lender agreed pro forma cost savings adjustment(3)	7,500	3,000	—	—	—
Other	288	(572)	(160)	(109)	(114)

Credit Agreement Adjusted EBITDA	$97,030	$121,411	$122,817	$30,062	$30,570

(1)
"Management advisory fee" includes annual expenses paid or accrued at year-end related to the Company's annual obligation to Veritas Capital Management pursuant to its advisory agreement, which will be terminated in connection with this offering.

(2)
"One-time expenses" primarily relate to transaction and transition costs, including severance, retention, fees and expenses, which in some cases may cross over multiple accounting periods as permitted in our Credit Agreements.

(3)
"Lender agreed pro forma cost savings adjustment" after the acquisition of QNA SSG, which amounts were specifically agreed upon in our Credit Agreements.

          Credit Agreement Adjusted EBITDA is not recognized under GAAP and should not be considered as an alternative to net income (loss), operating income or any other performance measures derived in accordance with GAAP, as a measure of operating performance.

Dividends

          In June 2016, in connection with our debt refinancing, we used a portion of the borrowings to declare and pay a one-time cash liquidating dividend in the amount of $183.0 million to Parent LLC as the sole holder of record of our outstanding common stock. Also, immediately prior to the consummation of this offering, we will declare the Class A Dividend payable if the underwriters exercise their over-allotment option, which will be in an amount representing         % of the aggregate net proceeds from the sale of up to                          additional shares of our common

stock. Upon the earlier of (1) the payment in full of the Class A Dividend, if any, and (2)                            , 2017, the expiration of the underwriters' over-allotment option, if unexercised, the Class A Common Stock will automatically convert on a one-for-one basis into our common stock. The Class A Dividend will not be payable if the underwriters do not exercise their over-allotment option. The Class A Dividend is not reflected in our most recent consolidated balance sheet, but would be significant relative to our reported equity. If the underwriters exercise their over-allotment option,       % of the aggregate net proceeds from the sale of shares pursuant to such option will be used to pay the Class A Dividend. The Class A Dividend will not be paid out of current year's earnings.

          We do not intend to pay cash dividends on our common stock in the foreseeable future. We are a holding company that does not conduct any business operations of our own. As a result, we are dependent upon cash dividends and distributions and other transfers from our subsidiaries to make dividend payments on our common stock. The amounts available to us to pay cash dividends are restricted by covenants in our credit facilities and may be further restricted by terms of any future debt or preferred securities. See "Description of Certain Indebtedness" for a description of the restrictions on our ability to pay dividends. The declaration and payment of dividends is also at the discretion of our Board of Directors and depends on various factors, including our results of operations, financial condition, cash requirements, prospects and other factors deemed relevant by our Board of Directors. In addition, under Delaware law, our Board of Directors may declare dividends only to the extent of our surplus (which is defined as total assets at fair market value minus total liabilities, minus statutory capital) or, if there is no surplus, out of our net profits for the then-current and/or immediately preceding fiscal year.

          The following table sets forth pro forma per share data for the periods set forth below, giving effect to the increase in the number of shares which, when multiplied by the offering price, would be sufficient to replace the capital in excess of earnings withdrawn to pay the one-time cash liquidating dividend of $183.0 million that we made in June 2016:

	Year Ended December 31, 2016	Three Months Ended March 31, 2017 (Unaudited)

Pro Forma Net Income (Loss) Per Share Data
Net Income (Loss) per share of common stock (unaudited)
Basic
Diluted
Weighted average shares of common stock outstanding used in computing pro forma net income (loss) per share of common stock (unaudited)
Basic
Diluted

Cash Flows

          Cash received from clients, either from the payment of invoices for work performed or for advances in excess of revenue recognized, is our primary source of cash. We generally do not begin work on contracts until funding is appropriated by the client. Billing timetables and payment terms on our contracts vary based on a number of factors, including whether the contract type is cost-reimbursable, time-and-materials, or fixed-price. We generally bill and collect cash more frequently under cost-reimbursable and time-and-materials contracts, as we are authorized to bill as the costs are incurred or work is performed. In contrast, we may be limited to bill certain fixed-price contracts only when specified milestones, including deliveries, are achieved. A number of our contracts may provide for performance-based payments, which allow us to bill and collect cash prior to completing the work.

          Accounts receivable is the principal component of our working capital and is generally driven by revenue growth. Accounts receivable reflects amounts billed to our clients as of each balance sheet date and receivable amounts that are currently due but unbilled. Our clients generally pay our invoices within 30 days of the invoice date. The total amount of our accounts receivable can vary significantly over time, but is generally sensitive to revenue levels.

          The following table summarizes our sources and uses of cash over the periods indicated:

	Year Ended December 31,			Three Months Ended March 31, (Unaudited)

($ in thousands)	2014	2015	2016	2016	2017

Net cash provided by (used in) operating activities	$492	$48,489	$65,227	$1,471	$(4,363)
Net cash (used in) provided by investing activities	(184,842)	18,096	(13,783)	(3,724)	1,741
Net cash provided by (used in) financing activities	151,371	(30,561)	(75,147)	(1,003)	(1,503)
Total (decrease) increase in cash and cash equivalents	$(32,979)	$36,024	$(23,703)	$(3,256)	$(4,125)

  Operating Activities

          Net cash provided by (used in) operating activities consist of net income (loss) adjusted for noncash items, such as: depreciation and amortization of property and equipment and intangible assets, deferred income taxes, share-based compensation, amortization of debt issuance costs, amortization of deferred contract costs, impairment charges and changes in net working capital assets and liabilities. The timing between the conversion of our billed and unbilled receivables into cash from our customers and disbursements to our employees and vendors is the primary driver of changes in our working capital. Our operating cash flows are primarily affected by our ability to invoice and collect from our clients in a timely manner, our ability to manage our vendor payments and the overall profitability of our contracts.

          Net cash used in operating activities was $4.4 million for the three months ended March 31, 2017, as compared to net cash provided by operating activities of $1.5 million for the three months ended March 31, 2016. The $5.9 million decrease in net cash provided by operating activities was primarily due to lower income and timing differences related to customer and vendor payments.

          Net cash provided by operating activities was $65.2 million for the year ended December 31, 2016, as compared to $48.5 million for the year ended December 31, 2015. The $16.7 million increase was primarily due to lower deferred contract costs in the year ended December 31, 2016 as compared to the year ended December 31, 2015 as well as the timing of our employee and vendor payments, partially offset by the timing of our customer payments.

          Net cash provided by operating activities was $48.5 million for the year ended December 31, 2015, as compared to $0.5 million for the year ended December 31, 2014. This $48.0 million increase was primarily driven by higher net income and significant improvements in our billing and collections processes, leading to faster collections of accounts receivable. These increases were partially offset by higher payments for deferred contract costs and lease exit activities for the year ended December 31, 2015 as compared to the year ended December 31, 2014.

  Investing Activities

          Net cash provided by (used in) investing activities consists of the cash flows associated with capital expenditures, business acquisitions, acquisitions and/or dispositions of property and equipment and payments made to our deferred compensation plans. During the periods presented, all purchases of property and equipment were of a normal recurring nature.

          Net cash provided by investing activities was $1.7 million for the three months ended March 31, 2017, as compared to net cash used in investing activities of $3.7 million for the three months ended March 31, 2016. The $5.4 million increase in net cash provided by investing activities was mainly due to the proceeds from the sale of investments in Company owned life insurance plans supporting the Company's deferred compensation plans that occurred in the three months ended March 31, 2017.

          Net cash used in investing activities was $13.8 million for the year ended December 31, 2016, as compared to net cash provided by investing activities of $18.1 million for the year ended December 31, 2015. The $31.9 million decrease in net cash provided by investing activities was due to a $25.0 million decrease in restricted cash as a result of the settlement of our contingent consideration payment related to the QNA SSG acquisition.

          Net cash provided by investing activities was $18.1 million for the year ended December 31, 2015, as compared to net cash used in investing activities of $184.8 million for the year ended December 31, 2014. The $202.9 million increase in net cash provided by investing activities was primarily due to the acquisition of QNA SSG in the year ended December 31, 2014 and an increase in restricted cash set aside in an escrow account to fund the contingent consideration payment on the QNA SSG acquisition. Additionally, in the year ended December 31, 2015 the Company received approximately $6.2 million from the sale of a building. These cash inflows were partially offset by increased expenditures for property and equipment in the year ended December 31, 2015.

  Financing Activities

          Net cash provided by (used in) financing activities is primarily associated with proceeds from debt and the repayment thereof.

          Net cash used in financing activities was $1.5 million for the three months ended March 31, 2017, as compared to net cash used in financing activities of $1.0 million for the three months ended March 31, 2016. The $0.5 million increase in net cash used in financing activities was a result of higher debt payments.

          Net cash used in financing activities was $75.1 million for the year ended December 31, 2016, as compared to net cash used in financing activities of $30.6 million for the year ended December 31, 2015. The $44.5 million increase in net cash used in financing activities resulted from a special liquidating dividend paid to Parent LLC of $183.0 million (no such dividend payments were made in the year ended December 31, 2015), payments to extinguish an aggregate principal amount of $175.0 million of our senior subordinated notes, and payment of debt issuance and extinguishment costs of $18.4 million, which were partially offset by a $311.1 million increase in borrowings under our First Lien Credit Agreement (as defined herein) and Second Lien Credit Agreement (as defined herein).

          Net cash used in financing activities was $30.6 million for the year ended December 31, 2015, as compared to net cash provided by financing activities of $151.4 million for the year ended December 31, 2014. The increase in net cash used in financing activities was primarily due to our issuance of long-term debt and borrowings under our Delayed Draw Term Loan (as defined herein) of approximately $518.0 million in the year ended December 31, 2014 as compared to $9.6 million in the year ended December 31, 2015. These inflows were partially offset by repayment of delayed long-term debt and refinancing costs of approximately $361.1 million in the year ended December 31, 2014.

Qualitative and Quantitative Disclosure About Market Risk

Interest Rate Risk

          Our market risks relate primarily to changes in interest rates. The interest rates on borrowings under our each of our First Lien Term Loan and our Second Lien Term Loan are floating and, therefore, are subject to fluctuations. Currently the applicable interest rate is based on a floor, but if interest rates rise in the future and the base rate increases above the floor, our interest expense will increase. We continually review our variable rate debt in order to ensure our portfolio is appropriately balanced as part of our overall interest rate risk management strategy, and during this process we consider both short-term and long-term conditions in the U.S. and global financial markets in making adjustments to our tolerable exposures to interest rate risk. To manage this risk, we have entered into an interest rate swap of $175.0 million. See "Note 18 — Long-Term Debt and Interest Rate Swap" in the notes to our consolidated financial statements included elsewhere in this prospectus for further information. A 1% increase in interest rates applied to our floating rate indebtedness would increase annual interest expense by approximately $8.2 million, before giving effect to our interest rate swap. We may also enter into additional interest rate swaps in the future to add stability to interest expense and to manage our exposure to interest rate fluctuations.

Off-Balance Sheet Arrangements

          We had $0.2 million of outstanding letters of credit under our Revolving Facility as of March 31, 2017. We have no other off-balance sheet arrangements that have or are reasonably likely to have a material current or future effect on our financial condition, changes in financial condition, revenue or expenses, results of operations, liquidity, capital expenditures or capital resources.

Contractual Obligations

          The following table summarizes our contractual obligations that require us to make future cash payments as of March 31, 2017 on a historical basis. For contractual obligations, we included payments that we have an unconditional obligation to make.

          In the normal course of business, we enter into agreements with subcontractors and vendors to provide products and services that we consume in our operations or that are delivered to our clients. These products and services are not considered unconditional obligations until the products and services are actually delivered, at which time we record a liability for our obligation.

	Payments Due by Period
Contractual obligations	Total	Less Than 1 Year	1 to 3 Years	3 to 5 Years	More Than 5 Years
Long-term debt(1)	$790,680	$4,343	$542,137	$244,200	$—
Interest obligations(1)	163,032	43,164	109,932	9,936	—
Operating lease obligations(2)	101,561	19,485	45,520	28,741	7,815
Pension obligations(3)	14,100	—	2,100	12,000	—
Capital lease obligations(2)	464	184	280	—	—

Total contractual obligations(4)	$1,069,837	$67,176	$699,969	$294,877	$7,815

(1)
See "Note 18 — Long-term Debt and Interest Rate Swap" in the notes to our consolidated financial statements included elsewhere in this prospectus for additional information regarding debt and related matters.

(2)
See "Note 20 — Commitments and Contingencies" in the notes to our consolidated financial statements included elsewhere in this prospectus for additional information regarding commitments and contingencies.

(3)
See "Note 19 — Postretirement Plans" in the notes to our consolidated financial statements included elsewhere in this prospectus for additional information regarding postretirement plans.

(4)
The table above does not include $14.0 million of uncertain tax positions reflected in our consolidated balance sheet because we are fully indemnified for such tax obligations pursuant to our QNA SSG purchase agreement. See "Note 16 — Income Taxes" in the notes to our consolidated financial statements included elsewhere in this prospectus for additional information regarding income taxes.

Capital Expenditures

          Since we do not own any of our facilities, our capital expenditure requirements primarily relate to the purchase of computers, business systems, furniture and leasehold improvements to support our operations. Direct costs billed to clients are not treated as capital expenses. Our capital expenditures for the year ended December 31, 2016 were $10.2 million, and the majority of such capital expenditures related to facilities infrastructure, equipment and IT. Expenditures for facilities infrastructure and equipment are generally incurred to support new and existing programs across our business. We also incur capital expenditures to support programs and general enterprise IT infrastructure.

Commitments and Contingencies

          We are subject to certain claims and assessments that arise in the ordinary course of business. We record a liability when we believe that it is both probable that a loss has been incurred and the amount can be reasonably estimated. Management judgment is required to determine the outcome and the estimated amount of a loss related to such matters. Management believes that there are no claims or assessments outstanding which would materially affect our consolidated results of operations or our financial position.

Recent Accounting Pronouncements

          See the information set forth in "Note 2 — Significant Accounting Policies" in the notes to our consolidated financial statements included elsewhere in this prospectus.

Internal Control Over Financial Reporting

          In connection with the audit of our consolidated financial statements for the year ended December 31, 2016, material adjustments were identified related to years ended December 31, 2012 through December 31, 2015, which represented material weaknesses in our internal control over financial reporting as of December 31, 2016 and as of March 31, 2017. A material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our financial statements will not be prevented or detected on a timely basis.

          Material adjustments were identified and recorded in the financial statements for the years ended December 31, 2012 through December 31, 2015. During those periods we did not retain a sufficient complement of personnel possessing the appropriate accounting knowledge and experience, which resulted in incorrect conclusions in the application of GAAP associated with non-recurring or unique transactions involving a high level of complexity, subjectivity and judgment. This material weakness contributed to additional material weaknesses in which, specifically, (1) we did not design and maintain effective internal control over the accounting for business combinations including certain post-acquisition activities (including the assessment of appropriate reporting units) and (2) we did not maintain effective controls over the period-end financial reporting process, specifically controls over the review by individuals with the appropriate accounting knowledge of certain significant account reconciliations that analyzed the accounting for business combinations and certain post-acquisition activities and the review of the consolidated financial statements.

          These material weaknesses resulted in adjustments to our consolidated financial statements for the years ended December 31, 2014 and 2015 related to the accounting for:

  •
  an indemnification settlement in connection with the Company's divestiture from Lockheed Martin Corporation ("Lockheed Martin");

  •
  a contingent consideration liability related to our acquisition of QNA SSG; and

  •
  certain lease abandonment liabilities.

(See also "Risk Factors—Risks Related to this Offering and Ownership of Our Common Stock—We have identified material weaknesses in our internal control over financial reporting. If we do not adequately remediate these material weaknesses, or if we experience additional material weaknesses in the future or otherwise fail to maintain an effective system of internal controls, we may not be able to accurately or timely report our financial condition or results of operations, or comply with the accounting and reporting requirements applicable to public companies ,which may adversely affect investor confidence in us and, as a result, the value of our common stock.")

          We have implemented and are still in the process of implementing measures designed to improve our internal control over financial reporting and remediate our material weaknesses, including:

  •
  the augmentation of our accounting staff, including the appointment of a new Corporate Controller and Chief Accounting Officer in January 2016 and several key accounting resources who possess the appropriate accounting knowledge and experience and who will also implement and maintain effective controls over the period-end financial reporting process; and

  •
  the commissioning of a third-party specialist to provide support in our analysis of the accounting for complex non-recurring transactions and also to assist us in formalizing the documentation of our accounting policies and internal controls and to provide recommendations for improvements.

          In addition to the above, during the year ending December 31, 2017 we will continue to evaluate whether we have a sufficient number of appropriately trained and experienced technical accounting personnel and will add new personnel as we deem necessary. We have also made significant investments to develop training programs. We have begun an enterprise-wide risk assessment whereby risks throughout the organization will be identified, assessed and prioritized. This enterprise-wide risk assessment will be periodically updated and leveraged as an ongoing mechanism to manage the broad set of risks that the Company faces. We will leverage the results of this enterprise-wide risk assessment as input for the determination of future initiatives and to tailor our future activities around the implementation, assessment and monitoring of internal controls.

          As a public company, we are required to devote significant resources to comply with the Sarbanes-Oxley Act. One key aspect of the Sarbanes-Oxley Act is that we must perform system and process evaluation and testing of our internal control over financial reporting to allow management and our independent registered public accounting firm to report on the effectiveness of our internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act, with attestation from our independent registered public accounting firm on the effectiveness of our internal controls, beginning with our annual report on Form 10-K for the year ending December 31, 2018.

Critical Accounting Estimates and Policies

          The preparation of our financial statements in accordance with GAAP requires management to make use of certain estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingencies at the date of the financial statements as well as the reported amounts of revenue and expenses during the reporting period. We base our estimates on historical experience and on various other assumptions that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about carrying values of assets and liabilities that are not readily apparent from other sources. Actual results could differ from those estimates.

          In "Note 2 — Significant Accounting Policies" in the notes to our consolidated financial statements included elsewhere in this prospectus, we include a discussion of the significant accounting policies used in the preparation of our consolidated financial statements. We believe that the following items are the most critical accounting policies and estimates that involved significant judgment as we prepared our financial statements. We consider an accounting policy or estimate to be critical if the policy or estimate requires assumptions to be made that were uncertain at the time they were made and if changes in these assumptions could have a material impact on our financial condition or results of operations.

Revenue Recognition

          Substantially all of our revenue is derived from contracts to provide professional services to the U.S. Government and its agencies.

          Revenue on cost-reimbursable contracts is recognized as services are performed, generally based on the allowable costs incurred during the period plus any recognizable earned fee. The Company considers fixed fees under cost-reimbursable contracts to be earned in proportion to the allowable costs incurred in performance of the contract. For cost-reimbursable contracts that include performance-based fee incentives, which are principally award fee arrangements, the Company recognizes income when such fees are probable and estimable, and the fees are recognized throughout the term of the contract in proportion to the allowable costs incurred. Estimates of the total fee to be earned are made based on contract provisions, prior experience with similar contracts or customers and management's evaluation of the performance on such contracts. Contract costs, including indirect expenses, are subject to audit by the DCAA and, accordingly, are subject to possible cost disallowances.

          For time-and-materials contracts, revenue is recognized at the contractual hourly rates for the hours performed during the period. For fixed-price contracts, revenue is primarily recognized using the percentage-of-completion method based on actual costs incurred relative to total estimated costs for the contracts, which are recorded using the cost-to-cost method. Management bases its estimates on the scope of the work being performed, our historical experience performing similar work and the risks and uncertainties surrounding that work. These estimates are adjusted throughout the performance of the contract as work is completed. Historically, our actual results have not differed materially from our estimates and we do not believe it is reasonably likely that the estimates and related assumptions will change materially in the foreseeable future. We consider the principal versus agent accounting guidance to determine if revenue should be recognized gross or net of the associated costs. Applying the principal versus agent accounting guidance is a matter of judgment based on the consideration of several factors and indicators.

Business Combinations, Goodwill and Intangible Impairment

          The accounting for the Company's business combinations consists of allocating the purchase price to tangible and intangible assets acquired and liabilities assumed based on their fair values,

with the excess recorded as goodwill. Certain fair value measurements include inputs that are unobservable, requiring management to make judgments and estimates that can be affected by contract performance and other factors over time, which may cause final amounts to differ materially from original estimates. We have up to one year from the acquisition date to use additional information obtained to adjust the fair value of the acquired assets and liabilities, which may result in changes to the recorded values with an offsetting adjustment to goodwill.

          Goodwill and intangible assets are generally acquired in conjunction with a business combination using the acquisition method of accounting. The acquisition method requires that the total purchase price of the acquired entity be allocated to the assets acquired and liabilities assumed based on their fair values at the acquisition date. Assets acquired include intangible assets such as customer relationships, trade names and contractual rights, and liabilities assumed include contractual commitments and contingencies. Any premium paid over the fair value of the net assets and liabilities acquired is recorded as goodwill. Determining the fair value of the assets and liabilities acquired involves significant estimates and judgments by management. Management typically engages a third-party valuation specialist to assist in the identification and valuation of these assets and liabilities. Valuing the assets and liabilities of a business generally involves the use of the market approach, income approach and cost approach.

          Finite-lived intangible assets such as customer relationships assets and developed technology are amortized over their estimated useful lives, which represents the period of expected economic benefit, generally on a straight-line basis for periods ranging from seven to ten years. Estimating the useful life of finite-lived intangible assets requires management judgment. Management bases its judgment on historical experience and the assumptions and inputs used in initially valuing the assets. Assumptions and inputs used in determining customer relationships and trade name values include estimating future cash flows, profitability, discount rates and customer attrition rates. The useful life of developed technology is based on management's estimates of market trends. Finite-lived intangible assets are reviewed for impairment or obsolescence whenever events or circumstances indicate that the carrying amount of the asset may not be recoverable. Recoverability of intangible assets is measured by comparing the carrying amount of the asset to the future undiscounted net cash flows expected to be generated by that asset. If the asset is considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds the estimated fair value. No impairment of finite-lived intangible assets was recognized for any of the periods presented.

          We test goodwill for impairment at least annually on October 31. The impairment assessment considers qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying value. In performing this qualitative assessment, we assess relevant events and circumstances that may impact the fair value and the carrying amount of each reporting unit. Factors that are considered include, but are not limited to, the following: (1) macroeconomic conditions; (2) industry and market conditions; (3) overall financial performance and expected financial performance; (4) other entity specific events, such as changes in management or key personnel; and (5) events affecting our reporting units, such as a change in the composition of net assets or any expected dispositions.

          If after assessing the qualitative factors, we determine that it is more likely than not that the fair value of a reporting unit is less than its carrying value, then we perform a two-step impairment test. The first step compares the fair value of a reporting unit with its carrying amount, including goodwill. If the carrying amount of a reporting unit exceeds its fair value, the second step compares the implied fair value of the reporting unit goodwill with the carrying amount of that goodwill to determine the amount of impairment loss. The fair value of a reporting unit is determined by using a combination of the discounted cash flow approach and the market approach. The significant estimates and assumptions utilized in the fair value estimate include revenue and margin projections, working capital requirements, capital expenditures, terminal growth rates, discount rates and the selection of peer company multiples. As of October 31, 2016, the fair value of our reporting units substantially exceeded our carrying value and therefore no reporting units were at risk of failing the step described above.

          Similar to goodwill, indefinite-lived-intangible assets other than goodwill are assessed annually on October 31, or more frequently if necessary, for impairment. The impairment assessment first considers qualitative factors to determine whether events and circumstances indicate that it is more likely than not that an indefinite-lived intangible asset is impaired, including, but not limited to, the following: (1) the performance of the underlying business related to each trade name, (2) the use of the trade names to market to customers and transact with vendors and (3) the expectation that the trade names will continue to be used going forward. If after assessing the qualitative factors, we determine that it is more likely than not that the fair value of an indefinite-lived intangible asset is less than its carrying value, then we will write-down the value of the intangible asset to its fair value. The fair value of an indefinite-lived intangible asset is determined using the relief from royalty method. The significant estimates and assumptions utilized in the fair value estimates include revenue projections, the royalty rate and the weighted average cost of capital.

Share-Based Compensation

          We recognize share-based compensation expense in accordance with the provisions of ASC Topic 718, Compensation — Stock Compensation ("ASC Topic 718"). We measure and recognize share-based compensation expense for all share-based awards made to employees and directors using fair value methods over the requisite service period. The awards are re-measured each reporting period with the resulting increase or decrease to compensation expense and liability based on the pro rata portion of the fair value on the balance sheet date. The fair value of our liability awards is determined based on an external valuation prepared contemporaneously and approved by management and reviewed by the Board.

          Critical inputs into the option-pricing model include: projected financial information; terminal value; discount rate; total equity value; "break points" at which various share classes begin participating; time to liquidity; volatility; risk-free interest rate; and discounts or adjustments made to fair value indications to reflect the rights of the holder.

Equity Investments

          Investments in joint ventures where the Company has a non-controlling ownership interest representing not more than 50% and over which the Company has the ability to exercise significant influence, are accounted for under the equity method of accounting whereby the Company recognizes its proportionate share of the entities' net income or loss and does not consolidate the entities' assets and liabilities.

          Equity investments in entities over which the Company does not have the ability to exercise significant influence and whose securities do not have a readily determinable fair value are carried at cost.

          The Company accounts for its share of earnings or losses using the equity method of accounting whereby the Company recognizes its share of earnings or losses of the joint venture in the periods for which they are reported by the joint venture in its financial statements.

          The Company applies the cumulative earnings approach and classifies cash inflows and outflows as operating activities unless the Company's cumulative distributions exceed cumulative equity in earnings recognized by the Company (as adjusted for amortization of basis differences).

When such an excess occurs, the current-period distribution up to this excess is considered a return of investment and is classified as cash inflows from investing activities.

Accounting for Income Taxes

          Deferred taxes are calculated using the liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards, and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. The assessment of future realization of deferred tax assets requires management judgment. Based on the Company's prior year net operating losses, the inability to carry back net operating losses to reduce taxable income in prior years, future deductions for amortization of indefinite-lived intangibles and the future reversal of temporary differences that will not generate sufficient net taxable income to utilize the cumulative net operating losses, a valuation allowance has been recorded against a significant portion of our deferred tax assets as it is more likely than not that the tax benefit will not be realized. Deferred tax assets and liabilities are presented based on the tax rates currently in effect and adjusted for changes in tax laws and rates on the date of enactment.

          We evaluate our tax positions under a more-likely-than-not recognition threshold and measurement analysis before they can be recognized for financial statement reporting. Identifying and evaluating the likely outcome of tax positions requires management judgment. Uncertain tax positions have been classified as current or noncurrent income tax liabilities based on the expectation of whether they will be paid in the next 12 months. Our policy for interest and penalties related to income tax exposure is to recognize interest and penalties as a component of the income taxes on continuing operations in our consolidated statements of operations.

BUSINESS

Overview

Our Mission, Vision, and Values

          Vencore's mission is to deliver high-impact, analytical, and technical expertise to solve our customers' most complex and challenging problems. We seek to be a leader in the design, development, integration, and operation of complex, mission-critical information solutions across the U.S. Government. Our core values include accountability to ourselves and our customers, dedication to our customers' success, emphasis on continuous improvement, and a commitment to upholding the highest standards of integrity.

Our Company

          Vencore is a leading provider of mission-critical, innovation-driven services and solutions to U.S. Government customers. The foundation of our business is the application of SE&I, cybersecurity, big data analytics and applied research on an enterprise-wide scale to assist our U.S. Government customers in solving their most complex information-related challenges. We are a leader in the architecture and integration of highly-engineered, mission-critical information solutions across the U.S. Government, and provide enterprise-level support to multiple governmental programs that manage, collect, analyze and disseminate critical mission data to national security agencies and their customers. We maintain industry-leading expertise in providing comprehensive solutions throughout the life of multi-billion dollar systems that support the core missions of the Intelligence Community and other U.S. Government agency customers. Our services and solutions span the entire lifecycle of programs, encompassing system(s) definition, architecture, agile solutions development, test and integration, deployment, and operations.

          For more than 40 years, Vencore has provided vital and differentiated engineering and integration services and solutions that allow the Intelligence Community, DoD, DHS, NASA and other federal and civilian agencies to assess and solve increasingly complex challenges and threats. We apply our cyber, analytical and engineering expertise to anticipate, identify and resolve our customers' most demanding information-related challenges, including the effective management and integration of large and complex government systems, the efficient collection and analysis of large quantities of critical data, the migration of applications and data to the cloud and the implementation of effective cybersecurity measures to successfully detect, prevent and mitigate cyber-attacks.

          Our expertise has broad applications across our customer base and places us at the core of our customers' missions. Notable examples of our services and solutions include:

  •
  We have supported the U.S. national space system, including space-based intelligence platforms, as a SE&I prime contractor for over 40 years.

  •
  We are a prime contractor for the U.S. Navy's Tomahawk program, responsible for developing and maintaining mission-critical software deployed across multiple shore and shipboard installations to ensure successful Tomahawk missions.

  •
  We are the prime SE&I contractor responsible for architecting and securing both the federal civilian government (.GOV) and DoD military (.MIL) IT infrastructures from advanced cyber threats for the DHS and DoD.

  •
  We are developing technologies for DARPA and commercial customers for the detection of and response to cyberattacks on critical U.S. infrastructure, including the North American power grid, and distributed denial of service attacks enabled by increasingly prolific Internet-of-Things devices.

  •
  We lead agile software development and modernization for the DHS's USCIS benefits portfolio, which processes approximately 24,000 immigration benefit applications each day.

  •
  We provide center-wide engineering and technical services support for NASA's Kennedy Space Center on the nation's human spaceflight program, including software design and development for the Spaceport Command and Control System.

          We categorize our primary services and solutions as SE&I, cybersecurity, big data analytics and applied research. We believe that the breadth of our capabilities differentiates us from our competitors by allowing us to architect complex systems and service the full range of our customers' requirements across the entire enterprise, often placing us at the center of the customers' missions.

  •
  Systems Engineering and Integration.  Government systems are often extremely large in scale, have high technical complexity and rely upon disparate information management systems that lack interoperability. Managing these complexities is challenging and often drives the government customer to engage a private contractor to create a fully-integrated enterprise. Vencore provides customers with broad domain expertise to architect solutions to ensure full enterprise integration and interoperability. We provide these services throughout the project lifecycle to ensure ongoing reliability and efficient management of these systems. These capabilities enable our customers to combine a variety of disparate systems into one cohesive and reliable enterprise. Our experience includes the successful design, architecting and operation of the most complex systems-of-systems supporting the defense market and Intelligence Community. Our principal SE&I capabilities include systems engineering, enterprise architecture, program management, software engineering and cloud engineering. We also deliver test and evaluation capabilities used to assess systems before deployment; independent verification and validation capabilities used to verify new systems operate as specified; and modeling, simulation and analysis capabilities, which complement our SE&I expertise by predicting systems performance and effectiveness at completing mission requirements.

  •
  Cybersecurity.  Our cybersecurity capabilities include solutions for the protection against, and response to, cyber threats. Vencore's proven offerings in cybersecurity systems architecture, engineering and operations ensure that our customers apply effective cybersecurity processes, take the correct preventative measures to eliminate or reduce the potential success of an attack, and have the tools in place to quickly respond to a cyber-attack. Our solutions focus primarily on critical infrastructure protection, computer network defense, computer network exploitation and cyber risk management, which have broad governmental and commercial applications. We have developed cutting-edge solutions, such as our real-time Z-Day behavior-based malware detection tool, which focuses on previously unknown software weaknesses, known as "zero-day" vulnerabilities. These solutions proactively identify, assess and mitigate cyber vulnerabilities to protect our customers' critical missions.

  •
  Big Data Analytics.  Vencore has a 45-year legacy of empowering government and commercial customers to make intelligent decisions through our analytical solutions and expertise. We apply deep data analytics methodologies, beyond traditional statistics or data mining, by combining state-of-the-art analytical processes, cutting-edge algorithms and scalable machine learning techniques to extract maximum value and intelligence from large amounts of structured and unstructured data. We deploy our big data analytics solutions across a variety of customers and missions, including the support of counterintelligence threat analysis, precision communications analysis to develop insights into adversary communications and enterprise logistics management to predict and provision fleet management systems. Our capabilities also include web-deployable, customizable visualization tools to provide deeper insight into analytic results and facilitate sharing of information across an enterprise. Together, these solutions allow our customers to uncover trends and produce actionable information to support and justify critical decisions. Vencore's proprietary analytics solutions recommend areas of optimization, including cost savings, forecast outcomes, mitigate risks and provide insights that protect or advance our customers' missions.

  •
  Applied Research.  Our team at Vencore Labs, a research center within Vencore, is the driving force behind our applied research. The innovative research performed at Vencore Labs is largely funded by our customers and augmented by internal R&D. Vencore Labs provides us with a key competitive advantage when competing for contracts across all of our markets and allows us to continuously deliver cutting-edge solutions to our customers. Vencore's research encompasses critical technologies across a broad range of high growth technological fields such as cybersecurity, optical networking, mobility solutions, wireless communications systems and information analytics. Unlike basic research, which simply drives toward a greater understanding of a particular topic without any specific applications, our applied research activities focus on developing near-term technologies and solutions to address recognized and specific needs of our customers.

          Our focus on critical technology disciplines and innovation has resulted in over 260 issued patents and pending patent applications, owned or licensed by us. The patents and patent applications we license are subject to a licensing agreement pursuant to which we own royalty-free, fully paid-up, worldwide, irrevocable licenses to certain patents that we use in the operation of our business that were retained by the seller in connection with our acquisition of Vencore Labs. Aside from patents and patent applications, we also maintain a rich portfolio of other IP derived from customer investments in our programs and augmented by our own internal R&D initiatives. We derived approximately $70.9 million of customer investment from our Vencore Labs programs for the year ended December 31, 2016. We leverage our extensive IP portfolio to drive growth across our existing programs, win new business opportunities with new and existing customers and actively pursue commercialization opportunities. The tools we develop are often directly applicable to our core business and we actively seek opportunities to apply these solutions across our portfolio. For example, we are partnered with the DoD to apply our proprietary behavior-based malware detection software to defend a critical missile program from cyber-attacks.

          Our core competencies are based on our expertise in big data analytics, information solutions and cybersecurity and form the foundation of our IP portfolio and unique capabilities. Our expertise in applied research drives the continued development of our IP portfolio and domain expertise. These technical discriminators, coupled with our deep customer intimacy, have enabled us to deliver cutting-edge SE&I solutions for our core Intelligence Community and space customers as their trusted partner for over 40 years. In recent years, we have leveraged these Intelligence Community and space solutions to expand our addressable market to include the DoD and other federal government agency customers. These core skills and relationships are depicted in the figure below.

          The primary market for our services is the U.S. Government, which represents an approximate $120.0 billion annual market opportunity across the Intelligence Community, DoD, DHS, NASA and other federal civilian agencies. Owing to our extensive history as a leading SE&I contractor for the Intelligence Community, we have successfully applied our differentiated solutions to establish crucial positions at important adjacent customers, including the DoD, DHS, GSA, NOAA and other federal agencies. Today, we define our core markets as intelligence, defense, space, federal civilian agencies, and the commercial market. Our core government markets remain well funded by the U.S. federal budget and we believe our capabilities are directly aligned with high growth areas of the federal government budget. We believe our suite of services and solutions positions us to benefit from the U.S. Government's increased focus on technological and intelligence-based innovation in recent years.

          Our primary customers include key intelligence, defense, space and federal civilian agencies, such as the NSA, NRO, NGA, ODNI, DISA, the Departments of the Navy, Army and Air Force, DARPA, FAA, DHS, NASA, DoJ, GSA and classified intelligence customers, among others.

          We serve as the prime contractor on 89% of our work, as measured by annual revenue. Our prime contractor role provides us with unique insights into our customers' needs and creates a distinct advantage when re-competing for expiring contracts. We believe the sensitivity and complexity of our work, our unique mission understanding, and our proprietary processes and tools developed over decades-long support of our customers' missions make it difficult for our competitors to displace us. This is evidenced by our 97% historical re-compete win rate and an average award fee score of 93% since 2011. In addition, we have longstanding relationships with our customers, with relationships with certain key customers spanning over 40 years. Notably, we have supported the NRO and NASA for over 40 years, the NGA for over 30 years, the NSA, U.S. Navy, U.S. Army and DARPA for over 20 years and the DHS for over 15 years. These longstanding relationships have allowed us to establish profound trust with our customers and are further enhanced by a high degree of customer integration and co-location at customer facilities. As of December 31, 2016, approximately 1,822, or 49%, of our employees, were primarily located at a customer facility, which further embeds us with our customers and provides us with a high degree of customer intimacy. For the year ended December 31, 2016, we derived 79% of our revenue from cost-reimbursable contracts, 10% from time-and-materials contracts and 11% from fixed-price contracts. Under our cost-reimbursable contracts, we are paid for all of our allowed expenses up to a set limit plus additional payment to allow for a profit, which allows for protection against potential losses. Under our time-and-materials contracts, we are reimbursed for the hours worked using the predetermined hourly rates for each labor category and are typically reimbursed for other direct contract costs and expenses at cost, which provides some protection against potential losses and the ability to achieve higher profit margins than our cost-reimbursable contracts. Our fixed-price contracts do not allow for adjustments upward or downward based upon costs, which presents risk of potential losses due to higher than expected costs but at the same time provides higher profit margin opportunities as compared to our cost-reimbursable contracts and our time-and-materials contracts.

          Our employee base is largely composed of highly-trained engineering professionals, many with the highest level of security clearances, which we believe represents a critical competitive advantage. As of December 31, 2016, we had approximately 3,750 full-time equivalent employees, of which 2,755, or 73%, held security clearances. Of our employees with security clearances, 1,805, or 66%, held Top Secret / Sensitive Compartmented Information clearances which typically require a polygraph. In order to maintain the depth and breadth of our employee base, we actively recruit top talent from prestigious universities, including PhDs with expertise in key knowledge areas.

          As of December 31, 2016, we have approximately 330,400 square feet of customer-accredited Sensitive Compartmented Information Facility space with classified IT infrastructure and communications capabilities used to perform classified work for the Intelligence Community. These facilities are often required by our customers to compete for and service their contracts. Sensitive Compartmented Information Facility spaces are highly-specialized, require unique design and engineering, and are difficult and expensive to construct. We believe our existing technology infrastructure and Sensitive Compartmented Information Facility square footage, much of which is located near customer facilities, are important competitive advantages during the procurement process.

          For the year ended December 31, 2016, we generated revenues of $1.2 billion. Our industry-leading re-compete and new business award rates, significant prime contractor mix, $2.5 billion backlog and $8.5 billion qualified pipeline provide us with significant revenue and earnings visibility. We use the term "qualified pipeline" to represent the aggregate opportunities that have been formally entered into our new business capture process and that have successfully completed comprehensive reviews with business leadership focused on requirements alignment to Vencore's capabilities, availability of customer funding, defined customer acquisition strategy and timeline, and an approved Vencore win strategy.

Revenue Breakdown for the Year Ended December 31, 2016

By Role	By Contract Type	By Customer

Our History

          Vencore is a purpose-built intelligence and government services platform created through the combination of three highly complementary businesses, which today form the foundation of our capabilities, expertise, and longstanding customer relationships. We trace our roots back to General Electric Company's aerospace division, which in 1972 established The SI, Vencore OpCo's predecessor entity, in response to a request from the NRO for world-class SE&I expertise to help create a comprehensive, space-based national intelligence system. The SI continued to develop and expand its capabilities and customer base throughout the 1970s and 1980s, until the business was acquired by Lockheed Martin's predecessor, the Martin Marietta Corporation, in the early 1990s. Following the acquisition, the Company expanded its core capabilities and service offerings to include highly-classified, mission-critical capabilities for multiple intelligence agencies, including the Defense Mapping Agency, a predecessor organization to the NGA, and the NSA, and developed a reputation as a leading systems integrator delivering solutions to solve complex challenges.

          In 2010, Lockheed Martin divested The SI as a result of changing government procurement rules, including significant constraints due to organizational conflict of interest concerns related to the SE&I work performed by The SI and work performed by other business units within Lockheed Martin. Veritas Capital acquired The SI from Lockheed Martin with the goal of creating a leading SE&I platform for the broader federal government market. The acquisition of The SI provided Veritas Capital with a unique opportunity to acquire a platform asset with a highly trained workforce, distinctive mission expertise and tools, and unique exposure to growing markets with increasingly complex dynamics.

          In 2013, we acquired Applied Communication Sciences ("ACS"), Vencore Lab's predecessor entity, which traces its roots back to AT&T Bell Labs, a renowned research and development leader with a rich history of developing pioneering contributions in numerous foundational cyber and telecommunications technology fields. ACS was a leading provider of applied, largely customer-funded research and technology solutions to the U.S. defense and intelligence agencies, civil government organizations, and a variety of commercial customers. The acquisition of ACS expanded our technical and operational expertise and capabilities across a broad spectrum of rapidly-growing critical and emerging technologies, including wireless and mobile networking, cybersecurity, and big data analytics. The ACS acquisition was highly synergistic, and allowed us to leverage ACS' highly sophisticated technology across our existing customers and adjacent customer pursuits. Through this acquisition, we also acquired or expanded our relationship with customers such as DARPA, IARPA, and other DoD and R&D organizations while broadening our partnerships with leading universities and key professional communities.

          In 2014, we acquired QNA SSG, which further enhanced our capabilities and addressable market. QNA SSG was a leading provider of differentiated, highly-engineered technical solutions to the U.S. Government, with a diversified customer base and incumbent positions on key contracts. The QNA SSG acquisition doubled the size of our core business, greatly expanded our addressable market, delivered significant synergies, and enhanced our competitive position by adding long-standing contracts with the DoD, DHS, NASA, GSA, and other federal civilian agencies. The acquisition also expanded our strategic mission and technological capabilities, most notably agile software development for mission-critical systems, classified and commercial launch support, spacecraft engineering, and enterprise IT.

          Following the acquisition of QNA SSG, we rebranded the organization as Vencore and reorganized the combined business to more efficiently and effectively address our target markets and serve our customers. Today, we believe we maintain a prime position on nearly every major ID/IQ and government-wide acquisition contract ("GWAC") contract vehicle relevant to our business across the U.S. Government. We see an attractive opportunity to increase our volume of new bid activity as federal procurement spending continues to trend toward ID/IQ and GWAC contract vehicles over time. We remain well-positioned on our existing contracts, and believe we are uniquely positioned to continue to pursue and win new contract opportunities across all of our target end markets.

          The below graphic depicts the transformation of our business since the acquisition by Veritas Capital.

Our Services and Solutions

          We organize our capabilities across three primary types of services and solutions: SE&I, cybersecurity and big data analytics. We also perform customer-directed applied research, which serves as the research and development engine of our business, driving innovation and producing cutting-edge solutions that may be applied across all of our end markets and customers.

          Our core services, key capabilities, and areas of expertise are described below:

Systems Engineering and Integration

          SE&I is the core of our mission and expertise. Our experience includes the successful design, architecting and operation of the most complex systems-of-systems supporting the defense market and Intelligence Community. Our principal SE&I capabilities include systems engineering, enterprise architecture, program management, software engineering and cloud engineering. We also deliver test and evaluation capabilities used to assess systems before deployment; independent verification and validation capabilities used to verify that new systems operate as specified; and modeling, simulation, and analysis capabilities, which complement our SE&I expertise by predicting systems' performance and effectiveness at completing mission requirements.

          Government systems are often very large and complex, and frequently rely on a network of disparate sub-systems. Managing these complexities is challenging and often drives the government customer to engage a private contractor to create a fully-integrated enterprise. Vencore provides customers with broad domain expertise to architect solutions to ensure full enterprise integration and interoperability. We provide these services throughout the project lifecycle to ensure ongoing reliability and efficient management of these systems. These capabilities enable our customers to combine a variety of disparate IT systems and sub-systems into one cohesive and reliable enterprise. As an example, Vencore has several contracts with customers across the Intelligence Community who contribute to the creation of the common Intelligence Community IT enterprise. We are applying our SE&I capabilities across the major elements of Intelligence Community IT enterprise to achieve Intelligence Community cost efficiencies, enable data sharing and maximize discovery of joint intelligence to prevent future threats to our national security and commercial infrastructure.

          Our SE&I services also include IT and cloud engineering, software engineering development and agile software development capabilities. Our IT and cloud engineering capabilities include IT infrastructure design and development, cloud engineering and transition, network engineering and analysis and system performance forecasting. We offer a full suite of software solutions, which we apply on major programs including the U.S. Navy's Tomahawk program, multiple programs supporting GSA's Public Building Service and our Enterprise Services Contract supporting NASA. The period of performance under our contract with the U.S. Navy for its Tomahawk program ends (with no option years) on September 29, 2021, but can be extended if funds remain to support work after that date, after which time the contract may be extended and/or we may bid for recompetition if the program continues. The period of performance under our contract with GSA's Public Building Service ends (including option years) on January 15, 2018, and the bid for recompetition was submitted on June 22, 2017. The period of performance under our Enterprise Services Contract supporting NASA ends (including option years) on February 28, 2018, after which time the contract may be extended and/or we may bid for recompetition if the program continues. We additionally develop and field operational mission software for the U.S. Air Force to support the detection, location and classification of nuclear detonations anywhere in the world (e.g. China, North Korea, Pakistan and India) to include below ground, in water, surface blasts, free-air and space.

          In partnership with our customers, we have further extended our SE&I practices to address the shift from traditional software and systems development to agile methods. Agile software development focuses on breaking product development work into small increments that minimize the amount of up-front planning and design, increase the frequency of testing and deliver functional capability early and continuously. Traditional methods are limited in comparison, relying on fully specified systems that often take years to develop and require meticulous and extensive planning. Our agile engineering practices are modeled on successful commercial practices, such as early and continual user involvement, shorter capability delivery times and continuous capability improvements. Our ability to progressively design, test and apply solutions to emergent problems, in close collaboration with customer teams, results in effective, affordable and timely solutions.

          We believe we are a leader in enterprise-scale agile solutions, notably agile software development and agile SE&I capabilities. Our agile capabilities support the key enterprise digital services transformation initiatives and position us to continue to provide solutions to our customers as they move towards agile development to drive efficiency. Our DHS USCIS JETS program includes agile software application modernization, testing, operational deployment, operations and maintenance of the USCIS Benefits Portfolio, which processes 24,000 immigration benefit applications per day. The period of performance under our contract for this program ends (including option years) on September 14, 2020, after which time the contract may be extended and/or we may bid for recompetition if the program continues. As prime contractor, we manage multiple modern agile teams in a team-based agile environment, applying our "agile with continuous delivery" blueprint adapted from commercial industry to increase capabilities and enable new immigration services. Our agile teams deliver value frequently, cost-effectively, responsively and with high quality.

          Unlike the more commoditized Systems Engineering and Technical Assistance ("SETA") services that many U.S. Government contractors provide, our SE&I capabilities focus on defining and developing end-to-end systems which rely on significant engineering content and technological expertise across the entire program lifecycle. Our SE&I work involves architecting and integrating complex systems, software and infrastructure on an enterprise-wide basis. This differs from many SETA services, which typically focus only on individual tasks or fragments of programs aligned with individual government staff, and are often managed on an hourly basis rather than towards a broader mission outcome. SETA work is limited in scope and does not require the architecting of solutions that span the full breadth of the customer's enterprise. In contrast, our SE&I work typically includes responsibility for architecting, defining and engineering end-to-end systems based on operational needs and is focused on solutions-based outcomes, rather than individual tasks. As a result, we typically serve as the prime contractor on our SE&I programs.

          The below schematic portrays the work Vencore performs for a typical SE&I contract. Due to the classified nature of the work performed for the Intelligence Community, this depiction is not tied to one specific contract but rather is an aggregation of the work Vencore performs across multiple Intelligence Community programs. The diagram does however provide a realistic illustration of the requests for, and provision of, intelligence data from the point of collection (satellites and other platforms), to the ground stations and other ground elements, to the Intelligence Community networks and then to users of such data. We refer to the scale of our SE&I services as enterprise-wide, which means that it covers the breadth of major components of the intelligence chain and data, i.e. from point of collection to end user, rather than covering only one location along the chain. This process flow and the hardware, software and people that enable it, is what we refer to as the system, or more accurately system-of-systems, as each component is also a complex information system on its own. As the SE&I prime contractor for such a system-of-systems as illustrated below, Vencore is the subject matter expert across the enterprise having often times been the architect of the initial design, as we were when we assisted in creating the space-based intelligence program for the NRO 40 years ago. This architecting of the overall system, including the component subsystems, to accomplish the mission of our government customer is a key aspect of systems engineering. However, we do not stop supporting our customer at the system definition and architecture phase, but rather continue to serve as the customer's consultant to support the selection of the best provider for each component of the overall system, oversee their progress in development, periodically test the performance of these components and then enable correct interoperability between these components to ensure the overall system operates as envisioned. This process of managing the development of individual components and then connecting them to effectively enable mission outcomes is what we refer to as integration. In the illustration below, our integration activities enable the connectivity between space and ground station components; ground station and computer network components; and computer networks and user interface components. Furthermore, we describe our SE&I services as full-lifecycle, meaning that following the deployment of the initial system, we often remain a consultant to our customers to monitor the mission performance of the overall enterprise, modernize or enhance system capabilities, and decommission obsolete components of the system.

          The illustration below depicts a number of examples of SE&I activities that Vencore currently performs for our Intelligence Community customers.

          Additional examples of our SE&I expertise and contracts include:

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  Prime role for an Intelligence Community customer, providing a full range of agency-wide SE&I functions and directly supporting the customer's Threat Operations Center, responsible for discovering and countering sophisticated cyber threats. The period of performance under our contract for these services ends (including option years) on September 30, 2020, after which time the contract may be extended and/or we may bid for recompetition if the program continues.

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  Prime role on the NOAA System Engineering and Technical Services contract, with the period of performance ending (including option years) on January 31, 2022, after which time the contract may be extended and/or we may bid for recompetition if the program continues, providing systems engineering in support of NOAA's national environmental satellite, data and information service missions. We support procurement of new flight and ground systems, and the modification of existing systems needed to operate NOAA satellites and to collect, process, distribute and archive satellite data for the nation's federally-administered civilian environmental satellite program.

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  Prime SE&I lead for an Intelligence Community customer's ground enterprise to include a network of worldwide ground stations supporting the collection and analysis of intelligence information for multiple agencies. The period of performance under our contract for these services ends (including option years) on September 18, 2018, after which time the contract may be extended and/or we may bid for recompetition if the program continues.

Cybersecurity

          Incidents of cyber-attacks have increased both in frequency and complexity, driving our government customers to assume a more proactive approach to understanding and managing their cyber vulnerabilities. Our proven offerings in cybersecurity systems engineering and solutions help our customers implement appropriate cybersecurity processes, identify key vulnerabilities, take correct measures to mitigate risks, and have the tools to quickly respond to an attack.

          Our cybersecurity capabilities include continuous network monitoring solutions which assess and monitor vulnerabilities at every critical point across an IT enterprise. Our capabilities include forensics and analysis to rapidly detect malware incidents, mitigate and eradicate threats and return impacted systems to operation. We also provide advanced research capabilities and agile solution development to deliver the tools required to respond to an increasingly complex cyber threat environment. We employ certified cyber experts who architect and reengineer customer systems to eliminate vulnerabilities and ensure system resiliency in the event of an attack. Our workforce is skilled in key cyber domains and certifications, and includes cyber software developers, vulnerability analysts, reverse engineers, malware / intrusion forensics analysts, policy experts and cyber systems engineers.

          We were recently awarded a prime position on the Mission Support ID/IQ contract with a ceiling value of $460.0 million to provide cyber operations support and services to USCYBERCOM. We believe we were awarded this contract largely due to our cybersecurity expertise, deep familiarity with the USCYBERCOM mission, and applied research directly aligned to USCYBERCOM requirements. We were awarded the first task order on this contract in 2016, with the period of performance ending (including option years) on May 31, 2021, after which time the contract may be extended and/or we may bid for recompetition if the program continues, and we are responsible for a broad range of full spectrum cyber operations support activities to secure, operate and defend the DoD information network. We also conduct the planning and execution of offensive and defensive cyberspace operations mission in support of joint warfighters. Additional responsibilities include: identifying and integrating network defense requirements into programs and projects, conducting IT security assessments and forensic analysis, analyzing and performing reverse engineering of malware discovered in DoD intrusions and providing cyberspace training and exercise support. This important contract places Vencore at the forefront of the U.S. Government's cybersecurity mission.

          On our cybersecurity prime contracts, we utilize our expertise and technologies in cyber domains to partner with our U.S. Government customers to protect the entire network as opposed to individual components. Our work on our larger cybersecurity prime contracts is similar to the SE&I prime contracts previously described. The "system" for our cybersecurity prime contracts consists of government information system environments. Furthermore, similar to the previous example of SE&I for the Intelligence Community, our cybersecurity prime contracts are also enterprise-wide in scale and full-lifecycle in scope. For example, we serve as the prime contractor for the DHS Network Security Deployment Support contract, with the period of performance ending (including option years) on September 26, 2018, after which time the contract may be extended and/or we may bid for recompetition if the program continues, where we lead the engineering efforts to protect the federal civilian government's network infrastructure (.GOV) from advanced cyber threats, vulnerabilities and countermeasures.

          The schematic below depicts the government network infrastructure, including .GOV and .MIL, and the users who interact with it both on the government and civilian sides. Similar to an SE&I prime contract, Vencore is the cybersecurity subject matter expert across the entire enterprise, defining the overall cyber requirements and architecture for the network. Following the design phase, we continue to serve as the customer's consultant to support the selection of the best cyber defense software for each component of the network, often times implementing and customizing commercial off-the-shelf products and at times deploying our own proprietary cyber solutions. Throughout this implementation, we periodically test the cyber defenses and assess vulnerabilities, as well as enable interoperability of all cyber defense components to close any gaps that malware could exploit.

          We continue to successfully apply our cyber expertise to drive new business across both new and existing customers. Recent highlights include:

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  Secured a five-year ID/IQ contract with a ceiling value of $135.0 million (including option years) with the U.S. Navy for cyber technology integration, cyberspace science, research and engineering support to the Space and Naval Warfare Command Systems Center. The full period of performance under this contract ends (including option years) on September 19, 2021, and the period of performance for each task order under this contract is up to three years with up to two option years.

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  Awarded multiple DARPA contracts totaling approximately $18.0 million (including option years) to deliver cyber defense research against distributed denial of service attacks. The goal of this program is to develop fundamentally new approaches and greater resilience to detect and defend against a broad range of distributed denial of service attacks that leverage the widespread and growing deployment of Internet-of-Things devices to overwhelm current defensive techniques.

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  Awarded multiple DARPA and commercial contracts to develop technologies for detecting and responding to cyberattacks on critical U.S. infrastructure, including early detection of cyber-attacks on the North American power grid and the ability to rapidly localize and characterize cyber-weapons that have gained access to power grid infrastructure. This new work draws on Vencore Labs' expertise transitioning cybersecurity research technology to commercial use, as well as the Company's experience working with utilities to secure their networks through our first-of-its-kind infrastructure monitoring solution, SecureSmart™.

Big Data Analytics

          Vencore provides innovative and cost-effective solutions by applying a deep data analytics methodology that goes beyond traditional statistics or data mining. Our innovative solutions combine advanced predictive analytical techniques, cutting-edge algorithms and machine learning techniques to efficiently analyze large amounts of unstructured data and help our customers make critical decisions. This allows us to more effectively uncover patterns and extract the intelligence required to help our customers enhance readiness and achieve mission success. Our solutions are typically deployed by our customers to identify threats, recommend areas of optimization, forecast multifaceted outcomes and mitigate risks.

          Our big data analytics capabilities rely on a multi-disciplinary approach including data, performance and intelligence analysis, precision communication analysis, system readiness analysis and training solutions. Working directly with raw data enables us to identify actionable information, make defensible assumptions and support critical decision-making. We utilize advanced modeling, along with data mining and simulation techniques, to analyze large amounts of data to detect trends and predict future events. Our Vencore Analytic Platform is composed of subject matter experts, proprietary tools and techniques managed to address specific customer needs. The platform is designed as a flexible environment that allows subject matter experts intervention and validation between key analytical steps, allowing the engineers to respond to a wide variety of analytical requests.

          An example of our big data analytics solutions is our recently completed contract in which we adapted analytic capabilities and expertise from our core Intelligence Community programs to identify potential international treaty violations in a conflict area. We developed an analytic service to provide independent/unbiased observations of reported activities in the conflict area. We then harvested and overlayed social media feeds using our open source collection platform, which was then analyzed by our regional analysts / experts to validate and give greater context to the reports. Our integration of our social media analytics, relationships and data collection and our geospatial analytics using global commercially available overhead imagery provided the most comprehensive reporting available. Over a period of four months, Vencore collected hundreds of potential incidents that were corroborated using a variety of sources. Our analysis also identified instances of spoofing by our adversaries, resulting in more accurate reporting and intelligence. The quality of our reports and other deliverables enabled our customer to provide intelligence consumers with more timely, accurate and actionable intelligence information.

          Vencore has earned impressive qualifications implementing analytics solutions with a variety of federal government customers, in all cases leading to significant cost savings and efficiencies. Notable examples of our big data analytics expertise and outcomes include:

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  Performed modeling, simulation, and performance analysis for a multi-billion dollar satellite system that experienced an on-orbit anomaly, recovering mission performance to 95% of pre-anomaly levels and extending satellite life by seven years. The period of performance under our contract for these services ends (including option years) on February 12, 2024, after which time the contract may be extended and/or we may bid for recompetition if the program continues.

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  Determined storage needs across the geospatial intelligence enterprise through the year 2043, applying detailed modeling and analysis to forecast Intelligence, Surveillance & Reconnaissance ingest and storage across approximately 340 different data source types. Architecture and policy changes achieved an estimated cost avoidance of more than

    $360.0 million. The period of performance under our contract for these services ends on November 8, 2017 (including option years), after which time the contract may be extended and/or we may bid for recompetition if the program continues.

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  Working as a prime lead for the Quantitative Research Analytical Data Support program with the SEC's Division of Economic and Risk Analysis to incorporate advanced analytics into the monitoring and managing of trends and risks in capital and financial markets.

Applied Research

          Our applied research capabilities build upon our culture of technology innovation to help customers reframe information and technology-related problems, define their options, and deliver transformative results. In contrast to basic or exploratory research, the technologies and processes developed through our applied research are principally focused on technologies with practical applications on the near-term horizon. Our solutions enable government agencies, utilities and commercial enterprises to develop and apply cutting-edge technologies in cybersecurity, wireless and optical communications, IT, mobility solutions and data analytics. We believe that these capabilities provide us with near-term revenue opportunities and a meaningful advantage when competing for new business.

          We provide applied research, technical consulting and technology solutions to a diverse set of U.S. defense, space, federal civilian, Intelligence Community and commercial customers. We manage projects through the full research development process, from proof of concept to prototyping, and believe we are well regarded for our ability to work on large-scale problems requiring deep industry expertise.

          Our applied research expertise covers a broad range of critical, enabling technologies. Notable examples include:

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  Wireless communications and technologies, including technologies to support the deployment of wireless communication in military environments, LTE/4G network planning and design, wireless spectrum requirements and management, smartphone security and secure wireless communications. For example, we are designing technologies to enable wireless communications links with fiber-optic-equivalent capacity and long reach that can propagate through clouds and provide high availability. The all-weather (cloud, rain, and fog) system is anticipated to provide a massive increase in communications capability, providing 100 gigabit per second capacity at ranges of 100 km or greater.

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  Data analytics, including fast, multi-scale mathematical techniques, systems for extracting actionable intelligence, machine learning, data exploration and transformation and advanced analytics, including using advanced analytics techniques to identify patients with rare, hard-to-diagnose diseases. For example, we are applying our deep experience in data modeling, text and data analytics and statistical programming to provide rigorous advanced data analytics, monitoring and consulting services to the SEC.

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  Cybersecurity and resiliency, including zero-day detection and malware elimination, insider threat detection, vulnerability and exploit assessment and analysis, network penetration testing, cloud migration, and smart grid technologies, including the application of cyber security technologies to protecting smart grid networks. For example, we are developing advanced cyber defense capabilities to detect and defend against a broad range of distributed denial of service attacks that leverage the widespread and growing deployment of Internet-of-Things devices that easily overwhelms current defensive techniques.

          Our applied research activities are driven by Vencore Labs, a research center within Vencore. Vencore Labs provides us with the ability to develop some of the world's most advanced technologies alongside our government and university partners and deploy these technologies not only into existing programs, but also in new applications and markets. The innovative research performed at Vencore Labs is largely customer-funded and augmented by our own internal R&D budget. The successful development of proprietary technologies for a particular customer or contract often can be leveraged across our portfolio to capture new contract and commercialization opportunities. We frequently partner with leading academic, industrial and government institutions, which provides us with unique access to specialized facilities and world-class talent.

Our Markets

          We primarily serve the intelligence, defense, space, federal civilian and commercial markets. We define these markets primarily by the mission focus areas and funding sources of our end-customers.

          Across the intelligence, defense, space and federal civilian markets, our primary customer in aggregate is the U.S. Government, which comprised substantially all of our revenue for the year ended December 31, 2016. The U.S. Government is the largest consumer of information and technology services in the United States, and the DoD is the largest consumer within the U.S. Government. We believe we are well-positioned to benefit from an improving outlook across each of our core markets. Since U.S. fiscal 2011, the U.S. Government has spent an average of approximately $77.0 billion annually on information and technology services and is expected to spend $81.6 billion in U.S. fiscal 2017, according to PSC Vision.

          Within our core markets, spending in certain key technology areas is projected by industry sources to exceed broader federal government budget growth. In particular, spending for federal cybersecurity, cloud computing and migration and big data analytics is forecasted to grow by a compound annual growth rate of 5%, 15%, and 13%, respectively, through 2021, according to Deltek GovWin. We believe we possess unique capabilities that are strategically aligned with these key areas of U.S. Government budgetary focus. We believe the continued adoption of these technologies, coupled with the U.S. Government's desire for increased innovation, creates attractive growth opportunities for our business within our core markets.

Intelligence

          The U.S. intelligence market is typically defined as the 16 agencies that make up the Intelligence Community. These agencies are funded by NIP and MIP budgets. The U.S. fiscal 2017 budget request includes $54.9 billion for NIP and $18.5 billion for MIP, an aggregated of $73.4 billion, up from $70.7 billion in U.S. fiscal 2016.

          The Intelligence Community is responsible for protecting the country from terrorism, arms proliferation, chemical and biological warfare, cyber-attacks and foreign intelligence operatives. Improving collection, analysis and dissemination capabilities is essential to national intelligence, policy and military operations. To achieve its mission, the Intelligence Community must operate systems that are extremely large in scale, have high technical complexity and depend on a disparate suite of IT systems. Budget priorities in the Intelligence Community highlight the U.S. Government's focus on innovation and keeping pace with the complex, rapidly changing technological environment and the evolving nature of the threats to our national security. As such, we believe Intelligence Community spending will emphasize space systems and payloads, increased intelligence sharing, investments in enterprise-wide capabilities, increased migration to cloud architectures and modernization of legacy systems to improve efficiency and information security. These are all capability areas where we have strong expertise.

          The complex, disparate nature of space-based and ground-based national security and intelligence platforms requires sophisticated architecting and integration support systems. As a result, these agencies frequently rely on contractors for full lifecycle SE&I and mission support. The Intelligence Community's prioritization of technological innovation places Vencore in alignment with key funding priorities. Our technical expertise in areas such as space protection, communications and network engineering, cloud engineering, space and satellite engineering, cyber threat analysis, vulnerability assessment and forensic analysis positions us well to continue meeting requirements for new technology engineering, testing and integration. Additionally, we are a leader in enterprise-scale SE&I and agile software development solutions supporting the Intelligence Community's key IT enterprise transformation initiatives.

          We possess deep ties with many key Intelligence Community agencies, including the ODNI, NGA, IARPA, NSA and classified customers. Our largest individual intelligence customer is the NGA. We have over 30 years of experience supporting the NGA and possess deep domain knowledge of the NGA's over 600 mission systems.

          For the year ended December 31, 2016, our contracts supporting Intelligence Community customers (excluding the NRO) generated revenues of $460.7 million, or approximately 39.4% of our consolidated revenue. For the year ended December 31, 2014 and 2015, a classified contract represented approximately 11% and 10%, respectively of our consolidated revenue. There was no single contract within the intelligence market representing 10% or more of our consolidated revenue for the year ended December 31, 2016.

Defense

          The defense market for our services is comprised of U.S. Government defense agencies within the DoD that rely on large and complex systems that span multiple agencies, programs and missions. In U.S. fiscal 2016, the overall DoD base budget was $521.7 billion, with $30.8 billion allocated to IT systems procurement, according to the Office of the Under Secretary of Defense. Under the new administration, we believe the defense budget outlook has improved meaningfully, as we expect the new administration to increase defense spending relative to prior years and eliminate sequester caps.

          The challenges facing the United States are rapidly evolving and growing in complexity. The focus of U.S. defense spending continues to shift toward a more capabilities-based structure emphasizing improved flexibility and mobility, stronger space capabilities, enhanced missile defense and improved information systems capability. These shifts reflect the changing nature of the conflicts that the U.S. faces and highlight the need for the U.S. Government to develop its cyber, special operations and precision strike capabilities. The DoD's latest cyber strategy, released in April 2015, highlighted three primary missions: defend DoD networks, systems and information; defend the U.S. homeland and national interests against cyberattacks and their consequences; and provide cyber support to military operational and contingency planners. Meeting the requirements of the new strategic guidance entails increasing funding for key investments in the areas of cyber, information systems and technology.

          We believe our capabilities in the defense market position us well to help the DoD implement this strategy. Our capabilities in the defense market center around supporting our defense customers in architecting and integrating large, complex and disparate systems into a cohesive and efficient enterprise. We provide industry-leading system architecting and engineering, software development, integration, and operational support for mission-critical enterprise solutions for our defense customers. Our solutions span a wide spectrum of innovative technologies, most notably software design and development for cloud and mobile; network engineering and optimization; cybersecurity system engineering and architecture; and modeling, simulation and training.

          We provide services to a variety of agencies within the DoD, with some of our customer relationships spanning more than 20 years. Our core DoD customers include the U.S. Navy, U.S. Army, U.S. Air Force, DISA and DARPA. Among our DoD clients, we are known for our exceptional systems engineering, software development and operational support for mission-critical agency-wide solutions.

          We have an established and growing cyber practice as the prime contractor securing the .MIL domain, and we recently secured a USCYBERCOM prime contract and initial awarded task order for the provision of a full range of support activities for defensive and offensive cyberspace operations, joint operation planning and training solutions. We are a sole source, prime contractor for the U.S. Navy's Tomahawk program. We serve as a lead architect and software developer responsible for developing and maintaining mission-critical software across multiple shore and shipboard installations to ensure successful Tomahawk missions. Our work encompasses strike planning, execution, post-mission debrief and theater mission planning for the Tomahawk cruise missile.

          For the year ended December 31, 2016, our contracts supporting defense clients generated revenues of $168.8 million, or approximately 14.5% of our consolidated revenue. Our largest DoD clients are the U.S. Navy and U.S. Army, which represented 6.3% and 5.7% of our consolidated revenue in 2016, respectively.

Space

          The space market is comprised of space-related U.S. Government agencies, most notably NASA, the NRO, NOAA and the DoD. Demand for these services is driven primarily by NASA's budget and the space-related DoD budget. NASA had a $19.0 billion budget in U.S. fiscal 2017, of which $8.4 billion was allocated towards U.S. human exploration operations, according to NASA. The new administration has called for an increased focus on missile defense initiatives and manned spaceflight and human space exploration positions. The trend toward privatization of launch services also provides us with opportunities for future growth. We believe we are well-positioned in the space market given our existing space engineering expertise.

          The complex, disparate nature of space-based and ground-based national security and intelligence systems requires sophisticated architecting and integration of component systems. As a result, these agencies frequently rely on contractors for full lifecycle SE&I and mission support. We are consistently entrusted by the space community to solve its largest, most complex engineering and integration-related problems.

          Within the space market, we facilitate access to space, support manned and unmanned missions and provide improved space-enabled precision strike and remote sensing capabilities. Our space-related solutions offering centers around providing end-to-end SE&I and mission support services for space-based and ground-based national security and intelligence systems. Our expertise in the areas of full-lifecycle SE&I and systems architecture positions us well to benefit from the U.S. Government's increased budgetary focus on space exploration. Key capabilities include mission-facing SE&I and end-to-end enterprise architecture. In addition, we engineer both hardware, including satellites and ground support equipment, and software. We offer solutions that allow our customers to conduct pre-mortem analysis, including independent verification and validation and advanced modeling, simulation and analysis. Our technical domains include ground processing and equipment, launch support, command and control, safety and mission assurance, space vehicle engineering, satellite navigation and geolocation, and communications systems. In addition, we work with our customers to support geospatial and signals intelligence.

          We have relationships with many of the largest space-related agencies within the U.S. Government, including the NOAA, the NRO, NASA and the Air Force Space and Missile Systems

Center. Our largest space customer for the year ended December 31, 2016 was NASA, which we have supported for over 40 years.

          We are entrusted by the space community to solve its most complex problems, which is evidenced by our role on numerous critical space contracts. We are the prime contractor on the total expected $1.3 billion Engineering Services Contract at NASA's Kennedy Space Center under which we provide center-wide engineering and technical services support on NASA's launch and human spaceflight system. Our Engineering Services Contract team designs and develops systems and equipment to be used for the pre-launch preparation of space launch vehicles, spacecraft, and payloads. We are also responsible for developing the Spaceport Command and Control System software. Additionally, we currently serve as the sole provider on the Evolved Expendable Launch Vehicle contract with the NRO. We provide the NRO with classified launch vehicle systems analysis and modeling as well as independent verification and validation for mission-critical systems. Furthermore, through our SETS contract with the NOAA, we also provide mission-critical support for the NOAA's satellites, including end-to-end system engineering for the United States' next generation weather satellites, ground system sustaining engineering, and systems analysis.

          For the year ended December 31, 2016, our contracts supporting space clients (including the NRO) generated revenues of $412.8 million, or approximately 35% of our consolidated revenue. Our largest space client is NASA, which represented 13.4% of our consolidated revenue for the year ended December 31, 2016. For the years ended December 31, 2015 and 2016, our Engineering Services Contract represented approximately 13% and 12%, respectively of our consolidated revenue. For the years ended December 31, 2014 and 2016, a classified contract represented approximately 11% and 10%, respectively of our consolidated revenue.

Federal Civilian

          We are actively engaged in providing highly complex, mission-critical services to a large number of the U.S. Government's key federal civilian agencies, including the DHS, the DoJ, the GSA, the SEC, the Department of Treasury and the FAA.

          In the federal civilian market, demand for our services is driven by the budgets of our customers. Our largest federal civilian customer is the DHS. In U.S. fiscal 2016, the DHS had a $41.0 billion budget, of which approximately $6.0 billion was spent on IT, according to itdashboard.gov. The DHS budget for U.S. fiscal 2017 includes approximately $275.0 million to strengthen the operational security of federal .GOV networks. Additionally, the U.S. fiscal 2017 budget proposed approximately $471.0 million for the National Cybersecurity Protection System, commonly referred to as EINSTEIN, to prevent intrusions, enhance information sharing and improve analytical capabilities to secure the federal civilian IT enterprise. As the prime SE&I lead for the National Cybersecurity Protection System, Vencore is well-positioned to benefit as the DHS continues to focus on enhancing its cybersecurity capabilities.

          Across the federal civilian market, agencies' vast troves of highly sensitive data and sprawling network of potentially vulnerable IT systems make them a frequent target of intrusions and attacks. As such, federal civilian agencies are increasingly relying on contractors to architect and integrate comprehensive cybersecurity solutions to protect critical infrastructure and complex information networks. Additionally, federal civilian agencies are increasingly focused on streamlining costs and improving IT efficiency through agile software development methodologies. Vencore's key areas of expertise in cybersecurity, agile software development, data analytics and other innovation- and efficiency-driven solutions are well-positioned to benefit from these secular trends and focus areas projected to experience outsized spending growth.

          For the year ended December 31, 2016, contracts supporting our federal civilian agency customers together generated revenues of $110.6 million, or approximately 9.5% of our consolidated revenue. Our largest federal civilian customer is the DHS, which represented 5.7% of our consolidated revenue for the year ended December 31, 2016.

Commercial

          We actively pursue opportunities to leverage our existing core competencies and extensive IP portfolio to continue to expand into adjacent commercial markets. The innovative IP developed at Vencore Labs, much of which is funded by customer development budgets, provides us with opportunities to develop cutting-edge technology that may be applied to a wide variety of commercial markets. Our approach to monetization includes IP sales, recurring licenses, joint ventures, and strategic industry partnerships.

          Corporations are increasingly focused on implementing comprehensive cybersecurity to protect trade secrets and other sensitive private information. According to the International Data Corporation, worldwide cybersecurity spending on software and services was approximately $74.0 billion in 2016. The International Data Corporation expects cybersecurity spending to increase by 8.3%, more than twice the rate of overall IT spending growth, per annum through 2020 driven by the increasing complexity and volume of cyber-attacks. We believe Vencore is well positioned to capture new revenue opportunities in commercial cybersecurity by leveraging our IP portfolio and commercial-ready products to help corporations identify and protect against cyber threats.

          Our Z-Day solution, HVH and our SecureSmart™ solutions, highlight the potential significant commercialization opportunities for our solutions and IP in the commercial cyber domain. Z-Day is a family of solutions that can detect and isolate previously unknown cyber threats based purely on behavior patterns. Z-Day effectively defends against malicious network intrusions, enhancing customer security and reducing associated system downtime. While this technology was originally developed for a government application, we believe this solution is particularly relevant to the commercial market and exhibits our unique ability to generate incremental revenue by cascading technology from our government contracts and customers into commercial markets. Additionally, our joint venture with Havas, HVH, represents a key initiative and important milestone in our commercialization efforts. Approximately 30 million Americans live with a rare disease and go an average of 7.6 years before being diagnosed correctly. We apply proven analytical methods and advanced precision analytics techniques to very large patient datasets to perform precision patient targeting, patient recruitment for marketed drugs and clinical trials, identification of patient journey and demographics, therapeutic market analysis and payer analysis. Furthermore, our patented SecureSmart™ solution is an integrated cybersecurity, operations and engineering solution for smart grid systems. Our SecureSmart™ solution offers advanced cybersecurity monitoring, with 24x7 continuous intrusion detection and validation of security controls and customer privacy.

          We are currently progressing on several other late-stage commercialization initiatives in areas such as network management, continuous cybersecurity monitoring of utility field networks and healthcare data analytics.

          For the year ended December 31, 2016, contracts supporting our commercial customers together generated revenues of $15.1 million, or approximately 1.3% of our consolidated revenue.

Our Strengths

Systems Engineering and Integration Expertise with Large, Complex Programs for Defense and Intelligence Community Customers

          The depth, breadth and length of our relationships with our customers in the defense market and Intelligence Community is rooted in our unique ability to deliver SE&I services and solutions to solve the most complex and technologically-demanding problems facing our customers. We provide end-to-end engineering and technical solutions that are vital to the success of our customers' core missions. Our deep domain expertise provides us with the distinctive ability to architect and integrate multi-billion dollar systems supporting core national security requirements. Our set of processes and capabilities, along with our experienced and highly-qualified employee base, make us a valuable partner to our increasingly technologically-focused customers.

          Vencore maintains leadership positions on a number of the Intelligence Community's largest and most complex programs. We are often the only provider with the capabilities and expertise to meet the specific requirements of these programs.

Unique Expertise in Cybersecurity and Data Analytics

          We believe we are uniquely positioned to apply our expertise in cyber technologies and data analytics on an enterprise-wide basis to provide engineering-based solutions to support demanding customers throughout the Intelligence Community and U.S. Government agencies. We operate at the forefront of the cybersecurity industry and are renowned for our expertise in effectively preventing and responding to cyberattacks through advanced rapid attack and anomaly based detection methods. Our data analytics prowess relies on our advanced predictive analytics, cutting-edge algorithms and machine learning techniques, which together allow us to manage enormous volumes of unstructured data to uncover patterns and anomalies key to producing actionable intelligence.

          We are well-positioned to benefit from increased U.S. Government budgetary focus on cybersecurity and data analytics. Cybersecurity remains an area of critical importance in the Intelligence Community and DoD, driven by increased reliance on connected devices and systems and the potential vulnerabilities to cyberattacks that they create. Vencore was recently awarded a prime position on a USCYBERCOM contract to provide cyber operations support and services largely due to our breadth of background and expertise in cybersecurity. This important contract award places Vencore at the forefront of the U.S. Government's cybersecurity mission.

          Furthermore, U.S. Government funding for big data analytics is expected to increase as the volume of data being collected and generated by U.S. Government agencies increases and the use of cloud-based information systems and mobile technologies becomes more prevalent. We believe our industry-leading data analytics capabilities and strong customer relationships position us well with respect to this trend. In addition, the proliferation of wireless traffic and sensors, growth in mobile communication and the increased usage of predictive analytics will create new and attractive commercial opportunities, in which we believe we have a meaningful competitive advantage.

Prime Contractor Role on Majority of Contracts

          For the year ended December 31, 2016, we served as prime contractor on 89% of our contracts as measured by revenue. As the prime contractor on the majority of our programs, we believe we are uniquely positioned to pursue additional growth on existing contracts and new business opportunities with our current customers. We also maintain a prime contractor position on a significant number of government- and agency-wide ID/IQ contracts and blanket purchase agreements. Our customers in the defense and federal civilian markets increasingly rely on ID/IQ and other multiple contract award vehicles to procure services. According to the United States Government Accountability Office, from 2011 to 2015 approximately one-third of all government contract obligations involved ID/IQ contract vehicles with annual obligations under these contracts totaling more than $130.0 billion during that period. Our prime role on ID/IQ contracts enables us to continue to expand our addressable market and drive growth through the capture of new task orders by utilizing our sophisticated enterprise capture experts and tools to source new contract opportunities.

          A vital component of our new contract capture process is our ID/IQ Operations Center, a low-cost, high-volume command center that sits within the Vencore Business Development Group and is designed to quickly identify and capture new task orders on existing ID/IQ vehicles. The ID/IQ Operations Center drives work to Vencore's ID/IQ vehicles by researching and identifying expiring competitor task orders on Vencore's major vehicles and developing teaming partners to improve outcomes. The ID/IQ Operations Center performs as the ID/IQ Subject Matter Expert for the Company and serves as a valuable resource for providing repeatable processes to successfully win task orders.

          We have extensive experience managing ID/IQ contracts, from single agency-multiple award vehicles like our United States Air Force's NETCENTS 2 Application Services contract, to GWACs like our GSA Alliant contract. For the years ended December 31, 2015 and 2016, Vencore generated revenues of $227.6 million and $314.1 million, respectively, from ID/IQ contracts.

Robust IP Portfolio and Proven Reputation as a Technology Innovator

          Our proprietary processes and IP are the result of over 40 years of mission and domain expertise in critical technology solutions engineered for our customers. Through both internal investment and customer-funded research, we have developed a valuable IP portfolio which today consists of over 260 issued patents and pending patent applications, owned or licensed by us. Our IP portfolio is focused on technical domains with strong government budgetary support, including big data analytics, cybersecurity, advanced networking and simulation. We believe our IP represents a vital differentiating feature in our pursuit of new business applications.

          Vencore Labs serves as the innovation engine for our company and provides us with unique IP and technology development capabilities. These tools have been developed over decades of solving the most challenging problems for our customers. The innovative R&D conducted at Vencore Labs, much of which is funded by our customers, provides us with opportunities to further penetrate existing customers and pursue new business in adjacent markets. Additionally, we have an institutionalized process to drive innovation throughout our organization and commercialize select technologies and IP developed by the Company.

Depth and Breadth of Customer Relationships

          We have a 45-year history of partnering with key government agencies on vital programs and platforms. We have a reputation for innovation and reliability among our customers and have been entrusted with supporting some of our nation's most important national security priorities. The nature of the work we perform for our customers places us at the core of their missions, providing us with unique insights and allowing us to anticipate future needs of these highly-complex programs. The unique requirements and complexity of the work we perform, exceptional contract performance evidenced by an average award fee score of 93% since 2011 and intimacy with our customers creates mission familiarity that represents a significant barrier to entry and makes it difficult for our competitors to displace us.

          As of December 31, 2016, we had 520 active contracts across 32 different customers and agencies and 434 distinct programs. We have longstanding relationships with our customers, with relationships with certain key customers spanning over 40 years. Notably, we have supported the NRO and NASA for over 40 years, the NGA for over 30 years, the NSA, U.S. Navy, U.S. Army and DARPA for over 20 years and the DHS for over 15 years.

Our People

          Our employees are our most valuable and important asset. We have a world-class employee base marked by a highly-educated technical team and a large number of employees with security clearances. We believe the quality and credentials of our employees represent a key differentiating feature in the market for our services. As of December 31, 2016, approximately 69% of our employees held a Bachelor's degree and 38% held advanced degrees in a variety of technical disciplines, with many holding additional industry and/or technical certifications in key skill areas such as cybersecurity, agile software development, systems engineering, program management and lean six sigma. As of December 31, 2016, 73% of our employees held security clearances and 66% of our employees with security clearances held a Top Secret / Sensitive Compartmented Information-level clearance, which typically requires the completion of a polygraph. We maintain close relationships with key academic institutions globally, which allows us to identify and target leading minds in key fields of study relevant to our business.

          We are led by an experienced team of senior leaders with a long history of supporting our nation's most demanding customers and critical missions. Our team places a heavy emphasis on business development, lean operations and delivering exceptional results, and has the ability and drive to execute on the company's strategic plans and goals. Our senior leadership has an average of over 20 years of experience in relevant industries or roles and are well regarded by our customers and partners.

Strong Business and Financial Profile

          Our highly differentiated business model and unique capabilities are the foundation of our business and facilitate our strong financial performance. Specifically, our industry-leading re-compete and new business win rates of approximately 97% and 33%, respectively, since 2011, strong mix of prime contractor roles, and $2.5 billion backlog and $8.5 billion qualified pipeline as of December 31, 2016, have afforded us strong historical financial performance and provide us with meaningful revenue and earnings visibility as we look to the future. Aggressive working capital management, minimal capital requirements and a significant tax shield result in high free cash flow conversion. For the year ended December 31, 2016, we generated revenues of $1.2 billion, net income of $1.0 million.

Strategy for Growth

          We plan to continue to pursue a number of strategies intended to drive revenue and earnings growth, including:

Increase Our Penetration with Existing Customers

          Our core markets supporting the Intelligence Community, DoD, space and federal civilian agencies remain well-funded, and our current contracts provide a stable base for growth. Vencore is committed to maintaining and growing our core business by leveraging our exceptional contract performance (average award fee score of 93% since 2011) and technologies to drive further penetration with existing customers. Our presence with key customers in the Intelligence Community, DoD, space and federal civilian markets represent a total addressable market of approximately $120.0 billion.

          Our long-standing, entrenched relationships with our customers allow us to expand our footprint on existing programs and use our capabilities and relationships to exploit new growth opportunities offered by our existing customers. For the year ended December 31, 2016, we added $340.7 million in contract value to our current programs by expanding the suite of services performed for our existing customers. We believe that we can effectively continue to expand the scope of our work by delivering new solutions, such as cybersecurity and data analytics, to existing programs and customers.

          We maintain a prime position on nearly every major ID/IQ contract vehicle across the U.S. Government relevant to our business. ID/IQ contracts are frequently a preferred method for government contracting, as it is easier and faster to place an order on an ID/IQ contract than to solicit and award a separate contract each time a need arises. By not needing to specify an exact quantity or timing of delivery at the time of contract award, program offices can accommodate unforeseen needs on an ongoing basis through issuance of orders. With an estimated 36% of federal IT spending procured via ID/IQ contract vehicles for U.S. fiscal 2015, the volume of our new bid activity should meaningfully increase over time. Our strategy proactively targets specific ID/IQ vehicles based on customer buying habits and our specific capabilities to make sure we have the right vehicle for the right customer for the right capability. Our ID/IQ Operations Center allows us to position ourselves to bid on task orders currently held by competitors and to proactively manage the response process for opportunistic or "pop up" task orders.

          Many of our ID/IQ contract vehicles supporting existing customers have significant remaining funding available for new task order awards. As an example, Vencore's recent cyber ID/IQ contract wins supporting the U.S. Navy Space and Naval Warfare Command Systems Command and USCYBERCOM had approximately $477.8 million of cyber-focused contract ceiling space available for award as of December 31, 2016. GSA Alliant, which supports a variety of IT and cyber domains, had over $20.0 billion in contract ceiling available as of December 31, 2016. Our strategy focuses on boosting performance to capture available funding on these contracts by driving more work to the contract and bidding on more orders.

          As of December 31, 2016, approximately 49% of our workforce was co-located with our customers, further integrating us into their day-to-day operations. With a historical re-compete win rate of approximately 97%, new business win rate of approximately 33%, as measured by contract value including option years, and average fee score of approximately 93%, as measured by the total fee earned from the total fee available, since 2011, we believe we are very well positioned to continue to pursue growth opportunities with existing customers. As of December 31, 2016, we identified approximately $0.9 billion of new business and additional growth opportunities with our existing customers.

Leverage Core Competencies to Target and Win Large Programs

          The development and support of large, complex programs is the foundation upon which Vencore was built and remains central to our continued growth strategy, particularly in high-growth adjacent and underpenetrated markets in the federal civilian and DoD market. The Company's innovations in cybersecurity, data analytics and wireless communications technologies and our continuing focus on applied research are strongly aligned with areas of growing budgetary support. We focus on targeting and winning large and complex programs by leveraging our exceptional contract performance, proprietary technology-enabled solutions and large ID/IQ portfolio. Securing roles on complex programs allows us to establish franchise positions with new customers and places us at the core of our customers' missions. These contracts also afford us unique access to and knowledge of the customer, which make it difficult for our competitors to displace us.

          Our recent new contract awards demonstrate our ability to target and win large and complex programs. In the year ended December 31, 2016, we were awarded the USCYBERCOM Omnibus ID/IQ contract. Vencore was also awarded the first task order under this ID/IQ. We believe the key to our win was our inclusion of cyber innovations derived from our Vencore Labs applied research, which are directly relevant to the USCYBERCOM mission. In addition, in January 2017, we applied our strong competencies in SE&I and space engineering to displace an incumbent to win the single award NOAA System Engineering and Technical Services contract. Vencore will provide systems engineering solutions to support NOAA's National Environmental Satellite, Data and Information Service, which acquires and manages the nation's operational environmental satellites and operates NOAA's National Centers for Environmental Information.

          Our strategy for continuous and sustainable growth leverages our cyber engineering capabilities from our DHS, U.S. Navy, U.S. Army and classified Intelligence Community customers to win large engineering and cyber opportunities in the Department of State, DoJ, U.S. Air Force, U.S. Army and classified customer markets. Our SE&I competencies in model-based systems engineering and agile software development align with the U.S. Government's investments in existing platforms to address obsolescence, integrate new systems, upgrade legacy systems, extend in-service lives, and improve operational performance. Our capabilities span the product life cycle, which allows us to develop new systems as well as modernize existing systems. We will apply these to pursue large program opportunities within NASA, the U.S. Air Force and the U.S. Navy.

          As of March 31, 2017, our qualified pipeline of approximately $8.5 billion included over $6.4 billion in opportunities that are each greater than $100.0 million, a 93.2% increase in large program opportunities as compared to the new business pipeline as of December 31, 2014. These large program opportunities are in current and adjacent markets and include the Department of State, Intelligence Community, NASA and the DHS' Federal Emergency Management Agency.

          Vencore maintains a number of recognized, difficult-to-achieve appraisals and certifications under commercial and government standards that are frequently required to submit bids on large SE&I and development opportunities. These requirements are often a barrier for potential suppliers. We have successfully maintained a Capability Maturity Model Integration ("CMMI") Development Model 1.3 Maturity Level 3 or greater rating since 2006, with our most recent appraisal occurring in March 2017, to ensure our continued compliance. Our core certifications include International Organization for Standardization ("ISO") 9001:2015, Aerospace Industries AS 9100, CMMI Maturity Level 3, Information Technology Infrastructure Library Foundation Certification Training Provider and FedRAMP Third Party Assessment Organization.

Continue to Expand and Apply Our Suite of Intellectual Property and Technological Capabilities

          Our broad suite of IP and technological capabilities are a core competitive advantage and vital to our growth strategy. As of December 31, 2016, Vencore's IP portfolio included more than 260 issued patents and pending patent applications, owned or licensed by us. These patents are based on institutional and product knowledge developed over decades, solving our customers' most challenging problems in key disciplines such as cybersecurity, advanced networking and analytics. Our proprietary tools and technologies further enhance our customer relationships and create meaningful barriers to entry, while also improving our competitive position on new contract pursuits through the offering of differentiated solutions. In particular, our capabilities and IP position us to capture the growing demand among government and commercial markets for information systems that are highly secure, scalable, reliable, interoperable and mobile. We apply these capabilities to achieve better mission outcomes, drive efficiencies and automation and address emerging threats.

          Key to our strategy is the further application of our differentiated cybersecurity and data analytics technology capabilities from our programs and applied research to win new work. The volume of data that is both collected and generated by U.S. Government agencies has increased exponentially in recent years. However, the capacity to harness and exploit this data to further the Government's mission has struggled to keep pace. Significant funding support exists for U.S. Government big data initiatives, which seek to advance the core technologies needed to collect, store, preserve, manage, analyze and share massive quantities of data. A government-wide focus on reducing costs, increasing transparency and improving results is driving investments in data analytics across all major agencies in the intelligence, defense, space and federal civilian markets. According to Gartner, in U.S. fiscal 2016, the U.S. Government spent approximately $45.0 billion on big data initiatives. This is expected to grow to $66.0 billion by 2020.

          Focusing on cybersecurity, the U.S. Government is expected to provide rapidly growing budgetary support for cybersecurity given the increasing sophistication of threats and the U.S. Government's thirst for innovation in this space. In U.S. fiscal 2016, the U.S. Government spent approximately $117.0 billion on cybersecurity-related initiatives. This is expected to grow to $170.0 billion by 2020, representing a 9.8% CAGR. Our mature capabilities in computer network defense, security for wireless networks and smart devices, smart-grid security and cloud security position us to pursue major cyber programs in current and new markets, such as the Department of State.

          Vencore Labs serves as a key differentiator for us in cybersecurity, data analytics and other technology domains, allowing us to develop customer-requested technologies and apply them across our other businesses. Driving applied technology into use in real-world situations is core to our heritage. The innovative IP development at Vencore Labs is funded by both customer (notably DARPA, the Intelligence Community and DoD Research Labs) and internal R&D budgets. For the year ended December 31, 2016, $70.9 million, or 98%, of our R&D spend was funded by our customers.

Pursue Opportunities to Commercialize and Monetize our IP Portfolio

          For decades, we've been supporting our Intelligence Community customers and have been analyzing large data sets for anomalies. Recently, we have attempted to commercialize this technology through increasingly widely available public data sets. Our commercialization strategy, led by our Vencore Innovation Works initiative, is focused on application of our solutions to high-growth commercial adjacencies. We develop products and solutions for our core customers that can often be commercialized through a recurring license model, IP sale or joint venture. Our portfolio consists of unique and cutting-edge IP and solutions developed over decades of solving our customers' most challenging problems. We are currently pursuing numerous commercialization initiatives at various stages of development. These initiatives provide us with access to future potential earnings and monetization opportunities in high growth, multi-billion dollar commercial markets at limited incremental expense.

          Some recent, notable examples of our commercialization initiatives include:

HVH Patient Precision Analytics

          As demand for data analytics increases in the commercial sector, Vencore is leveraging its advanced capabilities, developed from decades of experience working for government agencies, to meet the demands of commercial clients. HVH, our joint venture with Havas, represents a key commercial initiative, an important milestone in our commercialization efforts and an opportunity to grow revenue from a low-risk contract base. Approximately 30 million Americans live with a rare disease and go an average of 7.6 years before being diagnosed correctly. While these rare diseases often take an enormous toll on the patient and the healthcare system and result in millions of dollars of unnecessary expenses in unsuccessful treatments and attempted diagnoses, they also represent a considerable opportunity for drug manufacturers. The Orphan Drug Act of 1983 created significant financial incentives for drug manufacturers to develop treatments for hard-to-diagnose diseases. Today, the orphan disease population represents a very limited, but attractive patient demographic for orphan drug manufacturers. The primary challenge, however, is successfully identifying patients for these orphan drugs. Due to the limited incidences of these diseases, traditional methods of identification, which rely on large populations of field representatives working with doctors to identify potential patients or simple statistical analysis, are expensive, time consuming and inefficient.

          The HVH joint venture combines Havas' clinical knowledge with our patent-pending patient precision analytics technology and advanced analytics expertise applied against very large data sets to identify candidate patients with these hard-to-diagnose diseases. Our "Clinically Intelligent" solution is a cloud-based, HIPAA compliant, proprietary analytics platform that collects and analyzes the journeys of known patients to inform early diagnosis and intervention of undiagnosed patient prospects. We apply proven analytical methods and advanced machine learning algorithms to very large patient datasets to perform precision patient targeting, patient recruitment for marketed drugs and clinical trials, identification of patient journey and demographics, therapeutic market analysis and payer analysis.

          Our methodology has been validated in a peer-reviewed publication, The American Journal of Pharmacy Benefits, which concluded: "The study demonstrated the ability of this state-of-the-art predictive analysis to find rare disease patients in a large and complex database, shortening the time to diagnosis and relieving patients of the frustration of going from doctor to doctor without a confirmed diagnosis."

          The HVH joint venture expands our marketing and access to the pharmaceutical and biotechnology industries and allows us to leverage Havas' large global presence, deep industry relationships and existing service agreements with many top pharmaceutical manufacturers to accelerate our growth and scale in this attractive and rapidly growing market.

SecureSmart™

          Utility field networks are often large, complex and not well understood by their operators. Each endpoint on a network, typically a meter, is a cyber-target, often operating in an unprotected environment. Each of the more than 70 million smart meters in the United States creates an entry point for a cyberattack on grid infrastructure and homes. Our patented SecureSmart™ solution is an integrated cybersecurity, operations and engineering solution for smart grid systems. Our SecureSmart™ solution offers advanced cybersecurity monitoring, with 24x7 continuous intrusion detection and validation of security controls and customer privacy. In addition, we provide customers with access to real-time network monitoring and communications analysis, as well as engineering and field operations capabilities including network health, diagnostics, forensics and root cause analysis. SecureSmart™ is deployed by multiple utilities across the United States. Across 13 active contracts and pilot programs, we protect approximately one million smart meters and other utility network end point devices.

Backlog

          We view growth in total backlog as a key measure of our business growth. We define backlog to include the following two components:

  •
  Funded Backlog.  Funded backlog represents the revenue value of orders for services under existing contracts for which funding is appropriated or otherwise authorized, less revenue previously recognized on these contracts.

  •
  Unfunded Backlog.  Unfunded backlog represents the revenue value of orders for services under existing contracts for which funding has not been appropriated or otherwise authorized.

          The following table summarizes the value of our contract backlog at the respective dates presented (in thousands):

	As of December 31,			As of March 31,

($ in thousands)	2014	2015	2016	2016	2017

Backlog
Funded	$402,470	$393,660	$340,531	$488,921	$330,991
Unfunded	$2,185,346	$1,823,596	$2,163,195	2,045,082	$2,270,376

Total backlog	$2,587,816	$2,217,256	$2,503,726	$2,534,003	$2,601,367

          Backlog does not include any multi-award ID/IQ contracts, including GSA Multiple Award schedule contracts and GSA schedules, except to the extent that task orders have been awarded to us under those contracts. Our backlog includes orders under contracts that in some cases extend for several years. The U.S. Congress generally appropriates funds for our clients on a yearly basis, even though their contracts with us may call for performance that is expected to take a number of years. As a result, contracts typically are only partially funded at any point during their term and all or some of the work to be performed under the contracts may remain unfunded unless and until the U.S. Congress makes subsequent appropriations and the procuring agency allocates funding to the contract.

          We cannot predict with any certainty the portion of our backlog that we expect to recognize as revenue in any future period. While we report internally on our backlog on a monthly basis and review backlog upon the occurrence of certain events to determine if any adjustments are necessary, we cannot guarantee that we will recognize any revenue from our backlog. The primary risks that could affect our ability to recognize such revenue are program schedule changes, contract modifications, and our ability to assimilate and deploy new employees against funded backlog. Additional risks include: the unilateral right of the U.S. Government to cancel multi-year contracts and related orders or to terminate existing contracts for convenience or default; cost-cutting initiatives and other efforts to reduce U.S. Government spending, such as the initiative recently announced by the Secretary of Defense, which could reduce or delay funding for orders for services; delayed funding of our contracts due to delays in the completion of the U.S. Government's budgeting process and the use of continuing resolutions; in the case of unfunded backlog, the potential that funding will not be made available; and, in the case of priced options, the risk that our clients will not exercise their options. In our experience, the risks laid out above have not had a material negative effect on our ability to generate revenue from our funded backlog. See "Management's Discussion and Analysis of Financial Condition and Results of Operations — Key Metrics — Submittals, Awards, Book-to-Bill, Contract Backlog, Award Fees and DSO" and "Risk Factors — We may not realize the full value of our backlog, which may result in lower than expected revenue."

Competition

          The U.S. Government engineering and technology services industries consists of a large number of enterprises ranging from small, niche-oriented companies to multi-billion dollar corporations that serve many U.S. Government customers. We frequently compete against well-known firms in the industry as a prime contractor. Our main competitors are U.S. federal systems integrators and service providers such as Leidos Holdings, Inc., Science Applications International Corp., Booz Allen Hamilton Holding Corporation, CSRA, Inc., Engility Holdings, Inc. and ManTech International Corporation. Some of these companies have greater resources and larger client bases than we do.

Seasonality

          Our results may be affected by variances as a result of seasonality we experience across our business. This pattern is typically driven by the U.S. fiscal year-end, September 30. While not certain, it is not uncommon for U.S. Government agencies to award extra tasks or complete other contract actions in the weeks before the end of the U.S. fiscal year in order to avoid the loss of unexpended fiscal year funds. In addition, we have also historically experienced higher bid and proposal costs in the months leading up to the U.S. fiscal year-end as we pursue new contract opportunities expected to be awarded early in the following U.S. fiscal year as a result of funding appropriated for that U.S. fiscal year. We may continue to experience this seasonality in future periods, and our results of operations may be affected by it. While not certain, changes in the U.S. Government's funding and spending patterns have altered historical seasonality trends, supporting our approach to managing the business on an annual basis. Seasonality is just one of a number of factors, many of which are outside of our control, which may affect our results in any period. See "Risk Factors."

Employees

          As of December 31, 2016, we had approximately 3,750 employees, and approximately 69% held a Bachelor's degree and 38% held advanced degrees in a variety of technical disciplines, with many holding additional industry and/or technical certifications in key skill areas such as cybersecurity, agile software development, systems engineering, program management and lean six sigma. As of December 31, 2016, 73% of our employees held security clearances and 66% of our employees with security clearances held a Top Secret / Sensitive Compartmented Information-level clearance, which typically requires the completion of a polygraph. In addition, our senior leadership has an average of over 20 years of experience in relevant industries or roles and are well regarded by our customers and partners. We continue to focus on our firm-wide hiring program to recruit and attract additional high quality and experienced talent and maintain close relationships with key academic institutions globally, which allows us to identify and target leading minds in key fields of study relevant to our business. We believe that our employee relations are satisfactory.

Properties

          Our headquarters are located in Chantilly, Virginia, where we lease approximately 283,100 square feet of space. As of December 31, 2016, we leased 33 commercial facilities (including our headquarters) with an aggregate of approximately 1,079,495 square feet of space across 15 states used in connection with the various services rendered to our customers. Our principal locations outside of Chantilly, Virginia are: Huntsville, Alabama; Laurel, Maryland; King of Prussia, Pennsylvania; Reston, Virginia; and Herndon, Virginia. Additionally, across 9 facilities we have an aggregate of approximately 330,400 square feet of customer-accredited Sensitive Compartmented Information Facilities, which are highly-specialized, secure facilities used to perform classified work for the IC. We also have employees working at customer sites throughout the U.S. and in other countries. We believe our facilities are adequate for our current and presently foreseeable needs.

Intellectual Property

          As of December 31, 2016, our IP portfolio included over 260 issued patents and pending patent applications, owned or licensed by us. The patents and patent applications we license are subject to a licensing agreement pursuant to which we own royalty-free, fully paid-up, worldwide, irrevocable licenses to certain patents that we use in the operation of our business that were retained by the seller in connection with our acquisition of Vencore Labs. Aside from patents and patent applications, we also maintain a rich portfolio of other IP derived from customer investments in our programs and augmented by our own internal R&D initiatives. We derived approximately $70.9 million of customer investment from our Vencore Labs programs for the year ended December 31, 2016. We also maintain a number of trade secrets that we endeavor to protect to ensure their continuing availability to us. Our proprietary processes and IP are vital to our growth strategy, and we believe they are a core competitive advantage.

          We rely upon a combination of nondisclosure agreements and other contractual arrangements, as well as copyright, trademark, patent and trade secret laws to protect our proprietary information. We also enter into proprietary information and IP agreements with employees, which require them to disclose any inventions created during employment, to convey such rights to inventions to us and to restrict any disclosure of proprietary information. While protecting trade secrets and proprietary information is important, we are not materially dependent on maintenance of any specific trade secret or group of trade secrets.

          During the normal course of business, we perform R&D and technology consulting services and related products in support of our customers. Typically these services do not depend on patent protection. In accordance with applicable law, our U.S. Government contracts often provide government agencies certain license rights to our inventions, copyrights and other IP. U.S. Government agencies may in turn sublicense to other contractors (including our competitors) the right to utilize our IP. In addition, in the case of our work as a subcontractor, our prime contractor may also have certain rights to data, information and products we develop under the subcontract. At the same time, our U.S. Government contracts often license to us patents, copyrights and other IP owned by third parties.

Research and Development

          To maintain our growth and competitiveness, we engage in an active R&D program through Vencore Labs focusing on technology development and innovation. The R&D activities at Vencore Labs are funded by both customer (notably DARPA, the Intelligence Community and DoD Research Labs) and internal R&D budgets. For the years ended December 31, 2014, 2015 and 2016, $60.7 million, $64.7 million and $70.9 million of our R&D spend was funded by our Vencore Labs customers, respectively. Our ability to use this funding to develop customer-requested technologies and subsequently apply them across our other businesses serves as a key competitive advantage for us and is vital to our future growth strategy.

Regulation

          We are heavily regulated in most of the fields in which we operate. We provide services and products to numerous U.S. Government agencies and entities, including the DoD, DHS, NASA, DHS, GSA and NOAA. When working with these and other U.S. Government agencies and entities, we must comply with various laws and regulations relating to the formation, administration and performance of contracts. U.S. Government contracts generally are subject to the FAR, which sets forth policies, procedures and requirements for the acquisition of goods and services by the U.S. Government, agency-specific regulations that implement or supplement FAR, such as the DoD's Defense FAR Supplement and other applicable laws and regulations. These regulations impose a broad range of requirements, many of which are unique to government contracting, including various procurement, import and export, employment, security, contract pricing and cost, contract termination and adjustment, audit and reporting requirements. Among other things, these laws and regulations:

  •
  require certification and disclosure of all cost and pricing data in connection with certain contract negotiations;

  •
  define allowable and unallowable costs and otherwise govern our right to reimbursement under various cost-based U.S. Government contracts;

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  require reviews by the DCAA, the DCMA and other U.S. Government agencies of compliance with government standards for a contractor's financial capability and business systems;

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  restrict the use and dissemination of information classified for national security purposes and the export of certain products and technical data;

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  require us not to compete for work if an organizational conflict of interest, as defined by these laws and regulations, related to such work exists and/or cannot be appropriately mitigated; and

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  require mandatory disclosure of certain circumstances of non-compliance.

          The U.S. Government may revise its procurement practices or adopt new contract laws and regulations at any time. In order to help ensure compliance with these complex laws and regulations, all of our employees are required to complete ethics training and other compliance training relevant to their position.

          Internationally, we are subject to special U.S. Government laws and regulations, local government laws and regulations and procurement policies and practices (including laws and regulations relating to bribery of foreign government officials, import-export control, investments, exchange controls and repatriation of earnings) and varying currency, political and economic risks.

          U.S. Government contracts are, by their terms, subject to termination by the U.S. Government either for convenience or default by the contractor. U.S. Government contracts also contain provisions that provide government clients with rights to reduce orders under or otherwise modify contracts and, for some contracts, reduce the contract price or cost, demand a refund and/or make a forward price adjustment under certain circumstances. In addition, U.S. Government contracts are conditioned upon the continuing availability of Congressional appropriations. Congress usually appropriates funds for a given program on a September 30 fiscal year basis, even though contract performance may take many years. As is common in the industry, our company is subject to business risks, including changes in governmental appropriations, national defense polices, service modernization plans, and availability of funds. Any of these factors could materially adversely affect our company's business with the U.S. Government in the future.

          See "Risk Factors — Risks Related to Our Business — We are required to comply with numerous laws and regulations, some of which are highly complex, and our failure to comply could result in fines or civil or criminal penalties or suspension or debarment by the U.S. Government that could result in our inability to continue to work on or receive U.S. Government contracts, which could materially and adversely affect our results of operations."

Environmental Matters

          We are subject to federal, state and local laws and regulations relating to environmental, health and safety matters, including, among other things, handling and disposal of regulated substances, contamination by regulated substances and wastes and employee health and safety. Our previous ownership and current and previous operation of real property may subject us to liability pursuant to these laws or regulations. Under existing U.S. environmental laws, current or previous owners or operators of businesses and real property may be held liable for the full cost of investigating or remediating contamination caused by hazardous substance releases, even if they did not know of and were not responsible for the releases. Our costs related to complying with environmental, health and safety laws and regulations have not been material in the past and are not currently material to our total operating costs or cash flows. However, if we have any violations of, or incur liabilities pursuant to these laws or regulations in the future, our financial condition and operating results could be adversely affected. In addition, in the unlikely event that we are required to fully fund remediation of a contaminated site, the statutory framework might allow us to pursue rights of contribution from other potentially responsible parties.

Legal Proceedings

          Our performance under our U.S. Government contracts and our compliance with the terms of those contracts and applicable laws and regulations are subject to continuous audit, review and investigation by the U.S. Government. In addition, we are from time to time involved in legal proceedings and investigations arising in the ordinary course of business, including those relating to employment matters, relationships with clients and contractors, IP disputes and other business matters. Although the outcome of any such matter is inherently uncertain and may be materially adverse, based on current information, our management does not expect any of the currently ongoing matters to have a material adverse effect on our financial condition or results of operations.

MANAGEMENT

          Below is a list of our executive officers and directors and their respective ages and a brief summary of the business experience of each of them.

Name	Age	Position
John M. Curtis	60	Chief Executive Officer and President
Jennifer H. Felix	46	Chief Financial Officer and Senior Vice President
Kevin T. Boyle	48	Senior Vice President, General Counsel and Secretary
Jeffrey W. Bohling	47	Senior Vice President and General Manager of Civilian and Defense Group
V. Joseph Broadwater, Jr.	61	Senior Vice President and General Manager of Space Group
Kent L. Matlick	55	Senior Vice President and General Manager of Intelligence Group
Petros Mouchtaris, PhD	51	President and General Manager of Vencore Labs, Inc.
Ramzi M. Musallam	48	Chairman of the Board
William L. Graham	67	Director
Aneal Krishnan	36	Director
Benjamin M. Polk	66	Director

          John M. Curtis.    Mr. Curtis is our Chief Executive Officer and President. Before assuming the role of Chief Executive Officer and President in July 2013, Mr. Curtis served as a senior advisor to Veritas Capital Management where he served on the board of directors of three portfolio companies, including Truven Health Analytics Inc., CRGT Inc. and The SI Organization, Inc., which became Vencore OpCo after a strategic acquisition and new brand launch in 2014. From 2007 through 2011, Mr. Curtis served as President and Chief Executive Officer of Vangent, Inc., an information management and business process outsourcing company, which was sold to General Dynamics Corporation in 2011. Prior to his role at Vangent, Inc., Mr. Curtis served for more than six years as President and Chief Executive Officer of Pearson Government Solutions, Inc., which was sold to Veritas Capital Management in 2007 and changed its name to Vangent, Inc. Mr. Curtis also serves on the board of directors of the Intelligence and National Security Association and the Northern Virginia Technology Council and has Director Emeritus designation from his recent term as Chairman of the Professional Services Council. Mr. Curtis holds a Bachelor of Science degree in Civil Engineering from the Virginia Military Institute.

          Jennifer H. Felix.    Ms. Felix became our Chief Financial Officer and Senior Vice President in July 2015. Ms. Felix has spent over 25 years in finance and accounting supporting both public and private corporations across multiple industries. Prior to joining us, she spent three years as Executive Vice President and Chief Financial Officer at Sotera Defense Solutions, Inc. Prior to her role at Sotera Defense Solutions, Inc., Ms. Felix was responsible for Planning and Acquisitions in the $11.0 billion IS&T Segment of General Dynamics Corporation. From 2000 to 2011, Ms. Felix worked in financial leadership positions for multiple federal contracting and technology companies, including Vangent, Inc., Deltek, Inc. and American Management Systems, Inc. Ms. Felix spent the first eight years of her career with Deloitte and Touche LLP where she was a senior manager in the audit practice. Ms. Felix holds a Bachelor of Science degree in Accounting from the University of Maryland and is a Certified Public Accountant (inactive).

          Kevin T. Boyle.    Mr. Boyle became our Senior Vice President, General Counsel and Secretary in March 2017. Mr. Boyle has a career spanning over 20 years in senior legal and business roles working with and advising the corporate executives and boards of directors of private and public companies. Prior to joining us, he spent two years as Senior Vice President, General Counsel and

Secretary of Alion Science and Technology Corporation, a provider of engineering solutions and services to the U.S. government. From February 2012 until January 2014, Mr. Boyle served as Senior Vice President, General Counsel and Secretary of MCR, LLC, a privately-held professional services firm specializing in integrated program management solutions for the DoD. From June 2007 until February 2012, Mr. Boyle served as Senior Vice President, General Counsel & Secretary for Vangent, Inc. From 2002 to May 2007, Mr. Boyle served as Assistant General Counsel for General Dynamics Information Technology, Inc., following its acquisition of Anteon International Corporation in June 2006. Mr. Boyle received his Juris Doctor degree from Tulane Law School and his Bachelor of Arts degree in History from Yale University.

          Jeffrey W. Bohling.    Mr. Bohling became our Senior Vice President and General Manager of our Civilian and Defense Group in January 2017. Mr. Bohling is responsible for the successful operation, execution and management of highly innovative, enterprise-wide solutions for federal civilian and defense agencies, including programs at the Department of the Army, Department of the Navy, DHS and GSA. Prior to joining us, Mr. Bohling spent 15 years with General Dynamics Information Technology, Inc. and its predecessor entities, serving the last five years of his tenure as Vice President and General Manager for the Civilian Solutions Sector, where he was responsible for growing business with civilian agencies. He holds a Bachelor of Science in Electrical Engineering from Iowa State University and an International Executive Master of Business Administration from Georgetown University.

          V. Joseph Broadwater, Jr.    Mr. Broadwater became our Senior Vice President and General Manager of our Space Group in May of 2014. Mr. Broadwater has a career spanning over 38 years of federal and private sector service, principally supporting the aerospace industry in various management and leadership positions. Prior to joining Vencore, he served as the Executive Vice President and General Manager of the Aerospace Operations and Systems Group at QinetiQ North America, Inc. From 2002 to 2006 he served as the Senior Vice President and Business Unit General Manager of the National Security and Space Business Unit of Science Applications International Corp. From 2000 to 2002 he served as the General Manager of the National Systems Business Unit of International Business Machines Corporation, commonly referred to as IBM. Mr. Broadwater spent 20 years as a CIA Officer assigned to the NRO and ended his federal career in 2000 as the Chief System Engineer of the NRO. Mr. Broadwater holds a Master of Business Administration from the University of Virginia, Darden School of Business, a Master of Science in Aerospace Engineering from Virginia Polytechnic Institute and a Bachelor of Science in General Biological Sciences as well as a Bachelor of Arts in Economics from the University of Maryland.

          Kent L. Matlick.    Mr. Matlick is our Senior Vice President and General Manager of our Intelligence Group. Mr. Matlick has been involved with our company and its predecessor entities for over 30 years, primarily focused on management of National programs. Previously, Mr. Matlick has served as the Senior Vice President of our Mission Integration Group, and as Senior Vice President for our National Systems Group. Prior to the divestiture from Lockheed Martin in November 2010, Mr. Matlick was Lockheed Martin's Vice President for the Systems Integration Solutions business unit and Director for the Mission Programs Division. Mr. Matlick also worked in program leadership positions with legacy companies Martin Marietta Corporation and General Electric Company's aerospace division. Mr. Matlick holds a Bachelor of Science degree in Computer Science from Shippensburg University and is a member of multiple industry associations, including U.S. Geospatial-Intelligence Forum, the Armed Forces Communications and Electronics Association and the Intelligence and National Security Alliance.

          Petros Mouchtaris, PhD.    Dr. Mouchtaris has been with Vencore Labs and its predecessor organizations for over 20 years starting as a research scientist and taking increasing responsibilities over the years as Executive Director, Vice President of Applied Research and currently President of

Vencore Labs. Earlier in his career, he was Director of product development at Oracle Corporation and Technical Director at Pacific Bell Telephone Co. (now part of AT&T, Inc.). Over the years, Dr. Mouchtaris has published extensively in the areas of wireless networks, cyber security and voice-over-IP, and is co-author of the book Security for Wireless Ad Hoc Networks. He was elected a Telcordia Fellow in 2011 and has been named by Billing and OSS World as one of the "25 Most Influential People in Telecom Software." Dr. Mouchtaris holds a Diploma degree in Electrical Engineering from the National Technical University of Athens, Greece and a Master of Science and PhD in Electrical Engineering from the California Institute of Technology, California.

          Ramzi M. Musallam.    Mr. Musallam has served as Chairman of our Board of Directors since September 2012 and as a member of our Board of Directors since October 2010 and will continue to serve as Chairman following the consummation of this offering. Mr. Musallam is the Chief Executive Officer and Managing Partner of Veritas Capital Management, a leading private equity firm focused on investing in the government and technology markets, which he has been associated with since 1997. Previously, he worked at the private equity firms Pritzker and Pritzker and Berkshire Partners. Mr. Musallam is a member of the board of directors of several private companies. Mr. Musallam also served on the boards of directors of Aeroflex Holding Corp., CPI International Holding Corp. and Truven Heath Analytics during periods when they were SEC reporting companies. Mr. Musallam holds a Bachelor of Arts, cum laude, from Colgate University with a major in Mathematical Economics and a Master of Business Administration with High Honors from the University of Chicago Booth School of Business. Mr. Musallam was chosen to serve on our Board of Directors because of his position as the Chief Executive Officer and Managing Partner at Veritas Capital Management, his experience on other public and private company boards and his extensive experience in finance and private equity investments.

          William L. Graham.    Mr. Graham has served as a member of our Board of Directors since September 2014 and will continue to serve as a member of our Board of Directors following the consummation of this offering. Mr. Graham served as our President and Chief Executive Officer from November 2010 to July 2013. Prior to joining us, Mr. Graham served as General Manager and President of Lockheed Martin where he was responsible for a multi-billion dollar business segment. Mr. Graham also served as the Commanding Officer of the Naval Air Station Patuxent River Reserve Augmentation organization. He is a retired Navy Captain. While serving as Commanding Officer, Mr. Graham was also the Lockheed Martin program manager in charge of integrating the systems for the LANDSAT 7 satellite development. Mr. Graham holds a Bachelor of Science degree in Engineering from the United States Naval Academy and a Master's degree in Computer Systems Management from the Naval PG School, Monterey, California. Mr. Graham was chosen to serve on our Board of Directors because of his prior position as our President and Chief Executive Officer and his extensive experience in, and understanding of, government contracting.

          Aneal Krishnan.    Mr. Krishnan has served as a member of our Board of Directors since April 2014 and will continue to serve as a member of our Board of Directors following the consummation of this offering. Mr. Krishnan is a Principal at Veritas Capital Management. Prior to joining Veritas Capital Management in 2010, Mr. Krishnan was an associate at Ripplewood Holdings, a New York-based private equity investment firm. Prior to Ripplewood, Mr. Krishnan was an investment banking analyst at Goldman Sachs & Co. LLC in their Financial Institutions Group. In 2007, Mr. Krishnan was deployed to Iraq with his U.S. Army reserve unit for a year-long combat tour where he served as an Infantry Officer. Mr. Krishnan holds two Bachelor of Science degrees in Electrical Engineering and Management from the Massachusetts Institute of Technology and a Master of Business Administration from Harvard Business School. Mr. Krishnan was chosen to serve on our Board of Directors because of his position as a Principal at Veritas Capital Management, his experience on other public and private company boards and his extensive experience in finance and private equity investments.

          Benjamin M. Polk.    Mr. Polk has served as a member of our Board of Directors since September 2012 and will continue to serve as a member of our Board of Directors following the consummation of this offering. Mr. Polk is a Partner at Veritas Capital Management. Prior to joining Veritas Capital Management in 2011, Mr. Polk was a partner at the law firm of Schulte Roth and Zabel LLP from May 2004 to July 2011 and prior to that, a partner at the law firm of Winston & Strawn LLP, where Mr. Polk practiced law with that firm and its predecessor firm from August 1976 to May 2004. During his legal career, Mr. Polk worked with Veritas Capital Management as its lead outside legal counsel on virtually every major transaction Veritas Capital Management has been involved in since its founding. Mr. Polk currently serves on the board of directors of Monster Beverage Corporation and several private companies. Mr. Polk also served on the boards of directors of Aeroflex Holding Corp., CPI International Holding Corp. and Truven Heath Analytics during periods when they were SEC reporting companies. Mr. Polk holds a Bachelor of Arts with High Honors from Hobart College and a Juris Doctor from Cornell Law School. Mr. Polk was chosen to serve on our Board of Directors because of his position as a Partner at Veritas Capital Management, his experience on other public and private company boards and his extensive experience in finance and private equity investments.

Composition of our Board of Directors

          Our business and affairs are managed under the direction of our Board of Directors. Our Board of Directors currently consists of four directors. Under our amended and restated certificate of incorporation, our Board of Directors will consist of no fewer than three and no more than eleven directors, with the exact number of directors determined from time to time by resolution of our Board of Directors.

          Upon the consummation of this offering, our amended and restated certificate of incorporation will provide for a classified board of directors comprised of three classes. The number of directors will be distributed among the three classes so that the number of directors in each class is as nearly equal in number as possible. Each director will serve a three-year term with one class being elected at each annual meeting of the stockholders. As of the date of this prospectus, Class I is expected to include               , Class II is expected to include                , and Class III is expected to include               . See "Description of Capital Stock — Classified Board of Directors."

          Each director will hold office until the annual meeting of the stockholders for the year in which his or her term expires and until his or her successor has been duly elected and qualified or until his or her earlier death, resignation, retirement, disqualification or removal. Any director may be removed from office by our stockholders. Veritas Capital is the beneficial owner of a majority of our common stock and will be able to unilaterally remove directors.

Controlled Company Exception

          After the consummation of this offering, Veritas Capital will continue to beneficially own more than 50% of our voting power. As a result, we will be a "controlled company" within the meaning of the corporate governance standards of the NYSE.

          Under the NYSE corporate governance standards, a company of which more than 50% of the voting power is held by an individual, group or another company is a "controlled company" and may elect not to comply with certain corporate governance standards, including (1) the requirement that a majority of the board of directors consist of independent directors, (2) the requirement to have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee's purpose and responsibilities, (3) the requirement to have a nominating and corporate governance committee that is composed entirely of independent directors with a written charter addressing the committee's purpose and responsibilities, and (4) the requirement for an annual performance evaluation of the nominating and corporate governance and compensation committees. Following this offering, we intend to utilize certain of these exemptions. As a result, following this offering, we may not have a majority of independent directors on our Board of Directors (although we expect our Board of Directors to determine that               qualify as independent directors under the corporate governance standards of the NYSE) and neither our Nominating and Corporate Governance Committee nor our Compensation Committee will be composed entirely of independent directors. In addition, our Nominating and Corporate Governance Committee and our Compensation Committee will not be subject to annual performance evaluations. Accordingly, you will not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of the NYSE. In the event that we cease to be a "controlled company," we will be required to comply with these provisions within the transition periods specified in the corporate governance rules of the NYSE.

          A number of our directors also serve on the boards of directors of other portfolio companies of Veritas Capital. Our Board of Directors has carefully considered these facts in determining that each of Messrs.                and               are independent for purposes of the corporate governance rules of the NYSE.

Board Committees

          Prior to the consummation of this offering, our Board of Directors will establish an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee, as discussed below.

          Our Chief Executive Officer and other executive officers will regularly report to the non-executive directors and the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee to ensure effective and efficient oversight of our activities and to assist in proper risk management and the ongoing evaluation of management controls. We believe that the leadership structure of our Board of Directors will provide appropriate risk oversight of our activities given the controlling interests held by Veritas Capital.

Audit Committee

          The members of our Audit Committee will be               (Chairman),                and               . Our Board of Directors has determined that each of Messrs.                and               qualify as an independent director under the corporate governance standards of the NYSE and the independence requirements of Rule 10A-3 of the Exchange Act and as an "audit committee financial expert" as such term is defined in Item 407(d)(5) of Regulation S-K.

          The purpose of the Audit Committee is to prepare the audit committee report required by the SEC to be included in our proxy statement and to assist our Board of Directors in overseeing and monitoring (1) the quality and integrity of our financial statements, (2) our compliance with legal and regulatory requirements, (3) our independent registered public accounting firm's qualifications and independence, (4) the performance of our internal audit function and (5) the performance of our independent registered public accounting firm.

          The written charter for the Audit Committee will be available on our website. The information contained on or accessible through our corporate website or any other website that we may maintain is not part of this prospectus or the registration statement of which this prospectus is a part.

Compensation Committee

          The members of our Compensation Committee will be               (Chairman),                and               .

          The purpose of the Compensation Committee is to assist our Board of Directors in discharging its responsibilities relating to (1) setting our compensation program and compensation of our executive officers and directors, (2) monitoring our incentive and equity-based compensation plans and (3) preparing the compensation committee report required to be included in our proxy statement under the rules and regulations of the SEC.

          The written charter for the Compensation Committee will be available on our website. The information contained on or accessible through our corporate website or any other website that we may maintain is not part of this prospectus or the registration statement of which this prospectus is a part.

Nominating and Corporate Governance Committee

          The members of our Nominating and Corporate Governance Committee will be               (Chairman),                and               .

          The purpose of our Nominating and Corporate Governance Committee is to assist our Board of Directors in discharging its responsibilities relating to (1) identifying individuals qualified to become new board members, consistent with criteria approved by our Board of Directors, (2) reviewing the qualifications of incumbent directors to determine whether to recommend them for reelection and selecting, or recommending that our Board of Directors select, the director nominees for the next annual meeting of stockholders, (3) identifying board members qualified to fill vacancies on any board committee and recommending that our Board of Directors appoint the identified member or members to the applicable committee, (4) reviewing and recommending to our Board of Directors corporate governance guidelines applicable to us, (5) overseeing the evaluation of our Board of Directors and management and (6) handling such other matters that are specifically delegated to the committee by our Board of Directors from time to time.

          The written charter for the Nominating and Corporate Governance Committee will be available on our website. The information contained on or accessible through our corporate website or any other website that we may maintain is not part of this prospectus or the registration statement of which this prospectus is a part.

Compensation Committee Interlocks and Insider Participation

          John M. Curtis, our Chief Executive Officer and President, Ramzi M. Musallam, Chairman of our Board of Directors, and William L. Graham, Aneal Krishnan and Benjamin M. Polk, members of our Board of Directors, are currently on the board of managers of Parent LLC. None of our executive officers currently serves, or has served during the last completed fiscal year, on the compensation committee or board of directors of any other entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

Code of Ethics

          Upon the consummation of this offering, our Board of Directors will revise our code of ethics and business conduct which is applicable to all of our employees, officers and directors, including our chief executive and senior financial officers. Our revised code of ethics and business conduct will be available on our website. The information contained on or accessible through our corporate website or any other website that we may maintain is not part of this prospectus or the registration statement of which this prospectus is a part.

COMPENSATION DISCUSSION AND ANALYSIS

Named Executive Officers as of December 31, 2016

          Vencore's executive leadership team is responsible for strategizing, setting and fulfilling the Company's organizational goals and ensuring overall alignment with corporate objectives and our equityholder interests. The following individuals are our named executive officers as of December 31, 2016:

Name	Position

John M. Curtis	Chief Executive Officer and President
Jennifer H. Felix	Chief Financial Officer and Senior Vice President
V. Joseph Broadwater, Jr.	Senior Vice President and General Manager of Space Group
Kent L. Matlick	Senior Vice President and General Manager of Intelligence Group
Petros Mouchtaris, PhD	President and General Manager of Vencore Labs, Inc.

Executive Compensation Program

          Elements included in this Compensation Discussion and Analysis reflect decisions made by the Chief Executive Officer and Board of Directors for the year ended December 31, 2016. After the consummation of this offering, the executive compensation program will be administered by the Compensation Committee of the Board of Directors.

Introduction

          Vencore's executive compensation program is designed to provide a total compensation package intended to attract and retain high-caliber executive officers and to incentivize executive officers to achieve our corporate objectives and to further our equityholders' interests. The 2016 executive compensation program was structured to focus on pay-for-performance utilizing performance metrics tied to our business objectives.

Performance	For the year ended December 31, 2016, we had approximately $1.2 billion in revenue and $122.8 million in Credit Agreement Adjusted EBITDA. See "Management's Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Credit Agreements" for a reconciliation of Credit Agreement Adjusted EBITDA to the most comparable figure calculated in accordance with GAAP.
Growth

Vencore has experienced outstanding growth over the three year period ended December 31, 2016, reporting CAGR of 5% in revenue growth and 8% in Credit Agreement Adjusted EBITDA growth during such three-year period.

Strengths	Vencore's strengths include:

•

Our people;

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Systems engineering and integration expertise with large, complex programs for the defense and intelligence community;

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Unique expertise in cybersecurity and data analytics;

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Prime contractor role in majority of contracts;

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Robust IP portfolio and proven reputation as a technology innovator;

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Depth and breadth of customer relationships; and

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Strong business and financial profile; and Strategy for growth.

Compensation

Vencore offers a competitive compensation plan in order to incentivize both short- and long-term performance and encourage retention. Executives receive a base salary, an annual cash incentive bonus and long-term equity-based incentives and are eligible to participate in our employee benefits plans.

Experience

Vencore takes pride in having a management team that is highly experienced, with a proven record of delivering on our growth strategies. Their experience with our Company provides stability and improves our ability to follow through on long-term plans.

Summary of Compensation Elements

Compensation Element	Primary Objective

Base Salary	To provide stable income as compensation for ongoing performance of job responsibilities.
Annual Performance-Based Cash Compensation (Bonuses)	To incentivize short-term (one-year) corporate and, for group leaders, group, and individual contributions with specific and measurable objectives.
Long-Term Equity Incentive Compensation

To incentivize long-term performance objectives, align the interests of our named executive officers with our equityholder interests, encourage the maximization of equityholder value, and retain key executives.

Severance and Change in Control Benefits

To encourage the continued attention and dedication of our named executive officers and provide reasonable individual security to enable our named executive officers to focus on the Company's best interests, particularly when considering strategic alternatives.

Retirement Savings (401(k) plan)	To provide retirement savings in a tax-efficient manner.
Health and Welfare Benefits	To provide standard protection with regard to health, dental, life, and disability risks as part of a market-competitive compensation package.

Compensation Consultant

          Willis Towers Watson was retained as a compensation consultant in 2017 to help determine compensation for certain positions in the Company including all of the named executive officers. Willis Towers Watson also assisted with compensation-related items including pay amounts, design of the annual cash incentive compensation program, design of the long-term incentive compensation program and development of executive compensation policies.

Compensation Philosophy

          The Company seeks to attract, motivate and retain key talent needed to enable Vencore to operate successfully in a competitive environment. The Company's fundamental policy is to offer Vencore's executive officers and other employees competitive and fair compensation opportunities based upon their relevant experience, their individual performance and the overall financial performance of Vencore in a way that is aligned with the long-term interests of the Company's equityholders. The Company believes that the executive compensation program is instrumental in supporting Company performance.

          For the year ended December 31, 2016, the Chief Executive Officer oversaw the executive compensation program and determined compensation for the Company's executive officers (other than the Chief Executive Officer). Following the consummation of this offering, the Compensation Committee will assume responsibility for the oversight and management of Vencore's executive compensation program. At all times prior to the consummation of this offering, the Board of Directors oversaw the compensation of the Chief Executive Officer.

          In exercising their discretion to determine compensation, the Chief Executive Officer (and the Board of Directors in the case of the Chief Executive Officer) carefully considered the experience, responsibilities and performance of each executive officer and the Company's overall financial performance. In determining appropriate compensation for Vencore's executives, numerous factors were considered, including, but not limited to: rewarding results which are beneficial for the equityholders, competitive compensation, balancing cash and equity incentives, recognizing external effects on our business, retention of our executive officers, skills of the executive officers, the Company's business and growth strategy and the overall reasonableness of compensation in the experience of our Board of Directors and Chief Executive Officer.

          The Company also recognized that, from time to time, it is appropriate to enter into change of control severance agreements with key executives, and did so with each of its named executive officers in order to further motivate such individuals and to retain their services, as well as to secure confidentiality and non-solicitation obligations from such executives, applicable both during and after their employment.

          In the spring of 2017, Willis Towers Watson was hired by the Company to perform a compensation study and compared the compensation of executive officers of competitor companies with the compensation of certain executives of Vencore, including the named executive officers. This analysis will be utilized for determining changes to the overall compensation for these officers during 2017 as part of this offering. In its analysis, Willis Towers Watson utilized a peer group of 18 IT consulting and aerospace and defense companies to establish the compensation for comparable executive positions. It was determined that Vencore was positioned at approximately the 40th percentile of the revenues for the prior 12 months compared to the entities in the peer group. The following companies were included in the peer group:

Acxiom Corporation	MAXIMUS, Inc.
CACI International Inc.	NCI, Inc.
Ciber, Inc.	Presidio, Inc.
CSRA Inc.	Science Applications International Corporation
Cubic Corporation	Teradata Corporation
Engility Holdings, Inc.	Tetra Tech, Inc.
ICF International, Inc.	Unisys Corporation
Kratos Defense & Security Solutions, Inc.	Vectrus, Inc.
ManTech International Corporation	Virtusa Corporation

          The Chief Executive Officer, with the support of the Board of Directors (and, for the Chief Executive Officer, the Board of Directors), strove to achieve a balance in setting compensation for executive officers between cash and equity compensation as well as long-term and short-term incentive compensation in alignment with our equityholders' interests, but did not employ any formal method for allocating between cash and equity awards or between long-term and short-term incentives. Instead, the Chief Executive Officer and the Board of Directors balanced the various goals described below, short-term and longer-term performance objectives and vesting conditions on an individualized basis.

          A fundamental objective of the Chief Executive Officer and the Board of Directors was to make a substantial portion of each executive officer's compensation contingent upon both Vencore's performance and his or her own individual level of performance, such that each executive officer was compensated based on both Company and individual results. The Chief Executive Officer and the Board of Directors furthered this objective, as well as the objective of aligning remuneration with our equityholder interests, through an annual performance-based incentive compensation program and through using long-term incentive awards whose growth is tied to our equity growth. The mechanics and performance criteria for annual incentive awards and long-term incentive awards are discussed below.

          Furthermore, the Chief Executive Officer and the Board of Directors used both annual and long-term incentive awards in alignment with their belief that this mix would encourage the executive officers to balance and manage short-term returns against long-term Company goals. Annual incentive awards are generally cash awards intended to reward the executive for achieving growth in one or more designated group level or consolidated performance metrics. Long-term incentive awards are typically equity awards, with vesting triggered by the passage of time.

          The key factors considered in establishing the components of each executive officer's compensation are summarized below.

Compensation Program Elements

          The discussion that follows summarizes key features and the purpose of the elements of the executive compensation program for Vencore.

Base Salary

          One component of Vencore's executive compensation package is an annual base salary that is commensurate with each executive officer's experience, scope of responsibility and skill in executing those responsibilities. The Chief Executive Officer and the Board of Directors considered the following factors in determining the base salary for each named executive officer:

  •
  Individual performance as measured by the success of the executive officer's group or area of responsibility;

  •
  Competitiveness with salary levels of similarly situated executives of similarly-sized companies and our peer group evaluated through salary surveys and the internal compensation parity standards described above;

  •
  The range of the Company's other executive officer salaries and annual salary increases awarded to the Company's other executive officers;

  •
  The performance of the Company and the overall economic climate;

  •
  Whether the base salary equitably compensates the executive for the competent execution of his duties and responsibilities;

  •
  The executive officer's experience; and

  •
  The anticipated impact of the executive officer's group or area of responsibility on the overall performance of the Company.

          In determining whether or not to apply a salary increase for the named executive officers in 2016, overall value of each executive officer's compensation and equity, the timing of the executive officer's last salary increase, the performance of the Company, the performance of the group over which the executive has responsibility (if applicable), the performance of the Company within the industry, the Company's need to invest in talent and the overall economic climate were evaluated. In 2016, based on these factors, the following merit increases to base pay were approved for each of the named executive officers, effective March 2016: Mr. Curtis,       % increase; Ms. Felix,       % increase; Mr. Matlick,       % increase; Mr. Mouchtaris       % increase; and Mr. Broadwater,        % increase.

          While the Board of Directors provides a competitive base salary for each executive, base salary is only a portion of the overall compensation program. Executive officers' performance, including overachievement, is generally rewarded through incentive programs, rather than base salary.

Name	2016	2017	Change in Base Salary

John M. Curtis
Jennifer H. Felix
V. Joseph Broadwater, Jr.
Kent L. Matlick
Petros Mouchtaris, PhD

2016 Annual Cash Incentive Compensation

          Executive officers, including our named executive officers, are eligible to receive annual cash incentive compensation under the Vencore Incentive Plan (the "VIP"). Annual incentive compensation is tied to achievement of performance goals, which typically include components related to profitability, growth, bookings and employee retention, at either the group or corporate level, or a combination of the two, depending upon the executive's area of responsibility. By focusing on profitability, growth, bookings and employee retention measures, the Company attempts to relate annual cash incentive compensation to performance measures that would demonstrate appropriate growth and contribute to overall equityholder value.

          For the year ended December 31, 2016, 37.5% (50% for the Chief Executive Officer) of our named executive officers' annual cash compensation packages was determined based on the attainment of incentive compensation program targets. This aligned with the Company's and the Board of Directors' belief that such an arrangement appropriately linked the executives' remuneration to the performance of the Company. The performance targets were based on full-year performance measures and were, therefore, determined at a time when attainment of those measures was substantially uncertain.

  Target Incentive Opportunities

          The Chief Executive Officer, in consultation with the management team, typically establishes the annual target incentive compensation opportunities based upon performance targets established by the Board of Directors. Annual incentive compensation is typically calculated as a percentage of the individual's base salary, with higher-level executives eligible for higher target percentages. For the year ended December 31, 2016, the target bonus opportunities were set at 100% of annual base salary for Mr. Curtis and 60% of annual base salary for the other named executive officers.

  Performance Metrics

          For the year ended December 31, 2016, the incentive bonus was comprised of two components: (1) 80% financial metrics and (2) 20% individual metrics. For the Chief Executive Officer and Chief Financial Officer, financial metrics were entirely based on corporate performance and, for the group leaders (including the other named executive officers), financial metrics were a blend of 50% corporate performance and 50% group performance. Funding for the VIP for the year ended December 31, 2016 was based on the achievement of corporate and, if applicable, group revenues, Credit Agreement Adjusted EBITDA, book-to-bill and retention measures.

          For the year ended December 31, 2016, the performance goals were set by the Chief Executive Officer and the Board of Directors and represented the target amounts forecasted to be achieved by the Company for the fiscal year as set forth in the 2016 Board-approved budget. For 2016, for purposes of setting named executive officer annual cash incentive bonus targets, growth and success in the areas of revenues, profitability, bookings and employee retention were considered to be the best indicators of growth and success for the Company. Based on this determination, it was deemed that the Company's success in these areas best represented the measures to be used in assessing our Company's value.

          For the year ended December 31, 2016, the VIP target goals, actual achievement, and amount paid with respect to those goals for each named executive officer is set forth below. Each goal has a threshold of 75%, where no payment for that particular goal is paid if actual performance is less than 75% of the target performance. Also, the maximum paid on each goal, based upon overachievement against the goal, is 125% of the target bonus. The calculated VIP incentive funding for the year ended December 31, 2016 was reduced by 5.5%, at the discretion of the Chief Executive Officer, based on the need to align aggregate payments with the budget. Credit Agreement Adjusted EBITDA is not calculated in accordance with GAAP. See "Management's Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources" for a reconciliation of Credit Agreement Adjusted EBITDA to the most comparable figure calculated in accordance with GAAP, net income (loss).

  Mr. Curtis

          For the year ended December 31, 2016, annual incentive target as a percentage of base was 100%, or $             . Goals were split 80% corporate and 20% individual. The corporate goals were divided into four goals to achieve the full 80%. The four goals, along with their weighting, included Credit Agreement Adjusted EBITDA of $127.0 million (40%), revenue of $1.25 billion (25%), book-to-bill of 1.05 (20%) and retention of 91% (15%). The achievement against these goals was 97% for Credit Agreement Adjusted EBITDA, 93% for revenue, and while retention fell slightly below 91%, book-to-bill was significantly higher than 100% and therefore we assumed 100% achievement for both the book-to-bill and retention components. The composite achievement for the corporate goals was 97% of the 80%. Mr. Curtis achieved 100% of his personal goal target as determined by the Board of Directors. The overall payout for all corporate participants was reduced to 94.5% of the achievement amount based upon the alignment of the total payout against the budget. The total payment of $         for the 2016 VIP represented 93% of Mr. Curtis' total VIP target.

  Ms. Felix

          For the year ended December 31, 2016, annual incentive target as a percentage of base was 60%, or $             . Goals were split 80% corporate and 20% individual. The corporate goals were divided into four goals to achieve the full 80%. The four goals, along with their weighting, included Credit Agreement Adjusted EBITDA of $127.0 million (40%), revenue of $1.25 billion (25%), book-to-bill of 1.05 (20%) and retention of 91% (15%). The achievement against these goals was 97% for Credit Agreement Adjusted EBITDA, 93% for revenue, and while retention fell slightly below 91%, book-to-bill was significantly higher than 100% and therefore we assumed 100% achievement for both the book-to-bill and retention components. The composite achievement for the corporate goals was 97% of the 80%. The overall payout for all corporate participants was reduced to 94.5% of the achievement amount based upon the alignment of the total payout against the budget. Ms. Felix achieved 125% for her personal goal target, for which she received an additional payment of $             , as determined by the Chief Executive Officer. The total payment of $             for the 2016 VIP represented 98% of Ms. Felix's total VIP target.

  Mr. Broadwater

          For the year ended December 31, 2016, annual incentive target as a percentage of base was 60%, or $             . Goals were split 40% corporate, 40% group and 20% individual. The corporate goals were the same four goals with achievement amounts noted above for Mr. Curtis and Ms. Felix in order to achieve the full 40%. The group goals, which made up 40% of Mr. Broadwater's target, were based on the group of programs that are under Mr. Broadwater's management and included group revenue, group operating income, group book-to-bill and group retention. The composite achievement for these goals was 103%. Mr. Broadwater achieved 100% of his individual goal target as determined by the Chief Executive Officer. The overall payout for all corporate participants was reduced to 94.5% of the achievement amount based upon the alignment of the total payout against the budget. The total payment of $             for the 2016 VIP represented 95% of Mr. Broadwater's total VIP target.

  Mr. Matlick

          For the year ended December 31, 2016, annual incentive target as a percentage of base was 60%, or $             . Goals were split 40% corporate, 40% group and 20% individual. The corporate goals were the same four goals with achievement amounts noted above for Mr. Curtis and Ms. Felix in order to achieve the full 40%. The group goals, which made up 40% of Mr. Matlick's target, were based on the group of programs that are under Mr. Matlick's management and included group revenue, group operating income, group book-to-bill and group retention. The composite achievement for these goals was 99%. Mr. Matlick achieved 100% of his individual goal target as determined by the Chief Executive Officer.. The overall payout for all corporate participants was reduced to 94.5% of the achievement amount based upon the alignment of the total payout against the budget. The total payment of $             for the 2016 VIP represented 93% of Mr. Matlick's total VIP target.

  Mr. Mouchtaris

          For the year ended December 31, 2016, annual incentive target as a percentage of base was 60%, or $             . Goals were split 40% corporate, 40% group and 20% individual. The corporate goals were the same four goals with achievement amounts noted above for Mr. Curtis and Ms. Felix in order to achieve the full 40%. The group goals, which made up 40% of Mr. Mouchtaris' target, were based on the group of programs that are under Mr. Mouchtaris' management and included group revenue, group operating income, group book-to-bill and group retention. The composite achievement for these goals was 102%. Mouchtaris achieved 100% of his individual goal target as determined by the Chief Executive Officer.. The overall payout for all corporate participants was reduced to 94.5% of the achievement amount based upon the alignment of the total payout against the budget. The total payment of $             for the 2016 VIP represented 94% of Mr. Mouchtaris' total VIP target.

2017 Annual Cash Incentive Compensation

          Executive officers, including our named executive officers, continue to be eligible under the VIP to receive annual incentive compensation payable in cash which is tied to achievement of performance goals in fiscal year 2017. There are no changes to the general design of the VIP for the year ending December 31, 2017; however the Board of Directors has established new performance targets for the year ending December 31, 2017.

Equity Incentive Compensation

          Prior to and including the year ended December 31, 2016, the Company granted long-term equity awards to executive officers, including named executive officers, in the form of profits interests, consisting of Class B Membership Interests and Class B-1 Membership Interests in Parent LLC ("Profits Interests"), and phantom units, designed to track the economics of the Profits Interests ("Phantom Units"). These long-term incentive awards were designed to ensure a strong connection between the executive compensation program and the long-term interests of the Company's equityholders. Profits Interests and Phantom Units were designed to align the interests of each executive officer with those of the equityholders, and to provide each individual with a significant incentive to manage their responsibilities from the perspective of an owner with an equity stake in the business. Equity awards were granted with long vesting periods to create a retention incentive and to encourage the executive officers to focus on the Company's long-term business objectives and long-term stock price performance. Accordingly, it was deemed that Profits Interests and Phantom Units were an effective compensation element for attracting executives and promoting their long-term commitment to the Company.

          For the named executive officers, all Profits Interests and Phantom Units grants have a 5-year vesting period and are not entitled to receive any payments/distributions until Parent LLC's common equity holders receive the return of their capital contributions plus a specified return on those capital contributions (with payments/distributions on Phantom Units further only being payable upon the change in control of Parent LLC, as defined in the relevant plan documents). In addition, neither the Phantom Units nor Profits Interests are entitled to any distributions or payments until there have been aggregate distributions on other outstanding membership interests of Parent LLC equal to the fair market value of Parent LLC on the date of grant of the Profit Interests or Phantom Units. These types of awards create an incentive for the executives to execute on the business plans that would increase the overall fair market value of our common stock and align the executives' interests with the Company's equityholders.

          Grants of Profits Interests and Phantom Units were made pursuant to the terms set forth in the Operating Agreement and Vencore, Inc. Incentive Bonus Plan, respectively, and related grant agreements.

          The only named executive officer to receive a long-term equity award in the year ended December 31, 2016, was Mr. Mouchtaris, in connection with his promotion to President and General Manager of Vencore Labs, in which he received an allocation of 0.20 Phantom Units that will vest pro-rata over 5 years.

          Profits Interests and Phantom Units will no longer be granted following the consummation of this offering. Our Board of Directors is currently contemplating establishing a long-term incentive plan (our "Equity Incentive Plan") to provide ongoing compensation following the consummation of this offering.

Other Benefits

Company-Sponsored Health and Welfare Benefits

          Our named executive officers and their legal dependents are eligible to participate in Company-sponsored health and welfare plans to the same extent as our other employees. These benefits are designed to be competitive with overall market practices and to attract and retain employees with the skills and experience needed to promote Vencore's goals. The Board of Directors along with the management team believes that providing this coverage encourages our executives and their legal dependents to avail themselves of appropriate medical, dental and other health care services, as necessary, to help ensure our executives' continued ability to contribute their efforts towards achieving Vencore's growth, profitability, and other goals.

401(k) Plan

          Vencore offers a tax qualified 401(k) plan ("401(k) Plan") to its U.S. employees, including our named executive officers, as its primary retirement vehicle. Prior to December 15, 2016 a separate 401 (k) plan was offered to employees of Vencore Labs (the "Vencore Labs Plan") from all other employees (the "Vencore Plan"). The Vencore Labs Plan was merged into the Vencore Plan, effective December 15, 2016. Under both plans, participants were able to make voluntary contributions to the plan up to the maximum allowed by law, and for 2016 the Company matched 100% of an employee's eligible contributions up to 5% of the employee's compensation for the Vencore Plan and 3% of the employee's compensation for the Vencore Labs Plan. In addition, the Company may make profit-sharing contributions for eligible employees (which includes all named executive officers).

Defined Benefit Pension Plans and Retiree Medical and Life Insurance Plans

          Previously acquired or merged groups of Vencore maintained defined benefit pension plans and retiree medical and life insurance plans. Those plans have been amended to significantly reduce benefits effective January 1, 2016. Only one named executive officer, Mr. Matlick, accrued a benefit under these plans in the year ended December 31, 2016. The Company also sponsors a non-qualified defined benefit pension plan to provide for benefits in excess of qualified plan limits.

Deferred Compensation Plan

          The Vencore, Inc. Deferred Compensation Plan (the "Deferred Compensation Plan") is an unfunded deferred compensation plan for select management and other highly-compensated associates who contribute significantly to the future success of the Company, including the Company's named executive officers. The purpose of the Deferred Compensation Plan is to provide this group with a means to defer receipt of a portion of their compensation.

Change in Control Severance Benefits and Company Severance Policy

          Each of our named executive officers is party to a change in control severance agreement that provides for severance benefits upon a qualifying termination of employment following a change in control, as further described below. We feel that this severance protection is appropriate to ensure our executive officers' financial security, commensurate with their positions, in order to permit them to stay focused on their duties and responsibilities and promote the best interests of Vencore and its equityholders in all circumstances, particularly in the face of the uncertainty that a potential change in control can bring. In addition, all of our named executive officers may be entitled to receive severance in accordance with our Severance Policy, offered to all employees, in connection with a layoff or reduction in force where the executive is not otherwise entitled to benefits under his or her change in control severance agreement. For further description of our change in control severance agreements and Severance Policy, please see "— Termination and Change in Control Benefits," below.

Executive Compensation and Other Information

          The following table provides information regarding compensation for the year ended December 31, 2016 for our named executive officers serving as such at December 31, 2016.

 2016 Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus	Stock Awards(1)	Option Awards	Non-Equity Incentive Plan Compensation(2)	Change In Pension Value and Nonqualified Deferred Compensation Earnings(3)	All Other Compensation(4)	Total
John M. Curtis, Chief Executive Officer	2016
Jennifer H. Felix, Chief Financial Officer	2016
Kent L. Matlick, SVP and General Manager of Innovation Group	2016
Petros Mouchtaris, President and General Manager of Vencore Labs	2016
V. Joseph Broadwater, Jr., SVP and General Manager of Space Group	2016

(1)
The amounts shown in this column do not reflect compensation actually received by the named executive officers, but instead represent the aggregate fair value of Phantom Units granted to the applicable named executive officers, determined in accordance with ASC Topic 718, covering treatment of liability-based equity awards. These award values have been determined based on certain assumptions. The assumptions related to these awards are described in "Note 21 — Share-based Compensation" in the notes to our consolidated financial statements included elsewhere in this prospectus.

(2)
The amounts shown in this column for each of our named executive officers represent bonuses paid under VIP. See "Compensation Discussion and Analysis — Compensation Program Elements — Annual Cash Incentive Compensation."

(3)
Represents the aggregate change in the actuarial present value of the named executive officer's accumulated benefit under the Vencore Inc. Pension Plan from the pension plan measurement date used for financial statement reporting purposes with respect to our audited financial statements for the year ended December 31, 2015 to the pension plan measurement date used for financial statement reporting purposes with respect to our audited financial statements for the year ended December 31, 2016.

(4)
Amounts included in "All Other Compensation" for the year ended December 31, 2016 are: $             of employer matching contributions to the 401(k) Plan for John M. Curtis, Jennifer H. Felix, Kent L. Matlick and V. Joseph Broadwater, Jr. and $             of employer matching contributions to the 401(k) Plan for Petros Mouchtaris.

Grants of Plan-Based Awards Tables in 2016

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock	All Other Options Awards: Number of Securities Underlying	Closing Price on Date of	Grant Date Fair Value of Stock and

Name (a)	Grant Date (b)	Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)	or Units(2) (#) (i)	Options (#) (j)	Grant ($/Sh) (k)	Option Awards(2) (l)

John M. Curtis
Jennifer H. Felix
Kent L. Matlick
Petros Mouchtaris
V. Joseph Broadwater, Jr.

(1)
Amounts shown in these columns are possible amounts payable under the VIP. The actual cash payments made for the year ended December 31, 2016 under the VIP plan are reported in the Summary Compensation table above. The VIP in effect for the year ended

  December 31, 2016 is described more fully in the section titled "Compensation Discussion and Analysis — Compensation Program Elements — Annual Cash Incentive Compensation" within this prospectus.

(2)
The amounts shown in this column do not reflect compensation actually received by the named executive officers, but instead represent the aggregate fair value of Phantom Units granted to the applicable named executive officers determined in accordance with ASC Topic 718, covering treatment of liability-based equity awards. These award values have been determined based on certain assumptions. The assumptions related to these awards are described in "Note 21 — Share-based Compensation" in the notes to our consolidated financial statements included elsewhere in this prospectus.

Outstanding Equity Awards as of December 31, 2016

	Option Awards					Stock Awards

Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)	Market Value of Shares or Units of Stock That Have Not Vested(1) ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (j)

John M. Curtis									—
Jennifer H. Felix									—
Kent L. Matlick									—
Petros Mouchtaris									—
V. Joseph Broadwater, Jr.									—

Option Exercises and Stock Vested

	Option Awards		Stock Awards

Name (a)	Number of Shares Acquired on Exercise (#) (b)	Realized Value on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)	Realized Value on Vesting ($) (e)

John M. Curtis
Jennifer H. Felix
Kent L. Matlick
Petros Mouchtaris
V. Joseph Broadwater, Jr.

Pension Benefits Table

          The following table sets forth the pension benefits activity for the year ended December 31, 2016:

Name (a)	Plan Name	Number of Years Credited Service (#) (c)	Present Value of Accumulated Benefit(1) ($) (d)	Payments During Last Fiscal Year ($) (e)

John M. Curtis	Pension Plan	3.5		0
	Non Qualified SPP	3.5		0
Jennifer H. Felix	Pension Plan	1.5		0
	Non Qualified SPP	1.5		0
Kent L. Matlick	Pension Plan	30.6		0
	Non Qualified SPP	30.6		0

(1)
The assumptions and methodology used in calculating the estimated present value shown in this column are the same as those used and disclosed in "Note 19 — Post retirement Plans" in the notes to our consolidated financial statements included elsewhere in this prospectus, except that the named executive officers are assumed to retire at their earliest unreduced retirement age and no pre-retirement terminations or deaths are assumed to occur. Also, no additional compensation or service is assumed beyond the December 31, 2016 calculation date. The specific relevant assumptions include a discount rate of 4.06% for the Vencore, Inc. Pension Plan. The mortality assumption for the Vencore, Inc. Pension Plan is the RP-2014 white collar annuitant table with improvements from 2006 to 2015 based on Scale BB-2D with future improvements grading down linearly to 0% over 10 years.

Non-Qualified Deferred Compensation Table

          The following table sets forth the nonqualified deferred compensation activity for the year ended December 31, 2016:

Name (a)	Executive Contributions in Last FY ($) (b)	Registrant Contributions in Last FY ($) (c)	Aggregate Earnings in Last FY ($) (d)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last FYE ($) (f)

John M. Curtis
Jennifer H. Felix
Kent L. Matlick
Petros Mouchtaris
V. Joseph Broadwater, Jr.

(1)
The Vencore, Inc. Deferred Compensation Plan (the "Deferred Compensation Plan") is an unfunded deferred compensation plan for select management and other highly-compensated associates who contribute significantly to the future success of the Company, including the Company's executive officers. The purpose of the Deferred Compensation Plan is to provide this group with a means to defer receipt of a portion of their compensation.

(2)
Represents interest earned during the year ended December 31, 2016 on the account balance in the Deferred Compensation Plan. Investment returns under the Deferred Compensation Plan are calculated using the returns of two hypothetical funds that may be selected by the participants.

(3)
Represents the increase/(decrease) in value during the year ended December 31, 2016 of an associate's account from associate deferrals.

Termination and Change in Control Benefits

          The following contracts, agreements, plans and arrangements provide for payments to the applicable named executive officers at, following or in connection with either (i) certain terminations of employment or (ii) a change in control of our Company.

Change in Control Severance Agreements

          Pursuant to each of our named executive officer's change in control severance agreement, severance benefits are paid upon a termination of the executive's employment by the Company without cause or by the executive for "good reason" (as defined below), in each case during 60 days prior to a change in control or 12 months following a change in control. In the event of such qualifying termination (subject to execution of a release), the executive is entitled to a lump sum payment of 24 (30, in case of Mr. Curtis) months of base salary, any unpaid incentive bonus earned with respect to the prior calendar year, a lump sum payment of the pro-rata portion of the target incentive bonus for the calendar year in which the termination occurs and a lump sum payment equal to 24 (30, in case of Mr. Curtis) months' worth of COBRA costs. The severance agreements do not provide any gross-ups for income taxes or excise taxes incurred by the executive. Additionally, the severance agreements provide protections for the Company, including requirements for confidentiality, 24 month non-competition, 24 month non-solicitation (both customers and employees), and non-disparagement.

          For purposes of the severance agreement, "good reason" means, without the consent of the executive (other than on account of disability): (1) any action or inaction that constitutes a material breach by the Company of the terms of the severance agreement; (2) any material change in the geographic location at which the executive must perform services for the Company (i.e., a change of the location of the office at which the executive is principally employed to a location that increases the executive's commute from executive's principal residence as of the date of the severance agreement by more than twenty-five (25) miles; (3) a material diminution in the executive's duties, responsibilities, title or reporting relationships; or (4) any material reduction in the executive's base salary or target incentive bonus (i.e., a reduction of more than five percent (5%) in the executive's annual base salary or target incentive bonus as in effect on the date of the severance agreement or as the same may be increased from time to time after such date, unless such reduction is part of an across-the-board reduction applicable to the senior management of the controlled group of the Company and the controlled group of any successor to the Company).

Severance on a Reduction in Force

          Each of our named executive officers is entitled to receive severance benefits under our general Severance Policy if his or her employment was terminated because of a layoff or reduction in force and the executive is not otherwise entitled to benefits under his or her severance agreement. Each named executive officer is entitled to receive (subject to execution of a release) continuation of base salary for a period of two weeks plus two days for every year of service for a combined maximum of 62 days.

Termination for Cause or Voluntary Resignation

          None of our named executive officers is entitled to any severance benefits under any agreement, plan or program upon a termination by the Company for cause or due to voluntary resignation by the executive.

Profits Interests and Profits Units

          Upon a change in control, all unvested Profits Interests and Phantom Units will vest as of the change in control. Upon any termination of employment, all unvested Profits Interests and Phantom Units will be forfeited.

Potential Payments Upon Termination

          The following table summarizes the estimated amounts payable to each named executive officer in certain terminations.

          We have noted below the other material assumptions used in calculating the estimated payments under each triggering event. The actual amounts that would be paid to a named executive officer upon termination of employment can only be determined at the time an actual triggering event occurs.

	Termination without Cause before CIC ($)	Death or Disability before CIC ($)	Termination without Cause or for Good Reason after CIC ($)	Death or Disability after CIC ($)

John M. Curtis
Incremental Amounts Payable upon Termination Event
Pro Rata Bonus for Prior Calendar Year
Total Cash Severance (applicable salary and target bonus)
Total Insurance Benefits
Total Severance and Benefits
Jennifer H. Felix
Incremental Amounts Payable upon Termination Event
Pro Rata Bonus for Prior Calendar Year
Total Cash Severance (applicable salary and target bonus)
Total Insurance Benefits
Total Severance and Benefits
Kent L. Matlick
Incremental Amounts Payable upon Termination Event
Pro Rata Bonus for Prior Calendar Year
Total Cash Severance (applicable salary and target bonus)
Total Insurance Benefits
Total Severance and Benefits
Petros Mouchtaris
Incremental Amounts Payable upon Termination Event
Pro Rata Bonus for Prior Calendar Year
Total Cash Severance (applicable salary and target bonus)
Total Insurance Benefits
Total Severance and Benefits
V. Joseph Broadwater, Jr.
Incremental Amounts Payable upon Termination Event
Pro Rata Bonus for Prior Calendar Year
Total Cash Severance (applicable salary and target bonus)
Total Insurance Benefits
Total Severance and Benefits

Director Compensation

          We are currently in the process of determining the compensation of the individuals who will comprise our Board of Directors. Information is not currently available regarding director compensation. We will include the relevant disclosures in subsequent amendments to this registration statement as such information becomes available.

PRINCIPAL STOCKHOLDERS

          The following table sets forth information with respect to the beneficial ownership of our common stock by (1) each individual or entity known by us to beneficially own more than 5% of our outstanding common stock, (2) each of our named executive officers, (3) each of our directors and (4) all of our directors and our executive officers as a group.

          Beneficial ownership is determined in accordance with the rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power. Shares of common stock that a person has the right to acquire within 60 days of the date of this prospectus are deemed to be outstanding and beneficially owned by such person, but are not deemed outstanding for purposes of computing the percentage of beneficial ownership for any other person. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have the sole voting and investment power with respect to all common shares that they beneficially own, subject to community property laws where applicable. The number of shares and percentages of beneficial ownership prior to this offering set forth below are based on the number of shares of our common stock outstanding as of March 31, 2017. The number of shares and percentages of beneficial ownership following this offering set forth below are based on the number of shares of our common stock outstanding as of March 31, 2017 and the issuance of                      shares of our common stock to be sold by us in this offering, giving retroactive effect to the Conversion.

			Shares of Common Stock Beneficially Owned After this Offering

	Shares of Common Stock Beneficially Owned Prior to this Offering		Assuming No Exercise of the Underwriters' Option		Assuming Full Exercise of the Underwriter's Option

Name and Address of Beneficial Owner(1)	Number	%	Number	%	Number	%
5% Stockholders:
The SI Organization Holdings LLC(2)		100.00%
The Veritas Capital Fund III, L.P.(2)		5.93%
The Veritas Capital Fund IV, L.P.(2)		50.78%
TSIO Holdings LLC(2)		13.84%
PGSI Holdings LLC(2)		19.04%
Named Executive Officers and Directors:
John M. Curtis(3)(4)		1.25%
Jennifer H. Felix(5)		*
Kevin T. Boyle		—
Jeffrey W. Bohling		—
V. Joseph Broadwater, Jr.(6)		*
Kent L. Matlick(7)		*
Petros Mouchtaris		—
Ramzi M. Musallam(3)(8)(10)		89.59%
William L. Graham(3)(9)		*
Aneal Krishnan(3)		—
Benjamin M. Polk(3)		—
All directors and executive officers as a group (11 individuals)(10)		90.84%

*
Less than one percent.

(1)
The address for each of the Veritas Holders (as defined below) and Messrs. Musallam, Krishnan and Polk is c/o Veritas Capital Fund Management, L.L.C. Attention: Ramzi M. Musallam, 9 West 57th Street, 29th Floor, New York, New York 10019. The address for each of Messrs. Curtis, Boyle, Bohling, Broadwater, Matlick, Mouchtaris, Graham and Ms. Felix is c/o Vencore Holding Corp. Attention: Kevin Boyle, 15052 Conference Center Drive, Chantilly, Virginia 20151.

(2)
All of our issued and outstanding common stock is held by Parent LLC. All of the interests of The Veritas Capital Fund III, L.P., The Veritas Capital Fund IV, L.P., TSIO Holdings LLC and PGSI Holdings LLC (collectively, the "Veritas Holders" and each, a "Veritas Holder") reflected in the table above represent indirect beneficial ownership in Vencore held through Class A membership interests in Parent LLC. Class A membership interests represent 94.45% of the membership interests in Parent LLC. The Veritas Holders are party to the Operating Agreement of Parent LLC, pursuant to which each Veritas Holder has a drag-along right. At any time before the consummation of this offering, in the event such Veritas Holder together with its affiliates proposes to transfer at least 50% of the then outstanding Class A percentage interest to an unaffiliated third party, such Veritas Holder may exercise the drag-along right and require other holders of membership interests in Parent LLC to transfer the same portion of their membership interests in such transaction.

(3)
Parent LLC is managed by a board of managers consisting of Mr. Curtis, Mr. Musallam, Mr. Graham, Mr. Krishnan and Mr. Polk. The board of managers makes all decisions and takes all actions for Parent LLC with respect to our common stock held by Parent LLC.

(4)
All of the interests of Mr. Curtis reflected in the table above represent indirect beneficial ownership in Vencore held through Class B membership interests in Parent LLC. Class B membership interests represent 5.19% of the membership interests in Parent LLC.

(5)
All of the interests of Ms. Felix reflected in the table above represent indirect beneficial ownership in Vencore held through Class B-1 membership interests in Parent LLC. Class B-1 membership interests represent 0.36% of the membership interests in Parent LLC. Ms. Felix owns less than 1% of the Class B membership interests in Parent LLC.

(6)
All of the interests of Mr. Broadwater reflected in the table above represent indirect beneficial ownership in Vencore held through Class B-1 membership interests in Parent LLC. Mr. Broadwater owns less than 1% of the Class B membership interests in Parent LLC.

(7)
All of the interests of Mr. Matlick reflected in the table above represents indirect beneficial ownership in Vencore held through Class A and Class B membership interests in Parent LLC. Mr. Matlick owns less than 1% of the Class A and Class B membership interests in Parent LLC.

(8)
Mr. Musallam, Chairman of our Board of Directors, is the Chief Executive Officer and Managing Partner of (a) Veritas Capital Fund Management, L.L.C., which is the Non-Member Manager of TSIO Holdings LLC, (b) Veritas Capital Partners III, L.L.C., which is the General Partner of The Veritas Capital Fund III, L.P. and (c) Veritas Capital Partners IV, L.L.C., which is the General Partner of The Veritas Capital Fund IV, L.P. and Manager of PGSI Manager LLC, which in turn is the Managing Member of PGSI Holdings LLC. As such, Mr. Musallam has ultimate voting and investment power with respect to the Class A membership interests held by each Veritas Holder, and as such may be deemed a beneficial owner of such membership interests.

(9)
All of the interests of Mr. Graham reflected in the table above represents indirect beneficial ownership in Vencore held through Class A and Class B membership interests in Parent LLC. Mr. Graham owns less than 1% of the Class A and Class B membership interests in Parent LLC.

(10)
Includes Class A membership interests held by each Veritas Holder, beneficial ownership of which may be deemed to be held by Mr. Musallam. See footnote (8) above.

 CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Advisory Agreement

          Vencore OpCo is currently party to an advisory agreement with Veritas Capital Management, an affiliate of Veritas Capital, pursuant to which Veritas Capital Management provides Vencore OpCo with ongoing services as mutually agreed upon by the parties to the advisory agreement including, without limitation, business and organizational strategy and financial and advisory services. In consideration for the services provided, Vencore OpCo is required to pay Veritas Capital Management an annual advisory fee in an amount equal to the greater of $2.0 million and 3% of our Consolidated EBITDA (as defined in our First Lien Credit Agreement) for the prior fiscal year. In addition, in connection with any transaction in which Parent LLC, Vencore OpCo or any of their respective direct or indirect subsidiaries may be involved in the future, Vencore OpCo is required to pay Veritas Capital Management a transaction fee equal to 1% of the value of the transaction. In addition, Vencore OpCo also pays or reimburses Veritas Capital Management for all out-of-pocket costs incurred by Veritas Capital Management or any of its affiliates in connection with the services provided under the advisory agreement. Vencore OpCo also indemnifies Veritas Capital Management and its managers, officers, directors, employees, members, agents, stockholders, representatives, affiliates and control persons, from and against all losses, claims, damages and liabilities related to the performance of their duties under the advisory agreement, other than those of the foregoing that result from the gross negligence, willful misconduct or bad faith of such parties. The advisory fees paid to Veritas Capital Management totaled $3.5 million for the year ended December 31, 2014, $3.5 million for the year ended December 31, 2015 and $3.7 million for the year ended December 31, 2016. In addition, transaction fees paid to Veritas Capital Management were $4.1 million, $0.5 million and $3.0 million for the years ended December 31, 2014, 2015 and 2016, respectively.

          Upon consummation of this offering, Vencore OpCo will pay Veritas Capital Management an aggregate transaction fee in the amount of $              million pursuant to the advisory agreement, which will be terminated pursuant to a termination agreement to be entered into between Vencore OpCo and Veritas Capital Management. In addition, Vencore OpCo's obligations with respect to the indemnification of Veritas Capital Management and reimbursement of its costs accruing prior to the termination of the advisory agreement will survive the termination of the advisory agreement.

Limited Liability Company Agreement

          Pursuant to the Operating Agreement, Veritas Capital has the right to appoint all of the members of the board of managers of Parent LLC at any time it owns at least 15% of the outstanding Class A membership interests in Parent LLC, other than the chief executive officer of Vencore OpCo who shall be a member of the board of managers during his or her term of employment as chief executive officer of Vencore OpCo. The board of managers makes all decisions and takes all actions for Parent LLC with respect to our common stock held by Parent LLC. In addition, the Operating Agreement provides for, among other things, redemption rights to each holder of Class A membership interests at any time from and after the consummation of this offering. The redemption price for such Class A membership interests is payable in shares of our common stock.

Dividends and Distributions

          In June 2016, in connection with the refinancing of certain existing debt, we used a portion of the borrowings to declare and pay a one-time cash liquidating dividend in the amount of $183.0 million to Parent LLC as the sole holder of record of our outstanding common stock.

Parent LLC distributed the $183.0 million cash liquidating dividend to its members in accordance with the Operating Agreement of which Veritas Capital received $173.5 million.

The Offering Transactions

          Prior to the consummation of this offering, we will effect a                      -for-one common stock split and reclassify and convert the outstanding shares of our common stock held by Parent LLC into                      shares of newly authorized Class A Common Stock pursuant to the terms of our amended and restated certificate of incorporation. In addition, to the extent that the underwriters exercise their over-allotment option to purchase additional shares from us, we will declare the Class A Dividend, representing         % of the aggregate net proceeds from the sale of up to                      additional shares of our common stock. Parent LLC will be the only holder of our Class A Common Stock, and therefore will be the only stockholder entitled to receive the payment of the Class A Dividend. Parent LLC intends to distribute the Class A Dividend to its members in accordance with the Operating Agreement. Upon such distribution, Veritas Capital will receive         % of the Class A Dividend, which will be approximately $              assuming full exercise of the underwriters' over-allotment option. Upon the earlier of (1) the payment in full of the Class A Dividend and (2)                        , 2017, the expiration of the underwriters' over-allotment option, if unexercised, the Class A Common Stock will automatically convert into shares of our common stock on a one-for-one basis.

          Shares of our Class A Common Stock and shares of our common stock will be identical (including with respect to voting rights), except for (1) the right of holders of our Class A Common Stock to receive the Class A Dividend, (2) the convertibility of our Class A Common Stock into common stock and (3) the right of the holders of Class A Common Stock to consent to any changes to our governing documents that would adversely affect the Class A Common Stock.

          See "Dividend Policy" and "Description of Capital Stock" for further information.

Registration Rights Agreement

          Vencore is currently party to a registration rights agreement with Parent LLC. Pursuant to the registration rights agreement, at any time following the date that is six months after the consummation of this offering, each of Parent LLC and Veritas Capital (provided that Veritas Capital owns a specified percentage of membership interests in Parent LLC) has "demand" registration rights, provided that the number of securities requested to be registered must have a value equal to at least $10.0 million in the case of a long-form registration, or $2.5 million in the case of a short-form registration. In addition, we have granted to each of Parent LLC, Veritas Capital and the other holders of registrable securities customary "piggyback" registration rights in connection with our common stock (including any shares issuable upon redemption or exchange of membership interests of Parent LLC). Under the terms of this registration rights agreement, we will be required to pay all registration expenses in connection with such registration rights and indemnify such holder of registrable securities against certain liabilities which may arise under the Securities Act.

Indemnification Agreements

          Prior to the consummation of this offering, we will enter into indemnification agreements with each of our executive officers and directors, as described under "Description of Capital Stock — Limitations on Liability and Indemnification of Officers and Directors."

Transactions with Related Persons

          Prior to the consummation of this offering, all related party transactions were screened through our internal conflicts of interest policy by our director of ethics and our General Counsel and presented to our Board of Directors for approval if the transaction was material.

          Our Board of Directors recognizes the fact that transactions with related persons present a heightened risk of conflicts of interest and improper valuation (or the perception thereof). In connection with this offering, our Board of Directors will adopt a written policy on transactions with related persons that is in conformity with the requirements for issuers that have publicly-held common stock listed on the NYSE. Under the new policy:

  •
  any related person transaction, and any material amendment or modification to a related person transaction, must be reviewed and approved or ratified by a committee of our Board of Directors composed solely of independent directors who are disinterested or by the disinterested members of our Board of Directors; and

  •
  any employment relationship or transaction involving an executive officer and any related compensation must be approved by our Compensation Committee or recommended by our Compensation Committee to our Board of Directors for its approval.

          In connection with the review and approval or ratification of a related person transaction:

  •
  management must disclose to the committee or disinterested directors, as applicable, the name of the related person and the basis on which the person is a related person, the material terms of the related person transaction, including the approximate dollar value of the amount involved in the transaction, and all the material facts as to the related person's direct or indirect interest in, or relationship to, the related person transaction;

  •
  management must advise the committee or disinterested directors, as applicable, as to whether the related person transaction complies with the terms of our agreements governing our material outstanding indebtedness that limit or restrict our ability to enter into a related person transaction;

  •
  management must advise the committee or disinterested directors, as applicable, as to whether the related person transaction will be required to be disclosed in our applicable filings under the Securities Act or the Exchange Act, and related rules, and, to the extent required to be disclosed, management must ensure that the related person transaction is disclosed in accordance with such Acts and related rules; and

  •
  management must advise the committee or disinterested directors, as applicable, as to whether the related person transaction constitutes a "personal loan" for purposes of Section 402 of the Sarbanes-Oxley Act.

          In addition, the related person transaction policy provides that the committee or disinterested directors, as applicable, in connection with any approval or ratification of a related person transaction involving a non-employee director or director nominee, should consider whether such transaction would compromise the director or director nominee's status as an "independent," "outside" or "non-employee" director, as applicable, under the rules and regulations of the SEC, the NYSE and the Internal Revenue Code.

 DESCRIPTION OF CERTAIN INDEBTEDNESS

First Lien Facilities

          On May 23, 2014, Vencore Holding and Vencore OpCo entered into a first lien credit agreement (the "Original First Lien Credit Agreement") with UBS AG, Stamford Branch, as administrative agent, and the lenders from time to time party thereto, providing for an initial first lien term loan (the "Initial First Lien Term Loan") in an aggregate principal amount of $378.0 million, a delayed draw term loan (the "Delayed Draw Term Loan") in an aggregate principal amount of up to $50.0 million and a revolving loan facility with an aggregate principal commitment of up to $50.0 million (the "Revolving Facility"). On June 17, 2016, the Original First Lien Credit Agreement was amended (as amended, the "First Lien Credit Agreement"), among other things, to provide for an additional first lien term loan in an aggregate principal amount of $181.9 million (the "2016 First Lien Term Loan" and, together with Initial First Lien Term Loan, and the Delayed Draw Term Loan, the "First Lien Term Loan", and the First Lien Term Loan, together with the Revolving Facility, the "First Lien Facilities"). As of March 31, 2017, assuming the consummation of the transactions contemplated hereby, an aggregate principal amount of $             would have been outstanding under the Revolving Facility and $             would have been outstanding under the First Lien Term Loan.

Incremental Borrowing Capacity

          From time to time we may request that additional term loans or revolving commitments (collectively, "First Lien Incremental Borrowings") under the First Lien Credit Agreement be provided, subject to certain conditions, including the absence of an Event of Default (as defined in the First Lien Credit Agreement). The lenders under the First Lien Credit Agreement have not committed (and are not obligated) to provide any such First Lien Incremental Borrowings, but they may agree to provide such First Lien Incremental Borrowings in their discretion. We may also request that financial institutions that are not currently lenders under the First Lien Credit Agreement agree to provide such First Lien Incremental Borrowings. The amount of First Lien Incremental Borrowings that we could incur is capped at an aggregate amount equal to the sum of (a) $125.0 million minus the amount of any Second Lien Incremental Borrowings (as defined below) outstanding plus (b) an additional amount as long as, after giving pro forma effect thereto, (x) the first lien net leverage ratio would be less than 4.35:1.00 and (y) the senior secured net leverage ratio (as defined in the First Lien Credit Agreement) would be less than 6.35:1.00.

Maturity; Prepayments

          The First Lien Term Loan will mature on November 23, 2019. Principal repayments of $1.4 million, subject to reduction for certain other prepayments, are payable quarterly, with the balance due at maturity. The Revolving Facility will mature on May 23, 2019. All outstanding amounts under the Revolving Facility are due at maturity.

          In addition to the quarterly principal payments, the First Lien Term Loan is subject to mandatory prepayment (1) upon any incurrence of indebtedness by us or any of our restricted subsidiaries, other than indebtedness permitted to be incurred or issued under the First Lien Credit Agreement, (2) upon certain specified asset sales, dispositions by us and our restricted subsidiaries and recovery events, in each case, subject to certain thresholds and reinvestment provisions and (3) once per fiscal year in an amount equal to 50% (subject to reduction to 25% upon achieving a first lien net leverage ratio (as defined in the First Lien Credit Agreement) of 3.00 to 1.00 and further reduction to 0% upon achieving a first lien net leverage ratio of 2.00 to 1.00) of annual excess cash flow (as defined in the First Lien Credit Agreement, and subject to reduction for cash used for capital expenditures, acquisitions and certain other permitted investments, certain debt repayments and redemptions and certain permitted dividends, in each case except to the extent financed with certain indebtedness).

          We may prepay the First Lien Term Loan and Revolving Facility at any time and from time to time, in whole or in part, without premium or penalty; provided, however, that any prepayment or repricing of the First Lien Term Loan effected on or prior to the twelve month anniversary of the Amendment No. 1 effective date (as defined in the First Lien Credit Agreement) as a result of a repricing transaction (as defined in the First Lien Credit Agreement) shall be accompanied by a fee equal to 1.00% of the principal amount of the First Lien Term Loan prepaid or repriced, unless such fee is waived by the applicable lender.

Guarantees; Security

          The obligations of Vencore OpCo under the First Lien Credit Agreement are guaranteed by Vencore Holding and each of Vencore OpCo's subsidiaries (other than foreign subsidiaries, subsidiaries of foreign subsidiaries, immaterial subsidiaries, unrestricted subsidiaries and certain other subsidiaries). The First Lien Credit Agreement and the guarantees thereunder are secured by liens and other security interests granted by Vencore OpCo and the guarantors in and on (1) all of the capital stock of all direct domestic subsidiaries of Vencore Holding, (2) 66% of the capital stock of each direct foreign subsidiary and (3) substantially all other tangible and intangible assets, subject in each case to certain exceptions.

Interest; Fees

          Vencore OpCo can periodically elect to pay interest at an alternative base rate or LIBOR plus an applicable margin. The applicable margin for the First Lien Term Loan is 3.75% per annum for base rate loans and 4.75% per annum for LIBOR loans, with a LIBOR floor of 1.00%. The applicable margin for the Revolving Facility ranges from 3.25% to 3.75% per annum for base rate loans and ranges from 4.25% to 4.75% per annum for LIBOR loans, in each case depending on Vencore OpCo's first lien net leverage ratio for the most recently completed calendar quarter. The Revolving Facility also carries an unused commitment fee of 0.375% per annum.

          Vencore OpCo pays customary commitment and administrative agency fees in respect of the First Lien Term Loan and Revolving Facility.
Covenants

          The First Lien Credit Agreement contains a number of covenants that, among other things, limit or restrict the ability of us and our restricted subsidiaries to: (1) dispose of certain assets; (2) incur, permit or guarantee certain additional indebtedness; (3) enter into a new line of business; (4) make certain investments; (5) incur or maintain certain liens; (6) pay or modify certain terms of certain debt instruments; (7) enter into swap agreements; (8) enter into agreements containing negative pledge clauses; (9) permit restrictions on a restricted subsidiary's ability to pay dividends, make intercompany loans or otherwise transfer assets to us or any of our restricted subsidiaries; (10) engage in certain transactions with affiliates; (11) engage in mergers or the sale of substantially all of our or our subsidiaries' assets; (12) pay dividends or make other restricted payments; and (13) make capital expenditures. The First Lien Credit Agreement also contains a financial covenant for the benefit of the Revolving Facility lenders that requires us to maintain a maximum first lien net leverage ratio (as defined in the First Lien Credit Agreement) when utilization of the Revolving Facility exceeds 30% of the total aggregate Revolving Facility commitments.

          As of March 31, 2017, each of Vencore Holding, Vencore OpCo and each of our restricted subsidiaries was in compliance with all covenants under the First Lien Credit Agreement.

Events of Default

          The First Lien Credit Agreement contains a number of events of default including non-payment of principal, interest or fees, violation of covenants, material inaccuracy of representations or warranties, cross payment default and cross acceleration to certain other material indebtedness, certain bankruptcy events, certain ERISA events, invalidity of guarantees or security interests, material judgments and change of control.

Second Lien Facility

          On May 23, 2014, Vencore Holding and Vencore OpCo entered into a second lien credit agreement (the "Original Second Lien Credit Agreement") with UBS AG, Stamford Branch, as administrative agent, and the lenders from time to time party thereto, providing for an initial second lien term loan (the "Initial Second Lien Term Loan") in an aggregate principal amount of $115.0 million. On June 17, 2016, the Original Second Lien Credit Agreement was amended (as amended, the "Second Lien Credit Agreement"), among other things, to provide for an additional second lien term loan in an aggregate principal amount of $129.2 million (the "2016 Second Lien Term Loan" and, together with Initial Second Lien Term Loan, the "Second Lien Term Loan"). As of March 31, 2017, assuming the consummation of the transactions contemplated hereby, an aggregate principal amount of $             would have been outstanding under the Second Lien Term Loan.

Incremental Borrowing Capacity

          From time to time we may request that additional term loans ("Second Lien Incremental Borrowings") under the Second Lien Credit Agreement be provided, subject to certain conditions, including the absence of an Event of Default (as defined in the Second Lien Credit Agreement). The lenders under the Second Lien Credit Agreement have not committed (and are not obligated) to provide any such Second Lien Incremental Borrowings, but they may agree to provide such Second Lien Incremental Borrowings in their discretion. We may also request that financial institutions that are not currently lenders under the Second Lien Credit Agreement agree to provide such Second Lien Incremental Borrowings. The amount of Second Lien Incremental Borrowings that we could incur is capped at an aggregate amount equal to the sum of (a) $125.0 million minus the amount of any First Lien Incremental Borrowings outstanding plus (b) an additional amount as long as, after giving pro forma effect thereto, the senior secured net leverage ratio would be less than 6.35:1.00.

Maturity; Prepayments

          The Second Lien Term Loan will mature on May 23, 2020.

          After the First Lien Facilities have been paid in full in cash and the commitments thereunder terminated and no letters of credit are outstanding (unless fully cash collateralized or backstopped in accordance with the First Lien Credit Agreement), the Second Lien Term Loan is subject to mandatory prepayment (1) upon any incurrence of indebtedness by us or any of our restricted subsidiaries, other than indebtedness permitted to be incurred or issued under the Second Lien Credit Agreement, (2) upon certain specified asset sales, dispositions by us and our restricted subsidiaries and recovery events, in each case subject to certain thresholds and reinvestment provisions and (3) once per fiscal year in an amount equal to 50% (subject to reduction to 25% upon achieving a first lien net leverage ratio (as defined in the Second Lien Credit Agreement) of 2.75 to 1.00 and a further reduction to 0% upon achieving a first lien net leverage ratio of 1.75 to 1.00) of annual excess cash flow (as defined in the Second Lien Credit Agreement, and subject to reduction for cash used for capital expenditures, acquisitions and certain other permitted investments, certain debt repayments and redemptions and certain permitted dividends, in each case except to the extent financed with certain indebtedness).

          We may prepay the Second Lien Term Loan at any time and from time to time, in whole or in part, without premium or penalty; provided, however, that any prepayment or repayment of the Second Lien Term Loan effected on or prior to the second anniversary of the Amendment No. 1 effective date (as defined in the Second Lien Credit Agreement) shall be accompanied by a fee equal to (1) 2.00% of the principal amount of the Second Lien Term Loan prepaid or repaid, if such payment occurs on or prior to the date that is the first anniversary of the Amendment No. 1 effective date and (2) 1.00% of the principal amount of the Second Lien Term Loan prepaid or repaid, if such payment occurs on or prior to the date that is the second anniversary of the Amendment No. 1 effective date but after the first anniversary of the Amendment No. 1 effective date.

Guarantees; Security

          The obligations of Vencore OpCo under the Second Lien Credit Agreement are guaranteed by Vencore Holding and each of Vencore OpCo's subsidiaries (other than foreign subsidiaries, subsidiaries of foreign subsidiaries, immaterial subsidiaries, unrestricted subsidiaries and certain other subsidiaries). The Second Lien Credit Agreement and the guarantees thereunder are secured by liens and other security interests granted by Vencore OpCo and the guarantors in and on (1) all of the capital stock of all direct domestic subsidiaries, (2) 66% of the capital stock of each direct foreign subsidiary and (3) substantially all other tangible and intangible assets, subject in each case to certain exceptions. The liens securing the Second Lien Term Loan are second in priority to those of the First Lien Facilities.

Interest; Fees

          The Second Lien Term Loan bears interest equal to the alternative base rate plus 7.75% per annum or LIBOR plus 8.75% per annum, with a LIBOR floor of 1.00%, based on a periodic election of LIBOR or base rate by Vencore OpCo.

          Vencore OpCo pays customary administrative agency fees in respect of the Second Lien Term Loan.

Covenants

          The Second Lien Credit Agreement contains a number of covenants that, among other things, limit or restrict the ability of us and our restricted subsidiaries to: (1) dispose of certain assets; (2) incur, permit or guarantee certain additional indebtedness; (3) enter into a new line of business; (4) make certain investments; (5) incur or maintain certain liens; (6) pay or modify certain terms of certain debt instruments; (7) enter into swap agreements, (8) enter into agreements containing negative pledge clauses; (9) permit restrictions on a restricted subsidiary's ability to pay dividends, make intercompany loans or otherwise transfer assets to us or any of our restricted subsidiaries; (10) engage in certain transactions with affiliates; (11) engage in mergers or the sale of substantially all of our or our subsidiaries' assets; (12) pay dividends or make other restricted payments; and (13) make capital expenditures.

          As of March 31, 2017, each of Vencore Holding, Vencore OpCo and each of our restricted subsidiaries was in compliance with all covenants under the Second Lien Credit Agreement.

Events of Default

          The Second Lien Credit Agreement contains a number of events of default including non-payment of principal, interest or fees, violation of covenants, material inaccuracy of representations or warranties, cross payment default and cross acceleration to certain other material indebtedness, certain bankruptcy events, certain ERISA events, invalidity of guarantees or security interests, material judgments and change of control.

DESCRIPTION OF CAPITAL STOCK

          The following is a description of the material terms of, and is qualified in its entirety by, our amended and restated certificate of incorporation and our second amended and restated bylaws, the forms of which will be filed as exhibits to the registration statement of which this prospectus is a part.

          Our purpose is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the DGCL. Our authorized capital stock currently consists of 1,000 shares of common stock, par value $0.01 per share, with one share issued and outstanding. We have not authorized any shares of preferred stock. Immediately prior to the consummation of this offering, assuming the filing and effectiveness of our amended and restated certificate of incorporation, our authorized capital stock will consist of             shares of common stock, par value $0.01 per share,             shares of Class A Common Stock, par value $0.01 per share, and             shares of preferred stock, par value $0.01 per share. Unless our Board of Directors determines otherwise, we will issue all shares of our capital stock in uncertificated form.

Common Stock

          Immediately prior to the consummation of this offering, we will effect a             -for-one common stock split and reclassify and convert the outstanding shares of our common stock held by Parent LLC into             shares of newly authorized Class A Common Stock pursuant to the terms of our amended and restated certificate of incorporation. Assuming the reclassification and conversion of our outstanding shares of common stock held by Parent LLC into Class A Common Stock, no shares of our common stock will be issued and outstanding. Upon consummation of this offering, after giving effect to the Conversion,             shares of our common stock will be issued and outstanding and our Class A Common Stock will be cancelled and retired and may not be reissued.

          Holders of our common stock will be entitled to one vote for each share held of record on all matters to which stockholders are entitled to vote generally, including the election or removal of directors. The holders of our common stock will not have cumulative voting rights in the election of directors. Shares of our Class A Common Stock and shares of our common stock will be identical (including with respect to voting rights), except for (1) the right of holders of our Class A Common Stock to receive the Class A Dividend, (2) the convertibility of our Class A Common Stock into common stock and (3) the right of the holders of Class A Common Stock to consent to any changes to our governing documents that would adversely affect the Class A Common Stock.

          Upon our liquidation, dissolution or winding up and after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of our common stock will be entitled to receive pro rata our remaining assets and funds available for distribution. Holders of our common stock will not have preemptive, subscription or conversion rights. Our common stock will not be subject to further calls or assessment by us. There will be no redemption or sinking fund provisions applicable to the common stock. All shares of our common stock that will be outstanding at the time of the consummation of the offering will be fully paid and non-assessable. The rights, powers, preferences and privileges of holders of our common stock will be subject to those of the holders of any shares of our preferred stock that we may authorize and issue in the future.

Preferred Stock

          Immediately prior to the consummation of this offering, we will authorize shares of preferred stock. Currently, no shares of our preferred stock are issued and outstanding and no shares of our preferred stock will be issued and outstanding following the consummation of this offering.

          Our amended and restated certificate of incorporation will authorize our Board of Directors to establish one or more series of preferred stock (including convertible preferred stock). Unless required by law or by the NYSE, the authorized shares of preferred stock will be available for issuance without further action by you. Our Board of Directors will be able to determine, with respect to any series of preferred stock, the powers (including voting powers), preferences and relative participations, optional or other special rights, and the qualifications, limitations or restrictions thereof, of that series, including, without limitation:

  •
  the designation of the series;

  •
  the number of shares of the series, which our Board of Directors may, except where otherwise provided in the preferred stock designation, increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares then outstanding);

  •
  whether dividends, if any, will be cumulative or non-cumulative and the dividend rate of the series;

  •
  the dates at which dividends, if any, will be payable;

  •
  the redemption rights and price or prices, if any, for shares of the series;

  •
  the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series;

  •
  the amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding-up of our affairs;

  •
  whether the shares of the series will be convertible into shares of any other class or series, or any other security, of us or any other corporation, and, if so, the specification of the other class or series or other security, the conversion price or prices or rate or rates, any rate adjustments, the date or dates as of which the shares will be convertible and all other terms and conditions upon which the conversion may be made;

  •
  restrictions on the issuance of shares of the same series or of any other class or series; and

  •
  the voting rights, if any, of the holders of the series.

          We could issue a series of preferred stock that could, depending on the terms of the series, impede or discourage an acquisition attempt or other transaction that some, or a majority, of you might believe to be in your best interests or in which you might receive a premium for your common stock over the market price of the common stock. Additionally, the issuance of preferred stock may adversely affect the holders of our common stock by restricting dividends on the common stock, diluting the voting power of the common stock or subordinating the liquidation rights of the common stock. As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of our common stock.

Dividends

          The DGCL permits a corporation to declare and pay dividends out of "surplus," or, if there is no "surplus," out of its net profits for the fiscal year in which the dividend is declared or the preceding fiscal year. "Surplus" is defined as the excess of the net assets of the corporation over the amount determined to be the capital of the corporation by the board of directors. The capital of the corporation is typically calculated to be (and cannot be less than) the aggregate par value of all issued shares of capital stock. Net assets equals the fair value of the total assets minus total liabilities. The DGCL also provides that dividends may not be paid out of net profits if, after the payment of the dividend, capital is less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets.

          Declaration and payment of any dividend will be subject to the discretion of our Board of Directors. The time and amount of dividends will be dependent upon our financial condition, operations, cash requirements and availability, debt repayment obligations, capital expenditure needs and restrictions in our debt instruments, industry trends, the provisions of Delaware law affecting the payment of distributions to stockholders and any other factors our Board of Directors may consider relevant. See "Dividend Policy."

Anti-Takeover Effects of Our Amended and Restated Certificate of Incorporation and Second Amended and Restated Bylaws and Certain Provisions of Delaware Law

          Our amended and restated certificate of incorporation, second amended and restated bylaws and the DGCL, which are summarized in the following paragraphs, contain provisions that are intended to enhance the likelihood of continuity and stability in the composition of our Board of Directors. These provisions are intended to avoid costly takeover battles, reduce our vulnerability to a hostile change of control and enhance the ability of our Board of Directors to maximize stockholder value in connection with any unsolicited offer to acquire us. However, these provisions may have an anti-takeover effect and may delay, deter or prevent a merger or acquisition of us by means of a tender offer, a proxy contest or other takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the prevailing market price for the shares of common stock held by stockholders.

          We will not be subject to Section 203 of the DGCL regulating corporate takeovers which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any "business combination" (as defined below) with an "interested stockholder" (as defined below) for a period of three years following the time that such stockholder became an interested stockholder. The restrictions contained in Section 203 will not apply to us until the first time both of the following conditions apply:

  •
  Section 203 by its terms would apply to us; and

  •
  Parent LLC and their affiliates own less than 20% of the voting power of our stock.

          Section 203 of the DGCL defines "business combination" to include: (1) any merger or consolidation involving the corporation and the interested stockholder; (2) any sale, transfer pledge or other disposition of 10% or more of the assets of the corporation in a transaction involving the interested stockholder; (3) subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; (4) any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or (5) the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation. In general, Section 203 defines an "interested stockholder" as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

Authorized but Unissued Capital Stock

          Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of the NYSE, which would apply if and so long as our common stock remains listed on the NYSE, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of common stock. These additional shares may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.

          Our Board of Directors will generally be able to issue preferred shares on terms calculated to discourage, delay or prevent a change of control of us or the removal of our management. Moreover, our authorized but unissued shares of preferred stock will be available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, to facilitate acquisitions and to fund employee benefit plans.

          One of the effects of the existence of unissued and unreserved common stock or preferred stock may be to enable our Board of Directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive our stockholders of opportunities to sell their shares of common stock at prices higher than prevailing market prices.

Classified Board of Directors

          Our amended and restated certificate of incorporation will provide that our Board of Directors will be divided into three classes of directors, with the classes to be as nearly equal in number as possible, and with the directors serving three-year terms. As a result, approximately one-third of our Board of Directors will be elected each year. The classification of directors has the effect of making it more difficult for stockholder to change the composition of our Board of Directors. Our amended and restated certificate of incorporation and second amended and restated bylaws will provide that, subject to any rights of holders of preferred stock to elect additional directors under specified circumstances, at any time that Veritas Capital beneficially owns at least       % of our then outstanding common stock, the size of our Board of Directors will be determined by the affirmative vote of at least a majority of our then outstanding common stock. At any time that Veritas Capital does not beneficially own at least       % of our then outstanding common stock, the size of our Board of Directors will be determined by the affirmative vote of our Board of Directors.

Removal of Directors; Vacancies

          Under the DGCL, unless otherwise provided in a certificate of incorporation, directors serving on a classified board may be removed by the stockholders only for cause. Our amended and restated certificate of incorporation will provides that at any time that Veritas Capital beneficially owns at least       % of our then outstanding common stock, directors may be removed by the stockholders with or without cause. At any time that Veritas Capital does not beneficially own at least       % of our then outstanding common stock, members of our Board of Directors may only be removed by the stockholders only for cause.

          At any time that Veritas Capital owns at least       % of our then outstanding common stock, vacancies will be filled by the affirmative vote of at least a majority of our then outstanding common stock. At any time that Veritas Capital does not own at least       % of our then outstanding common stock, vacancies will be filled by the affirmative vote of our Board of Directors.

No Cumulative Voting

          Under Delaware law, the right to vote cumulatively does not exist unless the certificate of incorporation specifically authorizes cumulative voting. Our amended and restated certificate of incorporation will not contain a cumulative voting provision. Therefore, stockholders holding a majority in voting power of the shares of our stock entitled to vote generally in the election of directors will be able to elect all our directors.

Special Stockholder Meetings

          Our amended and restated certificate of incorporation will provide that special meetings of our stockholders may be called at any time only by or at the direction of our Chairman of our Board of Directors, our Chief Executive Officer or our President or by resolution adopted by our Board of Directors. In addition, our amended and restated certificate of incorporation will provide that at any time that Veritas Capital beneficially owns at least       % of our then outstanding common stock, Veritas Capital has the right to call special meetings of the stockholders.

Requirements for Advance Notification of Director Nominations and Stockholder Proposals

          Our second amended and restated bylaws will provide for advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of our Board of Directors or a committee of our Board of Directors. In order for any matter to be "properly brought" before a meeting, a stockholder will have to comply with the advance notice requirements and provide us with certain information. Generally, to be timely, a stockholder's notice must have been received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the immediately preceding annual meeting of the stockholders. Our second amended and restated bylaws will also specify requirements as to the form and content of a stockholder's notice. Our second amended and restated bylaws will allow the chairman of the meeting at a meeting of the stockholders to adopt rules and regulations for the conduct of meetings which may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed. These provisions may also deter, delay or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer's own slate of directors or otherwise attempting to influence or obtain control of us.

Stockholder Action by Written Consent

          Pursuant to Section 228 of the DGCL, any action required to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, is or are signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of our stock entitled to vote thereon were present and voted, unless our amended and restated certificate of incorporation provides otherwise. Our amended and restated certificate of incorporation will provide that stockholder action may be taken by written consent at any time that Veritas Capital beneficially owns at least       % of our then outstanding common stock. At any time that Veritas Capital does not beneficially own at least       % of our then outstanding common stock, stockholders may not act by written consent.

Supermajority Provisions

          Our second amended and restated bylaws may be amended by the affirmative vote of our directors; provided that at any time that Veritas Capital beneficially owns at least       % of our then outstanding common stock, the consent of the holders of at least a majority of our then outstanding common stock will be required for any such amendment. Our second amended and restated bylaws may also be amended by the affirmative vote of the holders of a majority of our then outstanding common stock at any time that Veritas Capital beneficially owns at least       % of our then outstanding common stock. At any time that Veritas Capital does not beneficially own at least       % of the then outstanding common stock, our second amended and restated bylaws may be amended by the affirmative vote of the holders of at least       % of our then outstanding common stock.

          The DGCL provides generally that the affirmative vote of a majority of the outstanding shares entitled to vote thereon, voting together as a single class, is required to amend a corporation's certificate of incorporation, unless the certificate of incorporation requires a greater percentage.

          Our amended and restated certificate of incorporation may be amended by the affirmative vote of the holders of a majority of our common stock at any time that Veritas Capital beneficially owns at least       % of our then outstanding common stock. At any time that Veritas Capital does not beneficially own at least       % of the then outstanding common stock, our amended and restated certificate of incorporation may be amended by the affirmative vote of the holders of at least       % of our then outstanding common stock.

          The combination of the classification of our Board of Directors, the lack of cumulative voting and the supermajority voting requirements will make it more difficult for our existing stockholders to replace our Board of Directors as well as for another party to obtain control of us by replacing our Board of Directors. Because our Board of Directors will have the power to retain and discharge our officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management.

          These provisions may have the effect of deterring hostile takeovers or otherwise delaying or preventing changes in control of our management or us, such as by virtue of a merger, reorganization or tender offer. These provisions are intended to enhance the likelihood of continued stability in the composition of our Board of Directors and its policies and to discourage certain types of transactions that may involve an actual or threatened acquisition of us. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions are also intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our shares that could result from actual or rumored takeover attempts. Such provisions may also have the effect of preventing changes in management.

Dissenters' Rights of Appraisal and Payment

          Under the DGCL, with certain exceptions, our stockholders will have appraisal rights in connection with a merger or consolidation of us. Pursuant to the DGCL, stockholders who properly request and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.

Stockholders' Derivative Actions

          Under the DGCL, any of our stockholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of our shares at the time of the transaction to which the action relates or such stockholder's stock thereafter devolved by operation of law.

Exclusive Forum

          Our amended and restated certificate of incorporation will provide that unless we consent to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for any (1) derivative action or proceedings brought on behalf of us, (2) action asserting a claim of breach of fiduciary duty owed by any of our directors or officers to us or our stockholders, creditors or other constituents, (3) action asserting a claim against us or any of our directors or officers arising pursuant to any provision of the DGCL or our amended and restated certificate of incorporation or our second amended and restated bylaws or (4) action asserting a claim against us or any of our directors or officers governed by the internal affairs doctrine, in each such case subject to such Court of Chancery of the State of Delaware having jurisdiction over any such action or proceeding. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of our company will be deemed to have notice of and consented to the forum provisions in our amended and restated certificate of incorporation. However, the enforceability of similar forum provisions in other companies' certificates of incorporation has been challenged in legal proceedings, and it is possible that a court could find these types of provisions unenforceable.

Conflicts of Interest

          Delaware law permits corporations to adopt provisions renouncing any interest or expectancy in certain opportunities that are presented to the corporation or its officers, directors or stockholders. Our amended and restated certificate of incorporation will renounce, to the maximum extent permitted from time to time by Delaware law, any interest or expectancy that we have in, or right to be offered an opportunity to participate in, specified business opportunities that are from time to time presented to Veritas Capital, any of their affiliates or any director who is not employed by us (including any non-employee director who serves as one of our officers in both his or her director and officer capacities) or his or her affiliates except any opportunity offered to a non-employee director solely in his or her capacity as our director. Our amended and restated certificate of incorporation will provide that, to the fullest extent permitted by law, each of Veritas Capital or any of their affiliates or any director who is not employed by us (including any non-employee director who serves as one of our officers in both his or her director and officer capacities) or his or her affiliates has no duty to refrain from (1) engaging in a corporate opportunity in the same or similar lines of business in which we or our affiliates now engage or propose to engage or (2) otherwise competing with us or our affiliates. In addition, to the fullest extent permitted by law, in the event that Veritas Capital or any of their affiliates or any non-employee director acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself, himself or herself or its, his or her affiliates or for us or our affiliates, such person has no duty to communicate or offer such transaction or business opportunity to us or any of our affiliates and such person may take any such opportunity for itself, himself or herself or offer it to another person or entity.

          By becoming a stockholder in our company, you will be deemed to have received notice of and consented to these provisions of our amended and restated certificate of incorporation.

Limitations on Liability and Indemnification of Officers and Directors

          The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors' fiduciary duties, subject to certain exceptions. Our amended and restated certificate of incorporation will include a provision that eliminates the personal liability of directors for monetary damages for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL. The effect of such provision is to eliminate the rights of us and our stockholders, through stockholders' derivative suits on our behalf, to recover monetary damages from a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior. However, exculpation does not apply to any director if the director has breached the duty of loyalty to the corporation and its stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper benefit from his or her actions as a director.

          Our second amended and restated bylaws will provide that we must generally indemnify, and advance expenses to, our directors and officers to the fullest extent authorized by the DGCL. We also will be expressly authorized to carry directors' and officers' liability insurance providing indemnification for our directors, officers and certain employees for some liabilities. We believe that these limitation of liability, indemnification and advancement provisions and insurance are useful to attract and retain qualified directors and executive officers.

          The limitation of liability, indemnification and advancement provisions in our amended and restated certificate of incorporation and second amended and restated bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment in us may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

          There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

          We have entered into indemnification agreements with each of our directors and executive officers pursuant to which we agreed to indemnify them to the fullest extent permitted by Delaware law.

          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Transfer Agent and Registrar

          The transfer agent and registrar for our common stock is                  .

Listing

          We intend to apply to have our common stock listed on the NYSE under the symbol "VNCR."

SHARES ELIGIBLE FOR FUTURE SALE

General

          Prior to this offering, there has not been a public market for our common stock, and we cannot predict what effect, if any, market sales of shares of common stock or the availability of shares of common stock for sale will have on the market price of our common stock prevailing from time to time. Nevertheless, sales of substantial amounts of common stock, including shares issued upon the redemption of Class A membership interests in Parent LLC, in the public market, or the perception that such sales could occur, could materially and adversely affect the market price of our common stock and could impair our future ability to raise capital through the sale of our equity or equity-related securities at a time and price that we deem appropriate. See "Risk Factors — Risks Related to this Offering and Ownership of Our Common Stock — Future sales, or the perception of future sales, by us or our existing stockholders in the public market following this offering could cause the market price for our common stock to decline."

          Upon the consummation of this offering, giving effect to the Conversion, we will have             shares of common stock outstanding. Of these shares, only the              shares of common stock sold in this offering by us (or             shares if the underwriters exercise their over-allotment option in full) will be freely tradable without registration under the Securities Act and without restriction by persons other than our "affiliates" (as defined under Rule 144). The             shares of common stock beneficially owned by the Veritas Holders, certain of our directors and officers and other holders of membership interests in Parent LLC, after this offering will be "restricted" securities under the meaning of Rule 144 and may not be sold in the absence of registration under the Securities Act, unless an exemption from registration is available, including the exemptions pursuant to Rule 144 and Rule 701 under the Securities Act. In addition,             shares of common stock are reserved for future issuance under our Equity Incentive Plan.

Rule 144

          In general, under Rule 144, as currently in effect, once we have been subject to the public company reporting requirements of Section 13 or Section 15(d) of the Exchange Act for at least 90 days, a person (or persons whose shares are aggregated) who is not deemed to be or have been one of our affiliates for purposes of the Securities Act at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least six months, including the holding period of any prior owner other than an affiliate, is entitled to sell such shares without registration, subject to compliance with the public information requirements of Rule 144. If such a person has beneficially owned the shares proposed to be sold for at least one year, including the holding period of a prior owner other than an affiliate, then such person is entitled to sell such shares without complying with any of the requirements of Rule 144.

          In general, under Rule 144, as currently in effect, our affiliates or persons selling shares on behalf of our affiliates, who have met the six month holding period for beneficial ownership of "restricted shares" of our common stock, are entitled to sell within any three-month period, a number of shares that does not exceed the greater of:

  •
  1% of the number of shares of our common stock then outstanding, which will equal approximately             shares immediately after this offering, giving effect to the Conversion; or

  •
  the average reported weekly trading volume of our common stock on the NYSE during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

          Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us. The sale of these shares, or the perception that sales will be made, could adversely affect the price of our common stock after this offering because a great supply of shares would be, or would be perceived to be, available for sale in the public market.

Lock-Up Agreements

          In connection with this offering, we, our officers and directors and the Veritas Holders, prior to this offering have each agreed with the underwriters, subject to certain exceptions, not to dispose of or hedge any of our or their shares of common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, except with the prior written consent of the representatives of the underwriters. See "Underwriting."

Registration Rights

          At any time following the date that is six months after the consummation of this offering, each of Parent LLC and Veritas Capital (provided that Veritas Capital owns a specified percentage of membership interests in Parent LLC) has "demand" registration rights, provided that the number of securities requested to be registered must have a value equal to at least $10.0 million in the case of a long-form registration, or $2.5 million in the case of a short-form registration. In addition, we have granted to each of Parent LLC, Veritas Capital and the other holders of registrable securities customary "piggyback" registration rights in connection with our common stock (including any shares issuable upon redemption or exchange of membership interests in Parent LLC). Under the terms of this registration rights agreement, we will be required to pay all registration expenses in connection with such registration rights and indemnify such holder of registrable securities against certain liabilities which may arise under the Securities Act. See "Principal Stockholders" and "Certain Relationships and Related Party Transactions — Registration Rights Agreement" for additional information regarding these registration rights.

Limited Liability Company Agreement

          Pursuant to the Operating Agreement of Parent LLC, each holder of Class A membership interests will have the right to require Parent LLC to redeem all, but not less than all, of its Class A membership interests in exchange for our common stock at any time from and after the consummation of this offering. The redemption price is payable in shares of our common stock. See "Certain Relationships and Related Party Transactions — Limited Liability Company Agreement."

Form S-8 Registration Statement

          Following completion of this offering, we intend to file one or more registration statements on Form S-8 under the Securities Act to register the shares of common stock issued or issuable under our Equity Incentive Plan. Any such Form S-8 registration statement will become effective automatically upon filing. We expect that the initial registration statement on Form S-8 will cover             shares of common stock. Once these shares are registered, they can be sold in the public market upon issuance, subject to Rule 144 limitations applicable to affiliates, vesting restrictions and the lock-up restrictions described above and under "Underwriting."

 UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

          The following discussion summarizes certain U.S. federal income tax considerations generally applicable to the ownership and disposition of our common stock by a non-U.S. holder (as defined below). This discussion is based on currently existing provisions of the Internal Revenue Code of 1986, as amended (the "Code"), judicial decisions, and administrative regulations and interpretations, all as in effect on the date hereof and all of which are subject to change or to differing interpretation, possibly with retroactive effect. Accordingly, the U.S. federal income tax considerations applicable to the ownership and disposition of our common stock by a non-U.S. holder could differ from those described below.

          For purposes of this discussion, a "non-U.S. holder" is a beneficial owner of our common stock that is not, for U.S. federal income tax purposes, any of the following:

  •
  a citizen or individual resident of the United States;

  •
  a corporation (or other entity treated as a corporation for U.S. federal tax purposes) created or organized in or under the laws of the United States or any state or political subdivision thereof;

  •
  any entity or arrangement treated as a partnership for U.S. federal tax purposes;

  •
  an estate the income of which is subject to U.S. federal income tax regardless of its source; or

  •
  a trust that (1) is subject to (A) the primary supervision of a court within the United States and (B) the authority of one or more U.S. persons to control all substantial decisions of the trust, or (2) has a valid election in effect to be treated as a U.S. person.

          If a partnership (including any entity or arrangement treated as a partnership for U.S. federal tax purposes) holds our common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. Any entity or arrangement treated as a partnership for U.S. federal tax purposes that holds our common stock, and any owners of such an entity or arrangement, should consult their own tax advisors regarding the tax considerations applicable to an investment in our common stock.

          This discussion applies only to non-U.S. holders of our common stock who hold such common stock as a "capital asset" within the meaning of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxation that may be relevant to non-U.S. holders of our common stock in light of their particular circumstances, nor does it address the U.S. federal income tax considerations applicable to non-U.S. holders of our common stock that are subject to special rules, including:

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  tax-exempt organizations;

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  banks and certain other financial institutions;

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  retirement plans;

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  insurance companies;

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  mutual funds;

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  expatriates or holders who have a "functional currency" other than the U.S. dollar;

  •
  controlled foreign corporations;

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  passive foreign investment companies; and

  •
  holders who have, at any point, actually or constructively owned five percent or more of our common stock.

          Non-U.S. holders of our common stock described in the foregoing sentence and United States persons (as defined in the Code) who hold our common stock should consult their own tax advisors as to the tax considerations applicable to the ownership and disposition of our common stock with respect to their particular circumstances.

          In addition, this discussion does not address the applicability of the alternative minimum tax or the Medicare tax on net investment income, any U.S. federal estate or gift tax, or foreign, state or local tax considerations applicable to the ownership and disposition of our common stock.

          If you are considering the purchase of our common stock, you should consult your own tax advisor concerning the particular U.S. federal income, estate and other tax considerations applicable to you of owning and disposing of our common stock, as well as the considerations applicable to you under the laws of any other applicable taxing jurisdiction (including any state, local or foreign tax laws) in light of your particular circumstances.

Distributions on Common Stock

          If we make a distribution of cash or other property (other than certain distributions of our stock) in respect of our common stock, the distribution will generally be treated as a dividend for U.S. federal income tax purposes to the extent of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Any portion of a distribution that exceeds our current and accumulated earnings and profits will generally be treated first as a tax-free return of capital, on a share-by-share basis, to the extent of the non-U.S. holder's adjusted tax basis in our common stock, and, to the extent such portion exceeds the non-U.S. holder's adjusted tax basis in our common stock, the excess will be treated as gain from the disposition of the common stock, the tax treatment of which is discussed below under "— Gain on Disposition of Common Stock."

          The gross amount of dividends paid to a non-U.S. holder with respect to our common stock will generally be subject to U.S. federal withholding tax at a rate of 30%, unless (1) an applicable income tax treaty reduces or eliminates such tax, and the non-U.S. holder certifies that it is eligible for the benefits of such treaty by timely providing the proper Internal Revenue Service documentation to the applicable withholding agent, or (2) the dividends are effectively connected with the non-U.S. holder's conduct of a trade or business in the United States (and, where required by an applicable income tax treaty, are attributable to a permanent establishment maintained by the non-U.S. holder in the United States) and the non-U.S. holder satisfies certain certification and disclosure requirements. In the latter case, a non-U.S. holder will generally be subject to U.S. federal income tax with respect to such dividends on a net income basis in the same manner as if the non-U.S. holder were a United States person (as defined under the Code). Additionally, a non-U.S. holder that is a corporation may be subject to an additional "branch profits tax" at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty) on its effectively connected earnings and profits for the taxable year, as adjusted for certain items.

          The foregoing discussion is subject to the discussion below under "— Foreign Account Tax Compliance Act."

Gain on Disposition of Common Stock

          A non-U.S. holder will generally not be subject to U.S. federal income tax on gain realized on a disposition of our common stock unless (1) the gain is effectively connected with such non-U.S. holder's conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States), (2) such non-U.S. holder is an individual present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are satisfied or (3) we are or become a "United States real property holding corporation" (as defined in section 897(c) of the Code, a "USRPHC") at any time during the shorter of the five-year period ending on the date of disposition or the non-U.S. holder's holding period for our common stock and our common stock has ceased to be regularly traded on an established securities market. Although there can be no assurances in this regard, we believe that we are not currently a USRPHC, and we do not expect to become a USRPHC.

          If the first exception applies, the non-U.S. holder will generally be subject to U.S. federal income tax on a net basis and, if it is a foreign corporation, may be subject to a 30% branch profits tax (or lower applicable treaty rate). If the second exception applies, the non-U.S. holder will generally be subject to U.S. federal income tax at a rate of 30% (or at a reduced rate under an applicable income tax treaty) on the amount by which capital gains allocable to U.S. sources (including gains from the sale, exchange, redemption or other disposition of our common stock) exceed capital losses allocable to U.S. sources.

          The foregoing discussion is subject to the discussion below under "— Foreign Account Tax Compliance Act."

Foreign Account Tax Compliance Act

          Provisions commonly referred to as "FATCA" impose withholding (separate and apart from, but without duplication of, the withholding tax described above) at a rate of 30% on payments of dividends (including constructive dividends) on our common stock and, after December 31, 2018, of gross proceeds from the sale or other disposition of our common stock, in each case to certain foreign financial institutions (which is broadly defined for this purpose and in general includes investment vehicles) and certain non-financial foreign entities unless (1) in the case of a foreign financial institution, such institution enters into, and complies with, an agreement with the U.S. government to withhold on certain payments, and to collect and provide, on an annual basis, to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners), (2) in the case of a non-financial foreign entity, such entity certifies to the withholding agent that it does not have any substantial U.S. owners or provides the withholding agent with a certification identifying the direct and indirect substantial U.S. owners of the entity, (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules or (4) if required under an intergovernmental agreement between the United States and an applicable foreign country, reports the information in clause (1) to its local tax authority, which will exchange such information with the U.S. authorities. If FATCA withholding is imposed, a beneficial owner that is not a foreign financial institution will generally be entitled to a refund of any amounts withheld by filing a U.S. federal income tax return (which may entail significant administrative burden). An intergovernmental agreement between the United States and an applicable foreign country, or future Treasury regulations, may modify these requirements. Accordingly, the entity through which our common stock is held will affect the determination of whether such withholding is required. Prospective investors should consult their tax advisors regarding the possible implications of FATCA on their investment in our common stock.

          THIS DISCUSSION OF U.S. FEDERAL INCOME TAX CONSIDERATIONS IS NOT INTENDED TO BE, AND SHOULD NOT BE CONSTRUED AS, TAX ADVICE. THE FOREGOING SUMMARY IS NOT A SUBSTITUTE FOR AN INDIVIDUAL ANALYSIS OF THE TAX CONSIDERATIONS APPLICABLE TO YOU OF THE OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK, WHICH ANALYSIS MAY BE COMPLEX AND WILL DEPEND ON YOUR SPECIFIC SITUATION. WE URGE YOU TO CONSULT A TAX ADVISOR REGARDING THE PARTICULAR FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSIDERATIONS APPLICABLE TO YOU OF THE OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK.

UNDERWRITING

          We and Goldman Sachs & Co. LLC and Wells Fargo Securities, LLC, as representatives of the underwriters named below, have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table.

Underwriters	Number of Shares
Goldman Sachs & Co. LLC.
Wells Fargo Securities, LLC

Total

          The underwriters are committed to take and pay for all of the shares being offered, if any are taken, other than the shares covered by the option described below unless and until this option is exercised.

          The underwriters have an option to buy up to an additional                  shares from us to cover sales by the underwriters of a greater number of shares than the total number set forth in the table above. The underwriters have 30 days from the date of this prospectus to exercise this option to purchase additional shares. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

          The following table shows the per share and total underwriting discounts and commissions that we are to pay to the underwriters. Such amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase                  additional shares from us.

The Company

	No Exercise	Full Exercise
Per Share	$	$
Total	$	$

          We estimate that our portion of the total expenses of this offering, other than the underwriting discounts referred to above, will be $             . We have also agreed to reimburse the underwriters for certain expenses, including up to an aggregate of $             in connection with the clearance of this offering with the Financial Industry Regulatory Authority, as set forth in the underwriting agreement.

          Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $             per share from the initial public offering price. After the initial offering of the shares, the representatives may change the offering price and the other selling terms. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters' right to reject any order in whole or in part.

          In connection with this offering, we, our officers and directors and the Veritas Holders, prior to this offering have each agreed with the underwriters, subject to certain exceptions, not to dispose of or hedge any of our or their shares of common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, except with the prior written consent of the representatives of the underwriters. This agreement does not apply to any existing employee benefit plans. See "Shares Available for Future Sale" for a discussion of certain transfer restrictions.

          Prior to the offering, there has been no public market for the shares. The initial public offering price has been negotiated among us and the representatives. Among the factors to be considered in determining the initial public offering price of the shares, in addition to prevailing market conditions, will be our historical performance, estimates of our business potential and earnings prospects , an assessment of the our management and the consideration of the above factors in relation to market valuation of companies in related businesses.

          We intend to apply to have our common stock listed on the NYSE under the symbol "VNCR." In order to meet one of the requirements for listing the common stock on the NYSE, the underwriters have undertaken to sell lots of 100 or more shares to a minimum of 400 beneficial holders.

          In connection with the offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering, and a short position represents the amount of such sales that have not been covered by subsequent purchases. A "covered short position" is a short position that is not greater than the amount of additional shares for which the underwriters' option described above may be exercised. The underwriters may cover any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to cover the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the option described above. "Naked" short sales are any short sales that create a short position greater than the amount of additional shares for which the option described above may be exercised. The underwriters must cover any such naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriters in the open market prior to the consummation of the offering.

          The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

          Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of our stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. The underwriters are not required to engage in these activities and may end any of these activities at any time. These transactions may be effected on the NYSE or in the over-the-counter market or otherwise.

European Economic Area

          In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a "Relevant Member State") an offer to the public of our common stock may not be made in that Relevant Member State, except that an offer to the public of our common stock in that Relevant Member State may be made at any time under the following exemptions under the Prospectus Directive:

  (a)
  to any legal entity which is a qualified investor as defined in the Prospectus Directive;

  (b)
  to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the underwriters for any such offer; or

  (c)
  in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of shares of our common stock shall result in a requirement for the publication by us or any underwriters of a prospectus pursuant to Article 3 of the Prospectus Directive.

          For the purposes of this provision, the expression an "offer to the public" in relation to our common stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and our common stock to be offered so as to enable an investor to decide to purchase our common stock, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression "Prospectus Directive" means Directive 2003/71/EC (as amended), including Directive 2010/73/EU, and includes any relevant implementing measure in the Relevant Member State.

          This European Economic Area selling restriction is in addition to any other selling restrictions set out below.

United Kingdom

          In the United Kingdom, this prospectus is only addressed to and directed at qualified investors who are (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the Order); or (ii) high net worth entities and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as "relevant persons"). Any investment or investment activity to which this prospectus relates is available only to relevant persons and will only be engaged with relevant persons. Any person who is not a relevant person should not act or relay on this prospectus or any of its contents.

Canada

          The securities may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principals that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions, and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

          Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser's province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser's province or territory of these rights or consult with a legal advisor.

          Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Hong Kong

          The shares may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) ("Companies (Winding Up and Miscellaneous Provisions) Ordinance") or which do not constitute an invitation to the public within the meaning of the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) ("Securities and Futures Ordinance") or (ii) to "professional investors" as defined in the Securities and Futures Ordinance and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a "prospectus" as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance, and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" in Hong Kong as defined in the Securities and Futures Ordinance and any rules made thereunder.

Singapore

          This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined under Section 4A of the Securities and Futures Act, Chapter 289 of Singapore (the "SFA")) under Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to conditions set forth in the SFA.

          Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, the securities (as defined in Section 239(1) of the SFA) of that corporation shall not be transferable for 6 months after that corporation has acquired the shares under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer in that corporation's securities pursuant to Section 275(1A) of the SFA, (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA or (6) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore ("Regulation 32").

          Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is a trust (where the trustee is not an accredited investor (as defined in Section 4A of the SFA)) whose sole purpose is to hold investments and each beneficiary of the trust is an accredited investor, the beneficiaries' rights and interest (howsoever described) in that trust shall not be transferable for 6 months after that trust has acquired the shares under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer that is made on terms that such rights or interest are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction (whether such amount is to be paid for in cash or by exchange of securities or other assets), (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA or (6) as specified in Regulation 32.

Japan

          The securities have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended), or the FIEA. The securities may not be offered or sold, directly or indirectly, in Japan or to or for the benefit of any resident of Japan (including any person resident in Japan or any corporation or other entity organized under the laws of Japan) or to others for reoffering or resale, directly or indirectly, in Japan or to or for the benefit of any resident of Japan, except pursuant to an exemption from the registration requirements of the FIEA and otherwise in compliance with any relevant laws and regulations of Japan.

          We agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act.

          The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to us and to persons and entities with relationships with us, for which they received or will receive customary fees and expenses.

          In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of us (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with us. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

 LEGAL MATTERS

          The validity of the shares of common stock offered by this prospectus will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, Los Angeles, California. Cravath, Swaine & Moore, LLP, New York, New York, has represented the underwriters.

EXPERTS

          The Company's consolidated financial statements as of December 31, 2016 and December 31, 2015 and for each of the three years in the period ended December 31, 2016 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

          The combined financial statements of the Services and Solutions Group (a division of QinetiQ North America, Inc.) as of March 31, 2014 and 2013, and for each of the years in the three-year period ended March 31, 2014, have been included herein in reliance on the report of KPMG LLP, independent auditors, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

          We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the common stock offered by this prospectus. This prospectus is a part of the registration statement and does not contain all of the information set forth in the registration statement and its exhibits and schedules, portions of which have been omitted as permitted by the rules and regulations of the SEC. For further information about us and our common stock, you should refer to the registration statement and its exhibits and schedules. Statements in this prospectus about the contents of any contract, agreement or other document are not necessarily complete and in each instance that a copy of such contract, agreement or document has been filed as an exhibit to the registration statement, we refer you to the copy that we have filed as an exhibit. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit.

          When we complete this offering, we will also be required to file annual, quarterly and special reports and other information with the SEC. Our filings with the SEC will be available to the public on the SEC's website at http://www.sec.gov. Those filings are also available free of charge to the public on, or accessible through, our corporate website under the heading "                       ," at http://www.vencore.com. The information we file with the SEC or contained on or accessible through our corporate website or any other website that we may maintain is not part of this prospectus or the registration statement of which this prospectus is a part. You may also read and copy, at SEC prescribed rates, any document we file with the SEC, including the registration statement (and its exhibits) of which this prospectus is a part, at the SEC's Public Reference Room located at 100 F Street, N.E., Washington D.C. 20549. You can call the SEC at 1-800-SEC-0330 to obtain information on the operation of the Public Reference Room.

 DEFINED TERMS

ACS	Applied Communication Sciences
ASC	Accounting Standards Codification
CMMI	Capability Maturity Model Integration
DARPA	Defense Advanced Research Projects Agency
DCAA	Defense Contract Audit Agency
DCF	Discounted Cash Flow
DCMA	Defense Contract Management Agency
DGCL	Delaware General Corporation Law
DHS	Department of Homeland Security
DISA	Defense Information Systems Agency
DoD	Department of Defense
DoJ	Department of Justice
DSO	Days Sales Outstanding
FAA	Federal Aviation Administration
FAR	Federal Acquisition Regulation
FASB	Financial Accounting Standards Board
GAAP	Generally Accepted Accounting Principles in the United States
GSA	General Services Administration
GWAC	Government-wide Acquisition Contract
IARPA	Intelligence Advanced Research Projects Activity
ID / IQ	Indefinite Delivery / Indefinite Quantity
IP	Intellectual Property
ISO	International Organization for Standardization
IT	Information Technology
NASA	National Aeronautics and Space Administration
NIP	National Intelligence Program
NGA	National Geospatial-Intelligence Agency
NOAA	National Oceanic and Atmospheric Administration
NRO	National Reconnaissance Office
NSA	National Security Agency
NYSE	New York Stock Exchange
MIP	Military Intelligence Program
ODNI	Office of the Director of National Intelligence
QNA SSG	QinetiQ North America Services and Solutions Group
R&D	Research & Development
SE&I	Systems Engineering and Integration
SEC	Securities and Exchange Commission
SETA	Systems Engineering and Technical Assistance
USCIS	U.S. Citizenship and Immigration Services
USCYBERCOM	U.S. Cyber Command
VIE	Variable Interest Entity

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Financial Statements of Vencore Holding Corp.
Report of Independent Registered Public Accounting Firm	F-2
Audited Consolidated Balance Sheets as of December 31, 2015 and 2016 and Unaudited Consolidated Balance Sheet as of March 31, 2017	F-3

Audited Consolidated Statements of Operations for the Years Ended December 31, 2014, 2015 and 2016 and Unaudited Consolidated Statements of Operations for the Three Months Ended March 31, 2016 and 2017

F-4

Audited Consolidated Statements of Comprehensive Income (Loss) for the Years Ended December 31, 2014, 2015 and 2016 and Unaudited Consolidated Statements of Comprehensive Income (Loss) for the Three Months Ended March 31, 2016 and 2017

F-5

Audited Consolidated Statements of Cash Flows for the Years Ended December 31, 2014, 2015 and 2016 and Unaudited Consolidated Statements of Cash Flows for the Three Months Ended March 31, 2016 and 2017

F-6

Audited Consolidated Statements of Stockholder's (Deficit) Equity for the Years Ended December 31, 2014, 2015 and 2016 and Unaudited Consolidated Statements of Stockholder's (Deficit) Equity for the Three Months Ended March 31, 2017

F-7
Notes to Consolidated Financial Statements	F-8
Audited Financial Statements of QinetiQ North America, Inc., Services and Solutions Group
Independent Auditors' Report	F-65
Combined Balance Sheets as of March 31, 2014 and 2013	F-66
Combined Statements of Operations for the Years Ended March 31, 2014, 2013 and 2012	F-67
Combined Statements of Divisional Net Assets (Deficit) for the Years Ended March 31, 2014, 2013 and 2012	F-68
Combined Statements of Cash Flows for the Years Ended March 31, 2014, 2013 and 2012	F-69
Notes to Combined Financial Statements	F-70

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholder of Vencore Holding Corp.

          In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of comprehensive income (loss), of cash flows and of stockholder's (deficit) equity present fairly, in all material respects, the financial position of Vencore Holding Corp. and its subsidiaries as of December 31, 2016 and 2015, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2016 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP
McLean, Virginia
June 21, 2017

Vencore Holding Corp.

Consolidated Balance Sheets

(in thousands, except share data)

	As of December 31,		As of March 31, (Unaudited)

	2015	2016	2017

Assets
Current assets:
Cash	$62,207	$38,504	$34,379
Accounts receivable, net	154,314	148,971	147,014
Restricted cash	160	—	—
Prepaid and other current assets	19,026	16,777	18,058

Total current assets	235,707	204,252	199,451
Property, equipment, and capitalized software, net	30,737	31,916	29,837
Purchased intangible assets, net	276,354	257,913	253,271
Goodwill	382,965	382,965	382,965
Other long-term assets	63,503	56,674	55,141

Total assets	$989,266	$933,720	$920,665

Liabilities and stockholder's equity
Current liabilities:
Accounts payable and accrued expenses	$48,274	$54,308	$54,641
Accrued compensation and benefits	57,148	70,834	51,659
Current portion of long-term debt	9,703	5,791	5,791
Other current liabilities	30,100	28,872	30,846

Total current liabilities	145,225	159,805	142,937
Long-term debt, net of current portion	635,876	760,863	761,263
Accrued pension and other post-retirement liabilities, net of current portion	88,030	81,964	80,355
Other long-term liabilities	83,289	79,094	81,366

Total liabilities	952,420	1,081,726	1,065,921

Commitments and Contingencies (Note 20)
Stockholder's equity:
Common stock, $0.01 par value, 1,000 shares authorized, 1 share issued and outstanding at December 31, 2016 and 2015, respectively	—	—	—
Additional paid-in capital	371,945	188,945	188,945
Accumulated deficit	(279,233)	(278,206)	(274,878)
Accumulated other comprehensive loss	(55,866)	(58,745)	(59,323)

Total stockholder's (deficit) equity	36,846	(148,006)	(145,256)

Total liabilities and stockholder's equity	$989,266	$933,720	$920,665

The accompanying notes are an integral part of these consolidated financial statements.

Vencore Holding Corp.

Consolidated Statements of Operations

(in thousands)

	Year Ended December 31,			Three Months Ended March 31, (Unaudited)

	2014	2015	2016	2016	2017

Revenue	$1,001,578	$1,166,645	$1,168,067	$295,756	$284,684
Operating costs and expenses
Cost of revenue (excluding depreciation and amortization)	(853,816)	(981,811)	(985,205)	(249,681)	(240,945)
General and administrative expenses	(72,165)	(77,925)	(70,204)	(18,028)	(18,812)
Depreciation and amortization	(30,499)	(29,122)	(28,303)	(6,997)	(7,138)
(Loss) gain on contingent consideration	(12,865)	7,897	—	—	—
Lease abandonment expense	(21,645)	—	—	—	—
Deferred contract costs	(1,833)	(2,854)	(6,493)	(1,638)	(1,286)
Impairment of trade name	(56,000)	—	—		—
Gain on pension plan	2,771	1,239	6,451	1,250	2,266

Total operating costs and expenses	(1,046,052)	(1,082,576)	(1,083,754)	(275,094)	(265,915)

(Loss) income from operations	(44,474)	84,069	84,313	20,662	18,769
Interest expense	(55,219)	(60,941)	(63,959)	(15,472)	(15,951)
Debt extinguishment costs	(8,044)	—	(7,159)	—	—
Other, net	318	597	1,761	108	114
Investment gain	—	—	—	—	2,951

(Loss) income before income taxes and equity in net earnings of affiliate	(107,419)	23,725	14,956	5,298	5,883
Income tax expense	(2,488)	(13,315)	(13,929)	(4,602)	(2,449)
(Loss) income before equity in net earnings of affiliate	(109,907)	10,410	1,027	696	3,434
Equity in net earnings of affiliate	—	—	—	—	(106)

Net (loss) income	$(109,907)	$10,410	$1,027	$696	$3,328

The accompanying notes are an integral part of these consolidated financial statements.

Vencore Holding Corp.

Consolidated Statements of Comprehensive Income (Loss)

(in thousands)

	Year Ended December 31,			Three Months Ended March 31, (Unaudited)

	2014	2015	2016	2016	2017

Net income (loss)	$(109,907)	$10,410	$1,027	$696	$3,328
Other comprehensive income (loss), net of tax:
Post-retirement benefits:
Actuarial loss on defined benefit pension plans, net of tax	(27,642)	(9,724)	(412)	—	—
Amounts reclassified from accumulated other comprehensive loss, net of tax	(4,984)	(3,078)	(2,836)	(567)	(656)
Available-for-sale securities:
Net changes related to available-for-sale securities, net of tax	312	(473)	369	158	78

Other comprehensive loss	(32,314)	(13,275)	(2,879)	409	(578)

Total comprehensive loss	$(142,221)	$(2,865)	$(1,852)	$287	$2,750

The accompanying notes are an integral part of these consolidated financial statements.

Vencore Holding Corp.

Consolidated Statements of Cash Flows

(in thousands)

	Year Ended December 31,			Three Months Ended March 31, (Unaudited)

	2014	2015	2016	2016	2017

Operating activities
Net income (loss)	$(109,907)	$10,410	$1,027	$696	$3,328
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	30,499	29,122	28,303	6,997	7,138
Amortization of debt discount and debt issuance costs	3,617	3,994	5,870	1,033	1,848
Amortization of deferred contract costs	1,833	2,854	6,493	1,638	1,286
(Gain) loss on contingent consideration	12,865	(7,897)	—	—	—
Loss on debt extinguishment	8,044	—	7,159
Loss on lease abandonment	21,645	—	—	—	—
Share-based compensation expense	2,079	4,018	(219)	547	169
Deferred income taxes	722	12,072	12,778	4,352	2,244
Remeasurement of lease abandonment	—	—	(1,598)	—	—
Loss (gain) on dispositions of property and equipment	400	(796)	309	—	—
Impairment of trade name	56,000	—	—	—
Gain on investment	—	—	—	—	(2,951)
Loss from equity-method investment	—	—	—	—	106
Changes in operating assets and liabilities, net of the effect of acquisitions	—	—	—	—	—
Accounts receivable, net	2,947	39,895	5,343	(15,418)	1,957
Prepaid expenses and other current assets	2,697	(5,698)	2,249	1,031	(1,281)
Other long-term assets	(3,873)	(1,707)	1,283	(1,012)	(626)
Accounts payable and accrued expenses	(17,889)	(14,377)	6,151	11,538	1,525
Accrued compensation and benefits	2,794	(5,173)	13,686	(11,459)	(19,344)
Other current liabilities	(2,534)	(7,718)	(1,206)	3,362	1,972
Post-retirement pension plans	(3,136)	(2,285)	(9,314)	(1,249)	(2,265)
Other long term liabilities	(8,277)	(4,097)	(13,156)	(607)	499
Payment of contingent consideration, in excess of acquisition date fair value	—	(4,968)	—	—	—
Other, net	(34)	840	69	22	32

Net cash provided by operating activities	492	48,489	65,227	1,471	(4,363)

Investing activities
Expenditures for property, equipment and capitalized software	(3,971)	(14,107)	(10,195)	(2,761)	(1,595)
Proceeds from property and equipment disposal	—	6,155	37	—	—
Investment in deferred compensation plans	—	(735)	(861)	—	—
Investment in company owned life insurance	(5,829)	(2,521)	(2,924)	(963)	(464)
Proceeds from sale of investment in company owned life insurance plan	3,531	3,842	—	—	3,800
Change in restricted cash	(25,832)	25,462	160	—	—
Acquisitions, net of cash acquired	(152,741)	—	—	—	—

Net cash (used in) provided by investing activities	(184,842)	18,096	(13,783)	(3,724)	1,741

Financing activities
Liquidating dividend	—	—	(183,000)	—	—
Proceeds from issuance of long-term debt	493,000	9,616	311,100	—	—
Cash (paid) received from escrow	25,000	(25,000)	—	—	—
Payments of long-term debt	(337,603)	(10,011)	(184,689)	(970)	(1,448)
Payment of debt issuance costs	(23,528)	—	(16,615)	—	—
Debt extinguishment cost	—	—	(1,750)	—	—
Payments on promissory note	(6,267)	—	—	—	—
Payments on capital lease	(63)	(56)	(193)	(33)	(55)
Cash (paid) received from revolving credit facility	832	(462)	—	—	—
Payment of contingent consideration	—	(4,648)	—	—	—

Net cash (used for) provided by financing activities	151,371	(30,561)	(75,147)	(1,003)	(1,503)

Net (decrease) increase in cash	(32,979)	36,024	(23,703)	(3,256)	(4,125)
Cash at beginning of year	59,162	26,183	62,207	62,207	38,504

Cash at end of year	$26,183	$62,207	$38,504	$58,951	$34,379

Supplemental disclosure of cash flow information
Equipment acquired under capital leases	$—	$151	$525	$—	$—
Purchases of property & equipment in accounts payable & accrued expenses	$4	$779	$117	$518	$1,192
Cash paid for interest	$(51,107)	$(56,175)	$(56,932)	$(13,857)	$(14,176)
Cash (paid) received for taxes	$110	$(247)	$(320)	$(134)	$(3)

The accompanying notes are an integral part of these consolidated financial statements.

Vencore Holding Corp.

Consolidated Statements of Stockholder's (Deficit) Equity

(In thousands except share and per share amounts)

	Common Stock		Additional Paid-In	Accumulated Other Comprehensive	Accumulated Retained	Total Stockholder's

	Shares	Amount	Capital	(Loss) Income	Deficit	(Deficit) Equity

Balances at December 31, 2013	1	—	371,945	(10,277)	(179,736)	181,932
Other comprehensive loss	—	—	—	(32,314)	—	(32,314)
Net loss	—	—	—	—	(109,907)	(109,907)

Balances at December 31, 2014	1	—	371,945	(42,591)	(289,643)	39,711
Other comprehensive loss	—	—	—	(13,275)	—	(13,275)
Net income	—	—	—	—	10,410	10,410

Balances at December 31, 2015	1	—	371,945	(55,866)	(279,233)	36,846
Liquidating dividend	—	—	(183,000)	—	—	(183,000)
Other comprehensive loss	—	—	—	(2,879)	—	(2,879)
Net income	—	—	—	—	1,027	1,027

Balances at December 31, 2016	1	—	$188,945	$(58,745)	$(278,206)	$(148,006)
Other comprehensive loss	—	—	—	(578)	—	(578)
Net income	—	—	—	—	3,328	3,328

Balances at March 31, 2017 (Unaudited)	1	$—	$188,945	$(59,323)	$(274,878)	$(145,256)

The accompanying notes are an integral part of these consolidated financial statements.

Vencore Holding Corp.

Notes to Consolidated Financial Statements

1. Organization and Business Overview

  Description of the Organization

          Vencore Holding Corp., including its wholly owned subsidiaries (hereinafter "Vencore", "we", "us", "our", or the "Company"), was incorporated in Delaware in October 2010 and is a holding company whose primary asset is its whole ownership of Vencore Inc. ("Vencore OpCo"), through which all of our operating activity is conducted. We are wholly owned by The SI Organization Holdings LLC, a Delaware limited liability company. The SI Organization Holdings LLC, on a fully diluted basis, is approximately 51% owned by The Veritas Capital Fund IV, L.P. (through Class A membership interests), 19% owned by PGSI Holdings LLC (through Class A membership interests), 14% owned by TSIO Holdings LLC (through Class A membership interests), 6% owned by The Veritas Capital Fund III, L.P. (through Class A membership interests), 6% owned by certain members of the Company's senior management and employees of and advisors to Vencore (through Class A membership interests and Class B/B-1 membership interests), 3% owned by entities affiliated with TCW/Crescent Mezzanine, LLC (through Class A membership interests), and 1% owned by entities affiliated with DLJ Investment Partners (through Class A membership interests). Class A membership interests reside at the The SI Organization Holdings LLC level. The Company was formerly known as The SI Organization Holding Corp. from 2010 to 2014 as they were divested from Lockheed Martin Corporation in 2010.

          On May 23, 2014, Vencore OpCo acquired QinetiQ North America Services and Solutions Group ("QNA SSG") through the purchase of all of the issued and outstanding stock of QinetiQ North America, Inc., which as of July 22, 2014 changed its corporate name to Vencore Services and Solutions, Inc., a Delaware corporation ("VSS"). On May 14, 2013, Vencore acquired TT Government Solutions, Inc., doing business as Applied Communication Sciences ("ACS").

  Nature of Business

          Vencore provides mission-critical, innovation-driven services and solutions to U.S. Government customers. The foundation of the Company's business is the application of systems engineering and integration, cybersecurity, applied research and big data analytics on an enterprise-wide scale to assist U.S. Government customers in solving their most complex information-related challenges. The Company provides the architecture and integration of highly-engineered, mission-critical information solutions across the U.S. Government and provides enterprise-level support to multiple governmental programs that manage, collect, analyze and disseminate critical mission data to national security agencies and their customers. We maintain expertise in providing comprehensive solutions throughout the life of multi-billion dollar systems that support the core missions of the U.S. Intelligence Community and other U.S. Government agency customers. Our services and solutions span the entire lifecycle of programs, encompassing system(s) definition, architecture, agile solutions development, test and integration, deployment and operations. The Company is headquartered in Chantilly, Virginia with approximately 3,750 employees as of December 31, 2016.

  Basis of Presentation

          The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, and have been prepared in conformity with accounting principles generally accepted in the United States of America ("U.S. GAAP"). All intercompany balances and transactions have been eliminated in consolidation.

Vencore Holding Corp.

Notes to Consolidated Financial Statements (Continued)

1. Organization and Business Overview (Continued)

  Unaudited Interim Financial Information

          The accompanying balance sheet as of March 31, 2017, the statements of operations and statements of cash flows for the three months ended March 31, 2016 and 2017, and the statements of stockholder's (deficit) equity for the three months ended March 31, 2017 are unaudited. The interim unaudited financial statements have been prepared on the same basis as the annual audited financial statements; and in the opinion of management, reflect all adjustments, which include only normal recurring adjustments necessary for the fair statement of the Company's financial position as of March 31, 2017, and the results of its operations and its cash flows for the three months ended March 31, 2016 and 2017. The financial data and other information disclosed in these notes related to the three months ended March 31, 2017 are unaudited. The results for the three months ended March 31, 2017 are not necessarily indicative of results to be expected for the year ending December 31, 2017, any other interim periods, or any future year or period.

2. Significant Accounting Policies

  Use of Estimates

          The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts in the financial statements and accompanying notes. These estimates are based on management's best knowledge of historical experience, current events and various other assumptions that management considers reasonable under the circumstances. Actual results could differ from those estimates. Areas of the financial statements where estimates may have the most significant effect include, but are not limited to, unbilled receivables, inputs used for computing pension and post-retirement related liabilities, estimates to compete for customer contracts, accrued liabilities and expenses, estimated useful lives of identified intangible assets, depreciation and amortization, allowance for doubtful accounts, evaluation of goodwill and other assets for impairment, valuation of Class B/B-1 membership interests, valuation of contingent consideration and incurred but not reported expenses for self-insurance.

  Revenue Recognition

          Substantially all of the Company's revenue is derived from contracts with the U.S. Government. The Company generates its revenue from the following types of contractual arrangements: cost-reimbursable contracts, fixed-price contracts or time-and-materials contracts.

          Revenue on cost-reimbursable contracts is recognized as services are performed generally based on the allowable costs incurred during the period plus any recognizable earned fee. The Company considers fixed fees under cost-reimbursable contracts to be earned in proportion to the allowable costs incurred in performance of the contract. For cost-reimbursable contracts that include performance-based fee incentives, which are principally award fee arrangements, the Company recognizes income when such fees are probable and estimable, and the fees are recognized throughout the term of the contract in proportion to the allowable costs incurred. Estimates of the total fee to be earned are made based on contract provisions, prior experience with similar contracts or customers and management's evaluation of the Company's performance on such contracts. Contract costs, including indirect expenses, are subject to audit by the Defense Contract Audit Agency and, accordingly, are subject to possible cost disallowances. The Company

Vencore Holding Corp.

Notes to Consolidated Financial Statements (Continued)

2. Significant Accounting Policies (Continued)

records contract reserves against open indirect cost audits and re-measures the liability on a quarterly basis.

          Revenue on fixed-price contracts is primarily recognized using the percentage-of-completion method based on actual costs incurred relative to total estimated costs for the contracts, which are recorded using the cost-to-cost method. These estimated costs are updated during the term of the contract and may result in revision by the Company of recognized revenue and estimated costs in the period in which the changes in the estimated costs are identified. Profits on fixed-price contracts result from the difference between incurred costs used to calculate the percentage of completion and revenue earned.

          Revenue earned under time-and-materials contracts is recognized as hours are worked based on contractually billable rates to the client. Costs on time-and-materials contracts are expensed as incurred.

          Contract accounting requires significant judgment relative to assessing risks, estimating contract revenue and costs and assumptions for schedule and technical issues. Due to the size and nature of many of our contracts, developing total revenue and costs at completion estimates requires the use of significant judgment. Contract costs include direct labor and billable expenses, other direct costs, as well as allocations of allowable indirect costs. Billable expenses are comprised of subcontracting cost and other "out-of-pocket" costs that often include, but are not limited to, travel-related costs and other charges. The Company recognizes revenue and billable expenses from these transactions on a gross basis because it is the primary obligor on its contracts with customers. When adjustments in estimated contract revenues or estimated costs at completion are required on contracts, any changes from prior estimates are recognized as an inception-to-date adjustment in the period in which the facts necessitating the revision become known. Provisions for estimated losses at completion, if any, are recognized in the period in which the loss becomes evident. The provisions include estimated costs in excess of estimated revenue and any profit margin previously recognized.

          Significant estimate-at-completion ("EAC") adjustments on a single contract could have a material effect on the Company's consolidated financial position or annual results of operations. We review and update our contract-related estimates regularly. When adjustments in estimated contract revenues or estimated costs at completion are required on contracts, any changes from prior estimates are recognized as an inception-to-date adjustment in the period in which the facts necessitating the revision become known with the exception of contracts acquired through acquisition, where the adjustment is made for the period commencing from the date of acquisition. Changes in these estimates can occur over the contract performance period for a variety of reasons, including changes in contract scope, contract cost estimates and estimated incentive or award fees. The net impact of adjustments in contract estimates on our income from operations and net income (and on a per-share basis) totaled $0.8 million, $1.5 million and $2.0 million for the years ended December 31, 2014, 2015 and 2016, respectively. The net impact of the adjustments in contract estimates totaled $0.8 million for the three months ended March 31, 2016, and no significant changes were reflected for the three months ended March 31, 2017.

  Cash

          Cash includes cash on hand which is maintained in bank accounts that, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts.

Vencore Holding Corp.

Notes to Consolidated Financial Statements (Continued)

2. Significant Accounting Policies (Continued)

  Restricted Cash

          The Company had a letter of credit outstanding as of December 31, 2015 and 2016 and March 31, 2017 from its revolving credit facility to provide credit support for certain insurance policies in the event of default.

  Concentration of Credit Risk

          Financial instruments that are concentrations of credit risk consist principally of trade receivables. The risk related to trade receivables is mitigated by having contracts with departments and agencies of the U.S. Government. We do not generally require collateral or other security to support trade receivables. We do not have any off-balance sheet credit exposure related to our trade receivables. Substantially all of our billed accounts receivable are ultimately with agents, agencies and departments of the U.S. Government, and over 97% of our billed accounts receivable was generated from twenty major customers for the years ended December 31, 2015 and 2016.

  Receivables

          Receivables include amounts billed and currently due from customers, as well as amounts currently due but unbilled. The Company maintains allowances for doubtful accounts against certain receivables based upon the latest information regarding whether invoices are ultimately collectible. Assessing the collectability of customer receivables requires management judgment. The Company determines its allowance for doubtful accounts by specifically analyzing individual accounts receivable, historical bad debts, current economic conditions and accounts receivable aging trends. Upon determination that a receivable is uncollectible, the receivable balance and any associated reserve are written off. Pursuant to contract provisions, U.S. Government agencies and certain other customers have title to, or a security interest in, assets related to such contracts as a result of advances, performance-based payments and progress payments. We reflect those advances and payments as billings in excess of costs incurred for contracts that we account for on a percentage-of-completion basis using the cost-to-cost method to measure progress towards completion.

          Long-term unbilled receivables related to retainage, holdbacks and long-term rate settlements to be billed at contract closeout are included within accounts receivable, net in the accompanying consolidated balance sheets.

  Property and Equipment

          Property and equipment are recorded at cost, and the balances are presented net of accumulated depreciation. The cost of software purchased or internally developed is capitalized, as appropriate.

          Depreciation is calculated using the straight-line method over the estimated useful lives of the assets. Furniture and fixtures are depreciated over 7 to 10 years, computer equipment is depreciated over 3 to 5 years, machinery and equipment is depreciated over 3 to 5 years, and software purchased or developed for internal use is depreciated over 3 to 5 years. Leasehold improvements are amortized over the shorter of the useful life of the asset or the lease term. Maintenance and repairs are charged to expense as incurred.

Vencore Holding Corp.

Notes to Consolidated Financial Statements (Continued)

2. Significant Accounting Policies (Continued)

  Leases

          Rent expense is recorded on a straight-line basis over the life of the applicable lease. The difference between the cash payment and rent expense is recorded as deferred rent in either accounts payable and accrued expenses or other long-term liabilities in the consolidated balance sheets, depending on when the amounts will be recognized.

  Intangible Assets

          Intangible assets represent assets acquired as part of the Company's business acquisitions and include customer contractual relationships, backlog, technology, favorable leasehold interests, non-compete agreements, trademarks and trade names. Finite-lived intangible assets are amortized on a straight-line basis over the expected useful life. Customer relationships are amortized over 9 to 24 years and technology is amortized over 7 to 10 years. Backlog is amortized over 16 years, non-compete agreements are amortized over 5 years, and leasehold interests are amortized over the shorter of the useful life of the asset or the lease term. Trademarks are amortized over the remaining legal life of the trademark if the Company does not intend to renew the trademark. Trademarks are defined as indefinite-lived assets if the Company intends to continuously renew the trademark. Indefinite-lived trademarks and trade names are not amortized, but are tested for impairment on at least an annual basis and more frequently if interim indicators of impairment exist. The trade name is considered to be impaired if the carrying value exceeds its estimated fair value. The Company uses the relief from royalty method to estimate the fair value. The fair value of the asset is the present value of the license fees avoided by owning the asset, or the royalty savings.

          The Company no longer has any indefinite-lived intangible assets with remaining book value other than goodwill as of December 31, 2016, as the Company recorded an impairment to the SI trade name in 2014 for the remaining value of $56.0 million. The impairment was a result of the Company's name change and the termination of cash flows associated with the trade name intangible asset.

  Goodwill

          The Company records goodwill when the purchase price of a business acquisition exceeds the estimated fair value of net identified tangible and intangible assets acquired. The Company evaluates goodwill at least annually on October 31 for impairment, or whenever events or circumstances indicate that the carrying value of goodwill may not be fully recoverable. The Company reports operating results and financial data in one reportable segment, four operating segments and four reporting units. Goodwill is considered to be impaired when the net book value of a reporting unit exceeds its estimated fair value. During the years ended December 31, 2014, 2015 and 2016, the Company did not record any impairment of goodwill.

  Business Segment Information

          We report operating results and financial data in one reportable segment. Our operating segments are aggregated to one reportable segment due to several factors, including the fact that although certain information regarding markets, customers, and contracts is disclosed, we offer our services and solutions to all clients across all markets and our service delivery is consistent amongst the segments. Substantially all revenue earned is from contracts with the U.S. Government and its agencies. Our markets operate under the same or similar regulatory environment and are

Vencore Holding Corp.

Notes to Consolidated Financial Statements (Continued)

2. Significant Accounting Policies (Continued)

subject to federal regulations and standards. Further, substantially all of our assets are held in the United States. Our operations are highly integrated and market data is only disclosed for the purposes of promoting an understanding of our complex business. We manage our business as a whole and allocate resources at the consolidated level.

          For the year ended December 31, 2014, the Company had two classified contracts (customer A and customer B) that each represented approximately 11% of total revenue. For the year ended December 31, 2015, the Company had a contract with NASA and customer B, representing approximately 13% and 10%, respectively of total revenue. For the year ended December 31, 2016, the Company had a contract with NASA and customer A, representing approximately 12% and 10%, respectively of total revenue. For the three months ended March 31, 2016, the Company had a contract with NASA and customer A, representing approximately 12% and 10%, respectively of total revenue. For the three months ended March 31, 2017, the Company had a contract with NASA and a classified contract (customer C) that represented 13% and 10%, respectively of total revenue.

  Impairment of Long-lived Assets

          The Company reviews its long-lived assets, including property and equipment and amortizable intangible assets, for impairment whenever events or changes in circumstances indicate that the carrying amounts of the assets may not be fully recoverable. If the total of the expected undiscounted future net cash flows is less than the carrying amount of the asset, a loss is recognized for any excess of the carrying amount over the fair value of the asset.

  Self-Insurance Liability

          The Company maintains self-funded medical insurance. Self-funded plans include health benefits and also prescription drug and dental benefits. The Company records an incurred but unreported claim liability for self-funded plans based on an actuarial valuation within other current liabilities. The estimate of the incurred but unreported claim liability is provided by a third party valuation firm, primarily based on claims and participant data for the medical, dental, and pharmacy related costs.

  Defined Benefit Plan and Other Postretirement Benefits

          The Company recognizes the underfunded status of defined benefit plans on the consolidated balance sheets within accrued pension and other post retirement liabilities, net of current portion (noncurrent) and accrued compensation and benefits (current). Gains and losses and prior service costs and credits that have not yet been recognized through net periodic benefit cost are recognized in accumulated other comprehensive income (loss), net of tax effects, and will be amortized as a component of net periodic cost in future periods. The measurement date, the date at which the benefit obligations are measured, is the Company's fiscal year-end.

  Fair Value

          Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. In determining fair value, we consider the principal or most advantageous market in which the asset or

Vencore Holding Corp.

Notes to Consolidated Financial Statements (Continued)

2. Significant Accounting Policies (Continued)

liability would transact, and if necessary, consider assumptions that market participants would use when pricing the asset or liability.

          The accounting standard established a fair value hierarchy that prioritizes the inputs used in measuring fair value as follows: observable inputs such as quoted prices in active markets (Level 1); inputs other than quoted prices in active markets that are observable either directly or indirectly (Level 2); and unobservable inputs in which there is little or no market data, which requires the Company to develop its own assumptions (Level 3). Assets and liabilities are classified in their entirety within the fair value hierarchy based on the lowest level input that is significant to the fair value measurement. See "Note 17 — Fair Value Measurements" for additional information on the Company's fair value measurements.

  Share-based Compensation

          We measure and recognize share-based compensation expense for all share-based awards made to employees and directors using fair value methods over the requisite service period. The fair value of total equity is determined using the income approach, specifically the discounted cash flow method, and the market approach, specifically the guideline public company method. Equity allocation among the Company's various classes of equity is determined based on the option-pricing method. The fair value indications are adjusted to reflect the rights of the holder.

          We record the expense associated with these awards on a straight-line basis over the five-year vesting period with a corresponding liability. The awards are re-measured each reporting period with the resulting increase or decrease to compensation expense and liability based on the pro rata portion of the fair value on the balance sheet date. In the case of modifications of awards, additional share-based compensation expense is based on the excess, if any, of the fair value of the modified award over the fair value of the original award immediately before its terms are modified. Share-based compensation expense is classified as general and administrative expenses consistent with other compensation expense associated with the award recipient. See "Note 21 — Share-based Compensation" and "Note 17 — Fair Value Measurements" for further details.

  Costs of Revenue

          Costs of revenue consist of direct labor and associated fringe benefits, indirect overhead, subcontractor costs, travel expenses and other expenses incurred to perform on contracts.

  General and administrative expenses

          General and administrative expenses include the salaries and wages and fringe benefits of our employees not performing work directly for customers. Among the functions covered by these costs are business development, IT services, finance and accounting, legal, executive management, human resources and recruiting.

  Deferred Contract Costs

          Included in the consolidated balance sheets are certain costs related to the performance of our U.S. Government contracts which are required to be recorded under U.S. GAAP but are not currently allocable to contracts. Such restructuring costs represent activities across the Company including elimination of redundant employees, capabilities and certain leased and owned facilities.

Vencore Holding Corp.

Notes to Consolidated Financial Statements (Continued)

2. Significant Accounting Policies (Continued)

Restructuring costs include severance and abandoned leases costs. At December 31, 2015 and December 31, 2016, deferred contract costs were approximately $19.5 million and $14.4 million, respectively. These costs are allocated to contracts when they are billable as agreed upon by the Defense Contract Management Agency and amortized by the Company over a 3 to 5 year period. We regularly assess the probability of recovery of these costs. This assessment requires us to make assumptions about the extent of cost recovery under our contracts and the amount of future contract activity. If the level of backlog in the future does not support the continued deferral of these costs, the profitability of our remaining contracts could be adversely affected.

  Income Taxes

          We account for income taxes in accordance with Financial Accounting Standards Board ("FASB") Accounting Standard Codification ("ASC") Topic 740, Income Taxes, under which an asset and liability approach is used for the recognition of deferred tax assets and liabilities for the expected future tax consequences attributable to differences between the carrying amounts of assets and liabilities for financial reporting purposes and their respective tax bases, including net operating loss carryforwards.

          Deferred tax assets and liabilities are recognized for the estimated future tax consequences of temporary differences. Temporary differences are primarily the result of the differences between the tax bases of assets and liabilities and their financial reporting amounts. Deferred tax assets and liabilities are measured using enacted statutory tax rates applicable to the future years in which the deferred amounts are expected to be settled or realized. The effect of a change in tax rates is recognized in the provision for income tax in the period the change in rates is enacted.

          A valuation allowance is recorded against deferred tax assets when it is more likely than not that a tax benefit will not be realized. The assessment for a valuation allowance requires judgment on the part of the Company with respect to the benefits that may be realized.

          Any interest or penalties incurred in connection with income taxes are recorded as part of income tax expense for financial reporting purposes.

  Commitments and Contingencies

          Liabilities for loss contingencies arising from claims, assessments, litigation, fines and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount of the assessment and/or remediation can be reasonably estimated.

  Comprehensive Income (loss)

          Comprehensive income (loss) is the change in equity of a business enterprise during a period resulting from transactions and other events and circumstances from non-owner sources. Comprehensive income (loss) consists of net income (loss); actuarial gain (loss) on post-retirement plans, net of tax; reclassifications from accumulated other comprehensive income (loss), net of tax from post-retirement plans; net changes in available-for-sale securities; and reclassifications from accumulated other comprehensive income (loss), net of tax from available-for-sale securities.

Vencore Holding Corp.

Notes to Consolidated Financial Statements (Continued)

2. Significant Accounting Policies (Continued)

  Variable Interest Entities

          ASC Topic 810, Consolidation ("ASC Topic 810") requires the consolidation of entities that are controlled by a company through interests other than voting interests. Entities that do not have sufficient equity at risk to allow the entity to finance its activities without additional financial support or in which the equity investors, as a group, do not have the characteristic of a controlling financial interest are referred to as variable interest entities ("VIE"). A VIE is consolidated by the variable interest holder that is determined to have the controlling financial interest (primary beneficiary) as a result of having both the power to direct the activities of a VIE that most significantly impact the VIE's economic performance and the obligation to absorb losses or right to receive benefits from the VIE that could potentially be significant to the VIE. The Company determines whether it is the primary beneficiary of an entity subject to consolidation based on a qualitative assessment of the VIE's capital structure, contractual terms, nature of the VIE's operations and purpose, and the Company's relative exposure to the related risks of the VIE on the date it becomes initially involved in the VIE. The Company reassesses its VIE determination with respect to an entity on an ongoing basis.

          On February 17, 2017, Vencore entered into a joint venture agreement with Havas Health, Inc. ("Havas"), a global communications company operating in over 50 countries focused on health and wellness communication and cross stakeholder strategy. The companies have joined together to form HVH Precision Analytics LLC ("HVH"). The joint venture will leverage sophisticated analytics and predictive modeling with deep therapeutic area expertise to provide unique data and insights into the rare niche disease market.

          Upon formation, Vencore contributed $0.5 million in cash and $3.0 million in non-financial assets that were measured for fair value on the contribution date, including: (i) intellectual property, (ii) inventions, (iii) trademarks and trade secrets, (iv) information technology assets and (v) customer relationships and agreements. In exchange for these contributions, Vencore received 1,000,000 of HVH's Class A Units, or 50% of HVH's equity interest.

          The fair value of the assets contributed to HVH are categorized as Level 3 within the fair value hierarchy as certain unobservable inputs were used in determining the fair value of the assets. The Company used a market approach in determining the fair value of the assets. Upon formation, Havas contributed $3.5 million in exchange for 50% of HVH's equity interest. We believe this represents the exit price at measurement date for 50% of the joint venture from the perspective of a market participant in an arms-length transaction. The assets contributed by Vencore are largely comprised of a technology asset which is utilized by HVH. This technology asset represents an unobservable input as there is no open market readily available in which the value of the assets can be observed. Based on the contribution made by Havas for 50% of HVH's equity interest, the Company believes the fair value of the assets to be $3 million. The measurement of the fair value of the contributed assets is considered to be nonrecurring so additional measurements are not conducted in following periods. There is also no difference between the highest and best use of the technology assets and the manner in which the assets are currently used by HVH as HVH was created by Vencore and Havas for the purposes of conducting analytics and modeling to provide data and insights into a niche market by utilizing the assets and cash contributed by both Vencore and Havas.

          In accordance with ASC Topic 810, we identified HVH as a VIE because HVH, upon formation, has insufficient equity investment at risk and its equity investment holders at risk lack the ability,

Vencore Holding Corp.

Notes to Consolidated Financial Statements (Continued)

2. Significant Accounting Policies (Continued)

through voting or similar rights, to direct the activities that most significantly impact HVH's economic performance. Additionally, we evaluated our variable interests in HVH and concluded that the Company is not the primary beneficiary and therefore should not consolidate HVH as we do not hold the power to direct the activities that most significantly impact HVH's economic performance nor do we have the obligation to absorb the majority of the losses or the right to receive the majority of the benefits of the VIE. The Company has not identified any subsequent changes to HVH's governing documents or contractual arrangements that would change the characteristics or adequacy of the entity's equity investment at risk in accordance with ASC Topic 810.

          The Company accounted for its investment in HVH in accordance with ASC Topic 810 and recorded a gain of $3.0 million in the first quarter, representing the fair value of contributed assets. The Company subsequently accounts for its share of earnings or losses using the equity method of accounting in accordance with ASC 323, Investments — Equity method and joint ventures. The investment balance for HVH is included in "Other long-term assets" on the Company's consolidated balance sheet. The Company's investment related to this VIE totaled $2.9 million as of March 31, 2017, representing the Company's maximum exposure to loss. Under the equity method, the Company recognizes its share of earnings or losses of HVH in the periods for which they are reported by HVH in its financial statements.

          The Company applies the cumulative earnings approach and classifies cash inflows and outflows as operating activities unless the Company's cumulative distributions exceed cumulative equity in earnings recognized by the Company (as adjusted for amortization of basis differences). When such an excess occurs, the current-period distribution up to this excess is considered a return of investment and is classified as cash inflows from investing activities.

          The Company considers whether the value of any of its equity method investments has been impaired whenever adverse events or changes in circumstances indicate that recorded values may not be recoverable. If the Company considered any such decline to be other than temporary (based on various factors, including historical financial results, product development activities and the overall health of the affiliate's industry), an impairment loss would be recorded.

  Recently Issued Accounting Pronouncements

          In August 2014, the Financial Accounting Standards Board ("FASB") issued Accounting Standard Update ("ASU") 2014-15, Presentation of Financial Statements — Going Concern (Subtopic 205-40): Disclosure of Uncertainties about an Entity's Ability to Continue as a Going Concern, which sets forth guidance regarding management's responsibility to evaluate whether there is substantial doubt about an organization's ability to continue as a going concern and provide related footnote disclosures. This standard defines the term "substantial doubt," requires management to perform an evaluation of every reporting period and provides principles for considering the mitigating effects of management's plans. The standard is effective for fiscal years ending after December 15, 2016, and interim periods beginning after December 15, 2016, with early adoption permitted. The Company's adoption of this guidance for the year ended December 31, 2016, did not have a material impact on the Company's consolidated financial statements.

          In April 2015, the FASB issued ASU 2015-03, Interest — Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs ("ASU 2015-03"). The update required debt issuance costs related to a recognized debt liability to be presented in the balance sheet as a direct deduction from the carrying amount of the related debt liability instead of

Vencore Holding Corp.

Notes to Consolidated Financial Statements (Continued)

2. Significant Accounting Policies (Continued)

being presented as an asset, aligning the presentation of debt issuance costs with that of debt discounts and premiums. The update required retrospective application, representing a change in accounting principle. In August 2015, the FASB issued ASU 2015-15, Interest — Imputation of Interest (Subtopic 835-30): Presentation and Subsequent Measurement of Debt Issuance Costs Associated with Line-of-Credit Arrangements — Amendments to SEC Paragraphs Pursuant to Staff Announcement at June 18, 2015 EITF Meeting (SEC Update) ("ASU 2015-15"). This update was issued due to the absence of authoritative guidance within update ASU 2015-03 for debt issuance costs related to line of credit arrangements. This update states that the U.S. Securities and Exchange Commission ("SEC") staff would not object to an entity deferring and presenting debt issuance costs as an asset and subsequently amortizing the deferred debt issuance costs ratably over the term of the line-of-credit arrangement, regardless of whether there are any borrowings on the line-of-credit arrangement. The Company adopted ASU 2015-03 effective January 1, 2016 and reclassified $7.9 million debt issuance costs related to the Company's long-term debt arrangements. Debt issuance costs are now presented against the long-term portion of long-term debt line item within the consolidated financial statements. The Company also considered the update ASU 2015-15. Debt issuance costs related to the Company's revolver loan (line-of-credit arrangement) were also reclassified and are now presented against the long-term portion of long-term debt line item within the consolidated financial statements. ASU 2015-15 states that although the SEC staff does not object to an entity deferring and presenting as an asset line-of-credit arrangement debt issuance costs, a company can also apply the guidance as set forth in ASU 2015-03.

          On May 1, 2015, the FASB issued ASU 2015-07, Disclosure for Investments in Certain Entities That Calculate Net Asset Value per Share (or Its Equivalent) (a consensus of the FASB Emerging Issues Task Force) ("ASU 2015-07"). Under the amendments in this ASU, investments for which fair value is measured at net asset value ("NAV") per share (or its equivalent) using the practical expedient should not be categorized in the fair value hierarchy. Removing those investments from the fair value hierarchy not only eliminates the diversity in practice resulting from the way in which investments measured at net asset value per share (or its equivalent) with future redemption dates are classified, but also ensures that all investments categorized in the fair value hierarchy are classified using a consistent approach. The amendments in ASU 2015-07 are effective for public business entities for fiscal years beginning after December 15, 2015, and interim periods within those fiscal years, with early adoption permitted. A reporting entity should apply the amendments retrospectively to all periods presented. The retrospective approach requires that an investment for which fair value is measured using the NAV per share practical expedient be removed from the fair value hierarchy in all periods presented in an entity's financial statements. The Company has adopted ASU 2015-07 for year ended December 31, 2016 and has applied this guidance with respect to the Company's deferred compensation plan assets discussed in "Note 19 — Postretirement Plans."

          In July 2015, the FASB issued ASU 2015-12, Plan Accounting: Defined Benefit Pension Plans (Topic 960): Defined Contribution Pension Plans (Topic 962), Health and Welfare Benefit Plans (Topic 965): (Part I) Fully Benefit-Responsive Investment Contracts, (Part II) Plan Investment Disclosures, (Part III) Measurement Date Practical Expedient (consensuses of the FASB Emerging Issues Task Force). The amendments in this update were issued to reduce complexity in employee benefit and postretirement plan accounting. The Company adopted the standard in 2016. The adoption of the new standard had no impact on the actuarial liabilities.

Vencore Holding Corp.

Notes to Consolidated Financial Statements (Continued)

2. Significant Accounting Policies (Continued)

          In September 2015, the FASB issued ASU 2015-16, Business Combinations (Topic 805): Simplifying the Accounting for Measurement-Period Adjustments. The FASB eliminated the requirement that an acquirer in a business combination account for adjustments it makes to the provisional amounts it records for assets and liabilities retrospectively. Instead, an acquirer recognizes these measurement-period adjustments during the period in which it determines their amounts, including the effect on earnings of any amounts the acquirer would have recorded in previous periods if the accounting had been completed at the acquisition date. The Company adopted this pronouncement by recognizing and disclosing adjustments to provisional amounts in connection with the initial purchase accounting of the QNA SSG acquisition. See "Note 3 — Business Combination."

          The Company elected to early adopt ASU 2015-17, Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes ("ASU 2015-17"). Issued in November 2015, ASU 2015-17 requires entities to present deferred tax assets and deferred tax liabilities as noncurrent on a classified balance sheet. ASU 2015-17 is effective for annual and interim reporting periods beginning after December 15, 2017 and companies are permitted to apply ASU 2015-17 either prospectively or retrospectively. Early adoption of ASU 2015-17 is permitted. The Company adopted ASU 2015-17 on a retrospective basis for the year ended December 31, 2015.

          The Company has elected to early adopt ASU 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments (a consensus of the Emerging Issues Task Force), issued by the FASB on August 26, 2016 ("ASU 2016-15"). This ASU addresses the following eight specific cash flow issues: debt prepayment or debt extinguishment costs; settlement of zero-coupon debt instruments or other debt instruments with coupon interest rates that are insignificant in relation to the effective interest rate of the borrowing; contingent consideration payments made after a business combination; proceeds from the settlement of insurance claims; proceeds from the settlement of corporate-owned life insurance policies (including bank-owned life insurance policies); distributions received from equity method investees; beneficial interests in securitization transactions; and separately identifiable cash flows and application of the predominance principle. The amendments in this ASU apply to all entities, including both business entities and not-for-profit entities that are required to present a statement of cash flows under Topic 230. Effective January 1, 2016, the Company has adopted the provisions of ASU 2016-15 retrospectively by classifying debt extinguishment costs of $1.8 million as financing activities for the year ended December 31, 2016; reclassifying a contingent consideration payment of $9.6 million made in June 2015 from investing to a cash outflow for operating activities of $5.0 million and a cash outflow for financing activities of $4.6 million for the year ended December 31, 2015; and reclassifying activity related to corporate-owned life insurance between operating activities and investing activities for the years ended December 31, 2014 and 2015.

          On March 15, 2016, the FASB issued ASU 2016-07, Investments — Equity Method and Joint Ventures (Topic 323): Simplifying the Transition to the Equity Method of Accounting ("ASU 2016-07"). This ASU simplifies the accounting for equity method investments. The amendments in this ASU eliminate the requirement in Topic 323 that an entity retroactively adopt the equity method of accounting if an investment qualifies for use of the equity method as a result of an increase in the level of ownership or degree of influence. The amendments require that the equity method investor add the cost of acquiring the additional interest in the investee to the current basis of the investor's previously held interest and adopt the equity method of accounting as of the date the investment becomes qualified for equity method accounting. The amendments in this ASU affect all entities that

Vencore Holding Corp.

Notes to Consolidated Financial Statements (Continued)

2. Significant Accounting Policies (Continued)

have an investment that becomes qualified for the equity method of accounting as a result of an increase in the level of ownership interest or degree of influence. The amendments in this ASU are effective for all entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2016. The amendments should be applied prospectively upon their effective date to increases in the level of ownership interest or degree of influence that result in the adoption of the equity method. Early adoption is permitted. The Company adopted ASU 2016-07 effective January 1, 2017 on a prospective basis. There was no impact on the Company's consolidated financial statements.

          In March 2016, the FASB issued ASU 2016-09, Compensation — Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting ("ASU 2016-09"), which simplifies several aspects of the accounting for share-based payments, including income tax consequences and classification on the statement of cash flows. Under the new standard, all excess tax benefits and tax deficiencies will be recognized as income tax expense or benefit in the income statement as discrete items in the reporting period in which they occur. Additionally, excess tax benefits will be classified as an operating activity on the statement of cash flows. In regards to forfeitures, the entity can make an accounting policy election to either recognize forfeitures as they occur or estimate the number of awards expected to be forfeited. The guidance is effective for annual reporting periods beginning after December 15, 2016, with early adoption permitted. The Company has elected to early adopt ASU 2016-09 on a prospective basis as of March 31, 2017.

          Upon adoption of ASU 2016-09, the Company's consolidated financial statements were not impacted. There are no income tax consequences related to the Company's B/B-1 Membership Interests and the Company's calculation of stock compensation expense does not utilize forfeitures as an input assumption in the valuation of B/B-1 Membership Interests. See "Note 21 — Share-based Compensation."

  Standards Issued But Not Yet Effective

          The following ASUs were recently issued but have not yet been adopted:

          In March 2017, the FASB issued ASU 2017-07, Compensation — Retirement Benefit (Topic 715): Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost ("ASU 2017-07"), which will change the presentation of net periodic benefit cost related to employer sponsored defined benefit plans and other postretirement benefits. Service cost will be included within the same income statement line item as other compensation costs arising from services rendered during the period, while other components of net periodic benefit pension cost will be presented separately outside of operating income. Additionally, only service costs may be capitalized in assets. ASU 2017-07 is effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. The Company does not believe the adoption of this ASU will have a significant impact on the Company's consolidated financial statements.

          In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606) ("ASU 2014-09"). ASU 2014-09 will eliminate transaction- and industry-specific revenue recognition guidance under current U.S. GAAP and replace it with a principle-based approach for determining revenue recognition. ASU 2014-09 will require that companies recognize revenue based on the value of transferred goods or services as they occur in the contract. The ASU also will require additional disclosure about the nature, amount, timing and uncertainty of revenue and cash

Vencore Holding Corp.

Notes to Consolidated Financial Statements (Continued)

2. Significant Accounting Policies (Continued)

flows arising from customer contracts, including significant judgments and changes in judgments and assets recognized from costs incurred to obtain or fulfill a contract. ASU 2014-09 is effective for annual reporting periods beginning after December 15, 2017 and interim periods therein, with early adoption permitted for interim and annual reporting periods beginning after December 15, 2016. ASU 2014-09 may be adopted either retrospectively or on a modified retrospective basis whereby ASU 2014-09 would be applied to new contracts and existing contracts with remaining performance obligations as of the effective date, with a cumulative catch-up adjustment recorded to beginning retained earnings at the effective date for existing contracts with remaining performance obligations.

          In 2016, the FASB issued ASU 2016-08, Revenue from Contracts with Customers (Topic 606): Principal versus Agent Considerations (Reporting Revenue Gross versus Net), ASU 2016-10, Revenue from Contracts with Customers (Topic 606): Identifying Performance Obligations and Licensing, and ASU 2016-12, Revenue from Contracts with Customers (Topic 606): Narrow-Scope Improvements and Practical Expedient to provide supplemental adoption guidance and clarification to ASU 2014-09. The effective date for these new standards and transition requirements are the same as the effective date and transition requirements for ASU 2014-09.

          Management has begun an initial review of the Company's revenue contracts and is performing an assessment of the potential effects of the standard on the Company's consolidated financial statements and disclosures, accounting policies and internal controls over financial reporting. We are currently developing a detailed implementation plan for 2017, which includes, among other things, an update to our policies, development of disclosures, updates to our controls and application of the guidance across our contract population. We are still assessing the qualitative and quantitative impacts to our consolidated financial statements as well as a transition method.

          Management plans to adopt the new standard effective January 1, 2018. The Company continues to monitor additional changes, modifications, clarifications or interpretations being undertaken by the FASB, which may impact the implementation approach management decides to use.

          In January 2016, the FASB issued ASU 2016-01, Financial Instruments — Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities ("ASU 2016-01"). The pronouncement requires equity investments (except those accounted for under the equity method of accounting or those that result in consolidation of the investee) to be measured at fair value with changes in fair value recognized in net income, requires public business entities to use the exit price notion when measuring the fair value of financial instruments for disclosure purposes, requires separate presentation of financial assets and financial liabilities by measurement category and form of financial asset and eliminates the requirement for public business entities to disclose the method(s) and significant assumptions used to estimate the fair value that is required to be disclosed for financial instruments measured at amortized cost. These changes become effective for the Company's fiscal year beginning January 1, 2018. The expected adoption method of ASU 2016-01 is being evaluated by the Company and the adoption is not expected to have a significant impact on the Company's consolidated financial position or results of operations.

Vencore Holding Corp.

Notes to Consolidated Financial Statements (Continued)

2. Significant Accounting Policies (Continued)

          In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842) ("ASU 2016-02") that provides principles for the recognition, measurement, presentation and disclosure of leases for both lessees and lessors. ASU 2016-02 requires a lessee to recognize assets and liabilities on the balance sheet for operating leases and changes many key definitions, including the definition of a lease. ASU 2016-02 includes a short-term lease exception for leases with a term of 12 months or less, in which a lessee can make an accounting policy election not to recognize lease assets and lease liabilities. Lessees will continue to differentiate between finance leases (previously referred to as capital leases) and operating leases, using classification criteria that are substantially similar to the previous guidance. ASU 2016-02 is effective for fiscal years beginning after December 15, 2018 and interim periods within those fiscal years, with earlier application permitted. The Company is currently evaluating the effect of the standard on its consolidated financial statements and related disclosures.

          In November 2016, the FASB issued ASU No. 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash (a consensus of the FASB Emerging Issues Task Force) ("ASU 2016-18"). ASU 2016-18 amends ASC Topic 230, Statement of Cash Flows, to add or clarify guidance on the classification and presentation of restricted cash in the statement of cash flows. Upon adoption of ASU 2016-18, an entity should include in its cash and cash-equivalent balances in the statement of cash flows those amounts that are deemed to be restricted cash and restricted cash equivalents. ASU 2016-18 is effective for annual and interim periods beginning after December 15, 2017, and early adoption is permitted for all entities. We do not expect the adoption of ASU 2016-18 to have a material impact on our consolidated financial statements.

          On January 26, 2017, the FASB issued ASU 2017-04, Intangibles — Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment ("ASU 2017-04"), which simplifies the manner in which an entity is required to test goodwill for impairment by eliminating Step 2 from the goodwill impairment test. Step 2 measures a goodwill impairment loss by comparing the implied fair value of a reporting unit's goodwill with the carrying amount of that goodwill. In computing the implied fair value of goodwill under Step 2, an entity, prior to the amendments in ASU 2017-04, had to perform procedures to determine the fair value at the impairment testing date of its assets and liabilities, including unrecognized assets and liabilities, in accordance with the procedure that would be required in determining the fair value of assets acquired and liabilities assumed in a business combination. However, under the amendments in this ASU, an entity should (1) perform its annual or interim goodwill impairment test by comparing the fair value of a reporting unit with its carrying amount and (2) recognize an impairment charge for the amount by which the carrying amount exceeds the reporting unit's fair value, with the understanding that the loss recognized should not exceed the total amount of goodwill allocated to that reporting unit. Additionally, ASU 2017-04 removes the requirements for any reporting unit with a zero or negative carrying amount to perform a qualitative assessment and, if it fails such qualitative test, to perform Step 2 of the goodwill impairment test. Finally, this ASU amends the Overview and Background sections of the Accounting Standards Codification as part of the FASB's initiative to unify and improve such sections across Topics and Subtopics. Public entities are required to prospectively adopt the standard for their annual, or any interim, goodwill impairment tests in fiscal years beginning after December 15, 2019. Early adoption is permitted for all entities for interim or annual goodwill impairment tests performed on testing dates after January 1, 2017. We are currently evaluating the effect of adoption on our consolidated financial statements.

Vencore Holding Corp.

Notes to Consolidated Financial Statements (Continued)

2. Significant Accounting Policies (Continued)

          On January 5, 2017, the FASB has issued ASU 2017-01, Business Combinations (Topic 805) — Clarifying the Definition of a Business ("ASU 2017-01"), which clarifies the definition of a business with the objective of adding guidance to assist entities with evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. Under the current implementation guidance in ASC Topic 805, Business Combinations ("ASC Topic 805"), there are three elements of a business: inputs, processes and outputs. While an integrated set of assets and activities (collectively, a "set") that is a business usually has outputs, outputs are not required to be present. Additionally, all of the inputs and processes that a seller uses in operating a set are not required if market participants can acquire the set and continue to produce outputs. The amendments in ASU 2017-01 provide a screen to determine when a set is not a business. The screen requires that when substantially all of the fair value of the gross assets acquired (or disposed of) is concentrated in a single identifiable asset or a group of similar identifiable assets, the set is not a business. This screen reduces the number of transactions that need to be further evaluated. If, however, the screen is not met, then the amendments in this ASU (1) require that to be considered a business, a set must include, at a minimum, an input and a substantive process that together significantly contribute to the ability to create output and (2) remove the evaluation of whether a market participant could replace missing elements. Finally, the amendments in this ASU narrow the definition of the term "output" so that the term is consistent with the manner in which outputs are described in Topic 606. The amendments are effective for annual periods beginning after December 15, 2017, including interim periods within those periods, with early adoption permissible. We are currently evaluating the effect of adoption on our consolidated financial statements.

3. Business Combination

          On May 23, 2014, the Company acquired QNA SSG through the purchase of 100% of the outstanding capital stock of QinetiQ North America, Inc. The acquisition was accounted for under ASC Topic 805. Under ASC Topic 805 the assets and liabilities acquired were recorded at fair value. A valuation of the identifiable assets and liabilities acquired was performed and a purchase price allocation resulted in new identifiable intangible assets. The excess of the purchase price over

Vencore Holding Corp.

Notes to Consolidated Financial Statements (Continued)

3. Business Combination (Continued)

assets acquired and liabilities assumed was allocated to goodwill. Total purchase price consideration recorded in 2014 was as follows (in thousands):

Fair value of consideration transferred
Cash	$165,000
Contingent consideration	4,648
Working capital adjustment	(10,621)

$159,027

Recognized amounts of identifiable assets acquired and liabilities assumed
Receivables	$121,794
Prepaid expenses and other current assets	9,598
Property and equipment	12,907
Intangible assets	30,872
Tax indemnity asset (Note 16)	13,179
Deferred compensation plan asset	19,097
Other long-term assets	4,129
Accounts payable and accrued expenses	(38,865)
Accrued compensation and benefits	(30,735)
Other current liabilities	(19,032)
Tax indemnity liability (Note 16)	(13,179)
Deferred compensation plan liability	(18,711)
Other long-term liabilities	(15,204)

Total identifiable net assets	$75,850

Cash acquired	$1,638
Goodwill	81,539

$159,027

          As part of the total consideration, the Company agreed to pay contingent consideration of up to $50.0 million in cash depending on QNA SSG's financial performance between April 1, 2014 and March 31, 2015. Upon the effective date of the acquisition, management determined the fair value of contingent consideration to be $4.6 million. On a quarterly basis thereafter, the Company re-measured the liability and recorded an additional amount, representing a change in estimate, which totaled $12.9 million for the year ended December 31, 2014. In the second quarter of 2015, the Company settled and paid contingent consideration to the seller in the amount of $9.6 million and recorded a gain of $7.9 million, which is reflected in the consolidated statements of operations for the year ended December 31, 2015.

          Goodwill of $81.5 million, none of which was tax deductible, was primarily attributable to QNA SSG's workforce, synergies and to other factors which do not qualify for separate recognition. The difference between the book and tax goodwill relates to the purchase price allocation differences, including treatment of certain assumed liabilities.

Vencore Holding Corp.

Notes to Consolidated Financial Statements (Continued)

3. Business Combination (Continued)

          Revenue and net loss attributable to QNA SSG included in the Company's consolidated statements of operations was $335.6 million and $26.2 million, respectively, for the year ended December 31, 2014. QNA SSG operations were fully consolidated within the Company as of January 1, 2015.

          The following unaudited pro forma revenue and net income figures represent the combined results of the Company and QNA SSG for the year ended December 31, 2014 assuming that the QNA SSG acquisition had occurred on January 1, 2014 (in thousands):

Year Ended December 31, 2014

Revenue	$1,251,369
Net loss	(110,638)

          The unaudited pro forma results disclosed in the table above are based on various assumptions and are not necessarily indicative of the results of operations that would have occurred had the Company actually completed these acquisitions on the date indicated above.

4. Lease Abandonment Liability

          The QNA SSG acquisition of 2014 was accounted for under ASC Topic 805. Under ASC Topic 805, the assets and liabilities acquired were recorded at fair value as measured on the acquisition date. The fair value of lease abandonment liabilities was $5.3 million prior to the acquisition. Subsequent to the acquisition, the Company recorded additional lease abandonment liabilities in the amount of $21.6 million. Management accounted for the increase in the estimated liability of $21.6 million in accordance with ASC Topic 420, Exit or Disposal Costs and reflected the change in the statement of operations for the year ended December 31, 2014. The terms of the operating leases extend through 2023.

          On a monthly basis as payments toward the leases are made, the liability is released, which resulted in a $7.0 million reduction of the liability balance for the year ended December 31, 2016. The Company also recorded a change in estimate of the lease abandonment liability during 2016 in the amount of $1.6 million due to changes in sublease expectations.

Vencore Holding Corp.

Notes to Consolidated Financial Statements (Continued)

4. Lease Abandonment Liability (Continued)

          Changes in the lease abandonment liability are as follows (in thousands):

Accrual balance at December 31, 2013	$—

Lease abandonment liability acquired	5,261
Lease abandonment liability addition	21,645
Lease payments in liability	(1,519)

Accrual balance at December 31, 2014	$25,387

Lease payments in liability	(6,459)

Accrual balance at December 31, 2015	$18,928

Non-cash activities	(1,598)
Lease payments in liability	(7,002)

Accrual balance at December 31, 2016	$10,328

Lease payments in liability	(1,327)

Accrual balance as of March 31, 2017 (Unaudited)	9,001

          Of the total $18.9 million, $10.3 million and $9.0 million, as of December 31, 2015 and 2016 and March 31, 2017, respectively, $7.4 million, $4.4 million and $3.9 million, respectively, are included within other current liabilities ("Note 11 — Other Current Liabilities"), and $11.5 million, $5.9 million and $5.1 million, respectively, are included within other long-term liabilities ("Note 12 — Other Long-term Liabilities").

5. Deferred Contract Costs

          In 2014, the Company continued to face program consolidations, delayed contract awards, potential sequestration effects and significant reduction in customers' budgets. Additionally, as a result of the QNA SSG acquisition, the Company continued its restructuring initiatives. Restructuring activities across the Company included elimination of redundant employees, capabilities and certain leased and owned facilities. Specifically, these initiatives included internal facility restructurings, continuation and expansion of the employee termination and realignments, and IT and other internal systems consolidations. All severance-related payments were completed in the year ended December 31, 2016. As part of a facility consolidation project, Vencore sold a building and exited its operating leased facilities at Vencore Valley Forge, Pennsylvania. The Company had also previously exited leases due to the consolidation of heritage acquisition facilities in 2013. The consolidation of leases from prior acquisitions was completed by December 31, 2014. These restructuring costs are deferred and allocated to contracts when they are billable as agreed upon by the Defense Contract Management Agency and amortized by the Company on a 3 to 5 year period.

Vencore Holding Corp.

Notes to Consolidated Financial Statements (Continued)

5. Deferred Contract Costs (Continued)

          Changes in the asset are as follows (in thousands):

Balance at December 31, 2013	$5,500

Add: Severance and related costs	6,662
Add: Professional and other fees	831
Less: Costs released to contracts	(1,834)

Balance at December 31, 2014	$11,159

Add: Severance and related costs	4,614
Add: Write-off of a building(a)	4,208
Add: Professional and other fees	2,399
Less: Costs released to contracts	(2,854)

Balance at December 31, 2015	$19,526

Add: Severance and related costs	1,187
Add: Professional and other fees	175
Less: Costs released to contracts	(6,493)

Balance at December 31, 2016	$14,395

Add: Severance and related costs A	78
Add: Professional and other fees	—
Less: Costs released to contracts	(1,286)

Balance at March 31, 2017 (Unaudited)	$13,187

(a)
Represents the write-off of a building that was captured in deferred contract costs.

          Of the total $19.5 million, $14.4 million and $13.2 million, as of December 31, 2015 and 2016 and March 31, 2017, respectively, $6.5 million, $5.1 million and $5.1 million, respectively, are included within prepaid and other current assets ("Note 7 — Prepaid and Other Current Assets"), and $13.0 million, $9.3 million and $8.1 million, respectively, are included within other long-term assets on the consolidated balance sheets ("Note 8 — Other Long-term Assets").

Vencore Holding Corp.

Notes to Consolidated Financial Statements (Continued)

5. Deferred Contract Costs (Continued)

          Changes in the related liability are as follows (in thousands):

	Severance and Related Costs	Professional and Other Fees	Total

Balance as of January 1, 2014	$314	$35	$349
Additions	6,662	831	7,493
Cash payments	(3,726)	(819)	(4,545)

Balance as of December 31, 2014	$3,250	$47	$3,297

Additions	4,614	2,399	7,013
Cash payments	(7,298)	(2,432)	(9,730)

Balance as of December 31, 2015	$566	$14	$580

Additions	1,187	175	1,362
Cash payments	(1,753)	(189)	(1,942)

Balance as of December 31, 2016	$—	$—	$—

Additions	78	—	78
Cash payments	(75)	—	(75)

Balance as of March 31, 2017	$3	$—	$3

6. Accounts Receivable

          Accounts receivable, net consisted of the following components (in thousands):

	As of December 31,		As of March 31, (Unaudited)

	2015	2016	2017

Accounts receivable — billed	$48,049	$55,051	$35,565
Accounts receivable — unbilled	111,075	98,881	116,327
Allowance for doubtful accounts	(4,810)	(4,961)	(4,878)

Accounts receivable — net	$154,314	$148,971	$147,014

Vencore Holding Corp.

Notes to Consolidated Financial Statements (Continued)

6. Accounts Receivable (Continued)

          The change in the Company's allowance for doubtful accounts at December 31, 2013, 2014, 2015 and 2016 and March 31, 2017 were as follows (in thousands):

Balance at December 31, 2013	$2,355

Acquired balance	2,312
Charged to costs and expenses	580
Deductions	(420)

Balance at December 31, 2014	$4,827

Charged to costs and expenses	270
Deductions	(287)

Balance at December 31, 2015	$4,810

Charged to costs and expenses	424
Deductions	(273)

Balance at December 31, 2016	$4,961

Charged to costs and expenses	233
Deductions	(316)

Balance at March 31, 2017 (Unaudited)	$4,878

          Unbilled amounts represent revenues for which billings have not been presented to customers at period end. The Company includes in current accounts receivable certain unbilled amounts which may extend beyond one year. Long-term unbilled includes receivables related to retainage, holdbacks and long-term rate settlements to be billed at contract closeout of $4.0 million, $4.4 million, and $4.6 million as of December 31, 2015, 2016, and March 31, 2017, respectively.

          As of December 31, 2015, the Company had a $16.6 million balance within accounts receivable related to a project with the National Aeronautics and Space Administration ("NASA"). For the year ended December 31, 2016, there were no customers with a receivable balance greater than 10% of outstanding accounts receivable. As of March 31, 2017, the Company had a $16.3 million and $15.8 million balance within accounts receivable related to projects with NASA and the National Geospatial-Intelligence Agency, respectively.

Vencore Holding Corp.

Notes to Consolidated Financial Statements (Continued)

7. Prepaid and Other Current Assets

          Prepaid and other current assets consisted of the following components (in thousands):

	As of December 31,		As of March 31, (Unaudited)

	2015	2016	2017

Prepaid insurance	$1,261	$1,149	$1,035
Prepaid software	2,972	3,591	4,875
Prepaid rent	2,572	2,632	2,682
Prepaid advisory fee	2,000	2,000	1,500
Deferred contract costs	6,503	5,143	5,143
Inventory	1,446	1,595	1,577
Other	2,272	667	1,246

	$19,026	$16,777	$18,058

8. Other Long-term Assets

          Other long-term assets consisted of the following components (in thousands):

	As of December 31,		As of March 31, (Unaudited)

	2015	2016	2017

Deferred compensation plans & non-qualified savings plans	$23,223	$25,002	$22,383
Non-qualified pension plans	4,395	2,751	2,751
Tax indemnification asset	13,585	14,011	14,117
Deferred contract costs, net of current	13,024	9,252	8,044
Security deposits	3,348	3,067	2,473
Investment in Joint Venture	—	—	2,894
Deferred rent subleases	1,135	1,029	965
Rate indemnification asset	2,944	—	—
Other	1,849	1,562	1,514

	$63,503	$56,674	$55,141

          Deferred compensation plans & non-qualified savings plans represent assets controlled by the Company to support the Company's deferred compensation and non-qualified savings plans. These assets are classified as available-for-sale securities. The Company records unrealized gains and losses as a component of other comprehensive income (loss) within the statements of comprehensive income (loss) and as a separate component of stockholder's equity. Realized gains or losses on available-for-sale securities are determined using the specific identification method and the Company includes net realized gains and losses in other income (expense) within the statements of operations. At each balance sheet date, the Company assesses available-for-sale securities in an unrealized loss position to determine whether the unrealized loss is other-than-temporary. The Company considers factors including the significance of the decline in value compared to the cost basis, underlying factors contributing to a decline in the prices of

Vencore Holding Corp.

Notes to Consolidated Financial Statements (Continued)

8. Other Long-term Assets (Continued)

securities in a single asset class, the length of time during which the market value of the security has been less than its cost basis, the security's relative performance versus its peers, sector or asset class, expected market volatility and the market and economy in general. The Company also evaluates whether it is more likely than not that it will be required to sell a security prior to recovery of its fair value. An impairment loss is recognized at the time the Company determines that a decline in the fair value below its cost basis is other-than-temporary. There were no unrealized losses at December 31, 2015 or 2016 or March 31, 2017 that the Company determined to be other-than-temporary. The Company records the obligation associated with these plans in other long-term liabilities. Refer to "Note 12 — Other Long-Term Liabilities."

          Both the tax indemnification asset and rate indemnification asset have offsetting liabilities recorded against these assets. Refer to "Note 12 — Other Long-Term Liabilities." Refer to "Note 5 — Deferred Contract Costs" for deferred contract costs.

          See "Note 16 — Income Taxes" for a further description of the tax indemnification asset and liability. The rate indemnification asset and liability relates to an indemnification received from Lockheed Martin in 2013 and recorded on the Company's books based upon a settlement reached between the two parties to indemnify the Company against financial exposure from open audits related to indirect rates.

9. Accounts Payable and Accrued Expenses

          Accounts payable and accrued expenses consisted of the following (in thousands):

	As of December 31,		As of March 31, (Unaudited)

	2015	2016	2017

Vendor payables	$38,465	$45,350	$47,070
Accrued expenses	9,809	8,958	7,571

Total accounts payable and accrued expenses	$48,274	$54,308	$54,641

          Vendor payables consist of all invoices received but not yet paid by the Company. Accrued expenses include direct and indirect contract accruals.

Vencore Holding Corp.

Notes to Consolidated Financial Statements (Continued)

10. Accrued Compensation and Benefits

          Accrued compensation and benefits consisted of the following (in thousands):

	As of December 31,		As of March 31, (Unaudited)

	2015	2016	2017

Paid time off	$26,249	$27,655	$29,669
Accrued payroll and payroll taxes	17,948	22,051	11,106
Incentive bonus plan	11,668	13,808	3,043
Share-based compensation (Note 21)	—	6,600	6,769
Other	1,283	720	1,072

Total accrued compensation and benefits	$57,148	$70,834	$51,659

          The Company offers paid time off as a benefit to its employees, ranging from two to four weeks per year based on tenure. Accrued payroll and taxes reflect accruals for amounts to be paid in the next pay period. Share-based compensation liability awards are offered to certain executive officers; refer to "Note 21 — Share-Based Compensation" for additional details. The share-based compensation balance as of December 31, 2015 is included in other long-term liabilities. Incentive bonus plans are offered to certain members of management and are based upon the Company's financial performance and individual performance.

11. Other Current Liabilities

          Other current liabilities consisted of the following (in thousands):

	As of December 31,		As of March 31, (Unaudited)

	2015	2016	2017

Billings in excess of costs incurred	$5,586	$7,337	$8,000
Lease abandonment	7,456	4,460	3,882
Self-insurance liability	3,191	2,988	4,045
Contract reserves	6,211	7,024	6,976
Deferred rent	468	1,192	1,317
Management advisory fees	1,500	1,705	2,149
Interest rate swap	2,164	668	845
Other	3,524	3,498	3,632

	$30,100	$28,872	$30,846

          Billings in excess of costs incurred are advanced payments received by the Company for contracts that we account for on a percentage-of-completion basis and for indirect rate variances. Contract reserves include reserves related to specific contracts and reserves against open indirect cost audits. Self-insurance liability includes health benefits and also prescription drug and dental benefits. The Company records an incurred but unreported claim liability for self-funded plans based on an actuarial valuation.

Vencore Holding Corp.

Notes to Consolidated Financial Statements (Continued)

12. Other Long-term Liabilities

          Other long-term liabilities consisted of the following (in thousands):

	As of December 31,		As of March 31, (Unaudited)

	2015	2016	2017

Deferred income tax liability	$14,110	$26,524	$28,769
Deferred compensation plans & non-qualified savings plans	21,454	21,549	22,891
Tax indemnification liability	13,585	14,011	14,117
Deferred rent	10,108	9,184	8,809
Lease abandonment liability	11,472	5,867	5,119
Share-based compensation (Note 21)	6,819	—	—
Rate indemnification	2,944	—	—
Interest rate swap	2,230	1,316	1,077
Other	567	643	584

	$83,289	$79,094	$81,366

          Both the tax indemnification and rate indemnification liabilities have offsetting assets recorded against these liabilities. Refer to "Note 8 — Other Long-term Assets." The rate indemnification liability was released in the year ended December 31, 2016 with no impact to the statements of operations. Refer to "Note 18 — Long-term Debt and Interest Rate Swap" for a discussion of the Company's interest rate swap arrangements; "Note 21 — Share-based Compensation" for a discussion of the Company's share-based compensation; "Note 4 — Lease Abandonment Liability" for documentation on the Company's various onerous leases; and "Note 16 — Income Taxes" for the Company's income tax and deferred tax liability disclosure. Refer to "Note 17 — Fair Value Measurements" for documentation of the measurement of the fair value of deferred compensation plans and non-qualified savings plans.

Vencore Holding Corp.

Notes to Consolidated Financial Statements (Continued)

13. Property, Equipment and Capitalized Software

          Property, equipment and capitalized software consisted of the following components (in thousands):

	As of December 31,

	2015	2016

Leasehold improvements	$19,342	$25,136
Computer equipment	15,316	21,788
Software	13,827	14,461
Furniture and fixtures	7,498	7,372
Machinery and equipment	2,243	2,625
Land	1,780	1,780
Other equipment	625	1,040
Construction in progress	7,795	4,065

Total	68,426	78,267
Less accumulated depreciation and amortization	(37,689)	(46,351)

Property, equipment, and capitalized software	$30,737	$31,916

          Property and equipment are recorded at cost, and the balances are presented net of accumulated depreciation. The cost of software purchased or internally developed is capitalized, as appropriate.

          Depreciation is calculated using the straight-line method over the estimated useful lives of the assets. Maintenance and repairs are charged to expense as incurred. Depreciation and amortization expense was $8.8 million, $9.3 million and $9.9 million for the years ended December 31, 2014, 2015 and 2016, respectively.

Vencore Holding Corp.

Notes to Consolidated Financial Statements (Continued)
14. Goodwill

          The following table summarizes the changes in the carrying amount of goodwill as of December 31, 2013, 2014, 2015 and 2016 and March 31, 2017 (in thousands).

Total

Balance at December 31, 2013	$300,029
ACS acquisition adjustment	1,397
QNA SSG acquisition	81,539

Balance at December 31, 2014	$382,965

Goodwill acquired	—

Balance at December 31, 2015	$382,965

Goodwill acquired	—

Balance at December 31, 2016	$382,965

Goodwill acquired	—

Balance at March 31, 2017 (Unaudited)	$382,965

Goodwill	$474,636
Accumulated impairment losses	(91,671)

Balance at December 31, 2015	$382,965
Goodwill	$474,636
Accumulated impairment losses	(91,671)

Balance at December 31, 2016	$382,965

Goodwill	$474,636
Accumulated impairment losses	(91,671)

Balance at March 31, 2017 (Unaudited)	$382,965

          We review goodwill for impairment annually as of October 31 and whenever events or changes in circumstances indicate that the carrying amount may not be recoverable using a two-step process for each reporting unit. The first step of the goodwill impairment test compares the fair value of a reporting unit with its carrying amount (including goodwill). If the reporting unit's fair value exceeds its carrying value, no further procedures are required. However, if the reporting unit's fair value is less than its carrying value, an impairment of goodwill may exist, requiring a second step to be performed. Step two of this test measures the amount of the impairment loss, if any. Step two of this test requires the allocation of the reporting unit's fair value to its assets and liabilities, including any unrecognized intangible assets in a hypothetical analysis that calculates the implied fair value of goodwill as if the reporting unit were being acquired in a business combination. If the implied fair value of goodwill is less than the carrying value, the difference is recorded as a goodwill impairment charge in the statement of operations.

          We use multiple valuation approaches to determine the fair value of the reporting units which includes (1) the income approach (also referred to as a discounted cash flow or "DCF"); and (2) the market approach. Both of these approaches are affected by economic conditions related to

Vencore Holding Corp.

Notes to Consolidated Financial Statements (Continued)

14. Goodwill (Continued)

the U.S. defense industry as well as conditions in the U.S. capital markets. Under the income approach, the DCF method is a valuation technique in which fair value is derived from forecasted future cash flow discounted at the appropriate rate of return commensurate with the risk as well as current rates of return for equity and debt capital as of the valuation date. The discount rate utilizes an estimate of the weighted average cost of capital. The market approach is a valuation technique in which the fair value is calculated based on a detailed market analysis of publicly traded companies (also referred to as the guideline public company method or "GPCM") that provides a reasonable basis for comparison for each reporting unit. In addition to utilizing the GPCM under the market approach, we also review and consider the application of guideline transaction multiples to the financial metrics for each reporting unit, if recent comparable transactions exist.

          Inherent in our development of the present value of future cash flow projections are assumptions and estimates derived from a review of our expected revenue growth rates, profit margins, business plans, cost of capital and tax rates. We also make assumptions about future market conditions, market prices, interest rates and changes in business strategies. Changes in our assumptions or estimates could materially affect the determination of the fair value of a reporting unit and, therefore, could eliminate the excess of fair value over the carrying value of a reporting unit entirely and, in some cases, could result in impairment. Such changes in assumptions could be caused by a loss of one or more significant contracts, reductions in government spending or a decline in the demand for our services due to changing economic conditions. Given the contractual nature of our business, if we are unable to win or renew contracts, are unable to estimate and control our contract costs, fail to perform adequately to our clients' expectations, fail to procure third-party subcontractors or fail to secure adequate funding for our projects, our profits, revenue and growth over the long-term would decline, and such a decline could significantly affect the fair value assessment of the reporting units and cause our goodwill to become impaired.

          To determine fair value as of October 31, 2015 and 2016, we relied primarily on the market approach.

          Impairment assessments inherently involve management judgments regarding a number of assumptions such as those described above. Due to the many variables inherent in the estimation of a reporting unit's fair value and the relative size of our recorded goodwill, differences in assumptions could have a material effect on the estimated fair value of one or more of our reporting units and could result in a goodwill impairment charge in a future period.

          The Company reports operating results and financial data in one reportable segment, four operating segments, and four operating units. For the years ended December 31, 2015 and 2016, the Company did not record any impairment of goodwill.

Vencore Holding Corp.

Notes to Consolidated Financial Statements (Continued)

15. Purchased Intangible Assets

          Intangible assets consisted of the following (in thousands):

	As of December 31, 2015

	Gross Carrying Value	Accumulated Amortization	Net Carrying Value

Customer relationships	$312,900	$(66,921)	$245,979
Technology	24,900	(17,619)	7,281
Backlog	25,300	(2,537)	22,763
Favorable leasehold interest	372	(170)	202
PhaseOne trademark	300	(230)	70
Noncompetition agreements	300	(241)	59

	$364,072	$(87,718)	$276,354

	As of December 31, 2016

	Gross Carrying Value	Accumulated Amortization	Net Carrying Value

Customer relationships	$312,900	$(80,165)	$232,735
Technology	24,900	(21,107)	3,793
Backlog	25,300	(4,118)	21,182
Favorable leasehold interest	372	(179)	193
PhaseOne trademark	300	(290)	10

	$363,772	$(105,859)	$257,913

	As of March 31, 2017 (Unaudited)

	Gross Carrying Value	Accumulated Amortization	Net Carrying Value

Customer relationships	$312,900	$(83,476)	$229,424
Technology	24,900	(21,979)	2,921
Backlog	25,300	(4,513)	20,787
Favorable leasehold interest	372	(233)	139
PhaseOne trademark	300	(300)	—

	$363,772	$(110,501)	$253,271

          The customer relationship intangible asset represents the fair value of future projected cash flows that are expected to be derived from sales of services to existing customers. The asset is primarily amortized over a period ranging from 9 to 24 years. The weighted average period of amortization for customer contracts and related customer relationships as of December 31, 2016 was 24 years, and the weighted-average remaining period of amortization was 18 years.

          The technology intangible asset represents a suite of technological capabilities and offerings that have been acquired throughout prior years in conjunction with business combinations and are used by customers in support of their missions. Technology is amortized straight-line over its

Vencore Holding Corp.

Notes to Consolidated Financial Statements (Continued)

15. Purchased Intangible Assets (Continued)

estimated useful life of between 7 to 10 years. The weighted average period of amortization for acquired technologies as of December 31, 2016 was 7 years, and the weighted-average remaining period of amortization was 2 years.

          Backlog represents acquired backlog resulting from business combinations and includes the funded economic value of predominantly long-term contracts, less the amount of revenue already recognized on those contracts. The asset is being amortized over a period of 16 years.

          Favorable leasehold interests represent the step up evaluation of QNA SSG leases booked related to the acquisition.

          PhaseOne trademark is a renewable intangible asset that is being amortized on a straight-line basis over the remaining legal life.

          Amortization expense for the years ended December 31, 2014, 2015 and 2016 and the three months ended March 31, 2017 was $21.7 million, $19.8 million, $18.4 million and $4.6 million, respectively. We estimate that we will have the following amortization expense for the future periods indicated below as of March 31, 2017 (in thousands):

2017	$13,515
2018	14,985
2019	14,985
2020	14,985
2021	14,985
Thereafter	179,816

Total intangible assets, net	$253,271

16. Income Taxes

          The Company's provision for income taxes consisted of the following components (in thousands):

	Year Ended December 31,			Three Months Ended March 31, (Unaudited)

	2014	2015	2016	2017

Current
Federal	$(190)	$(348)	$(365)	$(90)
State expense	(85)	(895)	(786)	(167)

Total current	(275)	(1,243)	(1,151)	(257)
Deferred
Federal expenses	(2,057)	(10,640)	(10,813)	(1,863)
State expense	(156)	(1,432)	(1,965)	(329)

Total deferred	(2,213)	(12,072)	(12,778)	(2,192)

Total provision for income taxes	$(2,488)	$(13,315)	$(13,929)	(2,449)

Vencore Holding Corp.

Notes to Consolidated Financial Statements (Continued)

16. Income Taxes (Continued)

          Our reconciliation of the 35% U.S. federal statutory income tax rate to actual income tax expense is as follows (in thousands):

	Year Ended December 31,

	2014	2015	2016

U.S. statutory tax rate	35.0%	35.0%	35.0%
Equity based awards	(0.7)	5.9	(0.5)
Noncash income or gain	—	(11.6)	—
Valuation allowance	(28.8)	(29.2)	(31.1)
Amortization of intangible assets	(2.2)	51.4	81.3
State tax expense	0.1	2.4	4.8
Uncertain tax position interest	(0.2)	1.7	2.8
Acquisition costs	(1.3)	—	—
Contingent consideration	(4.2)	—	—
Other	—	0.5	0.8

Effective tax rate	(2.3)%	56.1%	93.1%

          The primary components of our federal deferred income tax assets as of December 31, 2015 and 2016 were as follows (in thousands):

	2015	2016

	Noncurrent	Noncurrent

Deferred tax assets related to:
Postretirement benefit plans	$33,472	$31,476
Property, equipment and capitalized software	44	1,759
Amortization of intangible assets	22,852	16,057
Accrued expenses	24,374	21,276
Other liabilities	1,734	784
Net operating loss carryforwards	84,468	105,278
Deferred compensation	5,318	4,454
Other	654	452

Total	172,916	181,536
Valuation allowance	(171,600)	(180,584)

Deferred tax assets	1,316	952

Deferred tax liabilities related to:
Goodwill and other intangible assets	(14,110)	(26,524)

Deferred tax liabilities	(14,110)	(26,524)

Net deferred tax assets and liabilities	$(12,794)	$(25,572)

Vencore Holding Corp.

Notes to Consolidated Financial Statements (Continued)

16. Income Taxes (Continued)

          The change in the Company's valuation allowance as of December 31, 2013, 2014, 2015 and 2016 were as follows (in thousands):

Balance at December 31, 2013	$97,661

Charged to costs and expenses	66,817
Charged to other accounts	—
Deductions	—

Balance at December 31, 2014	$164,478

Charged to costs and expenses	7,122
Charged to other accounts	—
Deductions	—

Balance at December 31, 2015	$171,600

Charged to costs and expenses	8,984
Charged to other accounts	—
Deductions	—

Balance at December 31, 2016	$180,584

          A valuation allowance is recorded against deferred tax assets when it is more likely than not that a tax benefit will not be realized. The assessment for a valuation allowance requires judgment on the part of the Company with respect to the benefits that may be realized. The Company recorded deferred tax assets as part of its purchase accounting and additional deferred tax assets in its provision for income taxes for the years ended December 31, 2015 and 2016. Although the Company is in a valuation allowance position, we recognize a generally consistent amount of tax provision expense related to the amortization of indefinite-lived intangibles. It is the judgment of the Company that it is more likely than not that the tax benefit will not be realized with respect to the majority of its deferred tax assets. Accordingly, a valuation allowance in the amount of $171.6 million and $180.6 million has been recorded against the deferred tax assets as of December 31, 2015 and 2016, respectively. Any future reduction relating to the purchase accounting tax valuation allowance would be recorded as an adjustment to the provision for income taxes. The Company continues to recognize a valuation allowance against its deferred tax assets. There has been no change in our assessment of the reliability of our deferred tax assets.

          The Company has deferred tax liabilities related to assets with indefinite useful lives, including goodwill and its trade name. The Company believes that the related temporary differences should not be used as a source of taxable income to support the realization of deferred tax assets. Accordingly, the valuation allowance recorded is an amount that results in a net deferred tax liability of $12.8 million and $25.6 million at December 31, 2015 and December 31, 2016, respectively. The Company is subject to income taxes in the U.S. and various state jurisdictions.

          As of December 31, 2015, the Company had federal and state net operating loss carryforwards of $210.1 million and $210.1 million, respectively. As of December 31, 2016, the Company had federal and state net operating loss carryforwards of $264.5 million and $264.5 million, respectively. The net operating losses will begin to expire on December 31, 2030 (20 years after we began operations).

Vencore Holding Corp.

Notes to Consolidated Financial Statements (Continued)

16. Income Taxes (Continued)

          The Company's subsidiaries are included in the Company's consolidated income tax returns in the U.S. federal jurisdiction, and various state jurisdictions. The Company is subject to federal income tax examination for tax years 2010 through 2016, but is not currently under examination. Various subsidiaries acquired in connection with the QNA SSG acquisition are currently under examination in the federal jurisdiction and in various states.

          As of December 31, 2015 and 2016, the Company had an accrual of approximately $10.9 million for tax exposures (excluding accrued interest), primarily relating to a proposed adjustment by the Internal Revenue Service relating to a compensation deduction taken in a prior tax return filed by QNA SSG's former owner. The total amount reserved for this proposed adjustment is approximately $14.0 million, which is included in other long-term liabilities on the accompanying consolidated balance sheets. Interest expense related to the tax exposures amounted to $0.4 million and $0.4 million, respectively, for the years ended December 31, 2015 and 2016. As of December 31, 2016, the Company had approximately $3.1 million in accrued interest related to unrecognized tax benefits reflected in its consolidated balance sheets. In connection with the QNA SSG purchase agreement, the Company is indemnified against the tax obligation relating to this matter.

          The Company has recognized a receivable of approximately $14.0 million for the expected probable recovery under the QNA SSG purchase agreement, which is included in other long-term assets in the accompanying consolidated balance sheets. The uncertain tax position is related to a compensation deduction claimed at a VSS subsidiary, which is currently under appeal.

          Changes in unrecognized tax benefits were as follows (in thousands):

	Year Ended December 31,

	2014	2015	2016

Unrecognized Tax Benefits Beginning of year	$—	$13,180	$13,585
Gross Increases — tax positions in prior period	13,180	405	426

Unrecognized Tax Benefits End of Year	$13,180	$13,585	$14,011

17. Fair Value Measurements

          The Company accounts for recurring and non-recurring fair value measurements in accordance with ASC Topic 820, Fair Value Measurements and Disclosures ("ASC Topic 820"). ASC Topic 820 defines fair value, establishes a fair value hierarchy for assets and liabilities measured at fair value and requires expanded disclosures about fair value measurements. The ASC Topic 820 hierarchy ranks the quality of reliability of inputs, or assumptions, used in the determination of fair value and requires assets and liabilities carried at fair value to be classified and disclosed in one of the following three categories:

  Level 1 — Fair value is determined by using unadjusted quoted prices that are available in active markets for identical assets and liabilities.

  Level 2 — Fair value is determined by using inputs other than Level 1 quoted prices that are directly or indirectly observable. Inputs can include quoted prices for similar assets and liabilities in active markets or quoted prices for identical assets and liabilities in inactive

Vencore Holding Corp.

Notes to Consolidated Financial Statements (Continued)

17. Fair Value Measurements (Continued)

  markets. Related inputs can also include those used in valuation or other pricing models, such as interest rates and yield curves that can be corroborated by observable market data.

  Level 3 — Fair value is determined by inputs that are unobservable and not corroborated by market data. Use of these inputs involves significant and subjective judgments to be made by a reporting entity — e.g., determining an appropriate adjustment to a discount factor for illiquidity associated with a given security. If a change in Level 3 inputs occurs, the resulting amount might result in a significantly higher or lower fair value measurement.

          The Company evaluates financial assets and liabilities subject to fair value measurements on a recurring basis to determine the appropriate level at which to classify them each reporting period. This determination requires the Company to make subjective judgments as to the significance of inputs used in determining fair value and where such inputs lie within the ASC Topic 820 hierarchy.

          Financial assets and liabilities subject to fair value measurements were as follows (in thousands):

	As of December 31, 2015

	Level 1	Level 2	Level 3

Assets
Deferred compensation and nonqualified savings plan assets:
Cash and cash equivalents	$15,353	$—	$—
Fixed income mutual funds	7,870	—	—

Total assets	$23,223	$—	$—

Liabilities
Deferred compensation and nonqualified savings plan liabilities	$21,454	$—	$—
Interest rate swap	—	4,394	—
Class B/B-1 membership interests	—	—	6,819

Total liabilities	$21,454	$4,394	$6,819

	As of December 31, 2016

	Level 1	Level 2	Level 3

Assets
Deferred compensation and nonqualified savings plan assets:
Cash and cash equivalents	$16,490	$—	$—
Fixed income mutual funds	8,512	—	—

Total assets	$25,002	$—	$—

Liabilities
Deferred compensation and nonqualified savings plan liabilities	$21,549	$—	$—
Interest rate swap	—	1,984	—
Class B/B-1 membership interests	—	—	6,600

Total liabilities	$21,549	$1,984	$6,600

Vencore Holding Corp.

Notes to Consolidated Financial Statements (Continued)

17. Fair Value Measurements (Continued)

	As of March 31, 2017 (Unaudited)

	Level 1	Level 2	Level 3

Assets
Deferred compensation and nonqualified savings plan assets:
Cash and cash equivalents	$13,683	$—	$—
Fixed income mutual funds	8,700	—	—

Total assets	$22,383	$—	$—

Liabilities
Deferred compensation and nonqualified savings plan liabilities	$22,891	$—	$—
Interest rate swap	—	1,922	—
Class B/B-1 membership interests	—	—	6,769

Total liabilities	$22,891	$1,922	$6,769

          The following table illustrates our Level 3 reconciliation:

	December 31, 2015 Fair Value Measurements Using Significant Unobservable Inputs (Level 3)

	Balances as of January 1, 2015	Net Changes in Valuation	Transfers in/or Out of Level 3	Balance as of December 31, 2015

Class B/B-1 membership interest	$2,800	$4,019	$—	$6,819

	$2,800	$4,019	$—	$6,819

	December 31, 2016 Fair Value Measurements Using Significant Unobservable Inputs (Level 3)

	Balances as of January 1, 2016	Net Changes in Valuation	Transfers in/or Out of Level 3	Balance as of December 31, 2016

Class B/B-1 membership interest	$6,819	$(219)	$—	$6,600

	$6,819	$(219)	$—	$6,600

Vencore Holding Corp.

Notes to Consolidated Financial Statements (Continued)

17. Fair Value Measurements (Continued)

	March 31, 2017 Fair Value Measurements Using Significant Unobservable Inputs (Level 3) (Unaudited)

	Balances as of January 1, 2017	Net Changes in Valuation	Transfers in/or Out of Level 3	Balance as of March 31, 2017

Class B/B-1 membership interest	$6,600	$169	$—	$6,769

	$6,600	$169	$—	$6,769

          The Company's Level 1 securities primarily consist of restricted cash and cash equivalents and fixed income mutual funds that support the Company's nonqualified defined benefit pension plan. All assets measured at fair value represent investments classified as available-for-sale securities held in a separate trust to fund our deferred compensation and nonqualified savings plans and are recorded in other long-term assets on our consolidated balance sheets. The Company also has Level 1 deferred compensation and nonqualified savings plan liabilities. The Company determines the estimated fair value for its Level 1 securities using quoted (unadjusted) prices for identical assets or liabilities in active markets.

          Level 2 interest rate swaps are fair valued based on quoted market prices for similar instruments and then adjusted to account for the Company's nonperforming risk in accordance with ASC Topic 820.

          The Company's Level 3 securities include Class B/B-1 membership interests, representing the fair value of the Company's liability-based equity awards at year end. The Class B/B-1 membership interests are valued based on a model that includes significant unobservable inputs that cannot be corroborated using verifiable observable market data. The Company estimates the fair value of the Class B/B-1 membership interests using the Option-Pricing Method. The Option-Pricing method considers preferred and ordinary shares as call options on the total shareholders' equity value, giving consideration to the rights and preferences of each class of equity. Significant assumptions include volatility, risk free interest rate and a discount for lack of marketability. A volatility factor of 68.8%, a risk-free rate of 1.38% and a discount for lack of marketability of 51.5% were used in the December 31, 2014 fair value determination. A volatility factor of 51.9%, a risk-free interest rate of 1.31% and a discount for lack of marketability of 34.0% were used in the December 31, 2015 fair value determination. A volatility factor of 84.1%, a risk-free interest rate of 0.85%, and a discount for lack of marketability of 33.0% were used in the December 31, 2016 fair value determination. A volatility factor of 83.0%, a risk-free interest rate of 1.03% and a discount for lack of marketability of 33.0% were used in the March 31, 2017 fair value determination. Refer to "Note 21 — Share-based Compensation." Gains and losses that are incurred during the period for our Level 3 securities are recorded within the General and administrative expense within the statement of operations.

          For all periods presented, we did not have any transfers of assets or liabilities between levels of the fair value hierarchy.

          In addition to the financial instruments listed in the table above, we hold other instruments, including cash, receivables, accounts payable, and debt. The carrying amounts for cash, receivables, and accounts payable approximated their fair values.

Vencore Holding Corp.

Notes to Consolidated Financial Statements (Continued)

17. Fair Value Measurements (Continued)

          The carrying value of debt of $645.6 million, $766.7 million and $767.1 million as of December 31, 2015 and 2016 and March 31, 2017, respectively, was recorded at amortized cost. The estimated fair value of long-term debt as of December 31, 2015, 2016 and March 31, 2017 was $650.6 million, $796.1 million and $802.1 million, respectively. The fair value of the term loans was determined using indicative broker quotes and comparisons to companies with similar characteristics. The fair values were estimated based on quoted market prices of debt and comparison to companies with terms and due dates similar to our long-term debt instruments. We determined the fair value of our long-term debt using Level 2 inputs in which fair value is generally estimated based on quoted market prices for identical or similar instruments.

18. Long-term Debt and Interest Rate Swap

          The Company's total outstanding indebtedness at December 31, 2015 and 2016 and March 31, 2017 consisted of the following (in thousands):

	As of December 31, 2015		As of December 31, 2016		As of March 31, 2017 (Unaudited)

	Interest Rate	Outstanding Balance	Interest Rate	Outstanding Balance	Interest Rate	Outstanding Balance

Sr. Subordinated Note	11.5%	$175,000	—	$—	—	$—
First lien	5.75%	375,717	5.75%	547,928	5.75%	546,480
Second lien	9.0%	115,000	9.75%	244,200	9.75%	244,200
Discount		(12,268)		(21,276)		(19,748)
Deferred Financing		(7,870)		(4,198)		(3,878)
Current portion		(9,703)		(5,791)		(5,791)

Long-term debt, net of current portion		$635,876		$760,863		$761,263

          Scheduled maturities of long-term debt as of March 31, 2017 were as follows:

Years ending December 31,
2017	$4,343
2018	5,791
2019	536,346
2020	244,200
2021	—
Thereafter	—

$790,680

  Senior Secured First Lien and Second Lien Credit Facilities with UBS

          On May 23, 2014, the Company and Vencore OpCo entered into a first lien credit facility with UBS, which was amended on June 17, 2016 (as amended, the "First Lien") to include a term loan increase of $181.9 million. The First Lien was borrowed to help fund the retirement of the Senior Subordinated Notes and to pay dividends to Class A members. Cash dividends of $183.0 million

Vencore Holding Corp.

Notes to Consolidated Financial Statements (Continued)

18. Long-term Debt and Interest Rate Swap (Continued)

paid represented a liquidating dividend. The First Lien consists of a term loan of $550.8 million due on November 23, 2019 and an available revolving credit facility of up to $50.0 million that expires May 23, 2019, of which $10.0 million may be used as letters of credit. The First Lien is secured by substantially all of the Company's assets. The obligations of Vencore OpCo under the First Lien are guaranteed by Vencore and each of Vencore OpCo's subsidiaries (other than foreign subsidiaries, subsidiaries of foreign subsidiaries, immaterial subsidiaries, unrestricted subsidiaries and certain other subsidiaries). As of December 31, 2016, the Company had borrowed $0.2 million as letters of credit under the revolving credit facility. The amount available under the revolving credit facility may be utilized to fund working capital or for other general corporate purposes. The Company is required to pay a commitment fee of 0.375% per annum, in respect of the unutilized revolving credit commitments. The revolving credit facility is secured and guaranteed on the same basis as the First and Second Lien loans. The original first lien credit facility included a delayed draw term loan of up to $50.0 million which was reduced in 2014 to $25.0 million. On June 9, 2015, the Company terminated its delayed draw term loan of $25.0 million and transferred $9.6 million to its borrowings under the First Lien after the settlement of the contingent liability in the amount of $9.6 million on the QNA SSG acquisition.

          Borrowings under the First Lien bear interest at a rate equal to the Eurodollar base rate, as defined in the credit agreement (with a minimum of 1%), plus an applicable margin of 4.75%. The term loan is scheduled to be repaid in 11 remaining quarterly installments of $1.4 million with the balance due on November 23, 2019. The term loan is subject to mandatory prepayment requirements as follows: (i) if any indebtedness shall be issued or incurred by Vencore OpCo, any of its parent companies and their respective subsidiaries (defined as "Group Member" below), an amount equal to 100% of the Net Cash Proceeds thereof shall be applied promptly toward the prepayment of the term loan; (ii) if on any date any Group Member shall receive Net Cash Proceeds from any Asset Sale or Recovery Event then, unless a Reinvestment Notice shall be delivered in respect thereof, such Net Cash Proceeds shall be applied promptly toward the prepayment of the term loan; and (iii) if for any fiscal year of Vencore OpCo commencing with the fiscal year ending December 31, 2017, there shall be Excess Cash Flow ("ECF"), Vencore OpCo shall apply the ECF percentage of such Excess Cash Flow toward the prepayment of the term loan. Payments resulting from the annual ECF requirement are due no later than five business days after the earlier of (i) the date on which the financial statements of Vencore OpCo are required to be delivered to the lenders and (ii) the date such financial statements are actually delivered. At December 31, 2016, the current portion of $5.8 million represented the principal payments due in 2017. In April 2016, Vencore OpCo made a $5.8 million ECF payment. No payments are due to the lenders in 2017 with respect to the annual ECF requirement for the year ended December 31, 2016 based on the First Lien agreement. Since the excess cash flow requirement is based on annual cash flow, it is not possible to estimate the amount, if any, that would become payable in subsequent years, subject to any submission in advance of the quarter ending deadlines.

          On May 23, 2014 the Company and Vencore OpCo entered into a second lien credit facility with UBS which included an original term loan of $115.0 million due on May 23, 2020. Pursuant to an amendment on June 17, 2016 (as amended, the "Second Lien"), the Company increased the term loan by $129.2 million. Borrowings under the Second Lien bear interest at a rate equal to the Eurodollar base rate, as defined in the credit agreement (with a minimum of 1%), plus an applicable margin of 8.75%, and are repaid on a quarterly basis. The Second Lien is secured by substantially

Vencore Holding Corp.

Notes to Consolidated Financial Statements (Continued)

18. Long-term Debt and Interest Rate Swap (Continued)

all of the Company's assets. The obligations of Vencore OpCo under the Second Lien are guaranteed by Vencore and each of Vencore OpCo's subsidiaries (other than foreign subsidiaries, subsidiaries of foreign subsidiaries, immaterial subsidiaries, unrestricted subsidiaries and certain other subsidiaries). The term loan is subject to mandatory prepayment requirements as follows: (i) if any indebtedness shall be issued or incurred by Vencore OpCo, any of its parent companies and their respective subsidiaries (defined as "Group Member" below), an amount equal to 100% of the Net Cash Proceeds thereof shall be applied promptly toward the prepayment of the term loan; (ii) if on any date any Group Member shall receive Net Cash Proceeds from any Asset Sale or Recovery Event then, unless a Reinvestment Notice shall be delivered in respect thereof, such Net Cash Proceeds shall be applied promptly toward the prepayment of the term loan; and (iii) if for any fiscal year of Vencore OpCo commencing with the fiscal year ending December 31, 2017, there shall be excess cash flow ("ECF"), Vencore OpCo shall apply the ECF percentage of such excess cash flow toward the prepayment of the term loan. Payments resulting from the annual ECF requirement are due no later than five business days after the earlier of (i) the date on the which the financial statements of Vencore OpCo are required to be delivered to the lenders and (ii) the date such financial statements are actually delivered. No payments are due to the lenders in 2017 with respect to the annual ECF requirement for the year ended December 31, 2016 based on the Second Lien agreement.

          In 2016, the Company paid fees of $21.4 million to lenders and third parties to amend the original first lien and second lien credit agreements and to retire the Senior Subordinated Notes. Out of the $21.4 million, $4.8 million was expensed in the period, $0.9 million was added to the deferred financing fees balance and the remaining $15.7 million was added to the loan discount. The deferred financing fees and loan discount are being amortized over the remaining term of the debt using the effective interest rate method.

          The Company has pledged substantially all of its assets as collateral under the First Lien and Second Lien agreements. They are guaranteed, jointly and severally, by all existing and future domestic subsidiaries. The First Lien and Second Lien agreements contain a number of covenants that, among other things, limit or restrict the ability of us and our restricted subsidiaries to: (1) dispose of certain assets; (2) incur, permit or guarantee certain additional indebtedness; (3) enter into a new line of business; (4) make certain investments; (5) incur or maintain certain liens; (6) pay or modify certain terms of certain debt instruments; (7) enter into swap agreements; (8) enter into agreements containing negative pledge clauses; (9) permit restrictions on a restricted subsidiary's ability to pay dividends, make intercompany loans or otherwise transfer assets to us or any of our restricted subsidiaries; (10) engage in certain transactions with affiliates; (11) engage in mergers or the sale of substantially all of our or our subsidiaries' assets; (12) pay dividends or make other restricted payments; and (13) make capital expenditures. The full balance of accumulated deficit is restricted. The First Lien agreement also contains a financial covenant for the benefit of the revolving credit facility lenders that requires us to maintain a maximum first lien net leverage ratio (as defined in the First Lien agreement) when utilization of the revolving credit facility exceeds 30% of the total aggregate revolving credit facility commitments. As of December 31, 2016, the Company was in compliance with the required consolidated net leverage ratio (as defined in the First Lien and Second Lien agreements) of 6.50:1:00. Events of default under the credit agreements include, among other things, failure to make applicable principal or interest payments when they are due, breach of certain covenants and representations or change in control. At the occurrence of

Vencore Holding Corp.

Notes to Consolidated Financial Statements (Continued)

18. Long-term Debt and Interest Rate Swap (Continued)

such an event, the administrative agent, at the request of the lenders, may terminate the commitments and declare the outstanding principal and accrued interest thereon and all fees and other obligations to be due and payable and exercise other rights and remedies provided for in the First and Second Lien agreements. The Company is not currently in default under any of its loan provisions under the First and Second Lien agreements.

  Senior Subordinated Notes

          In November 2010, the Company and Vencore OpCo completed an offering of $175.0 million principal amount of 11.5% senior subordinated notes due November 22, 2017 (the "Senior Subordinated Notes"). Interest accrued at the fixed rate of 11.5% and was paid quarterly. The notes were unsecured obligations of the Company and were subordinated to all existing and future senior loans including borrowings under the First and Second Liens. The Senior Subordinated Notes were guaranteed, jointly and severally, by all existing and future domestic subsidiaries. In May 2014, the Company amended its Senior Subordinated Notes agreement and extended the maturity date to November 22, 2020 as part of the UBS debt refinancing. The Senior Subordinated Notes holders were paid 2.25 basis points, or $3.9 million, as an amendment fee, and this amount was added to the deferred financing fees balance. On June 17, 2016, the Company paid off the outstanding Senior Subordinated Notes balance of $175.0 million with the loan proceeds from the UBS debt refinancing. The debt repayment met the requirements of and was treated as an extinguishment for accounting purposes. Accordingly, associated unamortized deferred financing fees and an unamortized discount of $3.2 million and $2.2 million, respectively, as well as a loan breakage fee of $1.7 million, were recorded as debt extinguishment expenses in the accompanying consolidated statements of operations.

  Interest Rate Swap on Variable-Rate Term Loan under Senior Secured Credit Facility

          In July 2014, The Company, through Vencore OpCo, entered into an interest rate swap agreement with an effective date of July 24, 2014 and a maturity date of June 30, 2018 with Royal Bank of Canada on a notional amount of $175.0 million to eliminate the variability of cash flows due to fluctuations in LIBOR interest rates. Under the terms of the swap agreement, Vencore OpCo exchanged its floating LIBOR interest rate for a fixed interest rate of 2.45% for a period of four years. In September 2016, Vencore OpCo amended its existing swap agreement which lowered the fixed interest rate to 1.325% from September 30, 2016 through June 30, 2017, and then 2.27% from June 30, 2017 through May 26, 2020. The amendment resulted in a new maturity date of May 23, 2020.

          The swap was in a liability position of $4.4 million as of December 31, 2015, as stated on our consolidated balance sheets, with $2.2 million recorded in other current liabilities ("Note 11 — Other Current Liabilities") and $2.2 million recorded in other long-term liabilities ("Note 12 — Other Long-term Liabilities"). The swap was in a liability position of $2.0 million as of December 31, 2016, as stated on our consolidated balance sheets with $0.7 million recorded in other current liabilities ("Note 11 — Other Current Liabilities") and $1.3 million recorded in other long-term liabilities ("Note 12 — Other Long-term Liabilities"). The swap was in a liability position of $1.9 million as of March 31, 2017, as stated on our consolidated balance sheets, with $0.8 million in other current liabilities ("Note 11 — other Current Liabilities) and $1.1 million recorded in other long-term liabilities ("Note 12 — Other Long-term Liabilities"). We recorded an expense of $0.1 million and

Vencore Holding Corp.

Notes to Consolidated Financial Statements (Continued)

18. Long-term Debt and Interest Rate Swap (Continued)

$0.1 million, and income of $2.4 million in connection with the swap for the years ended December 31, 2014, 2015 and 2016, respectively, which is included in the interest expense line item in our consolidated statements of operations. We recorded an expense of $0.5 million and income of $0.1 million in connection with the swap for the three months ended March 31, 2016 and 2017, respectively. Interest payments are classified as operating activities in the consolidated statement of cash flows.

19. Postretirement Plans

  Defined Contribution Plans

          The Company sponsors a defined contribution plan which consists of a 401(k) plan and a profit sharing feature that covers substantially all employees and complies with Section 401 of the Internal Revenue Code. Participants may make voluntary contributions to the plan up to the maximum amount allowable by law. The Company will match eligible employee contributions to the plan in accordance with the plan document. The Company's contribution expense for the years ended December 31, 2014, 2015 and 2016 were $11.6 million, $12.5 million, and $20.4 million, respectively. The Company's contribution expense for the three months ended March 31, 2016 and 2017 were $5.5 million and $5.6 million, respectively. The Company's profit sharing contribution expense for the years ended December 31, 2014, 2015 and 2016 were $1.7 million, $1.1 million and $1.1 million, respectively. The Company's profit sharing contribution expense for the three months ended March 31, 2016 and 2017 were $0.3 million and $0.2 million, respectively. The increase in 401K contributions was due to the increase in the company match as a result of changes made to the Company's benefit plans in 2016. The Company used $0.6 million and $0.4 million from the plan forfeiture account to fund its contribution for the years ended December 31, 2015 and 2016, respectively. With the adoption of the Pension Preservation Plus ("PPP") effective May 1, 2014, the Company ceased profit sharing to employees of The SI Corporation. Employees who are excluded from receiving a profit sharing contribution are those employees first hired, rehired or transferred to a Lockheed Martin Corporation "employing company" that participated in the Lockheed Martin Corporation Salaried Employee Retirement Program before January 1, 2006. The cessation of matching and profit sharing contributions did not impact employees of our subsidiary Vencore Labs, Inc. ("Vencore Labs"). Employees of Vencore Labs maintained their benefits under Vencore Labs' current retirement plan in 2015 and 2016.

  Defined Benefit Pension Plans and Retiree Medical and Life Insurance Plans

          The Company maintains and administers a defined benefit pension plan and provides certain health care benefits to eligible retirees under the retiree health and welfare plan. We will make contributions to a trust constituting a Voluntary Employees' Beneficiary Association ("VEBA") established to pay future benefits to eligible retirees and dependents. The Company also sponsors a nonqualified defined benefit pension plan to provide for benefits in excess of qualified plan limits. We use December 31 as the measurement date. Benefit obligations as of the end of each year reflect assumptions in effect as of those dates.

Vencore Holding Corp.

Notes to Consolidated Financial Statements (Continued)

19. Postretirement Plans (Continued)

  Amendments to Postretirement Plans

          In addition to ceasing profit sharing for certain employees, the Company also amended its defined benefit plan effective May 1, 2014 as part of the PPP. Participants began accruing retirement benefits according to a new account-based formula linked to pensionable income, age and years of service. The retirement benefits included both a pension plan account managed by the Company and a 401(k) plan with accounts managed by employees. All current legacy SI employees, as well as new hires, began to participate in PPP effective May 1, 2014. Employees of the Company's legacy ACS and legacy QNA SSG subsidiaries maintained their benefits under the previous retirement plans. In 2016, we paid $0.2 million for interest accrued on the PPP balance in 2015.

          Effective January 1, 2016, the Company announced further changes to its pension and defined contribution plans. Vencore decided to commit to defined contribution plans as its primary retirement vehicle and increased the Company match contributions from 3% in 2015 to 5% in 2016. In addition, the Vencore, Inc., Vencore Services and Solutions and Vencore Labs defined contribution plans were merged during 2016. Also, the retirement plan benefits as part of the PPP were reduced to $100 per participant per year starting in 2016, and no new hires as of 2016 will be eligible for the PPP. As a result, the defined benefit plan service cost declined from $10.0 million during the year ended December 31, 2015 to $0.1 million during the year ended December 31, 2016.

          On June 30, 2016, the Company received a liquidation notice from Blackrock Financial Management ('BFM"), an investment manager of certain of the Company's postretirement benefit plan assets. BFM expects to liquidate the BlackRock Appreciation Fund IV (the "fund") by September 30, 2017 and the Company expects to receive distributions at that time on the plan assets for the full fair value, or $4.8 million for the year ended December 31, 2016, which is currently designated a level 3 hedge in our pension plan assets. In light of the fund's liquidation, no subscriptions for participating shares in the fund will be accepted and redemptions of participating shares in the fund will be suspended.

Vencore Holding Corp.

Notes to Consolidated Financial Statements (Continued)

19. Postretirement Plans (Continued)

  Benefit Obligations and Funded Status

          The following provides a reconciliation of the funded status of our defined benefit plans and other postretirement medical plan (in thousands):

	Qualified Defined Benefit Pension Plan		Retiree Medical Plan		Nonqualified Defined Benefit Pension Plan

	Year Ended December 31,		Year Ended December 31,		Year Ended December 31,

	2015	2016	2015	2016	2015	2016

Change in benefit obligation
Benefit obligation at the beginning of the year	$477,984	$469,769	$16,857	$15,432	$10,699	$9,981
Service cost	9,954	115	226	160	216	—
Interest cost	20,326	18,057	656	517	429	380
Participants' contributions	—	—	614	699	—	—
Benefits paid	(16,377)	(13,887)	(873)	(939)	(598)	(368)
Actuarial (gains) losses	(22,118)	11,574	(2,048)	(981)	(765)	469
Amendments, settlements and curtailments	—	(18,845)	—	(2,401)	—	(2,215)

Projected benefit obligation at end of year	$469,769	$466,783	$15,432	$12,487	$9,981	$8,247

Change in plan assets
Fair value of plan assets at beginning of year	$416,304	$395,220	$11,212	$11,420	$—	$—
Actual return on plan assets	(4,707)	30,439	20	654	—	—
Benefits paid	(16,377)	(13,887)	(714)	(693)	—	—
Employer contributions	—	—	447	340	—	—
Plan participants' contributions	—	—	558	619	—	—
Settlement accounting	—	(18,845)	—	—	—	—

Fair value of plan assets at end of year	395,220	392,927	11,523	12,340	— (a)	— (a)
Claims payable from VEBA	—	—	(103)	(166)	—	—
Fair value of plan assets at end of year adjusted for claims payable	395,220	392,927	11,420	12,174	—	—

Unfunded status of the plans	$74,549	$73,856	$4,012	$313	$9,981	$8,247

Amounts recognized in the balance sheet
Current postretirement benefit liabilities(b)	—	—	—	—	(512)	(452)
Noncurrent postretirement benefit liabilities	—	—	(4,012)	(313)	(9,469)	(7,795)
Noncurrent pension liabilities	(74,549)	(73,856)	—	—	—	—
Accumulated other comprehensive income (pretax) related to:
Net actuarial (gains) losses	65,937	67,684	(2,224)	(3,180)	(1,059)	(494)
Prior service (credit) cost	(35,389)	(30,575)	—	(2,401)	(9)	(9)

(a)
As of December 31, 2015 and 2016, the Company had assets of $4.4 million and $2.8 million, respectively, related to the nonqualified defined benefit plans held within a rabbi trust. Therefore, they represent assets of the Company and are not offset against the projected benefit obligations. These assets are recorded in other long-term assets in our consolidated balance sheets.

(b)
These current liabilities are recorded in other current liabilities in our consolidated balance sheets as of December 31, 2015 and 2016.

Vencore Holding Corp.

Notes to Consolidated Financial Statements (Continued)

19. Postretirement Plans (Continued)

          The qualified defined benefit pension plan was amended to provide an offer to terminated vested participants during the period from September 19, 2016 to October 28, 2016 to elect a lump sum payment. The lump sum of $18.8 million was paid on December 1, 2016 and the liability on the balance sheet was reduced accordingly.

          The unrecognized amounts recorded in accumulated other comprehensive (loss) income subsequently will be recognized as an expense consistent with our historical accounting policy for amortizing those amounts. Actuarial gains and losses incurred in future periods and not recognized as expense in those periods will be recognized as increases or decreases in other comprehensive (loss) income, net of tax. As they are subsequently recognized as a component of expense, the amounts recorded in other comprehensive (loss) income in prior periods are adjusted.

          The following postretirement benefit plan amounts were included as adjustments to other comprehensive (loss) income, net of tax, during the years ended December 31, 2014, 2015, 2016 and the three months ended March 31, 2016 and 2017. The amounts relate primarily to our qualified defined benefit plan. The amounts listed under "Realized but Not Recognized" reflect (a) actuarial losses or gains due to differences between actual experience and the actuarial assumptions, which occurred during 2014, 2015, 2016, and three months ending March 31, 2016 and 2017 and were recognized as a component of other comprehensive (loss) income at the end of the year, and (b) prior service cost or credit due to plan amendments (amounts in thousands):

	Year Ended December 31,			Three Months Ended March 31, (Unaudited)

	2014	2015	2016	2016	2017
Realized but not recognized
Actuarial losses and (gains)	$72,699	$9,724	$2,813	$—	$—
Prior Service cost/(Credit)	(45,057)	—	(2,401)	—	—
Recognition of previously deferred amounts
Actuarial gains and (losses)	221	(1,685)	(1,979)	(637)	(638)
Prior Service Credit	4,763	4,763	4,815	1,204	1,294

          The Company expects $1.9 million of actuarial gains and losses related to the qualified and nonqualified defined benefit pension plans included in accumulated other comprehensive income at the end of 2016 to be recognized in net pension costs during 2017. The unrecognized actuarial gains and losses related to the retiree medical plan included in accumulated other comprehensive loss at the end of 2016 are not expected to be recognized in the net pension costs during 2017. The actuarial gains and (losses) and prior service costs/(credit) from previously deferred amounts are recorded in the other, net line within the consolidated statements of operations.

Vencore Holding Corp.

Notes to Consolidated Financial Statements (Continued)

19. Postretirement Plans (Continued)

  Net Pension and Postretirement Benefit Costs

          The net pension cost and the net postretirement benefit cost included the following components (in thousands):

	Year Ended December 31,			Three Months Ended March 31, (Unaudited)

	2014	2015	2016	2016	2017

Qualified defined benefit pension plan
Service cost	$9,528	$9,953	$115	$25	$25
Interest cost	20,195	20,326	18,057	5,321	4,476
Expected return on plan assets	(28,497)	(29,425)	(25,011)	(6,239)	(6,208)
Amortization of net loss/(gain)	(4,815)	1,686	2,188	640	700
Amortization of prior service (credit)	—	(4,815)	(4,815)	(1,204)	(1,204)
Amendments, settlements and curtailments expense	—	—	2,733	—	—

Total net pension expense	$(3,589)	$(2,275)	$(6,733)	$(1,457)	$(2,211)

Retiree medical plan
Service cost	$235	$226	$160	$45	$35
Interest cost	740	656	517	171	109
Expected return on plan assets	(524)	(542)	(473)	(119)	(126)
Amortization of net (gain)/loss	(3)	—	(206)	—	(61)
Amortization of prior service cost	—	—	—	—	(88)

Total net pension expense	$448	$340	$(2)	$97	$(131)

Nonqualified defined benefit pension plans
Service cost	$96	$216	$—	$—	$—
Interest cost	441	429	380	113	81
Settlement and curtailment expense	—	—	(92)	—	—
Amortization of net (gain)/loss	(219)	(1)	(4)	(3)	(1)
Amortization of prior service cost	52	52	—	—	(2)

Total net pension expense	$370	$696	$284	$110	$78

Vencore Holding Corp.

Notes to Consolidated Financial Statements (Continued)

19. Postretirement Plans (Continued)

  Actuarial Assumptions

          The actuarial assumptions used to determine the benefit obligations at December 31, 2015 and 2016 related to our postretirement benefit plans were as follows:

	As of December 31,

	2015	2016

Defined benefit pension plans
Discount rate	4.66%	4.48%
Rate of Compensation increase	2.5%	—
Retiree medical plan
Discount Rate	4.53%	4.31%

          The rate of increase in future compensation levels is not applicable to the retiree medical plan. The actuarial assumptions used to determine the net expense related to our postretirement benefit plans in 2015 and 2016 were as follows:

	As of December 31,

	2015	2016

Defined benefit pension plans
Discount rate	4.26%	4.67%
Expected long-term rate of return on assets(a)	7.25%	6.50%
Rate of increase in future compensation levels(b)	2.50%	—
Retiree medical plan
Discount rate	4.15%	4.54%
Expected long-term rate of return on assets	7.25%	6.50%

(a)
The expected long-term rate of return on assets does not apply to the nonqualified defined benefit pension plans as they are unfunded.

(b)
For 2016, pension benefits no longer accrued in the defined benefit plan but instead were based on a flat rate of $25 per participant per quarter.

          The long-term rate of return assumption represents the expected average rate of earnings on the funds invested or to be invested to provide for the benefits included in the benefit obligations. That assumption is based on several factors including historical market index returns, the anticipated long-term asset allocation of plan assets, the historical return data, plan expenses, and the potential to outperform market index returns. For the year ended December 31, 2015, the Company used an expected long-term rate of return assumption of 7.25% for its defined benefit pension plan and retiree medical plan. For the year ended December 31, 2016, the Company used an expected long-term rate of return assumption of 6.50% for its defined and retiree plans. This expected rate of return reflects the asset allocation of the plans, and is based primarily on broad, publicly traded equity and fixed income indices and forward-looking estimates of active portfolio and investment management.

Vencore Holding Corp.

Notes to Consolidated Financial Statements (Continued)

19. Postretirement Plans (Continued)

          The rate of increase in future compensation levels is not applicable to the retiree medical plan. The medical trend assumption is not applicable as the Company provided retiree health benefits are capped over and under age 65.

          Beginning in 2016, the Company adopted the full yield curve approach to determining the interest cost component of net periodic benefit expense. Historically, this component was determined by utilizing a single weighted-average discount rate based on a yield curve used to measure the benefit obligation at the beginning of the period. In 2016, we elected to utilize a full yield curve approach by applying the specific spot rates along the yield curve used in the determination of the benefit obligation to the relevant projected cash flows. We have made this change to provide a more precise measurement of service and interest costs by improving the correlation between the projected cash flows to the corresponding spot rates along the yield curve. This change had no impact on pension and other postretirement benefit liabilities. In 2016, the interest cost was reduced by $3.6 million.

  Plan Assets

          The Company has the fiduciary responsibility for making investment decisions related to the assets of our postretirement benefit plans. The objectives for the assets of the defined benefit pension and retiree medical plans are (1) to minimize the net present value of expected funding contributions; (2) to ensure there is a high probability that each plan meets or exceeds our actuarial long-term rate of return assumptions; and (3) to diversify assets to minimize the risk of large losses. The nature and duration of benefit obligations, along with assumptions concerning asset class returns and return correlations, are considered when determining an appropriate asset allocation to achieve the investment objectives.

          Investment policies and strategies governing the assets of the plans are designed to achieve investment objectives within prudent risk parameters. Risk management practices include the use of external investment managers; the maintenance of a portfolio diversified by asset class, investment approach, and security holdings; and the maintenance of sufficient liquidity to meet benefit obligations as they come due.

          Pursuant to the investment policies established during 2014, the following asset allocations have been established and will be utilized for the qualified defined benefit pension plan assets in future years:

	Target Allocation 2017	Actual Allocation 2016

Asset Class
Cash	2.5%	3.0%
Equity Securities	30.0	31.0
Fixed Income	22.5	—
Debt Securities	—	15.0
Real estate	10.0	5.0
Other	35.0	46.0

Vencore Holding Corp.

Notes to Consolidated Financial Statements (Continued)

19. Postretirement Plans (Continued)

  Contributions and Expected Benefit Payments

          We generally determine funding requirements for our defined benefit pension plans in a manner consistent with the Employee Retirement Income Security Act of 1974 ("ERISA"). During the years ended December 31, 2015 and 2016, no contributions were made to our qualified defined benefit pension plan and no contributions are expected to be required in 2017 for this plan.

          The following benefit payments, which reflect expected future service and receipts, are expected to be paid or received in the next five years and thereafter. The payments for the retiree medical plan are shown net of estimated employee contributions for the respective years. Under the Medicare Prescription Drug, Improvement, and Modernization Act of 2003, the U.S. Government makes subsidy payments to eligible employers to offset the cost of prescription drug benefits provided to plan participants. No subsidy payments were received during the years ended December 31, 2015 and 2016 and no subsidy payments are expected to be received in the future (in thousands):

	Qualified Pension Benefits	Retiree Medical Payments	Nonqualified Pension Benefits

2017	$20,642	$522	$452
2018	21,112	554	430
2019	21,157	603	446
2020	22,296	665	442
2021	22,923	712	449
Years 2022 - 2026	131,808	4,094	2,571

  Fair Value Measurements

          The rules related to accounting for postretirement benefit plans under U.S. GAAP require certain fair value disclosures related to postretirement benefit plan assets, even though those assets are not included on our consolidated balance sheets. The following table presents the fair value of the assets (in thousands) of our plans by asset category and their level within the fair value hierarchy, which has three levels based on the reliability of the inputs used to determine fair value. Level 1 refers to fair values determined based on quoted prices in active markets for identical assets, Level 2 refers to fair values estimated using significant other observable inputs and Level 3 includes fair values estimated using significant unobservable inputs. Certain other investments are measured at fair value using their NAV per share and do not have readily determined values and are thus not subject to leveling in the fair value hierarchy. The NAV is the total value of the fund divided by the number of shares outstanding (in thousands):

Vencore Holding Corp.

Notes to Consolidated Financial Statements (Continued)

19. Postretirement Plans (Continued)

	As of December 31, 2015

	Level 1	Level 2	Level 3	Total

Investments measured at fair value
Cash and Cash Equivalents	$20,228	$—	$—	$20,228
Equity Funds	2	12,848	—	12,850
Fixed income	—	19,797	—	19,797
Corporate Funds	—	—	—	—
Real Estate Funds	—	—	24,732	24,732
Hedge Funds	—	—	—	—

Total investments measured at fair value	$20,230	$32,645	$24,732	$77,607

Investments measured at NAV
Cash and Cash Equivalents				$1,243
Equity Funds				97,529
Fixed income				93,901
Corporate Funds				3,490
Real Estate Funds				—
Hedge Funds				137,368

Total investments measured at NAV				$333,531

Total investments				$411,138

	As of December 31, 2016

	Level 1	Level 2	Level 3	Total

Investments measured at fair value
Cash and cash equivalents	$12,043	$—	$—	$12,043
Equity funds	19,390	—	—	19,390
Fixed income	19	22,364	—	22,383
Corporate funds	—	—	—	—
Real estate funds	—	—	47,102	47,102
Hedge funds	—	—	33,878	33,878

Total investments measured at fair value	$31,452	$22,364	$80,980	$134,796

Investments measured at NAV
Cash and cash equivalents				$1,544
Equity funds				111,225
Fixed income				41,607
Corporate funds				1,500
Real estate funds				—
Hedge funds				117,346

Total investments measured at NAV				$273,222

Total investments				$408,018

Vencore Holding Corp.

Notes to Consolidated Financial Statements (Continued)

19. Postretirement Plans (Continued)

          The following table illustrates our Level 3 reconciliation (in thousands):

2015 Fair Value Measurement Using Significant Unobservable Inputs (Level 3)

	Balance at January 1, 2015	Actual Return on Plan Assets	Purchases, Sales, and settlements Net	Balance at December 31, 2015

Real Estate Funds	$21,883	$2,849	$—	$24,732

	$21,883	$2,849	$—	$24,732

2016 Fair Value Measurement Using Significant Unobservable Inputs (Level 3)

	Balance at January 1, 2016	Actual Return on Plan Assets	Purchases, Sales, and settlements Net	Balance at December 31, 2016

Real Estate Funds	$24,732	$2,370	$20,000	$47,102
Hedge Funds	23,194	882	9,802	33,878

	$47,926	$3,252	$29,802	$80,980

  Valuation Techniques

          Cash equivalents are mostly comprised of short-term money-market instruments and are valued at cost, which approximates fair value.

          The equity funds, fixed income and corporate funds categorized as Level 1 are traded on active exchanges and are valued at their closing prices on the last trading day of the year.

          The equity, fixed income and hedge funds categorized as Level 2 are hedge funds that have a concentration of investments in international equities.

          The real estate and hedge funds categorized as Level 3 are valued using NAV and nominal methods based on valuation models that include significant unobservable inputs and cannot be corroborated using verifiable observable market data. Use of these inputs involves significant and subjective judgments to be made by a reporting entity. If a change in Level 3 inputs occur, the resulting amount might result in a significantly higher or lower fair value measurement. Valuations for hedge funds are valued by independent administrators. Depending on the nature of the assets, the general partners or independent administrators use both the income and market approaches in their models. The market approach consists of analyzing market transactions for comparable assets while the income approach uses earnings or the net present value of estimated future cash flows adjusted for liquidity and other risk factors. Investments in hedge funds have no discernible concentration in nature of risk.

Vencore Holding Corp.

Notes to Consolidated Financial Statements (Continued)

19. Postretirement Plans (Continued)

  Comprehensive (Loss) Income

          Comprehensive (loss) income and its components are presented in the Consolidated Statements of Comprehensive Loss. Accumulated other comprehensive (loss) income consisted of the following as of December 31, 2015 and 2016 and March 31, 2017 (in thousands):

	Year Ended December 31, 2015

	Before Tax Amount	Tax Expense		Net of Tax Amount

Pension and other postretirement benefit plans
Unrecognized losses	$(27,776)	$(28,664	)(1)	$(56,440)
Available for sale securities:
Unrecognized gains	550	24	(1)	574

	$(27,226)	$(28,640)		$(55,866)

	Year Ended December 31, 2016

	Before Tax Amount	Tax Expense		Net of Tax Amount

Pension and other postretirement benefit plans
Unrecognized losses	$(31,025)	$(28,615	)(1)	$(59,640)
Available for sale securities:
Unrecognized gains	919	(24	)(1)	895

	$(30,106)	$(28,639)		$(58,745)

	Three Months Ended March 31, 2017 (Unaudited)

	Before Tax Amount	Tax Expense	Net of Tax Amount

Pension and other postretirement benefit plans
Unrecognized losses	$(31,681)	$(28,615)	$(60,296)
Available for sale securities:
Unrecognized gains	1,049	(76)	973

	$(30,632)	$(28,691)	$(59,323)

(1)
Due to inter-period allocation and the Company's full valuation allowance, 2015 and 2016 amounts are presented in gross.

Vencore Holding Corp.

Notes to Consolidated Financial Statements (Continued)

20. Commitments and Contingencies

  Capital Leases

          Capitalized lease liabilities represent obligations due under capital leases for the use of equipment. The gross amounts of assets recorded under capital leases was $0.4 million with accumulated amortization of $0.2 million as of December 31, 2015, and $0.7 million with accumulated amortization of $0.2 million as of December 31, 2016. As of December 31, 2016, the Company reported $0.2 million in other current liabilities and $0.3 million in other long-term liabilities. As of March 31, 2017, the Company reported $0.2 million in other current liabilities and $0.2 million in other long-term liabilities.

          The future minimum lease payments required to be made under the capital leases as of December 31, 2016 are as follows (in thousands):

Years ending December 31,
2017	$246
2018	232
2019	47
2020	—
2021	—
2022 and thereafter	—

Total payments	525
Less amount representing interest	(32)

Present value of future lease payments	$493
Current portion	223
Net of current portion	$270

          The future minimum lease payments required to be made under the capital leases as of March 31, 2017 are as follows (in thousands):

Years ending December 31,
2017	$184
2018	232
2019	47
2020	—
2021	—
2022 and thereafter	—

Total payments	464
Less amount representing interest	(25)

Present value of future lease payments	$439
Current portion	227
Net of current portion	$212

          The amortization expense recorded for capital leases were $0.1 million, $0.1 million and $0.2 million for the years ended December 31, 2014, 2015 and 2016 and $0.1 million for the three months ended March 31, 2017, respectively.

Vencore Holding Corp.

Notes to Consolidated Financial Statements (Continued)

20. Commitments and Contingencies (Continued)

  Operating Leases

          The Company has operating leases for certain facilities. Rent expense was approximately $26.8 million, $31.8 million and $28.8 million for the years ended December 31, 2014, 2015 and 2016, respectively. Rent expense was approximately $7.5 million and $7.0 million for the three months ended March 31, 2016 and 2017, respectively. The Company also recognized sublease income under operating leases in the amount of $1.9 million, $2.4 million and $2.8 million for the years ended December 31, 2014, 2015 and 2016, respectively. Sublease income under operating leases was recognized in the amount of $0.7 million for the three months ended March 31, 2016 and 2017.

          Minimum future lease payments as of December 31, 2016 for all operating leases were as follows (in thousands):

	Lease Payments	Sublease Income	Net Lease Payment

Years ending December 31,
2017	$26,373	$2,140	$24,233
2018	21,407	1,592	19,815
2019	20,500	1,173	19,327
2020	18,959	854	18,105
2021	6,553	—	6,553
Thereafter	6,220	—	6,220

          Minimum future lease payments as of March 31, 2017 for all operating leases were as follows (in thousands):

	Lease Payments	Sublease Income	Net Lease Payment

Years ending December 31,
2017	$19,485	$1,743	$17,742
2018	23,270	1,961	21,309
2019	22,250	1,509	20,741
2020	20,717	1,111	19,606
2021	8,025	—	8,025
Thereafter	7,815	—	7,815

  Other

          From time to time, the Company may be subject to various litigation and related matters arising in the ordinary course of business. The Company does not believe it is currently subject to any material matters where there is at least a reasonable possibility that a material loss may be incurred.

Vencore Holding Corp.

Notes to Consolidated Financial Statements (Continued)

21. Share-based Compensation

          As of March 31, 2017, the Company had share-based compensation awards outstanding under the 2010 Incentive Bonus Plan, pursuant to The SI Organization Holdings LLC's limited liability company agreement.

          Total Class B/B-1 Membership Interests authorized for issuance represent up to 6.5% of the aggregate Membership Interests in The SI Organization Holdings LLC. The Class B/B-1 Membership Interests are subject to a vesting schedule, under which vesting occurs in increments of 20% on each annual anniversary of the initial grant date. Ownership with respect to the Class B/B-1 Membership Interests becomes fully vested on the fifth anniversary of the initial grant date. Any unvested portion of Class B/B-1 Membership Interests reverts to The SI Organization Holdings LLC in the event of forfeiture or reduction in accordance with the terms of the amended and restated limited liability company operating agreement of The SI Organization Holdings LLC. Class B/B-1 Membership Interests have no exercise price and are not subject to expiration. Pursuant to the terms of the amended and restated limited liability company operating agreement of The SI Organization Holdings LLC, the holders of Class B/B-1 Membership Interests are entitled to receive their respective proportional interest of all distributions made by The SI Organization Holdings LLC, provided the holders of Class A Membership Interests have received an 8.0% per annum rate of return on their invested capital. During 2015, certain members of the Company's management were granted Class B-1 Membership Interests in The SI Organization Holdings LLC. At December 31, 2015 and 2016 and March 31, 2017, the aggregate outstanding individual grants of Class B/B-1 Membership Interests represented approximately 6.03%, 5.55% and 5.55% respectively, of the Membership Interests in The SI Organization Holdings LLC.

          Under the terms of the Company's Incentive Bonus Plan, phantom equity awards are granted to employees, directors and consultants. These awards are subject to a vesting schedule, under which vesting occurs in increments of 20% on each annual anniversary of the initial grant date. Ownership with respect to the phantom equity awards becomes fully vested on the fifth anniversary of the initial grant date. In June and October of 2015 and March of 2016, certain members of the Company's management were granted phantom equity awards and at December 31, 2015 and 2016 and March 31, 2017, the aggregate outstanding individual grants of phantom equity awards were equivalent to approximately 0.62% of Class B-1 Membership Interests in The SI Organization Holdings LLC.

          We recorded compensation expense of $2.1 million, $4.0 million and ($0.2) million for the years ended December 31, 2014, 2015 and 2016 and $0.2 million for the three months ended March 31, 2017, respectively. We recorded the corresponding liability of $6.8 million in other long-term liabilities as of December 31, 2015 and $6.6 million and $6.8 million in accrued compensation and benefits as of December 31, 2016 and March 31, 2017, respectively, on our consolidated balance sheets. The change in presentation relates to a change in assumption of estimated time to liquidity from 3 years to 1 year. The fair value of the awards as of December 31, 2015 and 2016 and March 31, 2017 was $10.9 million, $8.2 million and $8.1 million, respectively. There were awards forfeited in 2015 and 2016, but these forfeitures have no impact on the total liability. The compensation expense related to the Membership Interests is not deductible for tax purposes.

          As of December 31, 2014, 2015 and 2016 and March 31, 2017, the non-vested portion of Class B/B-1 membership interests represent 51%, 46%, 25% and 22%, respectively.

Vencore Holding Corp.

Notes to Consolidated Financial Statements (Continued)

22. Related Party Transactions

          The Company pays an annual management fee to certain equity owners equal to the greater of $2.0 million or 3% of the Company's Consolidated EBITDA, as defined in the Company's First Lien and Second Lien agreements. The Company paid $3.5 million in each of 2014 and 2015 related to the annual management fee obligation. Prior to 2016, the annual management fee was not to exceed $3.5 million; however with the amendment of the original first lien and second lien credit agreements in June 2016, this cap was removed. See "Note 18 — Long-term Debt and Interest Rate Swap" for additional information on the debt refinancing transaction. The Company's obligation for 2016 was $3.7 million, of which $2.0 million was paid as of March 31, 2017 and the remainder was paid on May 24, 2017.

          In 2014, the Company paid $4.1 million to certain equity owners for support related to merger and acquisition and debt restructuring activities. In 2015, the Company paid $0.5 million to certain equity owners for other services. In 2016, the Company paid $3.0 million to certain equity owners for support related to debt restructuring.

          Certain members of the Company's management and certain members of the Strategic Advisory Board of Vencore and the Board of Managers of The SI Organization Holdings LLC were granted Class B Membership Interests in The SI Organization Holdings LLC, the sole shareholder of Vencore Holding Corp. The SI Organization Holdings LLC conducts no operations and was established solely for the purpose of holding equity in Vencore, Inc. through its ownership of Vencore Holding Corp.

          Additionally, two of the Company's equity owners, TCW/Crescent Mezzanine, LLC (whose affiliates collectively own 3% of the Class A Membership Interests in The SI Organization Holdings LLC) and DLJ Investment Partners (whose affiliates collectively own 1% of the Class A Membership Interests in The SI Organization Holdings LLC) each held a portion of the Company's $175.0 million aggregate principal amount of 11.5% senior subordinated notes (see "Note 17 — Long-term Debt and Interest Rate Swap"), which were extinguished during the year ended December 31, 2016.

          Two members of Vencore's Strategic Advisory Board were affiliated with companies that provide consulting services to the Company. Payments to those companies amounted to $0.6 million during 2014 and $40,000 during 2015. Of those amounts, the Chertoff Group (affiliated with Charles Allen) received $20,000 and $0.5 million during 2014 and 2015, respectively. JKH Consulting (affiliated with Jeffrey Harris) received $49,500 and $20,000 during 2014 and 2015, respectively.

          Members of the Board of Managers of The SI Organization Holdings LLC received $50,000, $37,000, and $22,500 of fees for service on that Board during 2014, 2015 and 2016, respectively.

          Truven Health Analytics, which was previously controlled by Veritas Capital, provides contract labor to Vencore. Payments to Truven Health Analytics amounted to $0.1 million, $0.2 million, and $0.1 million during 2014, 2015, and 2016, respectively.

23. Earnings Per Share

          The Company computes basic and diluted earnings per share amounts based on net income for the periods presented. The Company uses the weighted average number of common shares outstanding during the period to calculate basic earnings per share, or EPS. Diluted EPS adjusts

Vencore Holding Corp.

Notes to Consolidated Financial Statements (Continued)

23. Earnings Per Share (Continued)

the weighted average number of shares outstanding to include the dilutive effect of outstanding common stock options and other stock-based awards.

          The following table sets forth the computation of basic and diluted earnings per share attributable to the Company's stockholders (in thousands, except per share data):

	Years Ended December 31,			Three Months Ended March 31, (Unaudited)

	2014	2015	2016	2016	2017

Earnings for basic computations	$(109,907)	$10,410	$1,027	$696	$3,328
Weighted-average Common Stock outstanding	1	1	1	1	1

Total weighted-average common shares outstanding for basic computations	1	1	1	1	1
Earnings for diluted computations	$(109,907)	$10,410	$1,027	$696	$3,328
Average number of common shares outstanding for diluted computations	1	1	1	1	1
Earnings per common share

Basic	$(109,907)	$10,410	$1,027	$696	$3,328

Diluted	$(109,907)	$10,410	$1,027	$696	$3,328

24. Subsequent Events

          No material subsequent events have occurred since March 31, 2017, that requires recognition or disclosure in these financial statements. Subsequent events have been evaluated through June 21, 2017, the date these financial statements were issued or were available to be issued.

Independent Auditors' Report

The Board of Directors
Vencore:

Report on the Financial Statements

          We have audited the accompanying combined financial statements of the Services and Solutions Group (a division of QinetiQ North America, Inc.) (the Company), which comprise the combined balance sheets as of March 31, 2014 and 2013, and the related combined statements of operations, changes in divisional net assets (deficit), and cash flows for each of the years in the three-year period ended March 31, 2014, and the related notes to the combined financial statements.

Management's Responsibility for the Financial Statements

          Management is responsible for the preparation and fair presentation of these combined financial statements in accordance with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of the combined financial statements that are free from material misstatement, whether due to fraud or error.

Auditors' Responsibility

          Our responsibility is to express an opinion on these combined financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free from material misstatement.

          An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the combined financial statements. The procedures selected depend on the auditors' judgment, including the assessment of the risks of material misstatement of the combined financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the combined financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the combined financial statements.

          We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

          In our opinion, the combined financial statements referred to above present fairly in all material respects, the financial position of the Company as of March 31, 2014, and 2013, and the results of their operations and their cash flows for each of the years in the three-year period ended March 31, 2014 in accordance with U.S. generally accepted accounting principles.

/s/ KPMG LLP

McLean, Virginia
December 17, 2014

SERVICES AND SOLUTIONS GROUP
(a division of QinetiQ North America, Inc.)

Combined Balance Sheets

March 31, 2014 and 2013

(In thousands)

	2014	2013

Assets
Current assets:
Cash and cash equivalents	$39,478	11,107
Accounts receivable, net (note 3)	117,741	147,977
Inventories, net	1,202	1,371
Other receivables (note 8)	12,117	12,161
Income tax receivable, from Parent	8,870	11,533
Due from affiliate (note 7)	—	3,843
Deferred tax asset (note 8)	—	6,042
Prepaid expenses and other current assets	4,450	4,516

Total current assets	183,858	198,550
Property, plant and equipment, net (note 4)	10,694	14,619
Goodwill (note 6)	48,126	127,569
Intangible assets, net (note 6)	55,502	67,523
Deferred tax asset (note 8)	—	2,327
Other assets	21,926	19,327

Total assets	$320,106	429,915

Liabilities and Divisional Net Assets (Deficit)
Current liabilities:
Accounts payable	$14,881	16,424
Accrued compensation expense	38,107	48,758
Other accrued expenses (note 5)	29,040	42,741
Billings in excess of costs and estimated earnings on uncompleted contracts	4,597	3,351
Due to affiliates (note 7)	8,012	113,630
Intercompany loan (note 7)	183,691	340,919
Other current liabilities	12,969	13,895

Total current liabilities	291,297	579,718
Other noncurrent liabilities	28,279	25,171

Total liabilities	319,576	604,889
Divisional net assets (deficit)	530	(174,974)

Total liabilities and divisional net assets (deficit)	$320,106	429,915

See accompanying notes to combined financial statements.

SERVICES AND SOLUTIONS GROUP
(a division of QinetiQ North America, Inc.)

Combined Statements of Operations

Years ended March 31, 2014, 2013, and 2012

(In thousands)

	2014	2013	2012

Revenue	$647,502	732,891	835,834
Cost of revenue	518,647	570,941	639,398

Gross profit	128,855	161,950	196,436
Selling, general and administrative expenses	104,307	145,215	140,085
Goodwill impairment	79,443	443,887	—
Depreciation and amortization	15,974	17,398	18,968

Operating loss	(70,869)	(444,550)	37,383
Other income (note 8)	—	—	11,604
Interest expense, net	(11,605)	(11,873)	(13,089)

Income (loss) before income taxes	(82,474)	(456,423)	35,898
Income tax expense (benefit) (note 8)	3,426	(23,525)	28,591

Net income (loss)	$(85,900)	(432,898)	7,307

See accompanying notes to combined financial statements.

SERVICES AND SOLUTIONS GROUP
(a division of QinetiQ North America, Inc.)

Combined Statements of Divisional Net Assets (Deficit)

Years ended March 31, 2014 , 2013 and 2012

(In thousands)

Divisional net assets (deficit)

Balance at March 31, 2011	296,283
Dividends	(51,812)
Settlement of taxes with parent	(6,455)
Net income	7,307

Balance at March 31, 2012	$245,323
Dividends	(132)
Settlement of taxes with parent	12,733
Net loss	(432,898)

Balance at March 31, 2013	(174,974)
Dividends	(117)
Settlement of taxes with parent	9,577
Settlement of intercompany debt with parent (note 11)	251,944
Net loss	(85,900)

Balance at March 31, 2014	$530

See accompanying notes to combined financial statements.

SERVICES AND SOLUTIONS GROUP
(a division of QinetiQ North America, Inc.)

Combined Statements of Cash Flows

Years ended March 31, 2014, 2013, and 2012

(In thousands)

	2014	2013	2012

Cash flows from operating activities:
Net income (loss)	$(85,900)	(432,898)	7,307
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	15,974	17,398	18,968
Loss on disposal of property, plant and equipment	1,525	330	317
Deferred income taxes	8,369	(22,433)	(373)
Goodwill impairment	79,443	443,887	—
Changes in other operating items:
Accounts receivable, net	30,236	52,049	(21,379)
Inventories	169	338	(230)
Income tax receivable	2,663	13,622	(8,504)
Other current and noncurrent assets	(2,489)	(734)	(9,696)
Accounts payable and accrued expenses	(25,895)	(11,115)	(7,324)
Other liabilities	3,428	6,665	14,601

Net cash provided by (used in) operating activities	27,523	67,109	(6,313)

Cash flows from investing activities:
Purchases of property, plant and equipment	(1,615)	(9,461)	(606)
Proceeds from the sale of property, plant and equipment	62	—	10

Net cash used in investing activities	(1,553)	(9,461)	(596)

Cash flows from financing activities:
Net (decrease) increase in amounts due to/from affiliates	(12,136)	54,527	73,535
Dividends paid	(117)	(132)	(51,812)
Net proceeds from intercompany loan	14,654	(121,234)	(15,205)

Net cash provided by (used in) financing activities	2,401	(66,839)	6,518

Net increase (decrease) in cash and cash equivalents	28,371	(9,191)	(391)
Cash and cash equivalents at beginning of year	11,107	20,298	20,689

Cash and cash equivalents at end of year	$39,478	11,107	20,298

See accompanying notes to combined financial statements.

SERVICES AND SOLUTIONS GROUP
(a division of QinetiQ North America, Inc.)

Notes to Combined Financial Statements

March 31, 2014, 2013, 2012

(1) Description of Business and Significant Accounting Policies

Business

          The QinetiQ North America, Inc. (QNA) is a wholly owned subsidiary of QinetiQ U.S. Holdings, Inc. (Holdings), which is a wholly owned subsidiary of QinetiQ Group Plc (QinetiQ). QinetiQ is an international provider of technology-based services and solutions to the defense, security and related markets and is headquartered in the United Kingdom. QinetiQ was founded in 2001, and has been publically traded on the London Stock Exchange (FTSE) since 2006.

          QNA, created in 2005, operates under a U.S. Department of Defense approved Proxy Agreement with two operating divisions, the Services and Solutions Group, and the U.S. Products Group. The U.S. Products group of QNA delivers high technology research services and development of defense and security related products to the U.S. Defense, civilian government, and the commercial market. The Services and Solutions Group (SSG) of QNA is a provider of differentiated technical services and engineering solutions primarily to the U.S. federal Government. SSG focused on the civil, defense, intelligence and homeland security markets and performs work on contracts for NASA, the U.S. Army, U.S. Air Force, Department of Homeland Security and various members of the intelligence community.

          On May 23, 2014, certain portions of QNA, including the SSG division were sold to the SI Organization (note 14).

          These combined financial statements include the combination of certain assets, liabilities, results of operations and cash flows of QinetiQ North America, Inc. and SSG, and excludes QNA's investment in the U.S. Products Group and a small commercial business portion of SSG known as "Cyveillance". Accordingly, the accompanying combined financial statements exclude certain administrative costs and expenses incurred by QNA, which have been allocated to the U.S. Products Group and Cyveillance. These costs have been allocated on a pro rata basis based primarily on employee headcount, payroll, revenues, property and equipment, inventory, facilities usage, or other appropriate measures, depending on the nature of the cost.

(2) Summary of Significant Accounting Policies

(a)    Principles of Combination

          The combined financial statements include the accounts of QNA and SSG, and exclude QNA's investment in the U.S. Products Group and Cyveillance. Intercompany balances and transactions have been eliminated. The entity to which these combined financial statements relate to is hereafter referred to as "the Company."

(b)    Significant Customers and Concentration of Credit Risk

          During the years ended March 31, 2014, 2013 and 2012, approximately 98%, 98%, and 96%, respectively, of the Company's total revenues were attributable to prime contracts with the U.S. government or to subcontracts with other contractors engaged in work for the U.S. government. Substantially all of the Company's accounts receivable as of March 31, 2014 and 2013 are due from the U.S. government.

SERVICES AND SOLUTIONS GROUP
(a division of QinetiQ North America, Inc.)

Notes to Combined Financial Statements (Continued)

March 31, 2014, 2013, 2012

(2) Summary of Significant Accounting Policies (Continued)

(c)    Cash and Cash Equivalents

          Cash and cash equivalents primarily consist of cash at banks and short-term deposits that are readily convertible into cash.

(d)    Accounts Receivables and Other

          Accounts receivables includes trade amounts billed and currently due from customers, unbilled amounts that have been recognized for accounting purposes but not yet billed to customers, and retainages. Unbilled receivables in the accompanying combined balance sheet represent unbilled amounts earned and reimbursable under contracts in progress. These amounts become billable according to the contract terms, which usually consider the passage of time, achievement of milestones or completion of the project. Substantially all of the unbilled amounts are expected to be billed and collected over the next twelve months. The allowance for doubtful accounts is established based on management's judgment of the likelihood of collection for each specific account and includes a reserve for amounts which may become uncollectible based on unforeseen future events.

(e)    Revenue Recognition

          The Company provides products and services under time-and-material, cost reimbursable, and firm fixed price contracts to both government and commercial customers. We recognize revenue as work is performed and amounts are earned. The Company considers amounts to be earned once evidence of an arrangement has been obtained, services are delivered, fees are fixed and determinable, and collectability is reasonably assured.

          Revenue on cost-plus contracts is recognized based on costs incurred plus an estimate of the negotiated fee earned. Revenue on time and material contracts is recognized based on hours worked and expenses incurred. Revenue on long-term fixed price contracts is recognized based on the percentage of completion method, whereby the amount of revenue recognized is determined based on the ratio of costs incurred to date to total estimated costs to complete the contract. Revenue on certain fixed price contracts for the purchase and resale of equipment or other products is recognized when the equipment or products are delivered.

          Where contracts have multiple deliverables, we evaluate these deliverables at the inception of each contract and as each item is delivered. As part of this evaluation, we consider whether (i) a delivered item has value to a customer on a stand-alone basis; (ii) there is objective and reliable evidence of the fair market value of the undelivered item; and (iii) whether the delivery of the undelivered items is considered probable and substantially within our control. Where deliverables have all three characteristics, we treat each deliverable item as a separate unit of accounting and apply the relevant revenue recognition guidance to each deliverable.

          As part of the Company's on-going operations to provide services to its customers, incidental expenses, which are commonly referred to as "out-of-pocket" expenses, are billed to customers, either directly as a pass-through cost or indirectly as a cost estimated in proposing on fixed price contracts. Out-of-pocket expenses include expenses such as airfare, mileage, hotel stays,

SERVICES AND SOLUTIONS GROUP
(a division of QinetiQ North America, Inc.)

Notes to Combined Financial Statements (Continued)

March 31, 2014, 2013, 2012

(2) Summary of Significant Accounting Policies (Continued)

out-of-town meals and telecommunication charges. The Company's policy provides for these expenses to be recorded as both revenue and direct cost of services.

(f)     Contract Related Liabilities

          Billings in excess of costs and estimated earnings on uncompleted contracts in the accompanying combined balance sheets represent advanced billings to clients on contracts in advance of work performed. Generally, such amounts will be earned and recognized in revenue over the next twelve months.

(g)    Comprehensive Income

          There was no difference between net income (loss) presented in the combined statements of operations and comprehensive income (loss) for the years ended March 31, 2014, 2013, and 2012.

(h)    Property, Plant and Equipment

          Purchases of property, plant and equipment, and leasehold improvements are capitalized and stated at costs less accumulated depreciation. Major additions and improvements are capitalized while maintenance and repairs, which do not extend the lives of the assets, are expensed as incurred. As assets are retired or sold, the cost and related accumulated depreciation are removed from the related accounts, and any gain or loss is reflected in the results of operations when realized. Property, plant and equipment, and leasehold improvements are depreciated on a straight line basis based on the following number of years.

Computer equipment and software	3 years
Machinery and equipment	5 years
Vehicles	5 years
Furniture and fixtures	7 years
Leasehold improvements	Shorter of asset life or term of lease

(i)      Impairment of Long-Lived Assets

          Long-lived assets, such as property, plant and equipment, and intangibles subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized at the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of would be separately presented in the balance sheet and reported at the lower of the carrying amount or fair value less costs to sell, and would no longer be depreciated.

SERVICES AND SOLUTIONS GROUP
(a division of QinetiQ North America, Inc.)

Notes to Combined Financial Statements (Continued)

March 31, 2014, 2013, 2012

(2) Summary of Significant Accounting Policies (Continued)

(j)      Goodwill and Intangible Assets

          The Company's intangible assets include amounts recognized in connection with acquisitions, including customer relationships, contract backlog, software and noncompete agreements. Intangible assets are initially valued at fair market value using valuation methods appropriate for the type of intangible asset. Amortization is recognized on a straight-line basis over the estimated useful life of the intangible assets, except for contract backlog which is recognized in proportion to the projected revenue streams of the related backlog. Intangible assets with definite lives are reviewed for impairment if indicators of impairment arise. The Company does not have any intangible assets with indefinite useful lives.

          Goodwill is an asset representing the future economic benefits arising from other assets acquired in a business combination that are not individually identified and separately recognized. Goodwill is reviewed for impairment at least annually in accordance with the provisions of ASC Topic 350, Intangibles — Goodwill and Other. In September 2011, the FASB issued ASU 2011-08, Testing Goodwill for Impairment, which provides an entity the option to perform a qualitative assessment to determine whether it is more-likely than-not that the fair value of a reporting unit is less than its carrying amount prior to performing the two-step goodwill impairment test. If this is the case, the two-step goodwill impairment test is required. If it is more-likely than-not that the fair value of a reporting is greater than its carrying amount, the two-step goodwill impairment test is not required. The Company applied this guidance during the year ended March 31, 2014, and determined that the two-step test was required.

          Under the first step of the two-step test, the fair value of the reporting unit is compared with its carrying value (including goodwill). The Company as a whole represents one reporting unit for goodwill impairment purposes. If the fair value of the reporting unit is less than its carrying value, an indication of goodwill impairment exists for the reporting unit and the enterprise must perform step two of the impairment test (measurement). Under step two, an impairment loss is recognized for any excess of the carrying amount of the reporting unit's goodwill over the implied fair value of that goodwill. The implied fair value of goodwill is determined by allocating the fair value of the reporting unit in a manner similar to a purchase price allocation and the residual fair value after this allocation is the implied fair value of the reporting unit goodwill. Fair value of the reporting unit is determined using a discounted cash flow analysis. If the fair value of the reporting unit exceeds its carrying value, step two does not need to be performed.

          The Company performs its annual impairment review of goodwill as of March 31, and when a triggering event occurs between annual impairment tests. During the year ended March 31, 2014 the Company's revenues and cash flows continued to decline as a result of a continued reduction in spending by the U.S. Federal Government, which resulted in the recording of a goodwill impairment of approximately $79.4 million. The Company recorded a goodwill impairment of approximately $444M during the year ended March 31, 2013, and no impairment was recorded for goodwill or intangible assets during the year ended March 31, 2012.

SERVICES AND SOLUTIONS GROUP
(a division of QinetiQ North America, Inc.)

Notes to Combined Financial Statements (Continued)

March 31, 2014, 2013, 2012

(2) Summary of Significant Accounting Policies (Continued)

(k)     Stock Compensation Plan

          The Company accounts for its employee stock-based compensation awards in accordance with ASC Topic 718, Compensation — Stock Compensation. ASC Topic 718 requires that all employee stock-based compensation is recognized as a cost in the financial statements and that for equity-classified awards such cost is measured at the grant date fair value of the award.

(l)      Income Taxes

          Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis and for operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

          The Company does not file separate U.S. Federal, state and foreign income tax returns, but rather is included in the consolidated income tax returns of its immediate parent, Holdings. For purposes of these combined financial statements, the income tax provision was computed as if the Company was a separate taxable entity filing its own tax returns in the jurisdictions in which it operates (the separate return method). The difference between the Company's income tax expense or benefit included in these combined financial statements and amounts payable or receivable to the parent for income taxes is treated as credit or charge to divisional net assets (deficit) in the accompanying statement of changes in divisional net assets. The amounts payable or receivable are recorded in due to affiliates or income tax receivable in the accompanying balance sheet.

          In accordance with ASC Subtopic 740-10, Income Taxes — Overall, the Company recognizes the effect of income tax positions only if those positions are more likely than not of being sustained. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Change in recognition or measurement are reflected in the period in which the change in judgment occurs. The Company records interest related to unrecognized tax benefits in interest expense on the statement of operations.

(m)   Use of Estimates

          The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. On an ongoing basis, the Company evaluates the estimates used, including but not limited to those related to revenue recognition, the allowance for doubtful accounts receivable, impairments of goodwill and other intangible assets, valuation of stock based compensation awards, self-insurance liabilities and income taxes. Actual results could differ from these estimates.

SERVICES AND SOLUTIONS GROUP
(a division of QinetiQ North America, Inc.)

Notes to Combined Financial Statements (Continued)

March 31, 2014, 2013, 2012

(2) Summary of Significant Accounting Policies (Continued)

(n)    Fair Value of Measurements

          FASB ASC Topic 820 — Fair Value Measurements (ASC Topic 820) establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to measurements involving significant unobservable inputs (Level 3 measurements). The Company applies ASC Topic 820 to fair value measurements of financial assets and financial liabilities and to fair value measurements of nonfinancial assets and nonfinancial liabilities that are recognized or disclosed at fair value in the financial statements on a recurring or a nonrecurring basis.

          The three levels of the fair value hierarchy are as follows:

  •
  Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date.

  •
  Level 2 inputs are inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly.

  •
  Level 3 inputs are unobservable inputs for the asset or liability.

          The level in the fair value hierarchy, within which a fair measurement in its entirety falls, is based on the lowest level input that is significant to the fair value measurement in its entirety.

          The fair value of the Company's current financial assets and liabilities including cash and cash equivalents, accounts receivable, accounts payable, and amounts due to affiliates approximates carrying value due to the short-term nature of such amounts. The fair value of the Company's intercompany loan to its parent approximates carrying value due to the variable interest rate of the loan. The fair value of goodwill for purposes of impairment testing is determined by estimating the expected present value of future cash flows without reference to observable market transactions and is considered to be within Level 3 of the fair value hierarchy.

(o)    Leases

          The Company leases various office space, machinery and equipment under noncancelable operating leases which have minimum lease obligations. Several of the leases contain provisions for rent escalations based primarily on increases in real estate taxes and operating costs incurred by the lessor. Rent expense is charged to operations on a straight-line basis over the terms of the leases.

(p)    Inventories

          Inventories consist primarily of raw materials used in the execution of certain long-term contracts and are valued at average cost.

SERVICES AND SOLUTIONS GROUP
(a division of QinetiQ North America, Inc.)

Notes to Combined Financial Statements (Continued)

March 31, 2014, 2013, 2012

(2) Summary of Significant Accounting Policies (Continued)

(q)    Research and Development Costs

          During the years ended March 31, 2014, 2013 and 2012, the Company incurred approximately $622,339, $621,672, and $809,000, respectively, in research and developments costs, which were expensed as incurred.

(r)     Accounting Standards Issued

          In December 2011, the FASB issued ASU No. 2011-11, Balance Sheet (Topic 210): Disclosures about Offsetting Assets and Liabilities. ASU 2011-11 requires an entity to disclose information about offsetting and related arrangements to enable users of financial statements to understand the effect of those arrangements on its financial position, and to allow investors to better compare financial statements prepared under U.S. GAAP with financial statements prepared under International Financial Reporting Standards (IFRS). The new standards are effective for annual periods beginning January 1, 2013, and interim periods within those annual periods. Retrospective application is required. The Company will implement the provisions of ASU 2011-11 as of April 1, 2014.

          On May 28, 2014, the Financial Accounting Standards Board issued ASU No. 2014-09, "Revenue from Contracts with Customers," which requires an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers. The ASU will replace most existing revenue recognition guidance when it becomes effective. The new standard is effective on January 1, 2017. Early application is not permitted. The standard permits the use of either the retrospective or cumulative effect transition method. The Company has not yet selected a transition method nor has it determined the effect of the standard on its ongoing financial reporting.

(3) Receivables

          Receivables consist of the following components as of March 31, 2014 and 2013 (in thousands):

	2014	2013

Billed receivables	$52,822	55,022
Unbilled receivables	67,232	94,916

	120,054	149,938
Allowance for doubtful accounts	(2,313)	(1,961)

Accounts receivable, net	$117,741	147,977

SERVICES AND SOLUTIONS GROUP
(a division of QinetiQ North America, Inc.)

Notes to Combined Financial Statements (Continued)

March 31, 2014, 2013, 2012

(4) Property, Plant and Equipment

          Property, plant and equipment at March 31, 2014 and 2013 consisted of the following (in thousands):

	2014	2013

Furniture and fixtures	$7,589	10,463
Equipment and machinery	13,762	15,404
Leasehold improvements	4,102	7,723
Vehicles	3	7
Land	1,058	1,058
Software	3,530	3,992
Construction in process	94	829

	30,138	39,476
Accumulated depreciation	(19,444)	(24,857)

Property, plant and equipment, net	$10,694	14,619

          Depreciation expense was approximately $4.0 million, $3.8 million and $4.5 million, respectively, for the years ended March 31, 2014, 2013 and 2012.

(5) Accrued Expenses

          Accrued expenses at March 31, 2014 and 2013 consisted of the following (in thousands):

	2014	2013

Accrued subcontractor costs	$11,600	21,137
Indirect cost rate reserves	3,715	3,806
Accrued lease termination costs	2,535	6,422
Other accrued costs	11,190	11,376

Total accrued expenses	$29,040	42,741

(6) Goodwill and Intangible Assets

(a)    Goodwill

          Changes in the carrying amount of goodwill for the years ended March 31, 2014 and 2013 were as follows (in thousands):

	2014	2013

Beginning of year balance	$127,569	571,456
Impairment	(79,443)	(443,887)

End of year balance	$48,126	127,569

SERVICES AND SOLUTIONS GROUP
(a division of QinetiQ North America, Inc.)

Notes to Combined Financial Statements (Continued)

March 31, 2014, 2013, 2012

(6) Goodwill and Intangible Assets (Continued)

(b)    Intangible Assets Subject to Amortization

          Intangible assets with finite lives are subject to amortization over their estimated useful lives. The primary assets included in this category and their respective balances at March 31, 2014 were as follows (in thousands):

	Gross amount	Weighted average amortization period	Accumulated amortization	Net

Customer relationships	$164,919	7 years	$110,264	54,655
IP agreements	3,809	4 years	3,071	738
Brand name	9,883	8 years	9,774	109

	$178,611		$123,109	55,502

          The primary assets included in this category and their respective balances at March 31, 2013 were as follows (in thousands):

	Gross amount	Weighted average amortization period	Accumulated amortization	Net

Customer relationships	$164,919	7 years	$100,038	64,881
IP agreements	3,809	4 years	2,764	1,045
Brand name	9,883	8 years	8,286	1,597

	$178,611		$111,088	67,523

          Amortization expense related to intangible assets was approximately $12.0 million, $13.6 million and $14.5 million, respectively, for the years ended March 31, 2014, 2013 and 2012. Estimated amortization expense for intangible assets included in the Company's balance sheet as of March 31, 2014, is as follows (in thousands):

Fiscal year ending:
2015	$9,186
2016	6,448
2017	5,271
2018	4,500
2019	3,963
Thereafter	26,134

Total	$55,502

SERVICES AND SOLUTIONS GROUP
(a division of QinetiQ North America, Inc.)

Notes to Combined Financial Statements (Continued)

March 31, 2014, 2013, 2012

(7) Intercompany Loan and Guarantee, and Due to Affiliates

          The Company has an intercompany loan arrangement with Holdings, a wholly owned and controlled subsidiary of the ultimate parent QinetiQ Group Plc. The Company's loan arrangement with QinetiQ provides for total borrowings of up to $550,000,000.

          As of March 31, 2014 and 2013, there was approximately $183.7 million and $340.9 million, respectively, of borrowings outstanding and approximately $366.3 million and $209.1 million, respectively, of available borrowings under the loan arrangement. Borrowings under loan arrangement mature on December 31, 2014, and are due on demand at any time.

          The interest rate on the loan is based on the 3 month LIBOR rate plus a margin of 250 basis points. Interest is accrued, calculated on a 360 day year and is payable on the last day of each quarter. Approximately $10.4 million, $11.9 million and $14.7 million of interest was paid during the fiscal years ended March 31, 2014, 2013 and 2012, respectively.

          QNA Inc, along with QinetiQ's other subsidiaries, is a subsidiary guarantor under QinetiQ's line of credit facility (multi-currency tranches: $250m and £118m) but not any of QinetiQ private placement notes. Under the guarantee, the Company guarantees payment of all of the QinetiQ obligations under the line of credit facility. As of March 31, 2014 and 2013, amounts outstanding under QinetiQ's line of credit were nominal. To date, the Company has not incurred any obligation under the guarantee. Due to the related party nature of the arrangement, the fair value of the guarantee is not reflected in these financial statements.

          At March 31, 2014 and 2013, the Company had other amounts due to QinetiQ of approximately $8.9 million and $109.8 million, respectively. The amount included in due to affiliates on the combined balance sheet primarily represents amounts due to the U.S. Products Group in connection with a central cash treasury function maintained by QNA over all of its subsidiaries at March 31, 2013 and amounts due to Holdings for income taxes at March 31, 2014.

          During 2014, QNA's interest in the US Products Group and Cyveillance were transferred to QinetiQ in exchange for the elimination of approximately $252 million of intercompany loans and debt. As the exchanged occurred between entities under common control, there was no gain or loss recorded, and the elimination of loans and debt as been reflected as a capital contribution from the parent. For the statement of cash flow the elimination of the loans and debt represent non-cash financing activities.

(8) Income Taxes

          The Company does not file separate U.S. Federal, state, and foreign income tax returns, but rather is included in the consolidated income tax returns of its immediate parent, Holdings. For purposes of these combined financial statements, income taxes have been computed as if the Company was a separate taxable entity filing its own income tax returns in the jurisdictions in which it operates.

SERVICES AND SOLUTIONS GROUP
(a division of QinetiQ North America, Inc.)

Notes to Combined Financial Statements (Continued)

March 31, 2014, 2013, 2012

(8) Income Taxes (Continued)

          The components of income tax expense (benefit) are as follows for the years ended March 31, 2014, 2013 and 2012 (in thousands):

	2014	2013	2012

Income tax expense (benefit):
Current:
Federal	$(4,331)	(1,864)	25,501
State	(612)	772	3,463

	(4,943)	(1,092)	28,964

Deferred:
Federal	7,238	(21,632)	(96)
State	1,131	(801)	(277)

	8,369	(22,433)	(373)

Income tax expense (benefit)	$3,426	(23,525)	28,591

          The following presents a reconciliation of the differences between actual income tax expense and the amount computed by applying the federal statutory rate of 35% to income from continued operations before taxes for the years ended March 31, 2014, 2013 and 2012:

	2014	2013	2012

U.S. federal statutory rate	35.0%	35.0%	35.0%
Increase (reduction) resulting from:
U.S. State income taxes, net of federal benefits	—	0.9	3.8
Change in carrying value of deferred balances	—	—	0.1
Change in valuation allowance	(12.6)	(4.6)	—
Goodwill impairment	(25.8)	(26.1)	—
Permanent differences	(0.2)	(0.1)	(11.6)
Other	(1.0)	—	—
Uncertain tax positions	0.4	—	52.3

	(4.2)%	5.1%	79.6%

          As of March 31, 2014 and 2013, the Company had state related net operating loss carry forwards of $1.0 million and $1.3 million, respectively, which expire mostly in 2032 and 2033.

          At March 31, 2014 and 2013, the Company had an accrual of approximately $11.4 million and $11.7 million, respectively, for tax exposures (excluding accrued interest and penalties), primarily relating to a proposed adjustment by the Internal Revenue Service relating to a compensation deduction taken in a prior tax return filed by Holdings. Management disagrees with the proposed adjustment and has filed a petition with the U.S. Tax Court to present its case. The total amount reserved for this proposed adjustment is approximately $11 million which is included in other current liabilities on the accompanying balance sheet. Interest expense related to the tax exposures

SERVICES AND SOLUTIONS GROUP
(a division of QinetiQ North America, Inc.)

Notes to Combined Financial Statements (Continued)

March 31, 2014, 2013, 2012

(8) Income Taxes (Continued)

amounted to $0.4 million, $0.3 million and $0.8 million, respectively, for the years ended March 31, 2014, 2013, and 2012. As of March 31, 2014, the Company had approximately $1.5 million in accrued interest related to unrecognized tax benefits reflected in its combined balance sheet. In connection with an escrow agreement relating to a previous acquisition to which this reserve relates, the Company is indemnified against the tax obligation incurred relating to this matter up to $15 million. The Company has recognized a receivable of approximately $11 million for the expected probable recovery under the escrow agreement. The escrow receivable is included in other receivables in the accompanying balance sheet.

          The Company believes that a substantial portion of its unrecognized tax benefits will be settled within the next 12 months.

          The Company and its subsidiaries are included in Holdings consolidated income tax returns in the U.S. federal jurisdiction, and various state and foreign jurisdictions. With few exceptions, Holdings is no longer subject to U.S. federal, state and local, or non-U.S. income tax examination by tax authorities for fiscal years prior to 2012.

SERVICES AND SOLUTIONS GROUP
(a division of QinetiQ North America, Inc.)

Notes to Combined Financial Statements (Continued)

March 31, 2014, 2013, 2012

(8) Income Taxes (Continued)

          The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at March 31, 2014 and 2013 (in thousands):

	2014	2013

Deferred tax asset:
Current:
Allowance for doubtful accounts	$2,413	2,426
Accrued liabilities	12,635	16,633

Current deferred tax assets	15,048	19,059

Noncurrent:
Stock-based compensation	203	632
Other deferred compensation	7,200	6,392
Other noncurrent deferred tax assets	623	1,998
Intangible assets, property and equipment, principally due to difference in depreciation and amortization	7,740	2,044
Net federal, state, and foreign operating loss carryforwards	643	848

Noncurrent deferred tax assets	16,409	11,914

Gross deferred tax assets	31,457	30,973
Less valuation allowance	(31,457)	(21,154)

Deferred tax assets	—	9,819

Deferred tax liabilities:
Other noncurrent liabilities	—	(1,450)

Deferred tax liabilities	—	(1,450)

Net deferred tax assets (liabilities)	$—	8,369

          In the event of a sale of the Company, these deferred tax assets may not be available to be used by a buyer.

          In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of the deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences are deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. As a result of the Company's significant cumulative losses from operations, management does not believe that it is more likely than not that the Company will realize the benefits of deferred tax assets that exceed the amount that could be realized through carryback and reversing taxable temporary differences, and has recorded a valuation allowance against the deferred tax assets as of March 31, 2014 and 2013, accordingly.

SERVICES AND SOLUTIONS GROUP
(a division of QinetiQ North America, Inc.)

Notes to Combined Financial Statements (Continued)

March 31, 2014, 2013, 2012

(9) Leases

          The Company has various noncancelable operating leases for real property and machinery and equipment. Such leases expire on various dates with, in some cases, options to extend their terms. Rent expense for operating leases was approximately $21.0 million, $24.4 million and $24.2 million, respectively, during 2014, 2013 and 2012. Future minimum lease payments under long-term noncancelable operating leases as of March 31, 2014 are as follows (in thousands):

	Real property	Machinery and equipment	Total

Year ending March 31:
2015	$17,727	203	17,930
2016	12,222	103	12,325
2017	15,111	96	15,207
2018	12,144	15	12,159
2019	9,849	—	9,849
Thereafter	23,357	—	23,357

Total minimum lease payments	$90,410	417	90,827

          During the years ended March 31, 2014, 2013, and 2012, the Company received sublease rental income under certain property leases of approximately $1.8 million, $1.8 million, and $1.6 million, respectively. The total minimum rental income expected to be received under noncancelable subleases as of March 31, 2014 was approximately $3.9 million.

(10) Retirement Benefit Plans

(a)    Defined Contribution Plan

          The Company offers a defined contribution plan (the Plan) to its employees. Eligible employees may elect to contribute at any time, and employee contributions begin as soon as administratively feasible thereafter. Under the provisions of the Plan, employees' eligible contributions are matched at rates specified in the plan documents up to 3% of the participants' salary. The Plan also permits discretionary contributions by the Company. During 2014, 2013, and 2012, the Company contributed approximately $8.9 million, $10.5 million and $12 million, respectively, to the plan.

(b)    Deferred Compensation Plan

          The Company maintains a non qualified deferred compensation plan (409(a) plan) for key executives that allow eligible participants to elect to defer all or a portion of their annual bonus and bi-weekly wages. The Company invests contributions under the 409(a) plan in an external trust maintained solely for this plan. The total assets and liabilities related to this plan were approximately $20.8 million and $18.5 million, respectively, at March 31, 2014, and $17.9 million and $15.9 million, respectively, at March 31, 2013, and were reported in other assets and other noncurrent liabilities

SERVICES AND SOLUTIONS GROUP
(a division of QinetiQ North America, Inc.)

Notes to Combined Financial Statements (Continued)

March 31, 2014, 2013, 2012

(10) Retirement Benefit Plans (Continued)

on the combined balance sheet. The estimated amounts to be paid under this 409(a) plan are accrued in proportion to the participant and company contributions to the 409(a) plan.

(11) Related Party Transactions

          QinetiQ charges the Company a management fee for corporate administrative services. During the years ended March 31, 2014, 2013 and 2012, QinetiQ charged the Company a management fee of approximately $2.0 million, $2.1 million, and $2.2 million, respectively, which is reflected in the combined statements of operations.

(12) Litigation

          The General Services Administration (GSA) is demanding payment of approximately $22 million from the Company for the alleged overbilling of schedule contract customers and the charging of a handling fee under a contract first received in 1998. Earlier attempts to resolve the matter without filing suit have been unsuccessful and the Company filed a complaint in the Federal Court of Claims to appeal the demand, and included a statute of limitations defense. The government's answer was filed under seal on April 15, 2013 and the Company filed a motion for summary judgment in August 2013. The estimated possible range of loss on this matter is between $0 and $2 million. The Company is attempting to settle this matter for an amount that is not material to the Company's financial statements. As a result of the sale of QNA on May 23, 2014 (note 14), QinetiQ has indemnified QNA in connection with this matter, and therefore is taking responsibility for managing the litigation.

          On August 29, 2011, Lazard Technology Partners, LLC, as representative of the former equity holders of Cyveillance, Inc. filed a complaint against the Company alleging that the Company "knowingly and in bad faith" prevented the former equity holders of Cyveillance from receiving "tens of millions of dollars in earn-out payments" through acts that were designed to thwart Cyveillance's attempts to attain the revenue targets that were necessary to receive the earn-out payments. Specifically, the complaint alleges breach of contract and breach of implied covenant of good faith and fair dealing. The Company filed a motion to dismiss the matter and on February 7, 2012, and the Court ruled in favor of the plaintiff on the motion to dismiss. The Company has filed an answer to the complaint and filed a Motion for Summary Judgment in November 2013. A trial on July 11, 2014 ruled in favor of QNA but an appeal was filed by Lazard on August 27, 2014. The estimated possible range of loss on this matter is between $0 and $1 million; however, the Company believes the matter will not result in a loss that is material to the Company's financial statements. As a result of the sale of QNA on May 23, 2014 (note 14), QinetiQ has indemnified QNA in connection with this matter, and therefore is taking responsibility for managing the litigation.

          The Company is also involved in various other claims and legal actions arising in the ordinary course of business. Loss provisions are accrued when losses are probable and can be reasonably estimated. In other instances, the Company is not able to make a reasonable estimate of any liability because of the uncertainties related to the outcome and/or the amount or range of loss. Management believes that these outstanding actions will be resolved without material adverse effect on the Company's financial position, results of operations, or cash flows and has recorded a

SERVICES AND SOLUTIONS GROUP
(a division of QinetiQ North America, Inc.)

Notes to Combined Financial Statements (Continued)

March 31, 2014, 2013, 2012

(12) Litigation (Continued)

reserve to cover the estimated losses expected to be incurred. However, as these matters develop, it is possible that their ultimate resolution may differ from management's estimates.

          Legal costs for services rendered in the course of these proceedings are charged to expense as they are incurred.

          Certain of the Company's contracts with the U.S. government are subject to audit by the customer upon contract completion. Therefore, all related amounts, including direct and indirect costs, are subject to potential adjustments before final reimbursement. Management believes that adequate provisions for such adjustments, if any, have been made in the combined financial statements.

(13) Restructuring

          During 2013, the Company ceased using certain lease facilities and terminated approximately 80 employees in order to improve efficiencies and reduce costs. The Company accrued approximately $6.9 million in employee severance costs and approximately $11 million in lease termination costs. The charge was included in selling, general and administration expenses on the accompanying combined statement of operations. At March 31, 2014, the remaining reserve was approximately $6.0 million and is included in accrued expenses and other noncurrent liabilities on the accompanying combined balance sheet.

(14) Subsequent Events

          On May 23, 2014, the Company was acquired by the SI Organization. In connection with the sale the remaining balances of the intercompany loans and debt were settled with QinetiQ.

          The Company has evaluated subsequent events through the date the financial statements were available for issuance on December 17, 2014. Other than as described in these notes to the combined financial statements, no other material subsequent events have occurred that required recognition or disclosure in the Company's financial statements.

                    Shares

Vencore Holding Corp.

Common Stock

PROSPECTUS

Goldman Sachs & Co. LLC
Wells Fargo Securities

          Through and including                    , 2017 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution.

          The following table sets forth the expenses payable by the Registrant expected to be incurred in connection with the issuance and distribution of common stock being registered hereby (other than underwriting discounts and commissions). All of such expenses are estimates, except for the Securities and Exchange Commission ("SEC") registration fee, the Financial Industry Regulatory Authority ("FINRA") filing fee and the New York Stock Exchange ("NYSE") listing fee.

SEC registration fee		$28,975
FINRA filing fee		$38,000
NYSE listing fee			*
Printing fees and expenses			*
Registrar and transfer agent fees			*
Accounting fees and expenses			*
Miscellaneous			*

Total	$		*

*
To be filed by amendment.

Item 14.    Indemnification of Directors and Officers.

          Section 102(b)(7) of the DGCL allows a corporation to provide in its certificate of incorporation that a director of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our amended and restated certificate of incorporation will provide for this limitation of liability. We will enter into indemnification agreements with our director nominees that provide for us to indemnify them to the fullest extent permitted by Delaware law.

          Section 145 of the DGCL, or Section 145, provides, among other things, that a Delaware corporation may indemnify any person who was, is or is threatened to be made, party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation's best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful. A Delaware corporation may indemnify any persons who were or are a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation's best employee or agent is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses (including attorneys' fees) which such officer or director has actually and reasonably incurred.

          Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify such person under Section 145.

          Our second amended and restated bylaws will provide that we must indemnify, and advance expenses to, our directors and officers to the full extent authorized by the DGCL.

          The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, provision of our amended and restated certificate of incorporation or our second amended and restated bylaws, agreement, vote of stockholders or disinterested directors or otherwise. Notwithstanding the foregoing, we shall not be obligated to indemnify a director or officer in respect of a proceeding (or part thereof) instituted by such director or officer, unless such proceeding (or part thereof) has been authorized by our Board of Directors pursuant to the applicable procedure outlined in the second amended and restated bylaws.

          Section 174 of the DGCL provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held jointly and severally liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time may avoid liability by causing his or her dissent to such actions to be entered in the books containing the minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

          We expect to maintain standard policies of insurance that provide coverage (1) to our directors and officers against loss rising from claims made by reason of breach of fiduciary duty or other wrongful acts as a director or executive officer, including claims relating to public securities matters, and (2) to us with respect to indemnification payments that we may make to such directors and officers.

          The underwriting agreement provides for indemnification by the underwriters of us, our officers and directors and the selling stockholders, and by us and the selling stockholders of the underwriters, for certain liabilities arising under the Securities Act or otherwise in connection with this offering.

          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 15.    Recent Sales of Unregistered Securities.

          During the three years preceding the filing of this registration statement, the Registrant has not sold its securities without registration under the Securities Act of 1933, as amended.

Item 16.    Exhibits and Financial Statement Schedules.

          (1)     Exhibits.    See the Exhibit Index immediately following the signature page hereto, which is incorporated by reference as if fully set forth herein.

Item 17.    Undertakings.

          (1)     The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

          (2)     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

          (3)     The undersigned Registrant hereby undertakes that:

            (A)    For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

            (B)    For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Chantilly, Virginia, on August 11, 2017.

VENCORE HOLDING CORP.
By:	/s/ JENNIFER H. FELIX
	Name:	Jennifer H. Felix
	Title:	Chief Financial Officer and Senior Vice President

          Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated on August 11, 2017.

Signature		Capacity

* John M. Curtis		Chief Executive Officer and President (Principal Executive Officer)
/s/ JENNIFER H. FELIX Jennifer H. Felix		Chief Financial Officer and Senior Vice President (Principal Financial and Accounting Officer)
* Kevin T. Boyle		Senior Vice President, General Counsel and Secretary
* Ramzi M. Musallam		Chairman of the Board
* William L. Graham		Director
* Aneal Krishnan		Director
* Benjamin M. Polk		Director
*By:	/s/ JENNIFER H. FELIX Jennifer H. Felix Attorney-in-fact

EXHIBIT INDEX

Exhibit		Description
1.1	*	Form of Underwriting Agreement

2.1	*	Stock Purchase Agreement, dated as of April 22, 2014, by and among QinetiQ US Holdings, Inc., QinetiQ Group Plc and The SI Organization, Inc., as amended

3.1	*	Certificate of Incorporation of the Registrant

3.2	*	Form of Amended and Restated Certificate of Incorporation of the Registrant

3.3	*	Amended and Restated Bylaws of the Registrant

3.4	*	Form of Second Amended and Restated Bylaws of the Registrant

4.1	*	Form of Stock Certificate for Common Stock

4.2	*	Registration Rights Agreement, dated as of November 22, 2010, by and between The SI Organization Holdings Corp. and The SI Organization Holdings LLC

5.1	*	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP

10.1	*	First Lien Credit Agreement, dated as of May 23, 2014, by and among Vencore Holding Corp., Vencore, Inc., the Lenders and UBS AG, Stamford Branch, as Administrative Agent, Swingline Lender and Issuing Lender, as amended

10.2	*	Second Lien Credit Agreement, dated as of May 23, 2014, by and among Vencore Holding Corp., Vencore, Inc., the Lenders and UBS AG, Stamford Branch, as Administrative Agent, as amended

10.3	*	Second Amended and Restated Limited Liability Company Agreement of The SI Organization Holdings LLC

10.4	*	Amendment No. 1 to Second Amended and Restated Limited Liability Company Agreement of The SI Organization Holdings LLC

10.5	*	Form of Amendment No. 2 to Second Amended and Restated Limited Liability Company Agreement of The SI Organization Holdings LLC

10.6	*	Form of Termination Agreement by and between Vencore, Inc. and Veritas Capital Fund Management, L.L.C.

10.7	*	Form of Indemnification Agreement

10.8	*	Transaction Agreement, dated as of October 12, 2010, by and between Lockheed Martin Corporation and Janus Acquisition Corp.

10.9	*	Intellectual Property License Agreement, dated as of May 14, 2013, by and between Telcordia Technologies, Inc. and TT Government Solutions, Inc.

21.1	#	List of Subsidiaries

23.1		Consent of PricewaterhouseCoopers LLP

23.2		Consent of KPMG LLP

23.3	*	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1)

24.1	#	Power of Attorney (see signature page of this Registration Statement)

*
To be filed by amendment

#
Previously filed